As filed with the Securities and Exchange Commission on December 19, 2007
Registration No. 333-
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MITSUI SUMITOMO KAIJO KASAI HOKEN KABUSHIKI KAISHA
(Exact name of Registrant as specified in its charter)

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
(Translation of Registrant’s name into English)

Japan	6331	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

27-2, Shinkawa 2-chome
Chuo-ku, Tokyo 104-8252
Japan
(81-3-3297-1111)
(Address, including zip code, and telephone number, including area code, or registrant’s principal executive offices)

Mitsui Sumitomo Marine Management (U.S.A.), Inc.
15 Independence Boulevard, P.O. Box 4602,
Warren, New Jersey, 07059-0602, U.S.A.
(908-604-2967)
(Name, address, including Zip code, and telephone number, including area code, of agent for service)

Copies to:

Izumi Akai, Esq.
Sullivan & Cromwell LLP
Otemachi First Square
5-1, Otemachi 1-chome
Chiyoda-ku, Tokyo 100-0004
Japan

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective and the consummation of the Share Transfer described herein.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to be	Proposed Maximum	Proposed Maximum Aggregate	Amount of Registration
Securities to be Registered(1)	Registered	Offering Price per Unit	Offering Price	Fee
Shares of Common Stock of Mitsui Sumitomo Insurance Group Holdings, Inc.	74,111,319(1)	(2)	(2)	$74,770.05(3)

(1)	Based upon the estimated number of shares of common stock of Mitsui Sumitomo Insurance Group Holdings, Inc. that may be issued to U.S. holders of the common stock of the Registrant in connection with the share transfer described herein. Such estimate has been calculated by multiplying 453,955,464, which is the maximum number of shares of common stock of Mitsui Sumitomo Insurance Group Holdings, Inc. that may be issued in such share transfer by a fraction, of which the numerator is 247,037,731, which is the number of shares of common stock of the Registrant held of record by U.S. holders on September 30, 2007 (the most recent date for which information with respect to the Registrant’s U.S. record holders can be determined) and the denominator is 1,513,184,880, which is the total number of issued shares of the Registrant’s common stock as of such date. This amount includes such number of shares of Mitsui Sumitomo Insurance Group Holdings, Inc.’s common stock that may be sold in the Japanese market in respect of fractional shares that otherwise would be received by U.S. holders of the Registrant’s common stock in the share transfer.
(2)	Inapplicable.
(3)	Pursuant to Rule 457(f) under the Securities Act of 1933, the filing fee was calculated based on the market value of the securities of the Registrant to be exchanged in the share transfer described herein for securities of Mitsui Sumitomo Insurance Group Holdings, Inc., calculated pursuant to Rule 457(c) by taking the average of the high and low prices per share of the Registrant’s common stock as reported on the Tokyo Stock Exchange as of December 14, 2007 (converted into U.S. dollars based on ¥113.35 = U.S.$1.00, which is the noon buying rate for cable transfers in Japanese yen as certified for customs purposes by the Federal Reserve Bank of New York as in effect on such date) multiplied by 247,037,731, which is the total number of shares of the Registrant’s common stock held of record by U.S. holders on September 30, 2007 (the most recent date for which information with respect to the Registrant’s U.S. record holders can be determined), and multiplying the result by 0.0000307.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Mitsui Sumitomo Insurance Group Holdings, Inc.

Prospectus

Share Transfer of Shares of Common Stock of Mitsui Sumitomo Insurance Company, Limited

The board of directors of Mitsui Sumitomo Insurance Company, Limited has adopted a Share Transfer Plan, to be approved by a shareholders’ meeting of Mitsui Sumitomo. The Share Transfer Plan provides that each shareholder of Mitsui Sumitomo will receive 0.3 shares of common stock of Mitsui Sumitomo Insurance Group Holdings, Inc. for each share of common stock of Mitsui Sumitomo that such shareholder holds.

Subject to approval at a shareholders’ meeting of Mitsui Sumitomo, Mitsui Sumitomo Insurance Group Holdings, Inc. will issue 453,955,464 shares of its common stock in connection with the Share Transfer. Assuming from the information regarding the shareholders of the Registrant as of September 30, 2007, approximately 74,111,319 shares, or 16.33% of those shares will be offered to United States shareholders of Mitsui Sumitomo.

This document has been prepared for the shareholders of Mitsui Sumitomo resident in the United States to provide detailed information in connection with the Share Transfer.

The date, time and place of the shareholders’ meeting of Mitsui Sumitomo is expected to be held at 10 A.M. on January 31, 2008 (Japan time), at 3-9, Kanda-surugadai, Chiyoda-ku, Tokyo 101-8011 Japan.

To attend and vote at the meetings under Japanese law, holders of Mitsui Sumitomo’s common stock must follow the procedures outlined in the convocation notice and the mail-in-ballot material which will be sent to you by Mitsui Sumitomo.

The Share Transfer cannot be completed unless it is approved at the scheduled shareholders meeting of Mitsui Sumitomo and certain other conditions are satisfied. The additional conditions and other terms of the Share Transfer are more fully described in this prospectus. For a discussion of these conditions, see “The Share Transfer”.

This document provides you with detailed information about the Share Transfer. It also provides you with important information about the shares of common stock of Mitsui Sumitomo Insurance Group Holdings, Inc. to be issued to Mitsui Sumitomo shareholders in connection with the Share Transfer. You are encouraged to read this document in its entirety.

Mitsui Sumitomo’s shares are traded in yen on the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange. On December 14, 2007, the last reported official price on the Tokyo Stock Exchange was ¥1,141 per share.

You may have dissenters’ rights in connection with the transactions under Japanese law. See page 18 for a complete discussion of your dissenters’ rights, if any.

     You should consider carefully the risk factors beginning on page 4 of this prospectus.

Mitsui Sumitomo is not asking for a proxy and you are not required to send a proxy.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          ,  .

Page

Forward-Looking Statements	ii
Notice to New Hampshire Residents	ii
Questions and Answers About the Share Transfer	iii
Summary	1
Mitsui Sumitomo Insurance Company, Limited	1
Risk Factors	4
Selected Consolidated Financial Data of Mitsui Sumitomo	10
Exchange Rates	12
Market Price and Dividend Information	13
The Mitsui Sumitomo Extraordinary General Meeting of Shareholders	14
The Share Transfer	16
The Japanese Non-Life Insurance Industry	20
Business of Mitsui Sumitomo	21
Mitsui Sumitomo Management’s Discussion and Analysis of Financial Condition and Results of Operations	50
Japanese Foreign Exchange Controls and Certain Other Regulations	82
Description of Common Stock	84
Taxation	90
Comparison of Shareholders’ Rights	95
Experts	95
Where You Can Find More Information	96
Validity of Shares	96
Enforceability of Civil Liabilities	96
Index to Financial Statements	F-1
Annex A: Share Transfer Plan dated November 20, 2007 (English translation)	A-1
Annex B: Selected Articles of the Corporation Law of Japan (English translation)	B-1
Annex C: Unaudited Japanese GAAP Summary Financial Information as of and for the Six Months Ended September 30, 2007	C-1
EX-3.1 Form of Articles of Incorporation of Mitsui Sumitomo Insurance Group Holdings, Inc. (proposed to be adopted on April 1, 2008) (English translation)
EX-3.2 Form of Share Handling Regulations of Mitsui Sumitomo Insurance Group Holdings, Inc. (scheduled to be adopted on April 1, 2008) (English translation)
EX-3.3 Form of Regulations of the Board of Directors of Mitsui Sumitomo Insurance Group Holdings, Inc. (scheduled to be adopted on April 1, 2008) (English translation)
EX-3.4 Form of regulations of the Board of Corporate Auditors of Mitsui Sumitomo Insurance Group Holdings, Inc. (scheduled to be adopted on April 1, 2008) (English translation)
EX-4.1 Form of specimen common stock certificates of Mitsui Sumitomo Insurance Group Holdings, Inc. (English translation)
EX-5.1 Opinion and consent of Mori Hamada & Matsumoto
EX-8.1 Opinion of Sullivan & Cromwell LLP regarding United States Federal tax consequences of the Share Transfer
EX-21.1 Subsidiaries of the Registrant
EX-23.1 Consent of KPMG
EX-24.2 Power of Attorney of the Registrant
EX-99.1 Notice of convocation of Mitsui Sumitomo Insurance Company, Limited's general meeting of shareholders and attachments thereto (English translation)
EX-99.3 Form of mail-in-ballot for Mitsui Sumitomo Insurance Company, Limited's general meeting of shareholders (English translation)

As used in this prospectus, references to “Mitsui Sumitomo” or the “Registrant” are to Mitsui Sumitomo Insurance Company, Limited. Also, references to the “Share Transfer” are to the proposed share transfer between Mitsui Sumitomo and Mitsui Sumitomo Insurance Group Holdings, Inc. pursuant to the Share Transfer Plan, and references to “the Holding Company” are to “Mitsui Sumitomo Insurance Group Holdings, Inc.”, the company that will become the holding company of Mitsui Sumitomo as a result of the Share Transfer.

As used in this prospectus, “dollar” or “$” means the lawful currency of the United States of America, and “yen” or “¥” means the lawful currency of Japan.

As used in this prospectus, “U.S. GAAP” means accounting principles generally accepted in the United States, and “Japanese GAAP” means accounting principles generally accepted in Japan.

In tables appearing in this prospectus, figures may not add up to totals due to rounding.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on Mitsui Sumitomo’s current expectations, assumptions, estimates and projections about its business, its industry and capital markets around the world. These forward-looking statements are subject to various risks and uncertainties. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “may”, “will”, “expect”, “anticipate”, “estimate”, “plan” or similar words. These statements discuss future expectations, identify strategies, contain projections of results of operations of Mitsui Sumitomo’s financial condition, or state other forward-looking information. Known and unknown risks, uncertainties and other factors could cause the actual results to differ materially from those contained in any forward-looking statement. Mitsui Sumitomo cannot promise that its expectations expressed in these forward-looking statements will turn out to be correct. Mitsui Sumitomo’s or the Holding Company’s actual results could be materially different from and worse than those expectations. Important risks and factors that could cause Mitsui Sumitomo’s or the Holding Company’s actual results to be materially different from its expectations are set forth in “Risk Factors” and elsewhere in this prospectus.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

QUESTIONS AND ANSWERS ABOUT THE SHARE TRANSFER

Q.	Why is Mitsui Sumitomo proposing the Share Transfer?

A.	Mitsui Sumitomo is entering into the Share Transfer and adopting a holding company structure in order to promote development and operations in each of its business that are flexible and responsive to the relevant market, as well as to seek synergies to realize the group’s potential to the extent possible.

Q.	What will Mitsui Sumitomo shareholders receive in the Share Transfer?

A.	Holders of Mitsui Sumitomo’s shares will receive 0.3 newly issued shares of the Holding Company’s common stocks for every share of Mitsui Sumitomo’s common stock which they hold.

Q.	How do the Holding Company’s shares differ from Mitsui Sumitomo’s shares?

A.	The Holding Company’s shares do not materially differ from Mitsui Sumitomo’s shares from the legal perspective except the right to inspect the books and records of the company which is granted to the holders of the Holding Company’s common stock but not to the holders of Mitsui Sumitomo’s common stock.

Q.	How will trading in Mitsui Sumitomo’s shares be affected in connection with the completion of the Share Transfer?

A.	Mitsui Sumitomo expects that its shares will be delisted from the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange about four or five trading days before the Holding Company’s shares being traded on the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange.

Q.	Will Mitsui Sumitomo shareholders receive dividends on common stock for the year ended March 31, 2008?

A.	Subject to the approval of the Holding Company’s shareholders in June 2008, Mitsui Sumitomo expects that the Holding Company will pay dividends in June 2008 to holders of record of the Holding Company’s common stock as of March 31, 2008.

Q.	When is the Share Transfer expected to be completed?

A.	The Share Transfer is expected to be completed on or promptly after April 1, 2008.

Q.	What is the record date for voting at the shareholders’ meeting?

A.	Holders of Mitsui Sumitomo’s shares as of December 5, 2007 will be eligible to vote at the shareholders’ meeting expected to be held on January 31, 2008.

Q.	How do I vote at the shareholders’ meeting?

A.	You may exercise voting rights by electronic means, mail-in-ballot or attending the meeting in person or through attorney-in-fact. Mitsui Sumitomo will distribute material to you in order to solicit your vote.

The mail-in-ballot must be sent to the following address:

The Sumitomo Trust & Banking Co., Ltd. Stock Transfer Agency Department 1-10, Nikko-cho, Fuchu-shi, Tokyo 183-8701 Japan

and must arrive at least one day before the meeting.

You need to access a website designated by Mitsui Sumitomo and input an exercise code and password in order to vote via the internet.

Q.	May I change my vote?

A.	Yes. If you want to change your vote expressed by mail-in-ballot, you must attend the meeting personally or through another shareholder you appoint as your attorney-in-fact, or send another mail-in-ballot dated a later date than the previous mail-in-ballot if Mitsui Sumitomo redistributes mail-in-ballots. By attending the meeting in person you automatically revoke your mail-in-ballot.

Q.	Whom can I call with questions?

A.	If you have more questions about the Share Transfer, you should contact:

Hiroyasu Kanno Manager, Shareholder Relations and Legal Department Mitsui Sumitomo Insurance Company, Limited 27-2, Shinkawa 2-chome, Chuo-ku Tokyo 104-8252 Japan Telephone: 81-3-3297-1111

SUMMARY

This summary highlights selected information from this document. It does not contain all the information that is important to you. You should read carefully the entire document to fully understand the share transfer.

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED

Mitsui Sumitomo is one of the largest insurance companies in Japan. It offers, by itself or through its subsidiaries, a broad range of property and casualty insurance products, life insurance products, financial services and risk-related services.

Mitsui Sumitomo’s principal executive offices are located at 27-2, Shinkawa 2-chome, Chuo-ku, Tokyo 104-8252, and its telephone number is 81-3-3297-1111.

The Share Transfer

The board of directors of Mitsui Sumitomo has adopted a Share Transfer Plan, to be approved by a shareholders’ meeting of Mitsui Sumitomo. Under the Share Transfer Plan, each shareholder of Mitsui Sumitomo registered as of the close of the date immediately preceding the date of the Share Transfer will receive 0.3 shares of the common stock of the Holding Company for each share of common stock of Mitsui Sumitomo that such shareholder holds. If this plan is approved by shareholders, and if the other conditions to completing the Share Transfer are satisfied, the Holding Company will be formed — and the Share Transfer is expected to become effective — on or around April 1, 2008.

The resulting number of the Holding Company’s shares to which Mitsui Sumitomo shareholders are entitled will be reflected in the Holding Company’s register of shareholders.

Notice of Meeting

Under Japanese law, the notice of the general meeting of shareholders must be dispatched two weeks in advance to all shareholders of record having voting rights. Mitsui Sumitomo will mail out its notices on such date as to be determined by the board of directors.

The affirmative vote of shareholders representing a two-thirds majority of the voting rights of the shareholders of Mitsui Sumitomo represented at the meeting is required to approve the Share Transfer. Each shareholder is entitled to one vote per share, subject to the limitation by the “Unit share system”. As of September 30, 2007, approximately 0.02% of the outstanding shares entitled to vote were held directly or indirectly by Mitsui Sumitomo’s directors and corporate auditors.

The required quorum for vote on the Share Transfer Plan at the general meeting is a one-third majority of the voting rights of the shareholders of Mitsui Sumitomo who are entitled to exercise their voting rights.

The date, time and place of the meeting is expected to be held at 10 A.M. on January 31, 2008 (Japan time) at 3-9, Kanda-surugadai, Chiyoda-ku, Tokyo 101-8011 Japan.

Shareholders may attend the meeting in person or by proxy using a duly authorized power of attorney.

At the meeting, you will be allowed to vote upon the Share Transfer on the basis of the Share Transfer Plan adopted by Mitsui Sumitomo’s board of directors. The Share Transfer Plan is the legal document setting forth the terms of the Share Transfer. You are encouraged to read an English language translation of the Share Transfer Plan attached to this prospectus as Annex A in its entirety.

Reasons for the Share Transfer

Mitsui Sumitomo is entering into the Share Transfer and adopting a holding company structure in order to promote development and operations in each of its businesses that are flexible and responsive to the relevant market, as well as to seek synergies to realize the group’s potential to the extent possible.

Conditions to the Completion of the Share Transfer

The Share Transfer can be completed only if the following conditions are satisfied:

•	Under the Corporation Law of Japan (the “Corporation Law”), the Share Transfer must be approved at the general meeting of shareholders of Mitsui Sumitomo;

•	Mitsui Sumitomo must receive all necessary approvals from governmental authorities as described below under “— Required Regulatory Approvals”; and

•	Under the Corporation Law, the Share Transfer will become effective upon completion of the commercial registration of the formation of the Holding Company.

Dissenter’s Rights

Under Japanese law, you may have dissenters’ rights of appraisal in connection with the Share Transfer. See “The Share Transfer — Dissenters’ Rights” for a complete discussion of dissenters’ rights.

Material Tax Consequences

Japanese Taxation

The Share Transfer is expected to be a tax-free transaction for Japanese tax purposes. A non-Japanese holder of Mitsui Sumitomo’s shares is expected to recognize no gain for Japanese tax purposes upon his or her exchange of Mitsui Sumitomo’s shares for the Holding Company’s shares in the Share Transfer.

United States Taxation

The Share Transfer is expected to qualify as a tax-free transaction for U.S. federal income tax purposes. Except with respect to any cash received in respect of fractional shares of Holding Company common stock, a U.S. holder (as defined below) of Mitsui Sumitomo’s shares is expected to recognize no gain for U.S. federal income tax purposes upon his or her exchange of Mitsui Sumitomo’s shares for the Holding Company’s shares in the Share Transfer. See “Taxation — United States Taxation” for further discussion.

Required Regulatory Approvals

Completion of the Share Transfer is subject to the approval of the Prime Minister of Japan under the Insurance Business Law. In addition, securities registration statement under the Financial Instruments and Exchange Law of Japan must become effective on or prior to the effective date of the Share Transfer. The Holding Company will be required to give notification to the Fair Trade Commission of its formation within 30 days from the effective date of the Share Transfer.

Accounting Treatment of the Share Transfer

For financial reporting purposes under U.S. GAAP, as the proportionate shareholder interests before and after the Share Transfer are expected to be substantially the same, the Share Transfer will be accounted for as a legal reorganization of entities under common control in a manner similar to a pooling of interests. Accordingly, Mitsui Sumitomo will recognize no gain or loss upon the Share Transfer, and all assets and liabilities of Mitsui Sumitomo will be recorded on the books of the Holding Company at the predecessor carrying values.

Certain Financial Information

The consolidated balance sheets of Mitsui Sumitomo as of March 31, 2006 and 2007, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended March 31, 2007 are included in this prospectus. We have not, however, included pro forma consolidated financial comparative information concerning Mitsui Sumitomo that gives effect to the Share Transfer because, immediately after the Share Transfer takes effect, the consolidated financial statements of the Holding Company are expected to be substantially the same as Mitsui Sumitomo’s consolidated financial statements immediately prior to the Share Transfer. In addition, we have not provided financial statements of the Holding Company because the Holding Company will not come into existence until the Share Transfer takes effect.

Risk Factors

In determining whether to vote to approve the Share Transfer, you should consider carefully the risk factors described in this document.

Trading Markets for Shares of Mitsui Sumitomo’s Common Stock

Mitsui Sumitomo’s common stock currently trades on the First Sections of the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange. The shares of the Holding Company are anticipated to list on the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange.

RISK FACTORS

Prior to making a decision on the Share Transfer, you should carefully consider, along with other matters set out in this prospectus, the following considerations:

If economic conditions in Japan again worsen, our financial condition and results of operations may be adversely affected

We derive most of our insurance underwriting revenues from Japan. In addition, a substantial majority of the investments in our investment portfolio are Japanese equity securities, bonds and loans. Accordingly, our financial condition and results of operations are very dependent on economic conditions in Japan.

The Japanese economy experienced a significant downturn in the early 1990s and the Nikkei Stock Average, which is one of the major benchmarks for equity prices in Japan, reached its lowest level in twenty years in April 2003. While economic conditions have recently improved, if economic conditions again worsen, due to factors including but not limited to current or future high oil prices, it could have a significant impact on our financial condition and results of operations.

Deregulation, consolidation and the entry of new competitors has intensified competition in the Japanese insurance industry

Japan’s current Insurance Business Law enacted in April 1996 contains provisions designed to deregulate and increase competition in the life and non-life insurance business in Japan. The Insurance Business Law has provisions permitting life insurance companies and non-life insurance companies to enter each other’s business through subsidiaries. The Insurance Business Law also permits the entry of foreign insurance companies with global operations into the Japanese insurance market and the entry of new competitors that have traditionally been engaged in non-insurance business activities. Furthermore, an amendment to the Law Concerning the Non-Life Insurance Rating Organization in 1998 has allowed non-life insurers to set their own premium rates, which has effectively opened the door to premium rate competition. We operate in a business environment in which competition has intensified and accelerated due to these measures.

In addition, anticipated changes in the financial services market, including the full liberalization of over-the-counter sales of insurance products at banks in December 2007 and the privatization of Japan Post in October 2007, are expected to accelerate competition in both price and quality of insurance products. Such competition could adversely affect our profitability.

Japan is prone to natural disasters, which can result in substantial claims on non-life insurance policies

Japan is frequently subject to earthquakes, typhoons, windstorms, floods and other types of natural disasters, the frequency and severity of which are inherently unpredictable. See, for example, “Business of Mitsui Sumitomo — Lines of Business — Fire and Allied Lines (Excluding Earthquake)” for a list of major windstorms and floods that affected Japan during the last 30 years. In connection with one major typhoon that occurred in September 1991, we paid insurance claims in the aggregate amount of approximately ¥77 billion under fire and allied lines insurance. These types of natural disasters can have a serious impact on us depending on their frequency, their nature and scope, the amount of insurance coverage we have written in respect of them, the amount of claims for losses, the timing of such claims and the extent to which our liability is covered by reinsurance. We set our premium rates at levels which we believes are adequate to accommodate the effect of disasters, and we cede certain of the relevant risks to reinsurers under reinsurance policies. However, the occurrence of a natural disaster, or a series of natural disasters, the severity, frequency or nature of which we did not predict, or for which we are not adequately reinsured, could significantly affect our financial condition or results of operations.

We may be required to augment our reserves in case of unforeseen losses

The insurance business is unlike manufacturing and most other businesses in that, at the time of a “sale” — the writing of an insurance policy and the payment of the premium — the “cost” of sale — the payment of a claim for a loss under the insurance policy — is not yet determined.

Claim and claim adjustment expense reserves (loss reserves) represent management’s estimate of ultimate unpaid cost of losses and loss adjustment expenses for claims that have been reported and claims that have been incurred but not yet reported. Loss reserves do not represent an exact calculation of liability, but instead represent management estimates, generally utilizing actuarial expertise and projection techniques, at a given accounting date. These loss reserve estimates are expectations of what the ultimate settlement and administration of claims will cost upon final resolution in the future, based on our assessment of facts and circumstances then known, review of historical settlement patterns, estimates of trends in claims severity and frequency, expected interpretations of legal theories of liability and other factors. In establishing reserves, we also take into account estimated recoveries from reinsurance, salvage and subrogation.

The process of estimating loss reserves involves a high degree of judgment and is subject to a number of variables. These variables can be affected by both internal and external events, such as changes in claims handling procedures, economic inflation, legal trends and legislative changes, among others. The impact of many of these items on ultimate costs for claims and claim adjustment expenses is difficult to estimate. Loss reserve estimation difficulties also differ significantly by product line due to differences in claim complexity, the volume of claims, the potential severity of individual claims, the determination of occurrence date for a claim and reporting lags (the time between the occurrence of the policyholder event and when it is actually reported to the insurer).

We continually refine our loss reserve estimates in a regular ongoing process as historical loss experience develops and additional claims are reported and settled. Informed judgment is applied throughout the process, including the application, on a consistent basis over time, of various individual experiences and expertise to multiple sets of data and analyses. Different experts may choose different assumptions when faced with material uncertainty, based on their individual backgrounds, professional experiences and areas of focus. Hence, such experts may at times produce estimates materially different from each other. Experts providing input to the various estimates and underlying assumptions include actuaries, underwriters, claim personnel and lawyers, as well as other Company management. Therefore, management may have to consider varying individual viewpoints as part of its estimation of loss reserves.

We rigorously attempt to consider all significant facts and circumstances known at the time loss reserves are established. Due to the inherent uncertainty underlying loss reserve estimates including but not limited to the future settlement environment, final resolution of the estimated liability will be different from that anticipated at the reporting date. Therefore, actual paid losses in the future may yield a materially different amount than currently reserved — favorable or unfavorable.

Because of the uncertainties set forth above, additional liabilities may arise for amounts in excess of the current reserves. In addition, our estimate of claims and claim adjustment expenses may change. These additional liabilities or increases in estimates, or a range of either, cannot now be reasonably estimated and could materially and adversely affect our results of operations or financial condition in future periods.

For a discussion of claims and claim adjustment expense reserves by product line, including examples of common factors that can affect required reserves, see “Mitsui Sumitomo Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Insurance Reserves”.

Generally speaking, an insurance company might face up to the uncertainty, namely, the difficulty to foresee the frequency, type or magnitude of losses at the time of writing the insurance policies. If this type of deficiency arises with respect to our insurance liability reserves, we would have to augment our reserves or otherwise incur a charge to earnings, which in turn could have a material adverse effect on our results of operations. Historically, we have not experienced such unforeseen losses. However, many insurance companies have experienced such losses. For example, the terrorist attacks in the United States on September 11, 2001 resulted in many unforeseen losses to insurers around the world and the collapse of some insurance and reinsurance firms, including Taisei Fire and Marine Co., Ltd. in Japan. In another example, the United States insurance industry experienced significant unforeseen losses with respect to unexpected claims resulting from the harmful effects of asbestos use. Our loss reserves could substantially increase if claims are similarly made against our insurance policies for risks which we did not anticipate.

We will be subject to risks associated with reinsurance

Like many other non-life insurance companies, we use reinsurance to provide greater capacity to write larger policies and to control our exposure to extraordinary losses or catastrophes. Reinsurance is a form of insurance that insurance companies buy for their own protection. An insurance company, referred to as a reinsured, reduces its possible maximum loss on risks by giving, or ceding, a portion of its liability to another insurance company, referred to as a reinsurer. Reinsurance is subject to prevailing market conditions, both in terms of price, which could affect our profitability, and in terms of availability, which could affect our ability to offer insurance. Following the events of September 11, 2001, the Asian Tsunami in 2004, Hurricane Katrina in 2005 and other recent natural disasters, availability of reinsurance generally has been more limited and prices for reinsurance have been higher. Further large catastrophes could make it difficult or impossible to obtain the reinsurance coverage we seek on terms acceptable to us. In addition, we are subject to credit risk with respect to our ability to recover amounts due from our reinsurers, as the ceding of liabilities to reinsurers does not relieve us of our liability as the direct insurer to policyholders under the contracts with respect to which liabilities have been ceded.

Our investment activities entail risks

We invest our policyholders’ premiums in a portfolio of assets. See “Business of Mitsui Sumitomo — Investments” for the breakdown of our asset portfolio. These assets are subject to the normal risks associated with these kinds of investments, including the risk that changes in market prices, interests rates, market indices, levels of volatility, price correlations, liquidity or other market factors might result in losses for a specific position or portfolio and the risk that a counterparty to a transaction might fail to perform under its contractual commitment, resulting in our incurring losses. In particular, to the extent our investment portfolio includes corporate stocks, it will be subject to frequent and volatile changes in their values. As of March 31, 2007, Japanese equities available for sale represented 38% (¥3,057 billion) of total investments other than investments in affiliates (as will hereinafter be described in detail). In addition, we are subject to interest rate risk due to our investments in fixed income instruments as well as deposit-type insurance and long-term insurance liabilities. Since liabilities exceed investment assets exposed to interest rate risk, a decrease in interest rates decreases the value of our portfolio and thereby adversely affects our financial condition. Also, economic sluggishness, a decline of equity market or real estate prices in Japan, an increase in the number of bankruptcy filings in Japan, or a combination of such events, could increase defaults by issuers or borrowers.

If another “Mitsui” or “Sumitomo” company is having financial difficulties, we may be called upon, and may decide to provide, financial support to that company

We are one of both the so-called “Mitsui companies” and “Sumitomo companies”, which are each a loose grouping of Japanese companies — most of them carrying the “Mitsui” or “Sumitomo” name — that have evolved during a period of over 100 years. The relationships among the Mitsui companies and the relationships among the Sumitomo companies, which are similar to those of other major Japanese corporate groupings, are ones of cooperation in areas of common interest within a group of publicly-owned companies, each operating independently under its own management. Within each group, member companies are engaged in a wide range of activities, including manufacturing, trading, natural resources, transportation, real estate, banking and life and non-life insurance. We expect to continue our relationships with other Mitsui companies and other Sumitomo companies, and these relationships may continue to be important in our decision-making processes. If there is any financially troubled Mitsui or Sumitomo group company, we may, on a case-by-case basis, decide to provide financial support in order to protect and enhance our own interests. In such a case, we would consider the negative effect that declining to provide financial support would have on our own revenues as a result of the lowering of the brand value of the “Mitsui” or “Sumitomo” name, were the financial condition of the group company seeking support to further deteriorate. We would also consider the impact on our revenues of the potential strain on our business relationships with other Mitsui or Sumitomo group companies.

Our foreign assets and liabilities are exposed to foreign currency fluctuations

We hold assets and liabilities denominated in foreign currencies such as the U.S. dollar, the euro and the pound sterling. A decrease in the fair value of assets or an increase in the fair value of liabilities as a result of foreign currency fluctuations could adversely affect our financial position. Fluctuations in foreign exchange rates also create foreign currency translation gains or losses.

Our financial results may be materially adversely affected by unpredictable events

Our business, results of operations and financial condition may be materially adversely affected by unpredictable events and their consequences. Unpredictable events include single or multiple man-made or natural events that, among other things, cause unexpectedly large market price movements, increases in claims or deterioration of economic conditions of certain countries or regions, such as the terrorist attack on the United States on September 11, 2001, the outbreak of Severe Respiratory Syndrome (SARS) in Asia in 2003 or the outbreaks of the bird flu and other events.

We may not succeed in executing our growth strategies outside of Japan.

Our strategy includes expanding our businesses in markets outside of Japan.

Each of the following additional factors, among others, could affect our future international operations:

•	The impact of economic slowdown or currency crises in economies outside Japan;

•	Unexpected changes in or delays resulting from regulatory requirements;

•	Exchange controls;

•	Restrictions on foreign investment or the repatriation of profits or invested capital;

•	Changes in the tax systems or rate of taxation;

•	Social, political and economic risks;

•	Natural disasters; and

•	Unexpected spread of contagious diseases.

Business interruptions, human factors or external events may adversely affect our financial results.

Operational risk is inherent in our business and can manifest itself in various ways, including business interruptions, regulatory breaches, human errors, employee misconduct and external fraud. These events can potentially result in financial loss or harm to our reputation, or otherwise hinder our operational effectiveness. Our management attempts to control this risk and keep operational risk at appropriate levels. Notwithstanding these control measures, operational risk is part of the business environment in which we operate and we may incur losses from time to time due to operational risk.

System failures may adversely affect our reputation, operations and financial condition.

System failure risk is inherent in our operations, which rely heavily on computer and other information systems. System failures due to unexpected events, the wrongful use of these systems due to deficient or defective security measures or failures due to deficient or defective development or operation of information systems could result in adverse effects on our operations, increased direct or indirect costs due to recovery operations as well as impaired reputation and credibility due to press coverage of such failures. We seek to manage and minimize our system failure risk and have implemented a contingency plan that would allow us to continue our operations in the event of a system failure. However, despite these measures to mitigate system failure risk, any significant system failure could still materially adversely affect our operations and financial condition.

Unauthorized disclosure of personal information held by us may adversely affect our business.

We keep and manage personal information obtained from customers in relation to our insurance business. In recent years, there have been many cases of personal information and records in the possession of corporations and institutions being improperly accessed or disclosed. The standards relating to protection of personal information that apply to us have become more stringent under the Law Concerning Protection of Personal Information and rules, regulations and guidelines relating thereto. The provisions of this law applicable to us became effective on April 1, 2005. Although we exercise care in protecting the confidentiality of personal information and take steps to ensure security of such information, if any material unauthorized disclosure of personal information does occur, our credibility and brand image may suffer. In addition, we may have to provide compensation for economic loss arising out of a failure to protect such information, thereby materially adversely affecting our results of operations and financial condition.

We may not be possible for investors to effect service of process within the United States upon us or our directors, executive officers or corporate auditors, or to enforce against us or those persons judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States.

We are a joint stock corporation organized under the laws of Japan. All of our directors, executive officers and corporate auditors reside outside of the United States. Many of our and their assets are located in Japan and elsewhere outside the United States. It may not be possible, therefore, for U.S. investors to effect service of process within the United States upon us or these persons or to enforce against us or these persons judgments obtained in the U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States. We believe that there is doubt as to the enforceability in Japan, in original actions or in actions to enforce judgments of U.S. courts, of liabilities predicated solely upon the federal securities laws of the United States.

Since we will be a holding company, our ability to pay operating and financing operating expenses and dividends depend on the financial performance of our principal operating subsidiaries. Our ability to pay dividends also depends on our own dividend-paying capacity.

As a holding company, our ability to pay operating and financing expenses and dividends will depend primarily on the receipt of sufficient funds from our principal operating subsidiaries. Statutory provisions regulate our operating subsidiaries’ ability to pay dividends. If our operating subsidiaries are unable to pay dividends to us in a timely manner and in amounts sufficient to pay our operation and financing expenses to declare and pay dividends and to meet our other obligations, we may not be able to pay dividends or we may need to seek other sources of liability.

Under the Corporation Law of Japan, or the Corporation Law, we will not be able to declare or pay dividends unless we meet specified financial criteria on a “parent-only” basis. Generally, we will be permitted to pay dividends only if we have retained earnings on a non-consolidated balance sheet basis as of the end of the preceding fiscal year (determined in accordance with Japanese GAAP).

A downgrade in the financial strength ratings of our operating subsidiaries could limit our ability to market products, increase the number of policies being surrendered and hurt our relationships with customers and trading counterparties.

Financial strength ratings, which are intended to measure an insurer’s ability to meet policyholder obligations, are an important factor affecting public confidence in most of our products and, as a result, our competitiveness. A downgrade, or potential downgrade, of the financial strength ratings of our operating subsidiaries, may limit our ability to sell our insurance and annuity products, adversely affect our reinsurance business and adversely affect the terms and conditions of the business we conduct with trading counterparties.

Japanese life insurance and non-life insurance companies have been subject to increasing scrutiny and regulatory actions in connection with under-payment and non-payment of claims and benefits

As the product offerings of Japanese life and non-life insurance companies have expanded, in recent years the Financial Services Agency of Japan, or the FSA, has more closely scrutinized disclosure made to policyholders and instances in which insurers have failed to pay claims and benefits payable to insured parties. For example, in November 2005, the FSA issued a business improvement order to us, together with 25 other non-life insurance companies, ordering improvements in corporate governance, disclosure to policyholders, product development and policy claim payment procedures, among other things.

We take these administrative measures with the utmost seriousness, and in response to a business suspension order in June 2006, in July 2006 we submitted a business improvement plan to the FSA. Under the plan, we believe we are improving and strengthening corporate governance, claims payment and product development administration systems, policyholder protection and benefits, and the legal compliance system. However, given the increasing regulatory scrutiny and actions, including business suspension orders given by the FSA to 10 insurance companies in March 2007 (not including us), we cannot fully assure that we will not be the subject to further review or sanctions in the future.

In addition, the matters relating to under-payment and non-payment of insurance claims, and related negative media attention, could have a negative impact on the public perception of life and non-life insurers in Japan, which could cause customers to avoid insurance and investment products offered by insurance companies in favor of competing products offered by banks, securities companies and other financial service providers.

SELECTED CONSOLIDATED FINANCIAL DATA OF MITSUI SUMITOMO

U.S. GAAP Selected Financial Data

The following selected financial data have been derived from Mitsui Sumitomo’s consolidated financial statements included in this prospectus. These financial statements were prepared in accordance with U.S. GAAP. You should read these data together with “Mitsui Sumitomo Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Mitsui Sumitomo’s consolidated financial statements included in this prospectus.

	Year Ended March 31,
	2005	2006	2007
	(Yen amounts in millions, except per share data)

Income statement data:
Net premiums written	¥1,402,977	¥1,458,507	¥1,489,379
Net premiums earned	1,357,748	1,422,801	1,469,080
Premium income for life insurance contracts	156,254	179,430	193,551
Investment income, net of investment expenses	119,479	156,102	179,189
Total revenue	1,684,473	1,808,532	1,866,135
Losses and claims incurred and provided for	918,771	881,623	909,656
Gain on transfer of the substitutional portion of the Employee Pension Fund	(22,002)	—	—
Total expenses	1,617,400	1,627,555	1,698,696
Net income	46,694	119,890	113,916
Balance sheet data (period end):
Total investments		¥7,481,988	¥7,943,462
Total assets		9,398,714	9,877,032
Total liabilities		6,742,777	6,985,891
Common stock		137,495	137,495
Accumulated other comprehensive income		1,119,324	1,255,766
Total shareholders’ equity		2,652,968	2,874,460
Number of shares outstanding		1,513,184,880	1,513,184,880
Per share data:
Net income per share — basic	¥32.37	¥84.11	¥80.24
Shareholders’ equity per share(1)	1,432.11	1,867.47	2,036.89
Cash dividends per share	8.50	9.50	13.00
Cash dividends per share(2)			$0.11
Key ratios(3):
Net loss ratio(4)	67.7%	62.0%	61.9%
Combined loss and expense ratio(5)	102.7%	97.6%	99.1%

Notes:

(1)	At period end, calculated using the number of shares then outstanding (excluding shares held by Mitsui Sumitomo).

(2)	Calculating using the yen-dollar exchange rate at the date of our shareholders’ meeting at which the relevant dividend payment was approved.

(3)	The key ratios relate to the property and casualty insurance reportable segment.

(4)	The ratio of losses incurred to net premiums earned.

(5)	Sum of the ratio of losses and loss adjustment expenses incurred to net premiums earned and the ratio of underwriting and administrative expenses incurred to net premiums written.

Japanese GAAP Selected Financial Data

The following selected financial data have been derived from Mitsui Sumitomo’s consolidated financial statements that were prepared in accordance with Japanese GAAP. Such consolidated financial statements were included in Mitsui Sumitomo’s annual reports filed with the Japanese authorities pursuant to the Securities and Exchange Law (now the Financial Instruments and Exchange Law) of Japan.

	Year Ended March 31,
	2003	2004	2005	2006	2007(1)
	(Yen in million in thousands, except per share data)

Income statement data:
Ordinary income	¥1,920,379	¥2,066,500	¥2,021,917	¥2,106,874	¥2,117,072
Net premiums written	1,303,946	1,379,119	1,407,328	1,464,107	1,492,808
Ordinary profit	49,557	174,943	87,577	127,710	91,684
Net income	32,812	77,787	65,725	71,660	60,796
Balance sheet data (period end):
Net assets	¥1,041,955	¥1,401,911	¥1,461,575	¥2,027,469	¥2,182,877
Total assets	6,477,614	7,126,961	7,402,311	8,592,873	9,011,652
Per share data:
Net income per share:
Basic	¥22.46	¥53.94	¥45.51	¥50.27	¥42.82
Diluted	21.35	52.78	45.51	50.27	42.82
Net assets per share	717.74	963.51	1,021.13	1,427.17	1,536.71
Key ratios:
Equity ratio	16.08%	19.67%	19.74%	23.60%	24.06%
Return on equity	2.84%	6.37%	4.59%	4.11%	2.90%
Price earnings ratio	22.62	20.54	21.60	31.85	34.54

(1)	Effective from the year ended March 31, 2007, the Company adopted “Accounting Standard for Presentation of Net Assets in the Balance Sheet” (Accounting Standards Board of Japan (“ASBJ”) Statement No. 5, issued on December 9, 2005) and “Guidance on Accounting Standard for Presentation of Net Assets in the Balance Sheet” (ASBJ Guidance No. 8, issued on December 9, 2005).

EXCHANGE RATES

Fluctuations in exchange rates between the Japanese yen and U.S. dollar and other currencies will affect the U.S. dollar and other currency equivalent of the yen price of Mitsui Sumitomo’s shares and the U.S. dollar amounts received on conversion of cash dividends. Mitsui Sumitomo has translated some Japanese yen amounts presented in this prospectus into U.S. dollars solely for your convenience. These translations do not imply that the yen amounts actually represent, or have been or could be converted into, equivalent amounts in U.S. dollars.

The following table shows the noon buying rates for Japanese yen per $1.00.

	High	Low	Average	Period-End

Year ended March 31,
2002	¥134.57	¥116.27	¥125.05	¥132.60
2003	133.46	115.71	121.95	118.07
2004	120.55	104.18	113.07	104.18
2005	114.30	102.26	107.49	107.22
2006	120.93	104.41	113.15	117.48
2007	121.81	110.07	116.92	117.56
Calendar year 2007
May	¥121.79	¥119.77	¥120.77	¥121.76
June	124.09	121.08	122.69	123.39
July	123.34	118.41	121.42	119.13
August	119.76	113.81	116.73	115.83
September	116.21	113.43	115.04	114.97
October	117.71	113.94	115.87	115.27

MARKET PRICE AND DIVIDEND INFORMATION

Mitsui Sumitomo’s common stock is listed on the First Section of the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange.

The following table sets forth, for the periods indicated, the reported high and low sales prices per share of Mitsui Sumitomo’s common stock on the First Section of the Tokyo Stock Exchange:

	Price per Share
	High	Low

Calendar year
2002	¥706	¥471
2003	947	497
2004	1,186	822
2005	1,549	866
First quarter	1,073	866
Second quarter	1,053	918
Third quarter	1,363	977
Fourth quarter	1,549	1,210
2006	1,694	1,226
First quarter	1,626	1,274
Second quarter	1,694	1,226
Third quarter	1,509	1,226
Fourth quarter	1,560	1,291
November	1,471	1,292
December	1,448	1,291
2007	1,728	1,125
First quarter	1,617	1,306
Second quarter	1,728	1,442
Third quarter	1,592	1,125
Fourth quarter (through December 14, 2007)	1,457	1,089

The following table sets forth, for the periods indicated, the dividends per share declared on Mitsui Sumitomo’s common stock:

Mitsui Sumitomo

Year Ended March 31,
2003	¥7.50
2004	8.50
2005	9.50
2006	13.00
2007	14.00

Mitsui Sumitomo Shareholders

According to Mitsui Sumitomo’s register of shareholders as of September 30, 2007, there were 1,410,957,205 shares of its common stock outstanding held by 50,726 shareholders of record, including 132 shareholders of record with addresses in the United States who held 247,037,731 shares, or approximately 17.51% of the then outstanding common stock (or approximately 16.33% of the then issued common stock, taking into account 102,227,675 treasury shares) as of that date.

THE MITSUI SUMITOMO EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

General

Mitsui Sumitomo is distributing mail-in-ballots to its shareholders who are entitled to exercise their voting rights at the Mitsui Sumitomo extraordinary general meeting, expected to be held at 10 A.M. on January 31, 2008 (Japan time), at 3-9, Kanda-surugadai, Chiyoda-ku, Tokyo 101-8011 Japan. Mitsui Sumitomo is distributing these mail-in-ballots, together with the notice of convocation of the meeting and reference documents for shareholders meeting, by mail to its shareholders. Both the notice and mail-in-ballots are written in Japanese. An English translation of the notice of convocation of the meeting and reference documents for shareholders meeting is included in this prospectus as Exhibit 99.1. An English translation of the mail-in-ballot is included in this prospectus as Exhibit 99.3. This prospectus is furnished to Mitsui Sumitomo shareholders resident in the United States in connection with the issuance by the Holding Company of shares of the Holding Company’s common stock pursuant to the Share Transfer Plan.

The purpose of the Mitsui Sumitomo extraordinary general meeting is:

(1) To consider and to vote upon the approval of the Share Transfer Plan; and

(2) To consider and to vote upon the amendments to the articles of incorporation of Mitsui Sumitomo.

Voting

Record Date

The close of business on December 5, 2007 has been fixed by the resolution of board of directors to be as the Mitsui Sumitomo record date for the determination of the holders of Mitsui Sumitomo’s common stock entitled to exercise the shareholders’ rights at the Mitsui Sumitomo extraordinary general meeting. You may vote at the Mitsui Sumitomo extraordinary general meeting only if you are registered as a holder of one “unit” or more of Mitsui Sumitomo’s common stock in Mitsui Sumitomo’s register of shareholders at that time.

As of September 30, 2007, there were 1,410,957,205 shares of Mitsui Sumitomo’s common stock issued and outstanding. Of those, 247,037,731 were held by residents of the United States. Each share of Mitsui Sumitomo’s common stock outstanding on the Mitsui Sumitomo record date is entitled to one vote on each matter properly submitted at the Mitsui Sumitomo extraordinary general meeting subject to the limitation by the “Unit share system”.

Vote Required

Approval of the Share Transfer Plan requires the affirmative vote of the holders of a two-thirds majority of the voting rights of shareholders of Mitsui Sumitomo represented at the general meeting of shareholders of Mitsui Sumitomo at which shareholders holding one-third of the total voting rights of the shareholders who are entitled to exercise their voting rights are represented.

As of September 30, 2007, the directors and corporate auditors of Mitsui Sumitomo owned directly and indirectly an aggregate of 335,423 shares of Mitsui Sumitomo’s common stock.

As of September 30, 2007, the directors and corporate auditors of Mitsui Sumitomo owned, directly or indirectly no shares of the Holding Company’s common stock.

Mail-in-ballots and Electronic Vote

Holders of Mitsui Sumitomo’s common stock entitled to vote at the Mitsui Sumitomo extraordinary general meeting may vote their shares by mail-in-ballot, using the form in Japanese which Mitsui Sumitomo is distributing by mail to those holders.

Holders of Mitsui Sumitomo’s common stock are also entitled to exercise voting rights via the Internet by accessing a website designated by Mitsui Sumitomo and inputting an exercise code and password. Internet voting is available only on Japanese-language website.

Revocation

Any person who submits a mail-in-ballot by mail or vote via the Internet may revoke it any time before it is voted:

•	By sending another mail-in-ballot dated a later date than the previous mail-in-ballot to Mitsui Sumitomo, addressed to: The Sumitomo Trust & Banking Co., Ltd. Stock Transfer Agency Department 1-10 Nikko-cho, Fuchu-shi, Tokyo 183-8701 Japan (if Mitsui Sumitomo redistributes mail-in-ballots), or by submitting a subsequent vote via the Internet (if a shareholder sends mail-in-ballot and submits vote via the Internet, the vote via Internet will be counted and if a shareholder submits vote via the Internet more than one time, the last vote will be counted), or

•	By voting in person, or through another shareholder entitled to vote and appointed as such person’s attorney-in-fact, at the general meeting of shareholders of Mitsui Sumitomo.

Mitsui Sumitomo shareholders who have instructed a broker to vote their shares must follow directions received from their broker to change and revoke their vote.

Electronic proxy voting platform operated by ICJ, Inc. is available as a means of electronic vote for the institutional investors.

THE SHARE TRANSFER

General

The board of directors of Mitsui Sumitomo has adopted a Share Transfer Plan, to be approved by a shareholders’ meeting of Mitsui Sumitomo. Under the plan, each shareholder of Mitsui Sumitomo will receive 0.3 shares of common stock of the Holding Company for each share of common stock of Mitsui Sumitomo that such shareholder holds. If the plan is approved by shareholders, and if the other conditions for completing the Share Transfer are satisfied, the Holding Company will be formed — and the Share Transfer is expected to become effective — on or around April 1, 2008.

This section of the prospectus describes material aspects of the Share Transfer, including the material provisions of the Share Transfer Plan. An English-language translation of the Share Transfer Plan, the original of which is written in Japanese, is included in this prospectus as Annex A.

Reasons for the Share Transfer

Mitsui Sumitomo is entering into the Share Transfer and adopting a holding company structure in order to promote development and operations in each of its business that are flexible and responsive to the relevant market, as well as to seek synergies to realize the group’s potential to the extent possible.

In particular, Mitsui Sumitomo has identified the following ways in which it believes the Share Transfer will strengthen group management:

•	Enhance Business Management and Seek Synergies.

•	The Holding Company will seek to establish a corporate governance structure whereby it, as the newly-created holding company, focuses on the group’s overall strategy, the allocation of management resources and the supervision and monitoring of the group as a whole. As a result, the Holding Company will seek to achieve enhanced business management, risk management and compliance structure, as well as clarify management issues for the group, and to achieve a flexible management structure.

•	The Holding Company will seek to develop, from the perspective of maximizing the interests of the group as a whole, group strategies by taking advantage of the customer base and business expertise of group companies involved in strategic businesses.

•	The Holding Company will seek to identify and consolidate operations that the various businesses of the group have in common, and to achieve higher quality and more efficient operations for the group as a whole.

•	Enable More Rapid Decision-Making.

•	The Holding Company will seek to establish a structure whereby each group company can concentrate on its particular business area and flexibly respond to market trends through more rapid decision-making. In order to achieve this, the Holding Company will promote delegation of authority to group companies based on a clarification of the strategic role and responsibility of each group company.

•	Develop Human Resources in Diverse Businesses.

•	By introducing a management, organizational and human resource structure that is responsive to the particular business area and market environment of each group company, the Holding Company will seek to expand the areas of activity of management and to fully achieve group potential.

•	By establishing a management system that allows management to exploit its talents and achieve its goals, and by promoting management training, the Holding Company will seek to enhance management output.

Structure of the Share Transfer

The Share Transfer is expected to become effective on or around April 1, 2008. The Share Transfer will become effective only after completion of the commercial registration of the Holding Company with the Bureau of

Judicial Affairs in Tokyo, Japan. Under the terms of the Share Transfer Plan approved by the board of directors of Mitsui Sumitomo, the following events will occur upon the effectiveness of the Share Transfer:

•	The Holding Company will acquire all of the issued shares of Mitsui Sumitomo’s common stock;

•	Shareholders of Mitsui Sumitomo’s common stock whose names appear in the register of shareholders of Mitsui Sumitomo as of the close of the date immediately preceding the effective date of the Share Transfer will be allotted shares of the Holding Company’s common stock in amounts based on the ratio of 1 Mitsui Sumitomo share for 0.3 Holding Company’s shares, such amount (excluding fractional shares) to be reflected in the Holding Company’s register of shareholders; and

•	Fractional shares of Holding Company’s common stock that would otherwise be allotted to former shareholders of Mitsui Sumitomo will instead be cashed out as described in more detail below.

In accordance with the Corporation Law, if any fractional shares of the Holding Company’s common stock representing less than one share would otherwise be allotted to former holders of Mitsui Sumitomo’s shares in connection with the Share Transfer, those fractional shares will not be issued to those shareholders. Instead, the shares aggregated of all such fractional shares will be sold at the market price (the Holding Company may be a purchaser of such shares) and the cash proceeds from the sale will be distributed to the former holders of Mitsui Sumitomo’s shares on a proportionate basis in accordance with their respective fractions.

If a material change occurs in the financial condition or results of operations of Mitsui Sumitomo as a result of any natural disaster or any other event during the period from the date of the Share Transfer Plan until the effective date of the Share Transfer, Mitsui Sumitomo may, by the resolution of its board of directors, amend the terms and conditions of the Share Transfer or terminate the Share Transfer Plan.

Exchange of Share Certificates

If the Share Transfer Plan is approved at the general meeting of shareholders of Mitsui Sumitomo, Mitsui Sumitomo will, at least one month prior to the effective date of the Share Transfer, give public notice and individual notice to each shareholder (or pledgee) whose name is on its register of shareholders, and request that the shareholder submit such shareholder’s share certificates representing Mitsui Sumitomo’s common stock by the effective date of the Share Transfer.

Upon submission of share certificates of Mitsui Sumitomo’s common stock, shareholders of Mitsui Sumitomo will receive receipts to show that they submitted share certificates. If share certificates representing Mitsui Sumitomo’s common stock are deposited with the Japan Securities Depositary Center in the manner described under “Description of Common Stock — General”, those share certificates need not be actually submitted by each of the beneficial shareholders of Mitsui Sumitomo within the submission period.

Share certificates representing the Holding Company’s common stock will be delivered to former shareholders of Mitsui Sumitomo, or deposited with the Japan Securities Depositary Center, following completion of the Share Transfer. If a former shareholder of Mitsui Sumitomo does not submit his or her share certificates by the effective date of the Share Transfer, delivery of share certificates representing the Holding Company’s common stock to such shareholder may be refused until submission of share certificates representing Mitsui Sumitomo’s common stock.

The share certificates representing Mitsui Sumitomo’s common stock will be null and void on the effective date of the Share Transfer.

Mitsui Sumitomo Voting Matters

The close of business on December 5, 2007 has been fixed by the resolution of board of directors as Mitsui Sumitomo’s record date for determination of the holders of Mitsui Sumitomo’s common stock entitled to exercise shareholders’ rights at Mitsui Sumitomo’s extraordinary general meeting. As of September 30, 2007, there were 1,410,957,205 shares of Mitsui Sumitomo’s common stock issued and outstanding. See “The Mitsui Sumitomo Extraordinary General Meetings of Shareholders” for a more detailed description of the vote required, and the use and revocation of mail-in-ballots or electronic vote, at the general meetings of shareholders.

In connection with the approval of the Share Transfer, subject to the approval of the extraordinary general meeting of shareholders, the articles of incorporation of Mitsui Sumitomo will be amended in a way that will effectively make the Holding Company the sole shareholder entitled to vote at the annual general meeting of shareholders of Mitsui Sumitomo to be held in June 2008. As a result, although Mitsui Sumitomo shareholders of record as of March 31, 2008 will be entitled to receive any dividends that may be declared by Mitsui Sumitomo in respect of the fiscal year then ending, they will not be entitled to vote to approve those dividends at the June 2008 annual general meeting of Mitsui Sumitomo.

Dissenters’ Rights

Any Mitsui Sumitomo shareholder (i) who notifies Mitsui Sumitomo prior to the general meeting of shareholders of his or her intention to oppose the Share Transfer, and who votes against approval of the Share Transfer at the general meeting, or (ii) who is not entitled to vote at such general meeting of shareholders, and complies with the other procedures set forth in the Corporation Law discussed below (a “dissenting shareholder”) may demand that Mitsui Sumitomo purchase his or her shares of Mitsui Sumitomo’s common stock at the fair value. The failure of a shareholder of Mitsui Sumitomo to provide such notice prior to the general meeting or to vote against approval of the Share Transfer at the general meeting will in effect constitute a waiver of the shareholder’s right to demand that Mitsui Sumitomo purchase his or her shares of common stock at the fair value. The dissenting shareholder who has made such demand may withdraw such demand only if Mitsui Sumitomo approves such withdrawal.

Mitsui Sumitomo will give individual notice or public notice to its shareholders to the effect that Mitsui Sumitomo intends to perform the Share Transfer and the name and address of the Holding Company within 2 weeks from the date of resolution of the general meeting of shareholders (such individual or public notice may be made prior to the date of the general meeting of shareholders). The demand referred to in the preceding paragraph must be made within 20 days from the date on which the individual or public notice referred to in the preceding sentence is made and should state the number of shares relating to such demand. The Corporation Law does not require any other statement in the demand. If the value of such shares is agreed upon between the dissenting shareholder of Mitsui Sumitomo and Mitsui Sumitomo, then Mitsui Sumitomo is required to make payment to such shareholder of the agreed value within 60 days from the date of formation of the Holding Company. If the shareholder and Mitsui Sumitomo do not agree on the value of such shares within 30 days from the date of formation of the Holding Company, the shareholder or Mitsui Sumitomo may, within 30 days after the expiration of such period, file a petition with the Tokyo District Court for a determination of the value of his or her shares. Mitsui Sumitomo is also required to make payment of statutory interest on such share value as determined by the court after the expiration of the 60-day period referred to in the second preceding sentence. The transfer of shares will become effective upon the date of formation of the Holding Company. The payment of the price of shares shall be made in exchange for the share certificates.

Dissenter’s rights in the context of a share transfer by a Japanese corporation are set forth in Articles 806 and 807 of the Corporation Law. An English translation of these articles is included in this prospectus as Exhibit 99.2.

Conditions to the Share Transfer

The Share Transfer can be completed only if the following conditions are satisfied.

•	Under the Corporation Law, the Share Transfer must be approved at the general meeting of shareholders of Mitsui Sumitomo;

•	Mitsui Sumitomo must receive all necessary approvals from governmental authorities as described below under “Required Regulatory Approvals”; and

•	Under the Corporation Law, the Share Transfer will become effective upon completion of the commercial registration of formation of the Holding Company.

Required Regulatory Approvals

Completion of the Share Transfer is subject to the approval of the Prime Minister of Japan under the Insurance Business Law. In addition, securities registration statement under the Financial Instruments and Exchange Law of Japan must become effective on or prior to the effective date of the Share Transfer. The Holding Company will be required to give notification to the Fair Trade Commission of its formation within 30 days from the effective date of the Share Transfer.

Status of the Holding Company’s Common Stock under the Federal Securities Laws

The issuance of the Holding Company’s common stock in connection with the Share Transfer to United States holders of Mitsui Sumitomo’s common stock has been registered under the United States Securities Act of 1933 (“the Securities Act”). Accordingly, there will be no restrictions under the Securities Act upon the resale or transfer of such shares by United States shareholders of Mitsui Sumitomo except for those shareholders, if any, who are deemed to be “affiliates” of Mitsui Sumitomo, as such term is used in Rule 144 and Rule 145 under the Securities Act. Persons who may be deemed to be affiliates of Mitsui Sumitomo generally include individuals who, or entities that, directly or indirectly control, or are controlled by or are under common control with, Mitsui Sumitomo. With respect to those shareholders who may be deemed to be affiliates of Mitsui Sumitomo, Rule 144 and Rule 145 place certain restrictions on the offer and sale within the United States or to United States persons of the Holding Company’s common stock that may be received by them pursuant to the Share Transfer. This prospectus does not cover resales of shares of the Holding Company’s common stock received by any person who may be deemed to be an affiliate of Mitsui Sumitomo.

Accounting Treatment

For financial reporting purposes under U.S. GAAP, as the proportionate shareholder interests before and after the Share Transfer are expected to be substantially the same, the Share Transfer will be accounted for as a legal reorganization of entities under common control in a manner similar to a pooling of interests. Accordingly, Mitsui Sumitomo will recognize no gain or loss upon the Share Transfer, and all assets and liabilities of Mitsui Sumitomo will be recorded on the books of the Holding Company at the predecessor carrying values.

Differences in Shareholders’ Rights

There are no material differences between the rights of holders of Mitsui Sumitomo’s common stock and the rights of holders of the Holding Company’s common stock from the legal perspective except the right to inspect the books and records of the company which is granted to the holders of the Holding Company’s common stock but not to the holders of Mitsui Sumitomo’s common stock.

Section 1.  Tax Consequences of the Share Transfer

The Share Transfer is expected to qualify as a tax-free transaction for U.S. federal income tax purposes. Except with respect to any cash received in respect of fractional shares of Holding Company common stock, a U.S. holder (as defined below) of Mitsui Sumitomo’s shares is expected to recognize no gain for U.S. federal income tax purposes upon his or her exchange of Mitsui Sumitomo’s shares for the Holding Company’s shares in the Share Transfer. See “Taxation — United States Taxation” for further discussion.

The Share Transfer is expected to be a tax-free transaction for Japanese tax purposes. A non-Japanese shareholder of Mitsui Sumitomo will not recognize any gain for Japanese tax purposes upon his or her exchange of Mitsui Sumitomo’s shares in the Share Transfer.

For a more complete discussion of the United States federal income and Japanese tax consequences of the Share Transfer, see “Taxation”.

THE JAPANESE NON-LIFE INSURANCE INDUSTRY

History

The first Japanese private non-life insurance company was incorporated in 1879. Following the enactment of the Insurance Business Law in 1900, Japanese non-life insurance business prospered, mainly as a result of the rapid expansion of the Japanese economy during World War I. However, this period was followed by a recession, the great earthquake in Tokyo in 1923 and the financial crisis of 1929, which resulted in Japanese non-life insurance companies incurring very substantial losses and led them to reorganize and form various cartels, pools and co-operative associations.

During World War II, under the guidance of the Japanese Government, the industry was again reorganized. The number of companies was reduced from 48 in 1940 to 16 in 1945.

Following the end of World War II, Japanese non-life insurance companies resumed their business without the benefit of an overseas underwriting market and with the loss of almost all of their previous overseas assets and the burden of huge deficits. Nevertheless, the Japanese non-life insurance business grew rapidly, in parallel with the rapid expansion of the Japanese economy from the late 1950s. In the 1970s, the growth rate of the Japanese non-life insurance industry decreased as a result of reduced growth in the Japanese economy, but in the latter half of the 1980s the growth rate again increased, following changes in Japanese social and economic structures. In the 1980s significant non-life insurance business growth was achieved through sales of automobile insurance and by the marketing to individuals of insurance policies with a maturity refund, which customers viewed as an attractive form of investment. However, since the 1990s after the collapse of the Japanese bubble economy, the growth of Japanese non-life insurance business has been sluggish.

After World War II, the non-life insurance business in Japan showed significant growth, primarily due to the growth of the automobile insurance business, consisting of voluntary and (with the introduction in 1955 of the Automobile Liability Security Law) compulsory insurance. The automobile insurance business resulted in a substantial volume of business for the non-life insurance industry. In recent years, however, growth in this category of non-life insurance business has slowed down while deregulation of the industry has led to diversification of Japanese non-life insurance companies’ business activities.

Industry Background

The premium of the non-life insurance in Japan has been closely related to a variety of factors, including the number of housing starts and motor vehicles on the road and the volume of foreign trade. It has also related to the growth of new kinds of risks arising in the course of social and economic development, such as concepts of liability compensation, and to increasing public awareness of insurance and its functions.

The net premium received for the whole non-life insurance industry was ¥7.7 trillion, while automobile insurance accounted for 47% of the net premium, compulsory automobile liability 15%, fire 14%, personal accident 9%, and others 15%.

The Japanese non-life insurance industry has gone through tremendous changes due to the deregulation and liberalization in the last 10 years. On April 1, 1996, the Insurance Business Law was revised for the first time in 56 years, followed half a year later by the removal of the prohibition on the reciprocal entry between the life and non-life insurance sectors. In July 1998, the mandatory bureau rates were abolished, and the insurance industry entered into a period of liberalization. Mergers and reorganizations became active after 2000, and our company was created on October 1, 2001 through the merger of Mitsui Marine and Fire Insurance Co. and The Sumitomo Marine and Fire Insurance Co. There were 30 non-life insurance companies in Japan as of March 31, 2001, but there were only 22 companies (including two companies specialized in reinsurance) as of February 1, 2007, while 2 companies have gone under in the meantime. As to listed non-life insurance companies, the number has decreased from 14 companies to 7 companies in the same period. On the other hand, there are 26 foreign insurance companies which hold non-life insurance operating licenses as of February 1, 2007. As a result of this reorganization, the top 3 companies in the non-life insurance industry including ours account for approximately 62% of the market share, and the top 6 companies for 86%.

BUSINESS OF MITSUI SUMITOMO

General

We underwrite the full range of non-life insurance coverage available in Japan, including automobile, compulsory automobile liability, personal accident, fire and allied lines and marine insurance. We underwrite some lines of non-life insurance coverage overseas. We also accept and cede reinsurance for certain lines of non-life insurance coverage. Our direct premiums written for the fiscal year ended March 31, 2007 were ¥1,575.5 billion, as compared with ¥1,535.4 billion for the fiscal year ended March 31, 2006, and our net premiums written for the fiscal year ended March 31, 2007 were ¥1,489.4 billion, as compared with ¥1,458.5 billion for the fiscal year ended March 31, 2006. Our net investment income for the fiscal year ended March 31, 2007 was ¥179.2 billion as compared with ¥156.1 billion for the fiscal year ended March 31, 2006. Since October 1996 we have also been engaged in the life insurance business through a wholly-owned subsidiary and a joint venture.

Business Goals

Our primary business goals are as follows:

•	Seek sustainable development with corporate quality as the main source of competitiveness. Our corporate message, “For all the things you care about,” reflects our desire to have a management that is oriented towards corporate social responsibility and that strives for quality improvement originating from the customers’ viewpoint. In this way, we seek to obtain customers’ trust and growth. In the non-life insurance business, we seek to respond to customers’ demands for easy-to-understand products and services that meet their needs, along with a skilled network of employees and agents. In the life insurance business, we seek to expand our business through Mitsui Sumitomo Kirameki Life Insurance, our wholly owned subsidiary, and Mitsui Sumitomo MetLife Insurance, a joint venture with MetLife, Inc. We seek to continue to grow globally, especially by expanding operations throughout Asia. In the financial services area and risk-related management area, we seek to expand services in various fields, such as Japanese 401k plans, alternative risk transfer, corporate financing guarantees, and risk-management consulting services.

•	Become an insurance and financial group highly rated by customers, shareholders and agents, and capable of gaining public confidence. We seek to provide insurance products, claims handling services, risk-consulting services and financial and other products and services that will make us a top choice for customers. We seek to respond to customer demands by providing insurance products that meet our customers’ needs while being easy to understand. We stress corporate governance, and also adhere to a policy of redistributing an appropriate level of profits to our shareholders. We support the training and education of our insurance agents so that they can effectively market new insurance, financial and other products and services in order to gain customers’ confidence. We emphasize legal compliance to be a business which the public can trust. We strive to be a good corporate citizen and to contribute to society. We make efforts to protect the global environment and to support volunteer work, local arts, sports and other community activities.

•	Become an insurance and financial group staffed with employees of the highest creativity, vitality and inventiveness. We place a high priority on innovation, growth and speed. We will strive to establish a human resources and personnel administration system based on process and performance under an open corporate culture in order to heighten employee creativity, vitality and inventiveness. We seek to respond flexibly to the changing business climate, pursue innovation, and develop new products and services, marketing methods and business models.

Business Strategies

With a view toward realizing the business goals described above, we have adopted the New Challenge 10 medium-term plan, which we began implementing in fiscal year 2007. New Challenge 10 sets as its first priority enhancing quality from the viewpoint of our customers. The plan focuses on three strategies: the basic group strategy, the quality improvement strategy and the group business strategy.

•	Basic Group Strategy — Our first priority is to improve the quality of our products and services. In this way, we seek to earn greater trust from customers in order to produce growth and invest additional resources in improving corporate quality, establishing an upward cycle for sustainable quality development. As part of this cycle, we first seek to properly execute basic tasks with the quality customers demand concerning every contact point with customers. We will also pursue quality by striving to exceed our customers’ expectations.

•	Quality Improvement Strategy — Our quality improvement strategy is composed of three elements. First, we seek to gather and incorporate a wide range of comments from our stakeholders. Some of the steps we have taken in the regard include establishing a Customer Service Department for centralized complaint handling, an intranet board for receiving employee suggestions, and a “Meet-the-Management” campaign, which held 120 meetings in fiscal 2006 and is expected to continue. Second, we seek to develop our employees and agents by revising our training programs to ensure that all agents follow a cycle of essential customer services (the “basic cycle of insurance”). Finally, we seek to improve our business process and infrastructure to make for a more visitor- and employee-friendly office environment, as well as to streamline the logistics process.

•	Group Business Strategy — Our group business strategy is based on quality enhancement and reliable business execution in each of our five major business activities. We seek to reinforce our operative base by strengthening corporate governance, upgrading our legal compliance and risk control systems, and achieving a more balanced business portfolio. Our group business strategy is also composed of the following individual business strategies for each of our five major business activities:

•	Domestic non-life business strategy — We seek to innovate throughout the entire business process, including in the areas of products, sales, and claims handling. We also seek to offer quality that exceeds our customers’ expectations. In addition, we seek to secure reasonable premium margins and implement our investment management strategy (see below under “Investment Management Strategy”).

•	Product innovation strategy — We seek to offer products and services that meet our customers’ needs while at the same time being easy to understand. To this end, we seek to streamline our existing lineup of products for better understandability. For example, between fiscal 2006 and fiscal 2008, we have been seeking to reduce the number of personal insurance products from 68 to about 15, and the number of personal extra riders from about 1,400 to about 700. Our plan is not simply to abolish existing products, but rather to consolidate and integrate them into new products that will meet our customers’ needs. We also seek to make our products easier for customers to understand through such methods as minimizing the use of technical terms, breaking long sentences into short ones, and using more charts. We also hope to make such policy information available to the policyholder on the corporate website in a layout that is easy to understand, including a list of eligible claims. In addition to simplifying our product line, we also seek construct the “Product Control System,” which will be a document archive, gather product data, and provide a system for inter-divisional checks and authorization in the product-development process. The Product Control System will also share product information with the claims handling system to facilitate quick and accurate claims service.

•	Sales innovation strategy — Our sales innovation strategy seeks to enhance our network of agents and build an efficient internal framework. We seek to streamline our network by decreasing our total number of agents, and transitioning to a network of skilled, large-scale agents. At the same time, we seek to strengthen our agents’ training to ensure that they are able to perform their duties to customers in a more skillful manner. We plan to issue quality improvement reports to agents every month, as well as to encourage better use of the agency computer system by monitoring use level. We also seek to improve our sales infrastructure, such as by making more methods of premium collection available, developing an electronic registry for paperless signing, and linking the customer contract database with the agency computer system.

•	Claims handling innovation strategy — We seek to improve the quality of our claims payment to offer fair, uniform, and speedy claims payment service. We hope to do this by strengthening our personnel system through enhanced training, constructing a new accident report computer system, and developing software to automatically determine the eligibility of claims. We also seek to internally check cases of handled claims and ensure that we send notices to claimants upon payment.

•	Life insurance business strategy — Our life insurance business is conducted by two companies, Mitsui Sumitomo Kirameki Life Insurance, our wholly owned subsidiary; and Mitsui Sumitomo MetLife Insurance Co., Ltd., an equity-method joint venture with MetLife, Inc.

•	Through MS Kirameki, we seek to solidify the base for growth by sales reinforcement, mainly through cross-sales and diversification of distribution channels. We seek to promote cross-sales of group members’ products, as well as exploring new areas of potential growth in the life market, such as by promoting the financial consulting business, taking a strategic approach to over-the-counter sales of insurance products at banks and increasing sales support for large-scale life only agents. We also seek to strengthen our sales force by placing Life Playing Leaders (We employees exclusively engaged in selling life insurance) nationwide to guide agents, as well as by increasing the number of Loyal Member agents, who are able to sell life insurance on their own initiative.

•	Through Mitsui Sumitomo MetLife Insurance Co., Ltd., we seek to increase our competitiveness in the personal annuity market by developing our sales base and increasing customer satisfaction. To develop the sales base, we hope to open new distribution channels, such as by proactively responding to Japan Post’s upcoming privatization, and we are also studying the feasibility of distribution through our agents. We also seek to strengthen existing OTC channels, such as by increasing the share within an existing bank agent as well as seeking new OTC banks. We seek to use the product-development capabilities gained through our affiliation with U.S.-based MetLife to introduce new products that meet the needs of the growing market for individual annuities. In addition to developing our sales base, we seek to increase customer satisfaction and protection, such as by enhancing the call center system, upgrading our system infrastructure, gathering customers’ comments by survey, and strengthening compliance awareness and the claim-handling system.

•	Overseas business strategy — We seek to establish regional holding companies in Asia, Europe and the Americas, with the aim of achieving growth under regionally autonomous structures. Our top overseas priority is expanding operations in Asia, which is a growth market. We have acquired the Asian business operations of Aviva plc, as well as Mingtai Fire & Marine Insurance Co., Ltd. We also seek to expand business in the People’s Republic of China by upgrading our Shanghai branch to a subsidiary, and strengthening our product development and reinsurance business through an alliance with China Pacific Insurance. We seek to foster subsidiaries in India, which has high potential as a market for both life and non-life insurance. We are also investigating the potential of Russia as a growth market, and opened two representative offices there in 2005. In Europe, we plan to take acceptable risks, mainly in the Lloyd’s business. We established an agent solely for Lloyd’s management in January 2007, which we expect to enhance our presence in the London insurance market as one of Lloyd’s primary members. In the Americas we plan to increase our underwriting of good risks to improve profitability. In the re-insurance field, we seek to increase our underwriting of good risks.

•	Financial services business strategy — We seek to strengthen the development of financial service products and promote sales. We seek to provide services for defined contribution pension plans centering on Japanese 401k plans. We have received approval to serve as an administrator, thereby allowing us to independently offer our own integrated services. We seek to utilize financial engineering techniques to launch risk finance services, such as weather derivatives. We also seek to provide services that respond to financing needs through corporate financing guarantees that utilize our high credit rating. We hope to cultivate these businesses in the future.

•	Risk-related business strategy — We seek to satisfy the expanding needs of our clients not only by developing new insurance products, but also by providing a variety of quality services related to insurance products. Through InterRisk Research Institute & Consulting, Inc., we provide an array of risk management and consulting services. Currently, there is high demand for business continuity management consulting, which entails providing advice on maintaining business operations in the event that companies face unexpected disaster. We have had inquiries about this business from not only large companies, but a high number of small- and medium-sized businesses as well. We are also moving into fields such as nursing care services and health and medical fields. For example, Mitsui Sumitomo Insurance Care Network Co., Ltd. is involved in the operation of nursing care facilities.

•	More Balanced Earnings Structure — In addition to aggregate growth, we also seek to obtain a more balanced earnings structure by decreasing the percentage of our earnings derived from domestic non-life insurance, and raising the percentage of earnings derived from our other main businesses.

•	Investment Management Strategy — We seek to build a medium-term portfolio that will increase the fair value of our net assets by optimizing the risk-return correlation. We seek to ease interest-rate risks by lengthening the duration of yen-denominated assets and utilizing swaps. We seek to reduce asset-fluctuation risks on Japanese stocks by selling part of them. We also seek to increase our credit investments, such as personal loans, as well as to increase our “alternative investments,” such as hedge funds.

Lines of Business

We engage primarily in underwriting voluntary automobile, compulsory automobile liability, fire and allied lines, personal accident, cargo and transit, hull, and other insurance, principally in Japan. The following table, prepared on a U.S. GAAP basis, sets forth a breakdown of our direct premiums written by our principal types of insurance for each of the fiscal years indicated:

	Year Ended March 31,
	2005	2006	2007
	(Yen amounts in millions)

Voluntary Automobile	¥583,678	¥592,275	¥609,348
Compulsory Automobile Liability(1)	187,180	181,757	176,826
Fire and Allied Lines(2)	229,087	250,760	256,259
Personal Accident	136,998	149,237	147,133
Cargo and Transit	78,816	91,798	100,309
Hull	21,249	25,656	29,128
Other(3)	233,088	243,896	256,473

Total	¥1,470,096	¥1,535,379	¥1,575,476

(1)	Japanese law requires that all automobiles be covered by compulsory automobile liability insurance. See Note 2(m) to our consolidated financial statements.

(2)	Includes earthquake insurance.

(3)	Major lines of insurance in this category are liability, aviation, workers’ compensation, movables comprehensive all risks.

The following table, prepared on a U.S. GAAP basis, sets forth a breakdown of each key component of our insurance premiums written for the fiscal year ended March 31, 2007:

	Direct	Reinsurance	Reinsurance	Net Premiums
	Premiums	Premiums	Premiums	Written(4)
	Written	Assumed	Ceded	Amount	%
	(In millions, except percentages)

Voluntary Automobile	¥609,348	¥5,749	¥15,434	¥599,663	40.3%
Compulsory Automobile Liability(1)	176,826	151,972	136,711	192,087	12.9%
Fire and Allied Lines(2)	256,259	40,959	89,036	208,182	14.0%
Personal Accident	147,133	1,884	9,222	139,795	9.4%
Cargo and Transit	100,309	15,117	24,047	91,379	6.1%
Hull	29,128	10,389	19,915	19,602	1.3%
Other(3)	256,473	39,787	57,589	238,671	16.0%

Total	¥1,575,476	¥265,857	¥351,954	¥1,489,379	100.0%

(1)	Japanese law requires that all automobiles be covered by compulsory automobile liability insurance. See Note 2(m) to our consolidated financial statements.

(2)	Includes earthquake insurance.

(3)	Major lines of insurance in this category are liability, aviation, workers’ compensation, movables comprehensive all risks.

(4)	Net premiums written = (direct premiums written + reinsurance premiums assumed — reinsurance premiums ceded).

Voluntary Automobile

Automobile ownership in Japan has grown over the years to the extent that there is currently no other country in the world in which a greater number of automobiles are owned except the United States. Automobile ownership in Japan amounted to approximately 79.2 million automobiles as of March 31, 2007, an increase of 0.3% from March 31, 2006. In line with the number of automobiles, the number of automobile accidents and the number of persons being injured or dying in such accidents have remained at high levels despite various social efforts to prevent the occurrence of such accidents. To serve the public policy of reducing the losses from automobile accidents, the Automobile Liability Security Law provides for owner-operators’ tort liabilities which are stricter than those under the general tort theory under the Civil Code of Japan. Over the years, the average amount of damage awards granted by Japanese courts for liability claim cases relating to automobile accidents has increased, as has the public awareness of the risks involved in automobile ownership in Japan. These circumstances have led to a substantial increase in demand for automobile insurance offered by Japanese non-life insurance companies, including us. According to data gathered by the General Insurance Association of Japan, the industry-wide aggregate amount of direct premiums written for voluntary automobile insurance in Japan was approximately ¥3,518.5 billion for the fiscal year ended March 31, 2007, an increase of 0.5% from March 31, 2006.

Automobile insurance in Japan generally carries one or more of the following six types of coverage: bodily injury, property damage, self-incurred accident, protection against uninsured automobiles, bodily injuries to drivers/passengers and vehicular damage. Each type of coverage is briefly described below.

Bodily Injury Liability.  This coverage relates to liability to others for bodily injuries resulting from the ownership, use or maintenance of automobiles subject to the policy. Such bodily injury liability is likewise covered by compulsory automobile liability insurance up to a certain maximum amount provided by law. Bodily injury liability covers the portion of the overall liability that exceeds the maximum amount covered by compulsory automobile liability insurance. In line with the growing public awareness of the risks of automobile ownership, the insured amount per person under a policy is generally unlimited. This coverage constitutes the largest component among the six types of automobile insurance coverage.

Property Damage Liability.  This coverage relates to liability for property damage resulting from ownership, use or maintenance of automobiles subject to the policy. Property damage typically covered includes damage to other automobiles caused by collisions.

Self-incurred Accident.  This coverage relates to bodily injuries of drivers or passengers of automobiles resulting from collisions or other accidents for which no one else is responsible. Under this coverage, a fixed amount, without regard to the amount of actual damage incurred, is payable depending upon the particular type of injury, such as death, permanent disability or hospitalization, pursuant to a pre-set payment table.

Protection against Uninsured Automobiles.  This coverage relates to damage claims for deaths or permanent disabilities resulting from the ownership, use or maintenance by others of automobiles, to the extent that these claims are not satisfied because such automobiles are not covered by any liability insurance or the liability insurance covering such automobiles is insufficient.

Bodily Injury to Drivers/Passengers.  This coverage relates to bodily injuries of drivers and passengers of automobiles resulting from collisions or other accidents. Like the self-incurred accident coverage, a fixed amount, without regard to the amount of actual damage incurred, is payable under this coverage pursuant to a pre-set payment table.

Vehicular Damage.  This coverage relates to physical damage to automobiles resulting from collisions, thefts or other accidents.

In connection with bodily injury and property damage liability coverages, we provide under certain circumstances settlement assistance services whereby we assist the insured, with the insured’s prior consent and at our expense, in settling the insured’s liability with other persons who make claims, by negotiating, or proceeding with a mediation for, an out-of-court settlement, or by proceeding with a civil trial and any subsequent appeals process for a final judgment. The scope of such services is subject to the limitations under applicable law, including the law restricting non-attorneys’ participation in dispute-settlement processes. Such settlement assistance services have contributed to the growth in the demand for automobile insurance in Japan as Japanese customers are generally averse to directly participating in dispute resolution procedures.

We write automobile insurance for businesses, individuals and households. The marketing for business customers is conducted through agents in charge of respective business customers, including agents affiliated with major corporate customers such as Toyota Motor Corporation, Mitsui & Co. Ltd., Sumitomo Corporation and Sumitomo Mitsui Banking Corporation. The marketing for individual and household customers is also conducted generally through its agents, including agents who are automobile dealers, gas stations and automobile service stations, as well as through general agents.

We classify our customers for automobile insurance into two broad categories: fleet customers who take out policies each covering ten or more automobiles and non-fleet customers who take out policies each covering less than ten vehicles. Fleet customers generally include medium-size and large businesses, and non-fleet customers include individual and household customers as well as small businesses. Different sets of premium rate tables apply to fleet and non-fleet customers. Currently, roughly 15% of the total direct premiums written by us on automobile insurance are for fleet customers.

Compulsory Automobile Liability

Under the Automobile Liability Security Law, with certain minor exceptions, all automobiles operated on public roads in Japan are required to be covered by “compulsory automobile liability insurance”, which covers liability for bodily injuries. The purchase of such insurance is a condition for the official registration of automobiles and for periodic vehicle inspections. Generally, without such registration, an automobile cannot be operated in Japan. Compulsory automobile liability insurance is designed to serve the public policy of assuring the injured in automobile accidents minimum payments for their claims against those who are liable due to the ownership, use or maintenance of automobiles involved in such accidents. In the light of such public policy, licensed non-life insurance companies in Japan may not refuse to issue compulsory automobile liability policies absent a reasonable ground under the law.

Under these policies, the maximum amount of coverage for accidents resulting in deaths is limited to ¥30 million per person, for accidents resulting in permanent disabilities, ¥30 million per person, and for accidents resulting in other injuries, ¥1.2 million per person. Persons who wish to purchase coverage beyond these maximum amounts may purchase automobile insurance with bodily injury liability coverage on a voluntary basis. In order to mitigate any inconvenience caused by this dual structure, i.e., compulsory and voluntary coverages, the insured is permitted to submit claims for indemnity under both compulsory and voluntary policies to the insurance company that wrote the voluntary policy.

The licensed non-life insurance companies reinsure 100% of the risk under compulsory automobile liability insurance by means of a pooling arrangement among them. Each company’s participating share in the pool is determined mainly on the basis of the market share of direct premiums written by it for compulsory automobile liability insurance and the aggregate amount of its investment assets as compared with those of other insurers. For the fiscal year ended March 31, 2007, our share in the pool was approximately 16%. Because of this reinsurance arrangement by the pool, the risk assumed by each non-life insurance company is limited.

Fire and Allied Lines (Excluding Earthquake)

Fire and allied lines insurance (excluding earthquake insurance) is one of the traditional lines of insurance written by us. Fire and allied lines insurance (excluding earthquake insurance) generally covers dwelling houses, shops, offices, factories and warehouses in Japan and their contents against fire, flood, storm, lightning, explosion, theft and other risks. In addition, some policies cover personal accident, third-party liability and loss of income caused by such events.

This type of insurance is written for individual customers to safeguard their personal lives and for business customers to protect their on-going business operations through coverage of the risks mentioned above. This type of insurance also generally provides mortgage lenders, whether residential or commercial, with protection against loss or damage to mortgaged properties. Traditionally, fire and allied lines insurance (excluding earthquake insurance) has been one of the major lines for non-life insurance companies in Japan. This is reflected in the strong popular awareness of the risks addressed by this insurance, as many houses in Japan have traditionally been susceptible to fires and because Japan is struck by typhoons every year. Some of the products under this insurance line are deposit-type insurance products with a savings feature by way of a maturity refund.

Under fire and allied lines insurance (excluding earthquake insurance), insurers may be required to make indemnity payments of a very large aggregate amount in the event of a large windstorm, flood or other catastrophe. The following table sets forth information concerning major windstorms and floods in Japan.

Major claims paid (Disasters)

				Amount of Claims Paid (Unit: Hundred Million Yen)
				Fire/New
Ranking	Disaster	Region	Date	Products	Automobile	Marine	Total

1.	Typhoon No. 19	Through the nation	Sep. 26-28, 1991	5,225	269	185	5,679
2.	Typhoon No. 18	Through the nation	Sep. 4-8, 2004	3,564	259	51	3,874
3.	Typhoon No. 18	Kumamoto, Yamaguchi, Fukuoka, etc.	Sep. 21-25, 1999	2,847	212	88	3,147
4.	Typhoon No. 7	Mainly Kinki	Sep. 22,1998	1,514	61	24	1,600
5.	Typhoon No. 23	West Japan	Oct. 20, 2004	1,113	179	89	1,380
6.	Typhoon No. 13	Fukuoka, Saga, Nagasaki, Miyazaki, etc.	Sep. 15-20,2006	1,161	147	12	1,320
7.	Typhoon No. 16	Through the nation	Aug. 30-31, 2004	1,037	138	35	1,210
8.	Sep. 2000 Flood	Aichi	Sep. 10-12, 2000	447	545	39	1,030
9.	Typhoon No. 13	Kyushu, Shikoku, Chugoku	Sep. 3, 1993	933	35	10	977
10.	Hail	Chiba, Ibaraki	May 24, 2005	372	303	25	700

We paid insurance indemnity in the aggregate amount of approximately ¥77 billion under fire and allied lines insurance by virtue of Typhoon No. 19 that occurred in September 1991. Our net payment after the receipt of payments under ceded reinsurance was approximately ¥47 billion. Prior to this — particularly when public and non-public measures against disasters were underdeveloped — Japan had experienced strikes by typhoons and wind storms that caused heavier damage than in any of the events listed in the above table, such as the Isewan Typhoon of 1959 which resulted in over 800,000 damaged buildings and over 300,000 flooded buildings.

Earthquake

Japan is subject to frequent earthquakes. Earthquake, however, is not a type of risk that may easily be underwritten by non-life insurance companies in Japan, because the loss that may result from one earthquake could be disastrously large and the actuarial analysis may not be as effective due to the lack of adequate statistical data. The Law Concerning Earthquake Insurance was enacted in 1966 to implement an earthquake insurance program for dwellings and contents thereof, which is entitled to the benefit of a partial reinsurance arrangement with the government and is subject to limitations on maximum insured amounts.

We write earthquake insurance pursuant to the Law Concerning Earthquake Insurance in the form of an extension of the coverage of fire insurance for dwellings and contents thereof. The insured amount for earthquake under such policies does not exceed a range of 30% to 50% of the insured amount for fire thereunder up to a maximum of ¥50 million for dwellings and ¥10 million for contents thereof, all as prescribed by the Law Concerning Earthquake Insurance.

Pursuant to the Law Concerning Earthquake Insurance, the aggregate amount of indemnity payable by all insurers to all policyholders per any one occurrence is limited to ¥5 trilion. The earthquake risks written by direct insurers, including us, are wholly reinsured with Japan Earthquake Reinsurance Company Limited, a private reinsurer in Japan owned by major Japanese non-life insurance companies including us. Pursuant to the Law Concerning Earthquake Insurance, this portfolio is protected by (i) an excess of loss reinsurance cover arranged between Japan Earthquake Reinsurance Company and the Japanese Government and (ii) another excess of loss reinsurance cover arranged among Japan Earthquake Reinsurance Company, Toa Reinsurance Company, Limited, which is another private reinsurer in Japan, and the original direct insurers, including us, which participate in such insurance cover through retrocession agreements with Japan Earthquake Reinsurance Company. The maximum amount which is to be borne by Japan Earthquake Reinsurance Company per any one occurrence, net of the amount covered by reinsurance ceded, is ¥452 billion. The maximum amount which is to be borne by the Japanese Government per any one occurrence is ¥4,122 billion. The maximum aggregate amount which is to be borne by the original direct insurers and Toa Reinsurance per any occurrence according to the share specified under the retrocession agreements is ¥426 billion, of which our share is approximately 16%. The Law Concerning Earthquake Insurance requires that, if there are special needs, e.g., insufficient existing funds, for the payment of indemnity under earthquake insurance policies, the Japanese Government will make efforts to arrange for, or to facilitate, financings by non-life insurance companies for such payment.

Earthquake insurance under the Law Concerning Earthquake Insurance has drawn considerable attention in the wake of the Great Hanshin Earthquake, which struck the Kobe area in 1995. We paid insurance indemnity in the aggregate amount of approximately ¥16 billion by virtue of the Great Hanshin Earthquake, which is by far the largest amount paid by us pursuant to earthquake insurance policies under the Law Concerning Earthquake Insurance in its history.

We also write certain earthquake insurance for buildings and structures other than dwellings as an extension to coverage of fire insurance on a private basis separately from insurance under the Law Concerning Earthquake Insurance. Such earthquake insurance is not entitled to the reinsurance arrangements under the Law Concerning Earthquake Insurance, and a substantial part of the risk thereunder is reinsured by reinsurers. Such earthquake insurance has not fared well in the Japanese market due to its significantly high rates. However the demand for this type of insurance has grown in the last several years, and our exposure has also been increasing on a gross underwritten basis. We have expanded our reinsurance coverage with respect to this risk to manage our net exposure.

Personal Accident

We write personal accident insurance for individual customers in Japan which generally covers bodily injuries of the insured person resulting from accidents. Typically, under personal accident insurance, a fixed amount, without regard to the actual damage incurred, is payable pursuant to a pre-set payment table. We offer a variety of personal accident insurance policy products, which include general personal accident insurance, income indemnity insurance, overseas traveler’s personal accident insurance and traffic accident insurance.

General Personal Accident.  This insurance covers the insured against a broad range of accidents resulting in personal injury, whether they occur at home or abroad. A fixed amount of indemnity is payable in accordance with the particular type of the injury, such as death, permanent disability or hospitalization. A general personal accident insurance policy may cover either one particular individual or all members of a particular household.

Income Indemnity.  This insurance provides to the insured with coverage against loss of income caused by an injury or sickness.

Overseas Traveler’s Personal Accident.  This insurance provides to the insured with coverage against accidents during travels and, if the insured has elected a special policy condition, against sickness during travels.

Traffic Accident.  This insurance covers the insured against collisions with, or accidents occurring on, automobiles, trains, planes, ships and other vehicles. A traffic accident insurance policy may cover either one particular individual or all members of a particular household.

Many of the products under this line are or, if the insured has elected a special policy condition, may be, deposit-type insurance. We write personal accident insurance for individual customers primarily through our agents. Among various types of personal accident insurance, the three largest — general personal accident, overseas traveler’s personal accident and family accident — accounted for roughly 70% of the total direct premiums written by us for this insurance for the fiscal year ended March 31, 2007.

Traditionally, personal accident insurance was not a principal line of business for non-life insurance companies in Japan, including us. This line has grown substantially from the mid-1980s to the mid-1990s, as individuals in Japan acquired more leisure time and greater financial resources for personal spending and activities. The introduction of non-life insurance products with deposit-type features added to the growing popularity of personal accident insurance. While we expect this line to grow in the long-run as the personal activities of Japanese individuals expand, its short-term outlook depends largely upon the level of consumer spending, which is affected by general economic conditions in Japan, as well as the popularity of deposit-type insurance products as compared to various other financial products available to individuals in Japan.

Cargo and Transit

Marine cargo insurance covers goods aboard vessels against risks during international transportation or risks during transportation in coastal seas. The terms of the international cargo insurance is generally governed by the Institute Cargo Clauses of the former Institute of London Underwriters, currently International Underwriting Association. This line of insurance is distinctive in that it provides coverage to risks of acts of war. Over 90% of insurance premiums of our marine cargo insurance is from international cargoes. Our major clients for international cargo insurance are Japanese manufactures and trading companies.

The Marine Cargo insurance business is generally underwritten directly by us through our personnel without using insurance agents. Insurance premiums for international cargo insurance are primarily affected by the level of Japanese import and export trading activities.

Inland transit insurance is usually purchased by owners of goods that are transported and stored on land to cover physical damage to such goods. Carriers of the goods, on the other hand, purchase inland transit liability insurance to cover their legal or contractual liabilities arising out of the physical damage of such goods.

Hull

Hull insurance is one of the traditional lines of insurance written by us. Hull insurance covers ocean-going and coastal vessels against damage or loss caused by sinking, stranding, grounding, fire, collision and other maritime accidents. Damage and losses covered include damage to hull, disbursements for voyage, loss of earnings and liability to others for damages. Hull war risk insurance covers vessels against damage or loss resulting from acts of war. Hull insurance is available not only to vessels in operation but also to those under construction in respect of damage caused during the construction period.

Our primary customers in this line are Japanese shipping companies who operate Japan-flagged vessels or “flag of convenience” vessels, as well as Japanese shipbuilders. The marketing for such customers is generally conducted directly by us without insurance agents. Our revenues in hull insurance are influenced primarily by the number of vessels that are operated by Japanese shipping companies and the number of vessels that are being built by Japanese shipbuilders, which are in turn influenced by overall worldwide economic conditions and a number of global competitive factors surrounding those customers’ respective industries.

A significant portion of the premiums for hull insurance is denominated in currencies other than Japanese yen, primarily U.S. dollars.

Loss resulting from an accident involving a vessel may be very large. Thus, we actively reinsure risks under hull insurance contracts to Japanese and overseas reinsurers.

Other

Other insurance written by us includes liabilities insurance, including product liability insurance, as well as workers’ compensation insurance, movables all-risks insurance and credit and guarantee insurance. Liabilities insurance is written primarily for business customers and includes contractors’ liability insurance and product liability insurance. Workers’ compensation insurance is offered to employers for provisions of benefits to employees as supplements to public insurance for employees. Movables all-risks insurance generally covers damages resulting from loss, theft or destruction of various types of movables, primarily for businesses.

Savings-Type Insurance Products

Savings-type insurance products combine the characteristics of long-term non-life insurance policies, such as fire and allied lines and personal accident, with those of savings accounts. These policies, the terms of which typically range between three and five years, have proven to be compatible with the particular needs of Japanese consumers.

The key terms of this type of policy are fixed at the inception of the policy and remain in effect during the policy period. The policyholder can terminate the savings-type insurance contract before the maturity date with a payment of a commission to us that equals to the interest earned for approximately six months. The policyholder is informed at policy inception of the maturity value related to the savings portion of the policy. The maturity value of the policy represents the savings portion of the premium paid by the policyholder plus credited interest. The maturity value is paid on the policy maturity date unless a total loss as defined by the policy occurs during the policy term. No amount is paid under the savings portion of the policy if a total loss occurs during the policy term. A total loss under this type of policy occurs when the aggregate amount of claims paid in connection with losses covered by the policy within any one insurance year reaches the insured amount covered by the policy, regardless of whether claims are caused by one or more events. If a total loss occurs, the policy is immediately terminated.

The contractual rate of interest credited to the policy varies by product and is established at the beginning of the policy period. The committed interest rate cannot be changed by us at any time during the policy term. Committed interest rates ranged from 0.1% to 1.5% for the fiscal years ended March 31, 2006 and 2007.

There are several key reasons for the popularity of savings-type insurance products among the Japanese consumers. First, a substantial number of Japanese consumers have a negative view of the fact that premiums on a standard non-life insurance policy are not repaid at the end of the policy’s term, and the refunding feature of savings-type policies has a strong appeal to such consumers. Second, the dual characteristics of such policies have been another appealing feature, especially as products with different premium payment and refund methods have been introduced to respond to various financial needs of consumers. Third, savings-type insurance products are sold through the numerous agents of Japanese insurance companies, who often visit customers’ homes to offer insurance products, thereby allowing customers to conduct “one-stop shopping” for insurance and savings products at home. Fourth, the size of personal financial assets in Japan has risen along with the rise in personal income of Japanese consumers, and savings-type insurance products, with the dual characteristics mentioned above, have been an attractive investment target for such assets. However, the number of contracts for savings-type insurance products has decreased due to the adverse effect of extremely low rates of interest which have prevailed for over ten years.

The premiums received under savings-type insurance are generally invested in loans and fixed income securities. The investment return may exceed or fall short of the committed interest depending on, among other factors, the expected rate of interest, the market interest rates applicable to such loans and securities and the extent to which the terms of such loans and securities match the terms of the savings-type insurance policies. We adjust from time to time the committed interest applicable to new savings-type insurance policies in response to changes in market levels of interest rates.

Premium Rates

A premium under an insurance policy constitutes the “sales price” of that insurance product. There are two components to the premium: the “pure premium”, which represents the cost of claims payment, and the “loading”, which represents the agent commissions and certain other costs to the insurer. The pure premium is determined by multiplying the amount insured by the applicable premium rate, which represents the probability of the occurrence of the loss covered by the insurance policy. This premium rate is calculated by a formula which, on the basis of the “law of large numbers”, purports to reflect the statistical likelihood of such an occurrence. The “law of large numbers” is a mathematical premise that states that the greater the number of exposures, (1) the more accurate the prediction, (2) the less the deviation of the actual losses from the expected losses and (3) the greater the credibility of the prediction. Out of a large group of policyholders, an insurance company can fairly accurately predict the number of policyholders who will suffer a loss, but not the specific policyholders who will suffer a loss, provided that its actuarial assumptions and empirical data are reasonably accurate and its risk models appropriate to analyze the risks insured. The Insurance Business Law and the regulations thereunder require that premium rates be “reasonable and appropriate in accordance with the mathematical principles of insurance” and that they not be “unfairly discriminatory”.

Until 1998, for certain lines of non-life insurance that are considered to have particularly strong public aspects, such as automobile and fire insurance, the applicable non-life insurance rating organization established pursuant to the Law Concerning Non-Life Insurance Rating Organizations determined premium rates. Such organizations included the Automobile Insurance Rating Organization of Japan and the Property and Casualty Insurance Rating Organization of Japan. As discussed in “Regulation” below, the 1998 amendments to the Law Concerning Non-Life Insurance Rating Organizations abolished this arrangement. The role of the rating organizations in respect of these lines of insurance is now that of supporting the non-life insurers by calculating advisory rates, preparing standard forms of insurance contracts and collecting a wide range of insurance-related data. As a result of this liberalization, non-life insurance companies may set their own premium rates for their products. This has had the effect of intensifying the competition in the industry.

On July 1, 2002, the Automobile Insurance Rating Organization of Japan and the Property and Casualty Insurance Rating Organization of Japan merged to form the “Non-Life Insurance Rating Organization of Japan.”

Loss and Expense Ratios

We calculated and disclosed publicly our loss ratio and expense ratio based on our consolidated financial statements. The following table, prepared on a U.S. GAAP basis, sets forth information with respect to our loss and expense ratios for each of the periods indicated. Net loss ratio represents the ratio of net loss incurred to net premiums earned.

	Year Ended March 31,
	2005	2006	2007	2007
	(Yen amounts in millions, dollar amounts in thousands, except percentages)

Voluntary Automobile:
Net premiums written	¥582,410	¥587,253	¥599,663	$5,081,890
Net premiums earned	581,065	590,052	600,371	5,087,890
Net loss incurred	372,558	370,790	401,429	3,401,941
Net loss ratio	64.1%	62.8%	66.9%
Compulsory Automobile Liability:
Net premiums written	¥195,741	¥193,402	¥192,087	$1,627,856
Net premiums earned	185,264	193,871	193,663	1,641,212
Net loss incurred	138,756	154,440	137,607	1,166,161
Net loss ratio	74.9%	79.7%	71.1%
Fire and Allied Lines:
Net premiums written	¥188,122	¥205,214	¥208,182	$1,764,254
Net premiums earned	163,248	180,143	185,208	1,569,559
Net loss incurred	155,525	97,810	93,302	790,695
Net loss ratio	95.3%	54.3%	50.4%
Personal Accident:
Net premiums written	¥132,456	¥143,190	¥139,795	$1,184,703
Net premiums earned	127,528	133,476	134,369	1,138,720
Net loss incurred	54,187	60,089	69,292	587,220
Net loss ratio	42.5%	45.0%	51.6%
Cargo and Transit:
Net premiums written	¥71,501	¥83,282	¥91,379	$774,398
Net premiums earned	69,815	79,963	90,286	765,136
Net loss incurred	33,058	34,722	38,802	328,831
Net loss ratio	47.4%	43.4%	43.0%
Hull:
Net premiums written	¥14,405	¥16,564	¥19,602	$166,119
Net premiums earned	13,616	15,551	18,496	156,746
Net loss incurred	12,199	14,508	16,620	140,847
Net loss ratio	89.6%	93.3%	89.9%
Other:
Net premiums written	¥218,342	¥229,602	¥238,671	$2,022,636
Net premiums earned	217,212	229,745	246,687	2,090,568
Net loss incurred	152,488	149,264	152,604	1,293,254
Net loss ratio	70.2%	65.0%	61.9%

	Year Ended March 31,
	2005	2006	2007	2007
	(Yen amounts in millions, dollar amounts in thousands, except percentages)

Total:
Net premiums written	¥1,402,977	¥1,458,507	¥1,489,379	$12,621,856
Net premiums earned	1,357,748	1,422,801	1,469,080	12,449,831
Net loss incurred	918,771	881,623	909,656	7,708,949
Net loss ratio	67.7%	62.0%	61.9%
Net loss adjustment expenses incurred — unallocated	¥62,614	¥68,855	¥70,001	$593,229
Ratio of losses and loss adjustment expenses incurred to net premiums earned(A)	72.3%	66.8%	66.7%
Underwriting and administrative expenses incurred(1)	¥426,333	¥448,832	¥482,592	$4,089,763
Ratio of underwriting and administrative expenses incurred to net premiums written(1)(B)	30.4%	30.8%	32.4%
Combined loss and expenses ratios(2)	102.7%	97.6%	99.1%
Net premiums/direct premiums written ratios	95.4%	95.0%	94.5%

(1)	These data are for our property and casualty business only.

(2)	Sum of (A) and (B).

Reconciliation of Beginning and Ending Liabilities for Losses and Claims

The following table, prepared on a U.S. GAAP basis, is a summary reconciliation of the beginning and ending liabilities for losses and claims and claim adjustment expenses for each of the three fiscal years ended March 31, 2007:

	Year Ended March 31,
	2005	2006	2007
	(In millions)

Balance at beginning of year	¥729,060	¥937,057	¥1,056,517
Less reinsurance recoverable	151,635	234,097	233,369

Net balance at beginning of year	577,425	702,960	823,148
Incurred related to:
Current year insured events	1,019,265	1,009,061	1,049,859
Prior year insured events	15,321	8,547	14,834

Total incurred	1,034,586	1,017,608	1,064,693
Paid related to:
Current year insured events	598,761	517,384	546,938
Prior year insured events	325,235	390,252	437,353

Total paid	923,996	907,636	984,291
Adjustment in connection with the acquisition	14,945	10,216	12,281

Net balance at end of year	702,960	823,148	915,831
Plus reinsurance recoverable	234,097	233,369	237,719

Balance at end of year	¥937,057	¥1,056,517	¥1,153,550

Changes in Historical Liabilities for Losses and Claims

The table below represents on a non-consolidated basis loss reserve development data for our non-life insurance business, which include voluntary automobile, fire and allied lines, personal accident, cargo and transit, hull, liability, workers compensation, movables all risks and other lines except compulsory automobile liability and earthquake. Japan has special reinsurance schemes for compulsory automobile liability and earthquake under which each direct insurer is obliged to cede 100% of the risk and assume some portion of the risk as a form of retrocession, and detailed information on the losses and claims for such lines of business is not practically available. Therefore, the data for such lines of business was not included. The losses and claims for compulsory automobile liability and earthquake are generally settled within a short period.

These lines of business represent the majority of our business on a non-consolidated basis. Liabilities for losses and claims of these lines of business of Mitsui Sumitomo represent approximately 72% of our net balance of total liabilities for losses and claims on a consolidated basis (the average figure for the years ended March 31, 2003, 2004, 2005 and 2006). Consolidated loss reserves are less than 50% of stockholders’ equity as of March 31, 2005, 2006 and 2007.

The table illustrates the change over time of our liabilities for loss and claims at the end of the fiscal years indicated. The liabilities represent the estimated amount for loss and claims arising in the current and all prior accident years that are unpaid as of the balance sheet data.

The first section of the following table, prepared on a U.S. GAAP basis, shows net balance of total liabilities for losses and claims as initially established at the end of each stated fiscal year. The second section, reading down, shows the cumulative amounts paid, net of reinsurance and retrocessions, as of the end of the successive fiscal years with respect to the liability initially established. The third section shows the retroactive re-estimation of the initially established total liabilities for losses and claims as of the end of each successive fiscal year, which results primarily from our expanded awareness of additional facts and circumstances that pertain to open claims. The last section compares the latest re-estimated net balance of total liabilities for losses and claims to the ones initially established and indicates the cumulative development of the initially established net balance of total liabilities through March 31, 2007. For instance, the surplus, or deficiency, shown in the table for each year represents the aggregate amount by which the original estimates of liability at that fiscal year-end have changed in subsequent fiscal years. Accordingly, the cumulative surplus, or deficiency, for a fiscal year-end relates only to liabilities at that fiscal year-end and such amounts are not additive.

Liabilities for losses and claims are an accumulation of the estimated amounts necessary to settle outstanding claims as of the date for which the liability is stated. The liability estimates are based upon the factors discussed above.

Caution should be exercised in evaluating the information shown on this table, as each amount includes the effects of all changes in amounts for prior periods. Conditions and trends that have affected development of liability in the past may or may not necessarily occur in the future, and accordingly, conclusions about future results may not be derived from information presented in this table. Total liabilities for losses and claims and retroactive re-estimation of the liability are presented net of reinsurance.

	Year Ended March 31,
	2003	2004	2005	2006
	(In millions, except percentages)

Total liabilities for losses and claims	¥419,709	¥434,111	¥483,572	¥525,520
Cumulative paid as of:
One year later	226,460	238,206	268,580	283,053
Two years later	290,431	308,374	356,178
Three years later	328,892	356,171
Four years later	357,141
Liability re-estimated as of:
One year later	424,554	444,009	487,142	532,518
Two years later	428,549	437,203	495,621
Three years later	415,261	437,617
Four years later	409,382
Cumulative surplus (deficiency)	¥10,327	¥(3,506)	¥(12,049)	¥(6,998)
%	2.5%	(0.8)%	(2.5)%	(1.3)%

Operations

Sales, Marketing and Underwriting

In addition to our head office, we have 18 regional headquarters, 133 branches and 710 sub-branches located throughout Japan as of June 30, 2007. Regional headquarters are charged with overseeing the operations of branches and sub-branches in the respective regions. The head office has delegated to these regional headquarters powers necessary to manage and oversee the operations in their respective regions. The primary purpose of this delegation is to enable the regional headquarters to gauge and respond quickly to customers’ needs and other local market conditions. Branches and sub-branches are each responsible for a specified geographical area in which they carry out ordinary insurance activities, including policy issuance, loss adjustment and settlement of claims at their own discretion within authorized limits. Certain activities are under the direct control of the head office in Tokyo, including all reinsurance business as well as transactions involving amounts which exceed the branches’ authorized limits.

Instead of the brokering system common in Europe and North America, non-life insurance in Japan is sold primarily through a network of full- or part-time insurance agents. As of March 31, 2007, we had 53,668 insurance agents, approximately 50% of whom sell insurance exclusively for us. These exclusive agents accounted for approximately 40% of the total premiums written through our agents. Our agents include corporations and individuals. Agents in Japan are required to be registered with the Financial Services Agency.

We regard the establishment of strong sales agency channels as a key factor in enhancing our competitive edge to be successful in Japan’s deregulating market environment. We stress educating our insurance agents thoroughly and on an ongoing basis, with the goal of maintaining and strengthening professional insurance agency operations. We seek to enable our agents to respond effectively to customers’ needs with appropriate knowledge of products and the ability to deal with and meet consumer demands. In addition to inhouse education programs, we delegate certain of our training functions to MITSUI SUMITOMO INSURANCE Agency Service Company, Limited, one of our subsidiaries which promotes large-scale expansion of and business assistance to insurance agencies.

In an effort to increase customer services and to strengthen sales, we maintain an “agency qualification system” and seek to provide insurance agents with appropriate products and business knowledge, such as claims payment procedures and other information. This agency qualification system works in collaboration with our “business ranking evaluation” by which insurance agents are rated in order to determine their commission. Insurance agents are compensated on a commission basis and, depending on our business ranking evaluation, which is conducted once every year, rates may vary from agent to agent even when dealing with the same type of insurance, according to factors such as qualifications, business volume and profitability.

Insurance Brokers

Although we do not foresee in Japan an immediate development of a strong brokerage structure or significant increase in market scale of brokerage businesses, we will continue to monitor the potential market opportunities. In light of the continuing deregulation of the Japanese financial system, insurance brokers may in the future become an important sales channel, and we are exploring ways to take active measures to pave the way for future deployment of an effective brokerage organization.

Claims Processing

Claims of policyholders are accepted for processing either by insurance agents or by us at our branch offices. The processing of insurance claims is undertaken by our branch offices and, in certain situations, by MITSUI SUMITOMO INSURANCE Automobile Claims Adjusting Company Limited, a wholly-owned subsidiary of us. There is great customer demand for quick claim processing conducted by a nearby office. In view of the intensifying competition in insurance and other financial markets in Japan, we have focused on expediting claim processing in order to satisfy customer needs. As of March 31, 2007, there were 277 offices, including our branch offices, throughout Japan that engage in claim processing work. We have also set up a 24-hours a day claim processing service and have provided our adjusters with hand-held portable personal computers in order to conduct quick and accurate repair-cost estimates.

Investment Trust Sales and Defined Contribution Pension Plans

In 1998, we started directly selling investment trusts through our network of insurance agents. In light of the expected growth of investment trusts among Japanese individual investors’ financial assets and the expected positive effect of cross-selling investment trusts through our network of insurance agents, we have been focusing on expanding sales of investment trusts.

On October 1, 2001, a defined contribution pension system was introduced in Japan upon the effectiveness of the Defined Contribution Pension Law. We have developed insurance and investment trust products for defined contribution pension plans and have begun proposing those products to our corporate customers. Under corporate-type pension plan rules we have introduced products, centering on the JIP general 401K plans for small- and medium-sized companies, while proactively ascertaining needs of small- and medium-sized enterprises for defined contribution pension plans, thereby earning extensive acclaim from these customers. Mainly through tie-ups with banks, we are also aggressively cultivating business in pension schemes for individuals being introduced primarily by large companies, which are targeting persons leaving their companies mid-career.

Financial Guarantee

We engage in the business of providing guarantees in financial transactions, including those involving asset-backed securities and other securitization products. In addition, starting with the fiscal year ended March 31, 1999, we have been in the business of underwriting credit derivatives.

We maintain a conservative policy for underwriting financial guarantees and require, as a general policy matter, that such transactions have an investment-grade credit rating. In particular, with respect to collateralized debt obligations mentioned above, most of the transactions in which we are involved are rated AA to AAA.

Alternative Risk Transfer

Following the December 1998 amendment to the Insurance Business Law, in March 1999 we started our own derivatives business, including trading and sales of interest rate and currency derivatives, as part of the expansion of our financial services. Subsequently, our derivatives business has included the development and sales of ART, or alternative risk transfer products including weather and earthquake derivatives. In 2001 our weather derivatives business for customers who are financially affected by unexpected weather conditions expanded significantly through domestic and international alliances with banks and other participants in this market.

Reinsurance

For a variety of purposes, insurers cede liabilities under their policies to reinsurers. The benefits of reinsurance include stabilization of profits by reducing fluctuations of loss ratios arising from large or multiple claims, procurement of greater capacities to write larger risks and control over exposures to extraordinary losses or catastrophes.

We cede a portion of the risks we underwrite and pay reinsurance premiums based upon the risks subject to the terms and conditions of reinsurance contract. Although a reinsurer is liable to us to the extent of the risks assumed, we remain liable as the direct insurer to policyholders on all such risks.

We cede liabilities under our policies to various reinsurers in the world, which we select primarily from the viewpoint of financial security. We believe that there are no material amounts uncollectible from our current reinsurers.

We utilize a variety of reinsurance arrangements, which are classified into two basic types: proportional reinsurance and excess-of-loss reinsurance.

Proportional reinsurance.  In this type of reinsurance, reinsurers share a proportional part of the original premiums and losses under the reinsurance cession assumed. This type of reinsurance is used as a means to limit a loss amount on an individual-risk basis. In proportional reinsurance, the reinsurer customarily pays the ceding insurer a ceding commission, which is generally based upon the ceding insurer’s cost of acquiring the business ceded and may also include the ceding insurer’s margin. In most cases, this type of reinsurance is arranged in the form of a reinsurance treaty, where the ceding insurer is automatically authorized to cede any business under a set of terms and conditions previously agreed upon without obtaining a separate prior consent to each cession from the reinsurers. If the underwriting capacity provided by such a treaty is not sufficient, the ceding insurer would have to arrange for “facultative reinsurance” in which separate consent must obtain from each reinsurer before any cession.

Excess-of-loss reinsurance.  This type of reinsurance indemnifies the ceding insurer against a specified level of losses on underlying insurance policies in excess of a specified agreed amount. Excess-of-loss reinsurance is usually arranged in layers to secure greater capacity with more competitive pricing by offering various levels of risk exposure with different terms for reinsurers with different preferences. This type of reinsurance is commonly used as a means of protecting against the occurrence of catastrophes such as earthquakes and windstorms by capping the total accumulated amount of losses from the retention of individual risks after recovery of losses from proportional reinsurance.

By establishing an efficient and stable retention/reinsurance program structure, we aim to achieve the following:

•	Stabilize profits and maximize middle-term earnings;

•	Increase return on equity;

•	Improve our combined ratio and solvency ratio;

•	Achieve cost savings and strengthen our overall competitiveness.

Taking account of these policies, we believe that we adequately control our exposure on both per risk and per occurrence basis.

Additionally, we utilize insurance-linked securities, which enable us to transfer insurance risks to capital markets as well as traditional reinsurance markets. Since the traditional reinsurance markets imply volatility in terms of capacity and cost, diversifying the method of transferring insurance risks stabilizes our financial status. We also assume reinsurance from our overseas affiliates, insurance pools and other insurers/reinsures as additional sources of revenue. In line with our group strategy to expand overseas business, assuming reinsurance from our overseas affiliates plays important role to strengthen their capability of providing effective and responsive insurance rates to our customers outside of Japan.

In addition, we assume reinsurance from overseas insurers and reinsurers through our reinsurance subsidiary operations in both Ireland and Bermuda. This improves our comprehensive group risk structure by diversifying our insurance portfolio in terms of perils and regions, and the premiums assumed from foreign insurers and reinsurers are generally in foreign currencies.

The following table, prepared on a U.S. GAAP basis, sets forth our reinsurance premiums assumed and ceded and retention ratio for each of the periods indicated:

	Year Ended March 31,
	2005	2006	2007
	(In millions, except percentages)

Direct premiums written	¥1,470,096	¥1,535,379	¥1,575,476
Reinsurance premiums assumed	246,480	250,396	265,857
Reinsurance premiums ceded	(313,599)	(327,268)	(351,954)

Net premiums written	¥1,402,977	¥1,458,507	¥1,489,379

Retention ratio(1)	81.7%	81.7%	80.9%

(1)	Retention ratio is calculated by dividing the net premiums written by the aggregate of the direct premiums written and the reinsurance premiums assumed.

Overseas Business

The overseas business is considered as one of our core operations, playing an important role in terms of both achieving group core profit and balancing our overall business structure. As of March 31, 2007, we have 4 overseas branches, 21 subsidiaries and affiliates engaged in underwriting direct insurance, and 2 subsidiaries engaged in underwriting reinsurance, outside of Japan. We also have 37 overseas offices and 29 subsidiaries and affiliates dedicated in providing insurance related services to support our global operation. Our overseas underwriting activity is mainly conducted by the following branches, subsidiaries and affiliates:

•	Asia and Oceania — Thailand Branch, Shanghai Branch, Taipei Branch, Korea Branch, Mitsui Sumitomo Insurance Company (Hong Kong), Limited, MSIG Insurance (Hong Kong) Limited, Mitsui Sumitomo Insurance (Singapore) Pte Ltd, MSIG Insurance (Singapore) Pte.Ltd., MSIG Insurance (Thailand) Co., Ltd., PT. Asuransi Mitsui Sumitomo Indonesia, PT. Aviva Insurance, Mitsui Sumitomo Insurance (Malaysia) Bhd., BPI/MS Insurance Corporation, FLT Prime Insurance Corporation, Philippine Charter Insurance Corporation, United Insurance Company of Vietnam, Asia Insurance (Cambodia)Plc., Mingtai Fire & Marine Insurance Co., Ltd. and Cholamandalam MS General Insurance Company Limited

•	The Americas — Mitsui Sumitomo Insurance USA Inc., Mitsui Sumitomo Insurance Company of America and Mitsui Sumitomo Seguros S/A.

•	Europe, the Middle East and Africa — Mitsui Sumitomo Insurance Company (Europe), Ltd., MSI Corporate Capital Ltd. and Mitsui Sumitomo Insurance (London) Limited

•	Reinsurance Business — Mitsui Sumitomo Reinsurance Limited and MS Frontier Reinsurance Limited

Along with the traditional area of underwriting commercial risks for overseas subsidiaries and affiliated companies of our customers in Japan, we are now extending our underwriting activities to non-Japanese risks and personal line insurance thereby expanding while at the same time diversifying our global underwriting portfolio. We have also introduced a new decentralized framework to manage our widely diversified overseas business portfolio. The new framework is intended to realize prompt decision-making and business execution as well as to effectively manage and govern our overseas business, dividing our global net work into three areas, Asia, Americas and Europe.

In Asia, our history dates back to 1964 when we first opened our branch in Bangkok. Since then, the company has been successful in expanding its business throughout Asia offering a wide variety of non-life insurance products to serve the demands of various customers in the region. Along with the steady organic growth, we accelerated our expansion in the region by acquiring the Asian non-life insurance operations of Aviva in September 2004, and Taiwan’s 2nd largest non-life insurance company, Mingtai Fire and Marine in May 2005, thereby affirming our position as one of the leading non-life insurers in Asia. Further, in January 2006, we established a regional management company in Singapore, MSIG Holdings (Asia) Pte. Ltd., which now manages our Asian business, mainly those in the ASEAN region.

Outside of Asia, in January 2002 we established the first Japanese non-life insurance holding company in the United States placing 8 subsidiaries, including 2 insurance subsidiaries under its management in order to strengthen and broaden our business in North America. In Europe, our Lloyds operation continues to move forward, steadily growing and diversifying the syndicate’s business since its foundation in April 2000. Further to affirm our support to the syndicate, in October 2006, we successfully launched our own dedicated managing agent, Mitsui Sumitomo Insurance Underwriting at Lloyd’s Limited, also confirming our commitment to the Lloyds market. For our reinsurance business, in November 2006, we increased the capital base of our reinsurance subsidiary MS Frontier Reinsurance Limited (based in Hamilton, Bermuda) from US$200 million to US$300 million, in order to expand our group’s global reinsurance operations.

Life Insurance Business

We view our life insurance business as one of our core operations, together with our non-life insurance business. We believe that the expansion of our life insurance business can contribute to long-term growth and increased profits. In October 2001, in conjunction with the Merger, Mitsui Mirai Life Insurance and The Sumitomo Marine Yu-Yu Life Insurance merged to become Mitsui Sumitomo Kirameki Life Insurance Company, Limited, a wholly-owned subsidiary of us. Mitsui Sumitomo Kirameki Life’s principal office is located in Tokyo, and it has approximately 597 employees and 19 branches throughout Japan.

Mitsui Sumitomo Kirameki Life utilizes a network of approximately 14,904 agents from our nationwide network to sell life insurance products, mainly consisting of whole life insurance, term insurance, income benefit insurance and living benefit insurance. Since it started operations, Mitsui Sumitomo Kirameki Life has been steadily expanding its business. It had underwritten approximately 917,000 insurance contracts, excluding group insurance contracts, as of March 31, 2007, compared to approximately 876,000 contracts as of March 31, 2006. Furthermore, total insurance in force was ¥10.7 trillion as of March 31, 2007, compared to approximately ¥11.0 trillion as of March 31, 2006. Mitsui Sumitomo Kirameki Life’s net profit was ¥9.9 billion for the fiscal year ended March 31, 2007.

We established a joint venture with the U.S.-based CitiGroup and began selling personal annuities in October 2002. Subsequently, in July 2005 Citigroup sold its life insurance and annuity business, including the aforementioned joint venture, to MetLife, Inc., of the United States, making MetLife our new partner in this joint venture.

Later, on October 1, 2005, the name of this company was changed to Mitsui Sumitomo MetLife Insurance Co., Ltd. The joint venture will continue to carry out sales centered on individual annuities.

In the last five years since its inception, Mitsui Sumitomo MetLife Insurance Co. has expanded its sales channel and developed competitive new products. As a result, Mitsui Sumitomo MetLife Insurance Co. has become one of the leaders in the industry. At the end of March 31, 2007, the net premiums written was ¥693.3 billion, the amount of insurance contracts in effect was ¥2,312 billion, and the number of insurance contracts in effect was 217,715.

In order to provide annuities for the long-term, the credibility of the company is crucial in gaining customer trust. Mitsui Sumitomo MetLife Insurance Co. has received an insurance financial strength rating of AA from Standard & Poor’s, and an insurance claims paying ability rating of AA form Rating and Investment Information, Inc. (As of April 2007.)

We differentiate this joint venture from Mitsui Sumitomo Kirameki Life through its unique sales channels and products.

Direct Marketing Non-Life Insurance

We have made Mitsui Direct General Insurance Company, Ltd. (“MDGI”) its subsidiary by subscribing for the new shares that MDGI issued and by further acquiring MDGI’s outstanding shares from the minority shareholders. MDGI was established by Mitsui & Co. Ltd. and other companies of Mitsui group in June 1999 and started business operations in June 2000. MDGI has expanded its internet non-life insurance business by focusing on the internet business model from the spread of internet users.

Financial Services

On December 1, 2002 Sumitomo Mitsui Asset Management Company, Limited, the 17.5%-owner affiliate of the Mitsui Sumitomo Insurance, was formed through the merger of MITSUI SUMITOMO INSURANCE Asset Management Co., Ltd., the former wholly owned subsidiary, and four other asset management companies. MITSUI SUMITOMO INSURANCE Asset Management Co., Ltd. was consolidated until November 30, 2002, and Sumitomo Mitsui Asset Management Company, Limited was accounted for under the equity method from December 1, 2002.

Sumitomo Mitsui Asset Management is one of the largest asset management companies in Japan, with its operations consisting of two businesses: investment advisory services and management of investment trusts. The asset management market in Japan is expected to grow in the long term, and we expect the already fierce competition in the market to intensify. As of March 31, 2007, assets under management totaled approximately ¥11,610 billion for Sumitomo Mitsui Asset Management.

We conduct our venture capital business through MITSUI SUMITOMO INSURANCE Venture Capital Co., Ltd., a wholly-owned subsidiary. In addition to utilizing MITSUI SUMITOMO INSURANCE Venture Capital for the purpose of investing our own insurance assets, we seek to provide value-added venture capital asset management services to third party customers through MITSUI SUMITOMO INSURANCE Venture Capital. We are also seeking to expand our venture capital consulting capability.

Long-Term Care Services

With the introduction in April 2000 of the Long-term Care Insurance Law in Japan, Mitsui Sumitomo Insurance moved to strengthen its capability with respect to nursing care services. In October 2001, three nursing care related companies, Life Services Net, Well Life Services and Sumitomo Marine Sawayaka Net, merged to become MITSUI SUMITOMO INSURANCE Care Network Company, Limited. MITSUI SUMITOMO INSURANCE Care Network plays a principal role for us in the nursing care field and provides home-visit long-term care, private nursing home services and long-term care training services in the Nagoya region in central Japan and in the Yokohama area near Tokyo. MITSUI SUMITOMO INSURANCE Care Network Company, Ltd. opened another private-pay nursing home named “Yu Life Setagaya” in Setagaya-Ward, Tokyo, in July 2006, following the previous nursing home, “Yu Life Yokohama,” which was opened in 1995. Our group aims to develop a comprehensive nursing service business, centering on the private nursing home business, and to contribute to prosperous longevity in the light of the rapidly aging population.

Alliances with Other Financial Institutions

As part of our strategy to enhance our insurance business and to expand other operations such as financial businesses and risk related services, we have entered into the following alliances with other financial institutions:

•	In November 2001, we agreed with Mitsui Life, Sumitomo Life and Sumitomo Mitsui Banking Corporation to execute a wide-ranging alliance to further strengthen our insurance business. The proposed strategies are (i) collaboration of distribution channels among Mitsui and Sumitomo group insurance companies, (ii) joint-research and development of hybrid life and non-life insurance and financial products, (iii) concentration of Mitsui Life’s non-life subsidiary’s business in us and (iv) reorganization of asset management businesses. The agreement in April 2002 for merger of our asset management subsidiaries, described above, is a result of this alliance. As a further result of this alliance, Mitsui Life’s non-life insurance subsidiary, Mitsui Seimei General Insurance had transferred its policies to us until November 2003. Mitsui Life now promotes sales of our non-life insurance products.

•	In April 2002, American Appraisal Associates, the world’s largest valuation consulting firm, and InterRisk Research Institute & Consulting, a general think tank and consulting firm within the Mitsui Sumitomo Insurance group, established a joint venture corporation, American Appraisal Japan, to begin a full-service professional valuation practice in the Japanese appraisal market. American Appraisal Japan will provide a wide array of valuation services including with respect to corporations, machines and equipment, land and intangible assets. We, as a group, seek increased growth and revenues through marketing appraisal services to our corporate insurance clients.

•	Mitsui Sumitomo entered into a sales alliance with AXA Life Insurance Company, Ltd. in July 2004, with the aim of AXA Life introducing Mitsui Sumitomo defined contribution plans (Japanese 401k) and consulting services. We believe AXA Life has a competitive advantage in the market for small to medium companies and has a special full-time advisor channel. We believe the alliance enables Mitsui Sumitomo to promote defined contribution plans through cross-selling to the life insurance customers of AXA. At the same time, AXA Life can provide higher-quality products and services to their customers for the convenience of the customers.

•	In May 2004, Mitsui Sumitomo and Tokai Tokyo Securities Co., Ltd. (“TTS”) entered into a business and capital alliance in order to provide attractive products and services to meet customer demands. Currently, TTS carries Mitsui Sumitomo’s life insurance, non-life insurance, and variable annuities products, and together, provides support services to small to medium companies. TTS ranks top in the sales of Mitsui Sumitomo’s insurance products and variable annuities. Mitsui Sumitomo plans to continue the alliance with TTS and build an integrated securities and insurance business model using both companies’ business knowledge.

Investments

We invest in a portfolio of assets funds which are either (i) such portion of deposit premiums by policyholders under deposit-type insurance that have not been due for refund to the policyholders or (ii) our other general funds including such portion of net premiums written that have not been disbursed as indemnity payments. The deposit premiums are to be refunded to policyholders at maturity of deposit-type insurance, together with interest which is calculated at pre-agreed rates of interest and a portion of the investment return on the relevant deposit premiums. The investment return on the deposit premiums directly affects the attractiveness to policyholders of our deposit type products. Other general funds are to be used by us for indemnity payments under insurance policies upon occurrence of the risks covered, for working capital and for other general corporate purposes. Our principal investment objectives are first, to maintain the high quality of our investment assets in order to strengthen our claim payment capabilities. Second, we seek to maintain sufficient liquidity to meet the requirements of timely indemnity payments and payments of maturity refunds and dividends under deposit-type insurance policies. Third, upon satisfying the first two objectives described above, we seek to obtain the highest possible return on our investments.

With regard to the distribution of our investment assets among different asset types, we seek to ensure that our general funds and premiums received on deposit-type insurance policies match investments with different risk profiles relating to the characteristics of the respective sources of the investment assets and thus respective corresponding liabilities. With regard to deposit-type insurance, because our liabilities consist of yen-denominated liabilities with respect to maturity refunds and dividends, we endeavor to secure stable investment income sources, as well as sufficient liquidity and relatively low risk, by allocating the corresponding investment assets primarily among yen-denominated deposits and savings, call loans, bonds and loans. With regard to our general funds, in addition to the above-mentioned yen-denominated assets, we diversify our investments among Japanese equities and foreign securities, real estate and other investments, thereby seeking stable investment income sources while at the same time seeking higher returns on investments.

In connection with the amendment of the Insurance Business Law, which came into force in April 1996, most government regulations relating to our investments were eliminated. The remaining regulations limit the percentage of the book value of our assets that may be invested in specified categories of investment products without the approval of the Commissioner of the Financial Services Agency. For example, without such approval, investments in shares in Japanese companies are limited to 30%, investments in assets denominated in foreign currencies are limited to 30%, and investments in real estate are limited to 20%, in each case, of the book value of our total assets, less reserves for deposit-type policies and certain specified assets, under Japanese GAAP.

The following table, prepared on a U.S. GAAP basis, sets forth our investments as of each date indicated:

	As of March 31,
	2005	2006	2007
	(In millions)

Investments — other than investments in affiliates:
Securities available for sale:
Fixed maturities, at fair value	¥3,043,851	¥3,193,503	¥3,317,804
Equity securities, at fair value	2,194,402	3,105,217	3,312,574
Securities held to maturity:
Fixed maturities, at amortized cost	181,585	261,170	384,215
Mortgage loans on real estate	19,048	15,129	11,511
Investment real estate, at cost less depreciation	52,179	53,034	49,192
Policy loans	34,898	38,615	38,523
Other long-term investments	721,209	721,491	715,972
Short-term investments	98,804	93,829	113,671

Total investments	¥6,345,976	¥7,481,988	¥7,943,462

Cash and cash equivalents	¥366,228	¥385,165	¥369,941

Investments in and indebtedness from affiliates:
Investments	¥56,727	¥59,480	¥46,198
Indebtedness	1,807	2,164	3,008

Total investments in and indebtedness from affiliates	¥58,534	¥61,644	¥49,206

A substantial portion of our investments consists of our direct investments at the parent company level. As of March 31, 2007, parent company-level investments represented 83.7% of our total investments and investments at the level of Mitsui Sumitomo Kirameki Life represented 10.4%.

Securities available for sale

We invest in a diversified portfolio of securities. The following table, prepared on a U.S. GAAP basis, sets forth our securities by type as of each date indicated:

	As of March 31,
	2005	2006	2007
	(In millions)

Japanese bonds	¥2,169,693	¥2,188,253	¥2,243,740
Foreign bonds	874,158	1,005,250	1,074,064

Total bonds other than affiliates	3,043,851	3,193,503	3,317,804
Japanese equities	2,018,390	2,881,991	3,057,218
Foreign equities	176,012	223,226	255,356

Total equities other than affiliates	2,194,402	3,105,217	3,312,574

Securities available for sale	¥5,238,253	¥6,298,720	¥6,630,378

Japanese bonds.  We invest in Japanese government bonds, local government bonds and corporate bonds, which generally yield higher returns on investment, yet are nearly as liquid, when compared with deposits and savings or call loans. Fluctuations in market interest rates, in the absence of countervailing hedging or other procedures, could result in losses or gains in the carrying value of our investments in such bonds. We use interest rate swaps and futures contracts to manage and control such market risks within certain parameters.

Japanese equities.  As stated above, we seek to combine the above-mentioned objectives of diversifying investments and obtaining high investment returns while maintaining and enhancing business relationship with major corporate customers in Japan through ownership of shares in such customers on a long-term basis. However, stocks are exposed to volatility risk that is substantially higher than that of other assets in which we generally invest, and we believe that this type of stock holding generates significant risk for our portfolio. Accordingly, we seek to reduce our levels of stock holdings.

Foreign bonds.  We invest in government and corporate bonds of foreign issuers with a view toward generating interest income which is generally higher as compared with investments in Japanese bonds under recent market conditions, as well as toward ensuring a certain degree of liquidity in our assets in the event of a major natural disaster in Japan that temporarily incapacitates the Japanese financial and monetary system and necessitates indemnity payments under our policies. We manage and control foreign exchange exposures within certain parameters primarily by using forward exchange contracts and currency options and interest rate exposures by using interest rate swaps and futures.

Loans

Loans are one of our primary investment assets. Loans generally generate relatively high interest income. Credit risk management is the key element in operating loans. The following table, prepared on a U.S. GAAP basis, sets forth our loans, other than those to affiliates, outstanding as of each date indicated:

	As of March 31,
	2005	2006	2007
	(In millions)

Mortgage loans on real estate	¥19,048	¥15,129	¥11,511
Other long-term investments:
Mortgage loans on vessels and facilities	844	708	526
Collateral and guaranteed loans	332,455	353,389	376,405
Unsecured loans	387,487	364,704	337,662
Policy loans	34,898	38,615	38,523

Total	¥774,732	¥772,545	¥764,627

Mortgage loans on vessels and facilities, collateral and guaranteed loans and unsecured loans are included in other long-term investments.

About half of our loans are to corporate borrowers in Japan and most of the others are to individual borrowers in Japan. Since major corporate borrowers tend to look more to capital markets in raising funds, the amount of our loans outstanding to corporate borrowers has declined over the last few years. On the other hand, our efforts to expand our loan businesses have led to an increase in the amount of loans outstanding to individual borrowers, such as housing loans and consumer loans. Of our outstanding corporate loans, approximately 60% are fixed-rate loans and 40% are floating-rate loans, while the respective percentages are 70% and 30% for our outstanding individual loans.

Short-term Investments

Short-term investments consists of invested cash and money trusts. The following table, prepared on a U.S. GAAP basis, shows the amounts of short-term investments through money trusts, invested cash and commercial paper as of each date indicated:

	As of March 31,
	2005	2006	2007
	(In millions)

Money trust	¥55,382	¥49,892	¥51,069
Invested cash	20,346	23,914	47,410
Commercial paper	13,083	10,440	7,908
Other	9,993	9,583	7,284

Total	¥98,804	¥93,829	¥113,671

Cash and cash equivalents

We seek to hold adequate levels of deposits, savings and call loans in cash and cash equivalents in order to maintain liquidity for indemnity payments which may become due any time upon occurrence of the risks covered by the policies.

Call loans are short-term loans, generally overnight to three weeks, made to banks, securities companies or money market dealers.

Investment Results

The following table, prepared on a U.S. GAAP basis, sets forth our investment results for each period indicated:

	As of March 31,
	2005	2006	2007
	(In millions)

Interest income, net of investment expenses:
Interest on fixed maturities	¥72,056	¥76,713	¥89,052
Dividends from equity securities	32,269	60,339	66,828
Interest on mortgage loans on real estate	529	434	420
Rent from investment real estate	5,976	6,361	6,194
Interest on policy loans	1,203	1,286	1,326
Interest on other long-term investments	12,353	11,666	12,408
Interest on short-term investments	1,562	2,328	2,490
Others	4,774	7,646	11,070

Gross investment income	130,722	166,773	189,788
Less investment expenses	11,243	10,671	10,599

Net investment income	119,479	156,102	179,189
Realized gains (losses) on investments:
Fixed maturities	2,476	3,332	975
Equity securities	51,081	57,348	23,955
Other investments	(2,565)	(10,481)	(615)

Total net investment income and realized gains on investments	¥170,471	¥206,301	¥203,504

Competition

The Japanese non-life insurance market expanded steadily until the 1980s. However, as the Japanese bubble economy burst, the economic growth became sluggish. Consequently, the growth of non-life insurance market also slowed down. According to the General Insurance Association of Japan, the average annual growth rate of non-life insurance market was only 1.0% (excluding direct net premiums and investment income on deposit premiums from policyholders) for the period of 2001 to 2005. Amidst this sluggish and increasingly competitive market environment, reorganization in the non-life insurance industry became active in early 2000s. In April 2001, three mergers of insurance companies took place: The Nippon Fire & Marine Insurance Co., Ltd. and The Koa Fire & Marine Insurance Co., Ltd. merged into NIPPONKOA Insurance Co., Ltd.; The Dai-Tokyo Fire & Marine Insurance Co., Ltd. and The Chiyoda Fire & Marine Insurance Co., Ltd. merged into Aioi Insurance Co., Ltd.; and The Dowa Fire & Marine Insurance Co., Ltd. and Nissay General Insurance Co., Ltd. merged into Nissay Dowa General Insurance Co., Ltd. In October 2001, Mitsui Sumitomo Insurance Co., Ltd. was established through a merger of Mitsui Marine & Fire Insurance Co., Ltd. and The Sumitomo Marine & Fire Insurance Co., Ltd. In July 2002, SOMPO JAPAN Insurance Inc. was formed by a merger of Yasuda Fire & Marine Insurance Co., Ltd. and The Nissan Fire & Marine Insurance Co., Ltd. Furthermore, The Tokio Marine & Fire Insurance Co., Ltd. and The Nichido Fire & Marine Insurance Co., Ltd. established a joint holding company, Millea Holdings, Inc., in April 2002 and merged into Tokio Marine & Nichido Fire Insurance Co., Ltd. in October 2004. Millea Holdings, Inc. made Nisshin Fire & Marine Insurance Co., Ltd. its wholly owned subsidiary in September 2006. As a result, only 7 listed non-life insurance groups survived out of the 14 listed non-life insurance companies as of March 31, 2001. These top 6 groups represented 86% of the market share of the total net premium income in FY2005. In addition, the competition remains severe in the non-life industry.

With regard to competition with foreign companies, while major insurance companies with global operations, such as American Home Assurance Co. and Zurich Insurance Co., have entered the Japanese insurance market, we believe that their current strategy focuses on marketing methods and products that are yet to be cultivated in Japan, including direct marketing to individual customers as well as risk-segmented automobile insurance. According to “Insurance — Non-life Insurance Statistics” issued by the Insurance Research Institute, in the area of voluntary automobile insurance, the market share of foreign insurance companies is still around 4% as of March 31, 2006. However, we believe that it is probable that, over time, some foreign insurers will succeed in increasing their sales through such strategies, given the nature of the Japanese individual non-life insurance market, where customers prefer to deal with their insurance companies and agents on a face-to-face basis.

As for Japan’s life insurance companies, they have already been competing directly with the non-life insurance companies in the “third sector” insurance business, and in 1996 many life insurers established non-life insurance subsidiaries as permitted under the 1995 amendments to the Insurance Business Law. However, while life insurance subsidiaries of non-life insurers have been growing steadily, many non-life insurance subsidiaries of life insurers have faced sluggish growth. As a result, those non-life insurance subsidiaries of life insurers integrated with, merged with, or transferred business to traditional non-life insurance companies. As of February 1, 2007, there only remained two of life insurers; Sumi-Sei General Insurance Co., Ltd., and Meiji Yasuda General Insurance Co., Ltd.

In addition, the non-life insurance is likely to progress even further, which may further intensify competition. The sale channels are expected to change in anticipation of the complete deregulation of bank channels to sell insurance products. Therefore, non-life insurance companies are developing new sales channels utilizing financial institutions, while simultaneously working to increase the profitability and added value at existing insurance agencies, as the priority concern.

Regulation

The Japanese insurance market is regulated by the Insurance Business Law, as amended, as well as by cabinet orders, ministerial ordinances and various rules and regulations made by the Financial Services Agency and relevant ministries. Under the Insurance Business Law and the regulations thereunder, all insurance companies must be either joint stock corporations or mutual companies, and they must each obtain a license (non-life or life insurance) from the Prime Minister. Although the same entity cannot obtain both of non-life and life insurance licenses, non-life insurance companies are allowed to establish subsidiaries to engage in the life insurance business and life insurance companies are also allowed to establish subsidiaries to engage in non-life insurance business. The Insurance Business Law and the regulations thereunder also contain detailed provisions regarding, among other things, accounting principles and restrictions relating to the investment of insurance companies’ funds, the registration of insurance agents and insurance brokers with the Prime Minister and the nature of their soliciting activities. Foreign insurance companies which intend to conduct insurance business in Japan are also subject to the Insurance Business Law.

The business operations and financial condition of insurance companies are under the supervision of the Financial Services Agency and must comply with the internal regulations that must be approved by the Financial Services Agency, prescribing methods of operations, general policy conditions and the basis of calculation of premiums and reserves for unexpected risks. The Financial Services Agency may require insurance companies to submit reports and other documents and may carry out inspections at the companies’ offices. It is the practice of the Financial Services Agency to review the business operations of insurance companies regularly.

Under the Insurance Business Law, an insurance holding company is prohibited from carrying on business other than the administration of the management of its subsidiaries and other incidental business. An insurance holding company may have as its subsidiaries life and non-life insurance companies, banks, securities companies, trust companies, foreign companies engaging in the insurance, banking, securities or trust business and certain other companies. An insurance holding company is also subject to the supervision of the Financial Services Agency. The Financial Services Agency may require an insurance holding company or its subsidiaries to submit reports and other documents and carry out inspections at an insurance holding company’s or its subsidiaries’ offices. In addition, if an insurance holding company has a bank or a securities company as its subsidiary, such insurance holding company is also subject to supervision by the Financial Services Agency under the Banking Law or the Financial Instruments and Exchange Law, as applicable.

Japanese insurance companies are limited by the Insurance Business Law and the regulations thereunder as to the types of investment which they may make and as to the percentage of their total assets (as defined in the regulations under the Insurance Business Law and calculated on the basis of Japanese GAAP) which can be invested in each type of investment. Under these provisions, insurance company’s investment portfolio must, in general, be held in the form of cash on deposit, loans, shares, bonds, money trusts and real estate and other investments. Investments in shares and assets denominated in foreign currencies are each limited to 30% of the book value of its total assets. The aggregate investment in real estate is limited to 20% of the book value of its total assets. Investments in debt securities, loans and loaned securities are each limited to 10% of the book value of its total assets. In addition, investments in any one company (including its affiliates) is, in general, limited to 10% (in case of the loans and guarantees, 3%) of the book value of its total assets. Similar limitation also applies to an insurance company’s group on an aggregated basis.

Under the Insurance Business Law, as amended in 1998, (1) the Non-life Insurance Policyholders Protection Corporation and the Life Insurance Policyholders Protection Corporation were established, (2) an early warning measure for insurance companies was introduced, under which the regulatory authorities, such as the Financial Services Agency, may take appropriate measures against an insurance company, including an order to suspend its business operation, based upon their inspection of the operational soundness of the company in accordance with the solvency margin ratios of the company, and (3) non-life and life insurance companies became able to sell beneficiary interest certificates of securities investment trusts. In addition to the foregoing, under the Insurance Business Law as amended in 1998, non-life and life insurance companies were permitted to enter into the banking business through their subsidiaries in October 1999, and banks were permitted to enter into non-life and life insurance businesses through their subsidiaries in October 2000. Furthermore, amendments were made in 1998 to the Law Concerning Non-Life Insurance Rating Organizations abolishing the obligation previously imposed on non-life insurance companies to use the tariffs established by these organizations. As a result, non-life insurance companies may set their own premiums for the products that they offer, and competition has also increased. In addition, the Insurance Business Law as amended in 1998 liberalized the approval procedure for certain changes to the internal regulations prescribing methods of operations, general policy conditions and the basis of calculations of premiums and reserves for unexpected risks by introducing a notification procedure. Such liberalization has also caused an increase in competition among non-life insurance companies.

In the “third sector” insurance business, including accident, sickness and nursing-care insurance, the entry of life and non-life insurance companies through their subsidiaries has been fully allowed since January 2001. As from July 1, 2001, life and non-life insurance companies have been allowed to directly conduct this business without using their subsidiaries. Foreign insurance companies have concentrated on this field, and deregulation of the Japanese insurance industry has intensified competition in the “third sector” insurance business among non-life and life insurance companies, as well as foreign insurance companies.

In April 2001, the Consumer Contracts Law and the Law on Sales of Financial Products were enacted, which regulate soliciting and selling activities of non-life insurance products.

From April 2001, in further liberalization of the Japanese financial industry as a whole, non-life insurance companies can sell certain types of their products (including household fire and credit long term disability insurance, if these are provided in connection with housing loans made by banks, and overseas travel insurance) through banks’ branch offices. In October 2002, the scope of non-life insurance products which can be distributed through banks’ branch offices was expanded to include pension-type refundable personal accident insurance and asset formation injury insurance. In December 2005, insurance policies that can be sold through banks were expanded to include savings-type personal accident insurance and personal property and casualty insurance, except for automobile and business related insurances, which are non-group contracts. The restrictions on the scope of insurance policies that can be sold through banks will be abolished as from December 22, 2007.

From August 2003, insurance companies under difficulty to continue operations have been allowed to change the terms of their insurance policies (including reductions of insurance payments) subject to the approvals of the Commissioner of the Financial Services Agency and the shareholders meeting of such insurance company, implementing procedures to protect the interests of policyholders and other conditions and procedures prescribed in the Insurance Business Law.

On September 30, 2007, in line with the enactment of the Financial Instruments and Exchange Law, certain amendments to the Insurance Business Law became effective. Under the amendments, among other things, the regulations on the solicitation and selling activities of certain insurance products with market risks (such as variable insurance or annuity) have been enhanced.

Under the Law Concerning Prohibition of Private Monopolization and Maintenance of Fair Trade of Japan, or the Japanese Anti-Monopoly Law, no insurance company can acquire or hold more than 10% of the total voting rights of all shareholders of any other company in Japan without obtaining the prior approval of the Fair Trade Commission except in certain limited circumstances. Additionally, the Insurance Business Law and the regulations thereunder prohibit an insurance company and its subsidiaries from acquiring or holding, on an aggregated basis, more than 10% of the total voting rights of all shareholders of any other company in Japan except certain companies listed in the Insurance Business Law. These restrictions do not apply to an insurance holding company.

Organizational Structure

Subsidiaries and Affiliates

The following table represents our significant subsidiaries and affiliates as of March 31, 2007.

		Equity Held by Us,
	Country of	Directly or
Name	Incorporation	Indirectly (%)		Main Business

MSIG Holdings (Americas), Inc.	U.S.A.	100.0%		Holding Company
Mitsui Sumitomo Insurance USA Inc.	U.S.A.	100.0%		Property and Casualty Insurance
Mitsui Sumitomo Insurance Company of America	U.S.A.	100.0%		Property and Casualty Insurance
Mitsui Sumitomo Insurance Company (Europe), Limited	U.K.	100.0%		Property and Casualty Insurance
Mitsui Sumitomo Insurance (London Management) Ltd	U.K.	100.0%		Holding Company
Mitsui Sumitomo Insurance (London) Limited	U.K.	100.0%		Property and Casualty Insurance
MSI Corporate Capital Limited	U.K.	100.0%		Property and Casualty Insurance
Mitsui Sumitomo Insurance (Singapore) Pte Ltd	Singapore	100.0%		Property and Casualty Insurance
MSIG Holdings (Asia) Pte. Ltd.	Singapore	100.0%		Holding Company
MSIG Insurance (Singapore) Pte. Ltd.	Singapore	100.0%		Property and Casualty Insurance
Mitsui Sumitomo Insurance Company (Hong Kong), Limited	China (Hong Kong)	100.0%		Property and Casualty Insurance
MSIG Insurance (Hong Kong) Limited	China (Hong Kong)	100.0%		Property and Casualty Insurance
Mingtai Fire & Marine Insurance Co., Ltd.	Taiwan	100.0%		Property and Casualty Insurance
MSIG Insurance (Thailand) Co., Ltd.	Thailand	69.8%		Property and Casualty Insurance
PT. Asuransi Mitsui Sumitomo Indonesia	Indonesia	80.0%		Property and Casualty Insurance
PT. Aviva Insurance	Indonesia	80.0%		Property and Casualty Insurance
Mitsui Sumitomo Insurance (Malaysia) Bhd	Malaysia	73.9%		Property and Casualty Insurance
Mitsui Sumitomo Seguros S/A.	Brazil	93.7%		Property and Casualty Insurance
Mitsui Sumitomo Reinsurance Limited	Ireland	100.0%		Reinsurance
MS Frontier Reinsurance Limited	Bermuda	100.0%		Reinsurance
Mitsui Sumitomo Kirameki Life Insurance Company, Limited	Japan	100.0%		Life Insurance
Mitsui Direct General Insurance Company, Limited	Japan	66.5	%(2)	Property and Casualty Insurance

		Equity Held by Us,
	Country of	Directly or
Name	Incorporation	Indirectly (%)		Main Business

MITSUI SUMITOMO INSURANCE Venture Capital Co., Ltd.	Japan	100.0%		Venture Capital
Sumitomo Mitsui Asset Management Company, Limited(1)	Japan	17.5%		Asset Management
Mitsui Sumitomo MetLife Insurance Co., Ltd.(1)	Japan	50.0	%(3)	Life insurance

(1)	This company is accounted for by the equity method.

(2)	We hold 69.6% of voting rights of this company.

(3)	We hold 51.0% of voting rights of this company.

Property, Plants and Equipment

Property

We own real estate properties either for use in our operations or for investment purposes. We lease some of our office space in Japan. Our head office is located in Tokyo. Our other major offices in Japan are located in Tokyo, Chiba, Nagoya, Kobe and Sendai.

As of March 31, 2007, the net book value of the land and buildings owned by us was ¥181.9 billion, and the net book value of equipment owned by us, including communications and data processing facilities, was ¥29.3 billion. We lease other equipment we use in our operations.

The following table sets forth information, as of March 31, 2007, with respect to our significant properties:

Principal Facilities or			Floor Space
Subsidiary Name	Location	Principal Uses	(Square Meters)

Chiba New Town Center	2-2-1, Otsuka, Inzai-city, Chiba	Computer Center	78,703.06
Surugadai Building	3-9 Kanda-Surugadai, Chiyoda-ku, Tokyo	Sales Office	75,500.62
Hachioji Center	1-41-1, Koyasu-cho, Hachioji-city, Tokyo	Computer Center	20,193.34
Nagoya Building	1-2-1, Nishiki, Naka-ku, Nagoya-city, Aichi	Sales Office	15,260.80
Kobe Building	1-1-18, Sakaedori, Tyuuou-ku, Kobe-city, Hyougo	Sales Office	11,100.99
Sendai Building	2-5-27, Itibantyou, Aoba-ku, Sendai-city, Miyagi	Sales Office	9,437.68

None of the above properties owned by us was subject to mortgages or other liens as of March 31, 2007. We know of no material defect in the title to any of our properties nor of any material adverse claim with respect to any of our properties, either pending or contemplated.

We consider our office and other facilities to be well maintained and adequate for our current requirements.

MITSUI SUMITOMO MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the consolidated financial statements and the interim financial statements of Mitsui Sumitomo included in this prospectus. Mitsui Sumitomo prepares its consolidated financial statements in accordance with U.S. GAAP, and accordingly the following discussion is based on Mitsui Sumitomo’s U.S. GAAP financial information. Mitsui Sumitomo’s fiscal year end is March 31.

Overview

Our financial condition and results of operations are generally affected by economic conditions in Japan and, to a lesser extent, other parts of the world in which we and our subsidiaries conduct business.

Japan’s economy experienced a significant downturn throughout the 1990s and early 2000s. After a long recession and deflationary economic conditions, the economy turned upward due to the deregulation and structural changes in the economy, as well as stabilization of the financial system. Japan enjoyed five consecutive years of positive growth in real terms. In the fiscal year ended March 31, 2007, Japan’s real gross domestic product, or GDP, increased by 2.1% as compared with the previous fiscal year, led by corporate fixed investment which increased by 7.9%.

As the economy grew steadily and corporate earnings increased, the Japanese stock markets have generally recovered from a record low in 2003. The Nikkei 225 recovered from less than 8,000 in 2003 to 17,000 in 2005, though the stock markets were relatively flat in fiscal year 2006. We have invested in securities of Japanese and foreign issuers, primarily marketable equity securities, for relationship and other purposes. Substantially all of our marketable equity securities are classified as available-for-sale securities. The fair value of these securities exposes us to equity price risks that can affect our earnings. The carrying amounts of equity securities classified as available-for-sale securities in our consolidated balance sheets were ¥3,312,574 million as of March 31, 2007 and ¥3,105,217 million as of March 31, 2006. Changes in the value of these securities affect our financial statements in two ways. First, they are carried on the balance sheet at fair value, and any gains or losses resulting from changes in values of these securities are reported, net of related taxes, as a separate item under stockholders’ equity, but are not reflected in earnings for the current period unless sold. Second, if these securities have experienced a decline in value below their respective costs that are considered to be other than temporary, the declines are recorded as a loss and charged against current earnings.

Results of Operations

The following table sets forth our selected income statement information for each of the periods indicated:

	Year Ended March 31,
	2005	2006	2007	2007
	(Yen amounts in millions, dollar amounts in thousands)

Revenue:
Net premiums written	¥1,402,977	¥1,458,507	¥1,489,379	$12,621,856
Less increase in unearned premiums	45,229	35,706	20,299	172,025

Net premiums earned	1,357,748	1,422,801	1,469,080	12,449,831
Premium income for life insurance contracts	156,254	179,430	193,551	1,640,263
Investment income, net of investment expenses	119,479	156,102	179,189	1,518,551
Net realized gains on investments	50,992	50,199	24,315	206,059

Total revenue	1,684,473	1,808,532	1,866,135	15,814,703

Expenses:
Losses, claims and loss adjustment expenses:
Losses and claims incurred and provided for	918,771	881,623	909,656	7,708,949
Related adjustment expenses	62,614	68,855	70,001	593,229
Policyholder benefits for life insurance contracts	128,659	151,365	156,591	1,327,042
Policy acquisition costs	368,999	340,878	367,224	3,112,068
Investment income credited to investment deposits by policyholders	53,487	50,840	48,482	410,864
Gain on transfer of the substitutional portion of the Employee Pension Fund	(22,002)	—	—	—
Other expenses	106,872	133,994	146,742	1,243,576

Total expenses	1,617,400	1,627,555	1,698,696	14,395,729

Income before income taxes	67,073	180,977	167,439	1,418,975
Income taxes:
Current	13,818	35,497	43,747	370,737
Deferred	6,438	25,030	9,208	78,034

Total income taxes	20,256	60,527	52,955	448,771
Minority interests	123	560	568	4,814

Net income	¥46,694	¥119,890	¥113,916	$965,390

Fiscal Year Ended March 31, 2007 compared with the Fiscal Year Ended March 31, 2006

Net Premiums Written.  In non-life insurance business, partly due to an order for partial suspension of business we received from the Financial Services Agency of Japan, which was effective from June 2006 to February 2007, net premiums written in the parent company decreased by ¥7.9 billion. On the other hand, net premiums written increased by ¥38.7 billion at overseas subsidiaries due mainly to the business expansion in European subsidiaries and the fact that certain Asian subsidiaries acquired in 2006 contributed their net premium written only in the second half of the year to the consolidated financial statements for the year ended March 31, 2006. As a result, net premiums written increased 2.1% from ¥1,458.5 billion for the fiscal year ended March 31, 2006 to ¥1,489.4 billion for the fiscal year ended March 31, 2007. Net premiums earned increased 3.3% from ¥1,422.8 billion for the fiscal year ended March 31, 2006 to ¥1,469.1 billion for the fiscal year ended March 31, 2007.

Net premiums written for voluntary automobile insurance increased 2.1% from ¥587.3 billion for the fiscal year ended March 31, 2006 to ¥599.7 billion for the fiscal year ended March 31, 2007. This was due mainly to the fact that certain Asian subsidiaries acquired in 2006 contributed their net premium written only in the second half of the year to the consolidated financial statements for the year ended March 31, 2006 and the consolidated financial statements for the year ended March 31, 2007 include the account of Mitsui Sumitomo Insurance (Malaysia) Bhd. which was accounted for under the equity method for the year ended March 31, 2006. Voluntary automobile insurance premiums account for approximately 40% of our net premiums, and thus voluntary automobile insurance underwriting results significantly affect our overall profit.

Net premiums written for compulsory automobile liability insurance decreased 0.7% from ¥193.4 billion for the fiscal year ended March 31, 2006 to ¥192.1 billion for the fiscal year ended March 31, 2007, due to the implementation of a reduction in the basic premium rates (a decline in the government subsidies for compulsory automobile liability insurance premiums) in April 2005.

Net premiums written for fire and allied lines insurance increased 1.4% from ¥205.2 billion for the fiscal year ended March 31, 2006 to ¥208.2 billion for the fiscal year ended March 31, 2007, due to the business expansion in reinsurance subsidiaries and the fact that certain Asian subsidiaries acquired in 2006 contributed their net premium written only in the second half of the year to the consolidated financial statements for the year ended March 31, 2006.

Net premiums written for personal accident insurance decreased 2.4% from ¥143.2 billion for the fiscal year ended March 31, 2006 to ¥139.8 billion for the fiscal year ended March 31, 2007, due to an order for partial suspension of business from the Financial Services Agency of Japan, which was effective from June 2006 to February 2007.

Net premiums written for cargo and transit insurance increased 9.7% from ¥83.3 billion for the fiscal year ended March 31, 2006 to ¥91.4 billion for the fiscal year ended March 31, 2007, due to the efforts to expand sales foundation.

Net premiums written for hull insurance increased 18.3% from ¥16.6 billion for the year ended March 31, 2006 to ¥19.6 billion for the year ended March 31, 2007, due to the efforts to expand sales foundation.

Net premiums written for other types of insurance increased 3.9% from ¥229.6 billion for the fiscal year ended March 31, 2006 to ¥238.7 billion for the fiscal year ended March 31, 2007, reflecting the business expansion in European subsidiaries.

Premium Income for Life Insurance Contracts.  In the life insurance business, measures taken to promote cross-sales at Mitsui Sumitomo Kirameki Life, a wholly-owned subsidiary, as well as increased direct sales and proactive sales activities, led to growth in the amount of individual insurance and individual annuity insurance in force. As a result, life insurance premiums increased 7.9% from ¥179.4 billion for the fiscal year ended March 31, 2006 to ¥193.6 billion for the fiscal year ended March 31, 2007.

Investment Income.  Investment income, net of investment expenses, increased 14.8% to ¥179.2 billion for the fiscal year ended March 31, 2007 from ¥156.1 billion for the fiscal year ended March 31, 2006, due to an increase in the number of companies raising or restoring dividends amid an overall recovery in corporate earnings in Japan, an increase in investible funds, a rise in overseas stock prices and a trend toward a weakening of the yen.

Realized Gains (Losses) on Investments.  We recorded realized gains on investments in the amount of ¥24.3 billion for the fiscal year ended March 31, 2007 compared to realized gains in the amount of ¥50.2 billion for the fiscal year ended March 31, 2006. For the year ended March 31, 2006, we recorded realized gains on equity securities in the amount of ¥57.3 billion, and for the year ended March 31, 2007, we recorded realized gains of ¥24.0 billion. This decrease was mainly due to a decrease in sales of equity securities that had been in an unrealized gain position, and also relates to the gain of ¥15.3 billion for a nonmonetary exchange of marketable equity securities recorded for the fiscal year ended March 31, 2006. This gain was calculated in accordance with EITF

No. 91-5, “Nonmonetary Exchange of Cost-Method Investments”, which was determined as the difference between acquisition costs of pre-merger Sankyo Co., Ltd. shares that we had held and the fair market value of post-merger Daiichi Sankyo Co., Ltd. shares that we received in exchange for shares of Sankyo Co., Ltd. following the merger between Daiichi Pharmaceutical Co., Ltd. and Sankyo Co., Ltd. For the fiscal year ended March 31, 2006, we recorded realized gains on fixed maturity securities in the amount of ¥3.3 billion and realized gains in the amount of ¥1.0 billion for the fiscal year ended March 31, 2007. With respect to other investments, we recorded realized losses in the amount of ¥10.5 billion for the fiscal year ended March 31, 2006 and we recorded realized losses in the amount of ¥0.6 billion for the fiscal year ended March 31, 2007. This reflected decrease in realized losses on derivatives for the fiscal year ended March 31, 2007. Our non-performing loan situation improved between the two fiscal years, as the amount of impaired loans decreased from ¥9.0 billion as of March 31, 2006 to ¥4.3 billion as of March 31, 2007 and the amount of total allowance for credit losses also decreased from ¥6.9 billion as of March 31, 2006 to ¥1.7 billion as of March 31, 2007.

Losses, Claims and Loss Adjustment Expenses.  Losses, claims and loss adjustment expenses increased 3.1% from ¥950.5 billion for the fiscal year ended March 31, 2006 to ¥979.7 billion for the fiscal year ended March 31, 2007. Of these expenses, losses and claims incurred and provided for, or net loss incurred, increased 3.2% from ¥881.6 billion for the fiscal year ended March 31, 2006 to ¥909.7 billion for the fiscal year ended March 31, 2007. The overall net loss ratio, which is the ratio of net loss incurred to net premiums earned, slightly decreased from 62.0% for the fiscal year ended March 31, 2006 to 61.9% for the fiscal year ended March 31, 2007.

Net loss incurred for voluntary automobile insurance increased 8.3% from ¥370.8 billion for the year ended March 31, 2006 to ¥401.4 billion for the year ended March 31, 2007. The net loss ratio for this line of business increased 4.1% from 62.8% for the year ended March 31, 2006 to 66.9% for the year ended March 31, 2007. This was due mainly to an increase in bodily injury losses for the year ended March 31, 2007.

Net loss incurred for compulsory automobile liability insurance decreased 10.9% from ¥154.4 billion for the fiscal year ended March 31, 2006 to ¥137.6 billion for the fiscal year ended March 31, 2007. The net loss ratio for compulsory automobile liability insurance declined 8.6% from 79.7% for the year ended March 31, 2006 to 71.1% for the year ended March 31, 2007. This reflected the reverse impact compared to the fiscal year ended March 31, 2006, which was brought by the usage of more adequate data to estimate the amount of unreported losses and consequently the net loss incurred for the year ended March 31, 2006 was higher, compared with that for the year ended March 31, 2007.

Net loss incurred for fire and allied lines insurance decreased 4.6% from ¥97.8 billion for the fiscal year ended March 31, 2006 to ¥93.3 billion for the fiscal year ended March 31, 2007. This reflected a substantial decrease in losses in the reinsurance subsidiary, which suffered from claims for natural disasters for the fiscal year ended March 31, 2006. The net loss ratio for this line of business also decreased 3.9% to 50.4% for the fiscal year ended March 31, 2007 compared to 54.3% for the fiscal year ended March 31, 2006.

Net loss incurred for personal accident insurance increased 15.3% from ¥60.1 billion for the fiscal year ended March 31, 2006 to ¥69.3 billion for the fiscal year ended March 31, 2007. The net loss ratio for this line of business increased 6.6% from 45.0% for the fiscal year ended March 31, 2006 to 51.6% for the fiscal year ended March 31, 2007, due mainly to increases in losses for Viv Shusin whole life medical insurance and general overseas travel insurance.

Net loss incurred for cargo and transit insurance increased 11.8% from ¥34.7 billion for the fiscal year ended March 31, 2006 to ¥38.8 billion for the fiscal year ended March 31, 2007. The net loss ratio for this line of business decreased 0.4% from 43.4% for the fiscal year ended March 31, 2006 to 43.0% for the fiscal year ended March 31, 2007. An increase in net loss incurred for the fiscal year ended March 31, 2007 resulted from the business expansion of cargo and transit insurance. The net loss ratio remained almost unchanged.

Net loss incurred for hull insurance increased 14.6% from ¥14.5 billion for the fiscal year ended March 31, 2006 to ¥16.6 billion for the fiscal year ended March 31, 2007. The net loss ratio for this line of business decreased 3.4% from 93.3% for the fiscal year ended March 31, 2006 to 89.9% for the fiscal year ended March 31, 2007. An increase in net loss incurred for the fiscal year ended March 31, 2007 resulted from the business expansion of hull insurance, which led to a slight decline in the net loss ratio.

Net loss incurred for other types of insurance increased 2.2% from ¥149.3 billion for the fiscal year ended March 31, 2006 to ¥152.6 billion for the fiscal year ended March 31, 2007. Although net loss incurred for other types of insurance increased, the increase in the ratio of net earned premiums exceeded that of net loss incurred, due mainly to the business expansion in European subsidiaries for the fiscal year ended March 31, 2007. Consequently, the net loss ratio for other types of business declined 3.1% from 65.0% for the fiscal year ended March 31, 2006 to 61.9% for the fiscal year ended March 31, 2007.

Policyholder Benefits for Life Insurance Contracts.  Policyholder benefits for life insurance contracts increased 3.5% from ¥151.4 billion for the fiscal year ended March 31, 2006 to ¥156.6 billion for the fiscal year ended March 31, 2007, reflecting the expansion of the life insurance business.

Policy Acquisition Costs.  Policy acquisition costs increased 7.7% from ¥340.9 billion for the fiscal year ended March 31, 2006 to ¥367.2 billion for the fiscal year ended March 31, 2007. This reflected business expansion at certain subsidiaries.

Investment Income Credited to Investment Deposits by Policyholders.   Investment income credited to investment deposits by policyholders decreased 4.6% to ¥48.5 billion for the fiscal year ended March 31, 2007 from ¥50.8 billion for the fiscal year ended March 31, 2006. This reflected a decline in investment deposits by policyholders from ¥2,265.3 billion as of March 31, 2006 to ¥2,196.6 billion as of March 31, 2007.

Other expenses.  Other expenses increased 9.5% from ¥134.0 billion for the fiscal year ended March 31, 2006 to ¥146.7 billion for the fiscal year ended March 31, 2007. This reflected the business expansion in overseas subsidiaries.

Income Before Income Taxes.  As a result of the foregoing, income before income taxes decreased 7.5% to ¥167.4 billion for the fiscal year ended March 31, 2007 from ¥181.0 billion for the fiscal year ended March 31, 2006.

Income Taxes.  We recorded income tax expense in the amount of ¥53.0 billion for the year ended March 31, 2007, representing an effective income tax rate of 31.6%, compared to income tax expense in the amount of ¥60.5 billion for the year ended March 31, 2006, representing an effective income tax rate of 33.4%. This represents a decrease of 1.8 percentage points over the fiscal year ended March 31, 2006.

Net Income.  As a result of the foregoing, net income decreased 5.0% to ¥113.9 billion for the fiscal year ended March 31, 2007 compared to ¥119.9 billion for the fiscal year ended March 31, 2006.

Fiscal Year Ended March 31, 2006 compared with the Fiscal Year Ended March 31, 2005

Net Premiums Written.  In the non-life insurance business, we moved decisively to strengthen our overseas business by taking steps that included the acquisition of insurance companies in Asia. In products for households, we launched sales of MOST First Class, a top-grade automobile insurance product. Meanwhile, we also sold company-oriented products that included New Business Pika-Ichi fire insurance targeted at small- and medium-sized businesses. As a result, net premiums written increased 4.0% from ¥1,403.0 billion for the fiscal year ended March 31, 2005 to ¥1,458.5 billion for the fiscal year ended March 31, 2006. Net premiums earned increased 4.8% from ¥1,357.7 billion for the fiscal year ended March 31, 2005 to ¥1,422.8 billion for the fiscal year ended March 31, 2006.

Net premiums written for voluntary automobile insurance increased 0.8% from ¥582.4 billion for the fiscal year ended March 31, 2005 to ¥587.3 billion for the fiscal year ended March 31, 2006. This increase was due to efforts to expand sales, mainly for MOST First Class, a new automobile insurance product, as well as a rise in net premiums written by overseas subsidiaries that resulted from an increase in the number of overseas consolidated subsidiaries and the effects of a weakening of the yen.

Net premiums written for compulsory automobile liability insurance decreased 1.2% from ¥195.7 billion for the fiscal year ended March 31, 2005 to ¥193.4 billion for the fiscal year ended March 31, 2006, reflecting the implementation of a reduction in the basic premium rates (a decline in the government subsidies for compulsory automobile liability insurance premiums) in April 2005.

Net premiums written for fire and allied lines insurance increased 9.1% from ¥188.1 billion for the fiscal year ended March 31, 2005 to ¥205.2 billion for the fiscal year ended March 31, 2006. This increase was due to expanded sales, with efforts focused mainly on promoting Home Pikaichi, a product for homeowners, and New Business Pikaichi, a new product targeted at small-and medium-sized businesses. A rise in net premiums written by overseas subsidiaries and the effects of a weakening of the yen also affected results favorably.

Net premiums written for personal accident insurance increased 8.1% from ¥132.5 billion for the fiscal year ended March 31, 2005 to ¥143.2 billion for the fiscal year ended March 31, 2006, reflecting an increase in net premiums written for Viv Shushin, a whole life medical insurance product, and group accident and illness insurance.

Net premiums written for cargo and transit insurance increased 16.5% from ¥71.5 billion for the fiscal year ended March 31, 2005 to ¥83.3 billion for the fiscal year ended March 31, 2006. This was mainly a result of such factors as efforts to expand our sales foundation, a rise in raw materials prices, the weakening of the yen, and a rise in net premiums written by overseas subsidiaries resulting from increases at existing subsidiaries and an increase in the number of overseas consolidated subsidiaries.

Net premiums written for hull insurance increased 15.0% from ¥14.4 billion for the fiscal year ended March 31, 2005 to ¥16.6 billion for the fiscal year ended March 31, 2006, mainly as a result of such factors as efforts to expand our sales foundation and the weakening of the yen, as well as a rise in net premiums written from existing overseas subsidiaries and an increase in the number of consolidated subsidiaries.

Net premiums written for other types of insurance increased 5.2% from ¥218.3 billion for the fiscal year ended March 31, 2005 to ¥229.6 billion for the fiscal year ended March 31, 2006, mainly due to an increase in revenue from liability insurance.

Premium Income for Life Insurance Contracts.  In the life insurance business, measures taken to promote cross-sales at Mitsui Sumitomo Kirameki Life, a wholly owned subsidiary, as well as increased direct sales and proactive sales activities led to growth in the amount of individual insurance and individual annuity insurance in force. As a result, life insurance premiums rose 14.8% from ¥156.3 billion for the fiscal year ended March 31, 2005 to ¥179.4 billion for the fiscal year ended March 31, 2006.

Investment Income.  Investment income, net of investment expenses, increased 30.7% from ¥119.5 billion for the fiscal year ended March 31, 2005 to ¥156.1 billion for the fiscal year ended March 31, 2006 due to an increase in investable funds owing to an increase in net cash provided by operating activities, an increase in the number of companies raising or restoring dividends, a rise in domestic and overseas stock prices, and a weakening of the yen.

Realized Gains (Losses) on Investments.  We recorded realized gains on investments in the amount of ¥50.2 billion for the fiscal year ended March 31, 2006 compared to ¥51.0 billion for the fiscal year ended March 31, 2005. For the fiscal year ended March 31, 2005, we recorded realized gains on equity securities in the amount of ¥51.1 billion, and for the fiscal year ended March 31, 2006, we recorded realized gains in the amount of ¥57.3 billion, which included the gain of ¥15.3 billion of nonmonetary exchange of marketable equity securities related the merger between Daiichi Pharmaceutical Co., Ltd. and Sankyo Co., Ltd. This gain was calculated in accordance with EITF No. 91-5, “Nonmonetary Exchange of Cost-Method Investments”, which was determined as the difference between acquisition costs of pre-merger Sankyo Co., Ltd. shares that we had held and the fair market value of post-merger Daiichi Sankyo Co., Ltd. shares that we received in exchange for shares of Sankyo Co., Ltd. This gain was the main reason of increase of realized gains on equity securities and other reason is that impairment loss was reduced for the fiscal year ended March 31, 2006 compared to the fiscal year ended March 31, 2005. For the fiscal year ended March 31, 2005, we recorded realized gains on fixed maturity securities in the amount of ¥2.5 billion and realized gains in the amount of ¥3.3 billion for the fiscal year ended March 31, 2006. With respect to other investments, we recorded realized losses in the amount of ¥2.6 billion for the fiscal year ended March 31, 2005, and ¥10.5 billion for the fiscal year ended March 31, 2006. Realized losses on derivatives increased for the fiscal year ended March 31, 2006. Our non-performing loan situation improved between the two fiscal years, as the amount of impaired loans decreased from ¥17.6 billion as of March 31, 2005 to ¥9.0 billion as of March 31, 2006, and the amount of total allowance for credit losses also decreased from ¥14.5 billion as of March 31, 2005 to ¥6.9 billion as of March 31, 2006.

Losses, Claims and Loss Adjustment Expenses.  Losses, claims and loss adjustment expenses decreased 3.1% from ¥981.4 billion for the fiscal year ended March 31, 2005 to ¥950.5 billion for the fiscal year ended March 31, 2006. Of these expenses, losses and claims incurred and provided for, or net loss incurred, decreased 4.0% from ¥918.8 billion for the fiscal year ended March 31, 2005 to ¥881.6 billion for the fiscal year ended March 31, 2006. The overall net loss ratio, which is the ratio of net loss incurred to net premiums earned, decreased 5.7% from 67.7% for the fiscal year ended March 31, 2005 to 62.0% for the fiscal year ended March 31, 2006.

Net loss incurred for voluntary automobile insurance decreased 0.5% from ¥372.6 billion for the fiscal year ended March 31, 2005 to ¥370.8 billion for the fiscal year ended March 31, 2006. The net loss ratio for this line of business decreased 1.3% from 64.1% for the fiscal year ended March 31, 2005 to 62.8% for the fiscal year ended March 31, 2006, as a result of such factors as a decline in natural disaster-related losses.

Net loss incurred for compulsory automobile liability insurance increased 11.3% from ¥138.8 billion for the fiscal year ended March 31, 2005 to ¥154.4 billion for the fiscal year ended March 31, 2006. The net loss ratio for compulsory automobile liability insurance increased 4.8% from 74.9% for the fiscal year ended March 31, 2005 to 79.7% for the fiscal year ended March 31, 2006. We began to collect more adequate loss-developing data to estimate the amount of reserves for unreported losses and these estimates made an impact on net loss incurred.

Net loss incurred for fire and allied lines insurance declined 37.1% from ¥155.5 billion for the fiscal year ended March 31, 2005 to ¥97.8 billion for the fiscal year ended March 31, 2006. The net loss ratio for this line of business decreased 41.0% from 95.3% for the fiscal year ended March 31, 2005 to 54.3% for the fiscal year ended March 31, 2006. These decreases primarily reflected the fact that losses from natural disasters decreased substantially in Japan.

Net loss incurred for personal accident insurance increased 10.9% from ¥54.2 billion for the fiscal year ended March 31, 2005 to ¥60.1 billion for the fiscal year ended March 31, 2006. The net loss ratio for this line of business increased 2.5% from 42.5% for the fiscal year ended March 31, 2005 to 45.0% for the fiscal year ended March 31, 2006. This reflected increased losses from general overseas travel insurance.

Net loss incurred for cargo and transit insurance increased 5.0% from ¥33.1 billion for the fiscal year ended March 31, 2005 to ¥34.7 billion for the fiscal year ended March 31, 2006. The net loss ratio for this line of business decreased 4.0% from 47.4% for the fiscal year ended March 31, 2005 to 43.4% for the fiscal year ended March 31, 2006, mainly due to the absence of large losses in Japan or overseas.

Net loss incurred for hull insurance increased 18.9% from ¥12.2 billion for the fiscal year ended March 31, 2005 to ¥14.5 billion for the fiscal year ended March 31, 2006. The net loss ratio for this line of business increased 3.7% from 89.6% for the fiscal year ended March 31, 2005 to 93.3% for the fiscal year ended March 31, 2006, due to a rise in small-scale accidents.

Net loss incurred for other types of insurance decreased 2.1% from ¥152.5 billion for the fiscal year ended March 31, 2005 to ¥149.3 billion for the fiscal year ended March 31, 2006. The net loss ratio for other types of insurance decreased 5.2% from 70.2% for the fiscal year ended March 31, 2005 to 65.0% for the fiscal year ended March 31, 2006, mainly due to decreases in large claims and losses from natural disasters.

Policyholder Benefits for Life Insurance Contracts.  Policyholder benefits for life insurance contracts increased 17.6% from ¥128.7 billion for the fiscal year ended March 31, 2005 to ¥151.4 billion for the fiscal year ended March 31, 2006. This reflected a steady increase in policies in force.

Policy Acquisition Costs.  Policy acquisition costs declined 7.6% from ¥369.0 billion for the fiscal year ended March 31, 2005 to ¥340.9 billion for the fiscal year ended March 31, 2006. This decline reflected changes to the scope of policy acquisition costs and their eligible amount for deferral. Due to these changes, net income for the year ended March 31, 2006 was decreased by ¥4.0 billion.

Investment Income Credited to Investment Deposits by Policyholders.  We recorded investment income credited to investment deposits by policyholders in the amount of ¥50.8 billion for the fiscal year ended March 31, 2006 compared to ¥53.5 billion for the fiscal year ended March 31, 2005. This reflected a decrease in policies in force.

Gain on Transfer of the Substitutional Portion of the Employee Pension Fund (“EPF”).  Further to the government’s approval obtained, Mitsui Sumitomo transferred the benefit obligation and the related government-specified portion of the plan assets of the EPF to the government on December 21, 2004 and recognized a net gain of ¥22,002 million of the subsidy from the government, derecognition of previously accrued salary progression and the settlement loss in the year ended March 31, 2005. See Note 15 to the consolidated financial statements for further detail.

Other Expenses.  Other expenses increased 25.4% from ¥106.9 billion for the fiscal year ended March 31, 2005 to ¥134.0 billion for the fiscal year ended March 31, 2006. This reflected changes to the scope of policy acquisition costs and their eligible amount for deferral (see Policy Acquisition Costs). Other expenses included impairment losses to assets in property and equipment in the amounts of ¥11.4 billion for the fiscal year ended March 31, 2005 and ¥0.1 billion for the fiscal year ended March 31, 2006.

Income Before Income Taxes.  As a result of the foregoing, income before income taxes increased 169.8% from ¥67.1 billion for the fiscal year ended March 31, 2005 to ¥181.0 billion for the fiscal year ended March 31, 2006.

Income Taxes.  We recorded an income tax expense in the amount of ¥60.5 billion for the fiscal year ended March 31, 2006, representing an effective income tax rate of 33.4%, compared to an income tax expense in the amount of ¥20.3 billion for the fiscal year ended March 31, 2005, representing an effective income tax rate of 30.2%. This represents an increase of 3.2 percentage points over the fiscal year ended March 31, 2005.

Net Income.  As a result of the foregoing, net income increased 156.8% from ¥46.7 billion for the fiscal year ended March 31, 2005 to ¥119.9 billion for the fiscal year ended March 31, 2006.

Liabilities for Losses and Claims

For a summary reconciliation of the beginning and ending liabilities for our losses and claims, see Note 9 to our consolidated financial statements included elsewhere in this prospectus.

Credit Losses and Non-Performing Loans

During the late 1980s, reflecting the boom in the Japanese real estate market, Japanese financial institutions actively made loans to corporate and individual borrowers with real estate as collateral. In the early 1990s, reflecting a tighter monetary policy, strengthened regulations on land transactions and substantial declines in equity prices, the Japanese economy entered a recession and land prices began falling precipitously. This led to a substantial increase in the amount of non-performing loans in Japanese financial institutions’ portfolios. Under these circumstances, Japanese non-life insurers, including us, have seen their non-performing loans increase, although not as much as other types of financial institutions. The main reason for this is that the Japanese non-life insurers are required to maintain high levels of liquidity compared with other types of financial institutions, in order to be able to make claim payments, which lead them to diversify their investment portfolios.

Since the fiscal year ended March 31, 2000, our amount of non-performing loans has decreased, reflecting a decline in large-scale bankruptcies and our efforts to dispose of non-performing loans. Decreases in these amounts have continued from their peak in the fiscal year ended March 31, 1999 through the fiscal year ended March 31, 2007 as a result of bulk sales of non-performing loans, other continued efforts to dispose of non-performing loans and the recent economic recovery in Japan.

The following table sets forth, for each period indicated, our recorded investment in impaired loans and valuation allowance:

	As of March 31,
	2005	2006	2007
	(In millions)

Recorded investment in impaired loans:
Mortgage loans on real estate	¥2,139	¥1,563	¥1,160
Mortgage loans on vessels and facilities	22	8	4
Unsecured loans	15,434	7,383	3,185

Total	¥17,595	¥8,954	¥4,349

Valuation allowance:
Mortgage loans on real estate	¥557	¥335	¥259
Mortgage loans on vessels and facilities	1	—	—
Unsecured loans	12,037	4,230	692

Total	¥12,595	¥4,565	¥951

Solvency Margin Ratio

The solvency margin ratio is the solvency margin amount (i.e., payment ability, for example, capital and reserves) as a percentage of total risk, which is calculated as “risk exceeding ordinary forecast” based on Article 130 of the Insurance Business Law, Articles 86 and 87 of the Enforcement Regulations of the Insurance Business Law and the Japanese Ministry of Finance’s Notification No. 50, issued in 1996.

Solvency margin ratio is used as an indicator of an insurance company’s ability to pay insurance claims and other obligations in the event of losses exceeding ordinary forecasts. In the event the solvency margin ratio falls below a fixed level, regulatory authorities may require an insurance company to submit a plan for management reform. According to Notification No. 3 of the Ministry of Finance and the Financial Services Agency of Japan, a solvency margin ratio of 200% indicates that an insurance company has sufficient capability to pay insurance claims and other obligations.

The Company’s solvency margin ratio as of March 31, 2007 rose 34.6 percentage points from the previous fiscal year-end to 1,150.0%, due mainly to a rise in the fair value of Company-held stocks.

	As of March 31,
	2006	2007	Change
	(In billions, except percentages)		(In billions)	(Percentage or
				points)

Solvency margin total amount	¥3,321.3	¥3,527.6	¥206.3	6.2%
Risk amount	595.5	613.5	18.0	3.0%
Solvency margin ratio	1,115.4%	1,150.0%		34.6 points

Effects of Inflation

Because a substantial portion of our assets are highly liquid, they are not significantly affected by inflation. However, inflation may result in increases in our expenses, which may not be readily recoverable in the prices of services offered. To the extent that inflation results in rising interest rates and has other adverse effects on the capital markets and on the value of financial instruments, it may adversely affect our financial position and profitability.

Exposure to Currency Fluctuations

Some portion of our business is conducted in currencies other than yen, primarily U.S. dollars. Such business includes some hull and marine cargo insurance operations and some reinsurance operations, as well as investments in financial products denominated in foreign currencies. We are exposed to risks arising from fluctuations in exchange rates on assets and liabilities denominated in foreign currencies. We seek to manage such exposures primarily by using forward exchange contracts, currency options and other derivatives. We also seek to control currency exposure by holding offsetting foreign currency positions in order to reduce the risk of loss from currency fluctuations.

Our Credit Rating

Standard & Poor’s and Moody’s Investors Service are rating agencies that rate the debt performance capability (creditworthiness) of debt issuers. Their evaluations are based on periodic reviews of financial data as well as management strategies and are results of analyses done using the proprietary models of each rating agency.

We receive ratings on our capability to service our obligations from insurance contracts and from the issuance of bonds, commercial paper, and other specific debt obligations. Our ratings on our capability to service debt obligations from insurance contracts are presented below.

As of July 31, 2007
Rating Agency and Category	Rating(1)

Standard & Poor’s Insurer Financial Strength Rating	AA
Counterparty Rating	AA
Long-term Senior Debt Rating	AA
Commercial Paper Rating	A-1+
Moody’s Investors Service Insurance Financial Strength Rating	Aa3
Issuer Rating	Aa3
Commercial Paper Rating	P-1

(1)	These ratings are entirely the opinion of the respective rating agencies and are thus not to be construed as payment guarantees. These ratings are subject to revision by the respective rating agencies.

Critical Accounting Policies

The accounting policies that we follow when preparing U.S. GAAP consolidated financial statements are fundamental to understanding our financial condition and results of operations. Many of these accounting policies require management to make difficult, complex or subjective judgments regarding the valuation of assets and liabilities.

Our significant accounting policies are summarized in the notes to our U.S. GAAP consolidated financial statements included in this registration statement. The following is a summary of our critical accounting policies.

Insurance Reserves

Loss, Claim and Loss Adjustment Expense Liability

Our loss, claim and loss adjustment expense liability represents estimates of future payments that we will make in respect of property and casualty insurance claims, including expenses relating to those claims for insured events that have already occurred as of the balance sheet date.

As of March 31, 2007, our loss, claim and loss adjustment expense liability accrued by line of business was as follows:

Line of Business

As of March 31,
2007
(Yen in millions)

Property and casualty loss, claim and loss adjustment expense liability:
Voluntary automobile	¥306,800
Compulsory automobile liability	218,218
Fire and allied lines	123,296
Personal accident	49,888
Cargo and transit	42,596
Hull	31,530
Other	372,602
Total	¥1,144,930

The establishment of our loss, claim and loss adjustment expense liability is an inherently uncertain process, involving assumptions as to factors such as court decisions, changes in laws, social, economic and demographic trends, inflation and other factors affecting claim costs.

We estimate loss, claim and loss adjustment expense liability for reported claims on a case-by-case basis, based on the facts known to us at the time reserves are established. We periodically adjust these estimates to recognize the estimated ultimate cost of a claim. In addition, we establish reserves in our property and casualty business to recognize the estimated cost of losses that have occurred but about which we have not yet been notified. When actual claims experience differs from our previous estimate, the resulting difference will be reflected in our reported results for the period of the change in the estimate. See “Business of Mitsui Sumitomo — Loss and Expense Ratios”.

As claims are reported over time, not all claims incurred during a fiscal period will be reported to us by the balance sheet date. Accordingly, we estimate incurred but not yet reported amounts using actuarial methods. We apply actuarial methods appropriate for each line of business. The majority of the loss, claim and loss adjustment expense liability is determined utilizing an incurred loss triangle method. Under the incurred loss triangle method, reported losses (i.e., paid claims plus case reserves) and loss ratios are tracked by accident year for each line of business to determine loss development factors. These historical loss development factors, along with any known or anticipated trends in claims development, are considered by management in determining the loss development factor to be utilized in calculating the appropriate level of reserve for the current fiscal year.

Changes in reported losses may affect our historical loss development factors, which in turn may affect our estimate of the amount of losses, claims and loss adjustment expense liability. For example, we estimate that a 1% increase in paid claims during the fiscal year ended March 31, 2007, together with a 1% increase in case reserves as of March 31, 2007, would have increased our aggregate losses, claims and loss adjustment expense liability as of March 31, 2007 by approximately 1.25%.

We consider property and casualty reserves expected to be paid after five years to be of a longer-tailed nature. Our longer-tailed balances consist primarily of bodily-injury claims. Settlement of claims involving longer-tailed reserves is inherently more risky and uncertain as claims cost may escalate as time progresses. We estimate that approximately 5% of our property and casualty reserves as of March 31, 2007 relate to claims that will be paid after five or more years.

For the years ended March 31, 2005, 2006 and 2007, our adverse development for claims expenses for all lines of business related to prior years (net of reinsurance) was as follows:

	Year Ended March 31,
	2005	2006	2007
	(Yen in millions, except percentages)

Claims expenses recognized in the current year relating to prior years, net of reinsurance	¥15,321	¥8,547	¥14,834
Claims expenses recognized in the current year relating to prior years as a percentage of opening reserves for losses, claims and loss adjustment expenses, net of reinsurance	2.7%	1.2%	1.8%
Claims expenses recognized in the current year relating to prior years as a percentage of net incurred losses, net of reinsurance	1.5%	0.8%	1.4%

As set forth in the above table, subsequent development on prior years’ claims represented an immaterial portion of the current year’s claims expense for the periods presented.

Future Policy Benefits for Life Insurance Contracts

We estimate future policy benefits for life insurance contracts using long-term actuarial assumptions of future investment yields, mortality, morbidity, policy terminations and expenses. These assumptions include provisions for adverse deviations and generally vary by characteristics such as type of coverage, year of issue and policy duration. Future investment yield assumptions are determined at the time the policy is issued based upon prevailing investment yields as well as estimated reinvestment yields. Mortality, morbidity and policy termination assumptions are based on our experience and on industry experience prevailing at the time the policies are issued. Expense assumptions are based on our general experience and include expenses to be incurred beyond the premium-paying period.

Amortization of Deferred Policy Acquisition Costs

We defer certain costs incurred in acquiring new business to the extent such costs are deemed recoverable from future profits. These costs are principally external sales agents’ commissions, other compensation and other underwriting costs which vary with and are directly related to the acquisition of business. For property and casualty insurance products, we defer and amortize (i.e., expense) these costs over the period in which the related premiums written are earned. For traditional life insurance products, we generally defer and amortize these costs over the premium paying period of the policy. For investment contracts, we defer and amortize these costs with interest, in relation to the incidence of estimated gross profits to be realized over the estimated lives of the contracts. We review our deferred policy acquisition costs periodically to determine if they are likely to be offset by future premium revenue recognition. If any of these deferred policy acquisition costs are not considered recoverable, we write off those costs in the current year. For the years ended March 31, 2005, 2006 and 2007, we did not have any material writeoffs of deferred policy acquisition costs reflected in our statements of income.

Estimates of future gross profits are made at a specific point in time based upon relevant available information. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and changes in assumptions made could significantly affect these estimates.

Investment Valuation and Impairments

Valuation of investments

Securities Available for Sale

At March 31, 2006 and 2007, the fair value of our fixed maturity securities available for sale was ¥3,193.5 billion and ¥3,317.8 billion, respectively, and the fair value of our equity securities available for sale was ¥3,105.2 billion and ¥3,312.6 billion, respectively. Changes in the fair value of our securities available for sale can have a significant impact on our results of operations, as we are required to recognize losses for declines in fair value below cost that we determine to be “other than temporary” in nature. See “ — Critical Accounting Policies — Investment Impairments — Securities Available for Sale”.

For fixed maturity securities available for sale, we use quoted market values to determine fair value. If quoted market values are not available, we instead use quoted market values for similar securities. For equity securities available for sale, which include common stock and non-redeemable preferred stock, we primarily use quoted market prices to determine fair value.

The following table shows the fair value of our securities available for sale, broken down by security rating, as of March 31, 2006:

	Fair Value
				% of Total
	Fixed Maturity	Equity		Securities
	Securities	Securities(1)	Total Securities	Available for Sale
	(Yen in millions)

Investment grade	¥2,838,789	¥2,505,450	¥5,344,239	84.9%
Non-investment grade	2,683	4,556	7,239	0.1
Not rated	352,031	595,211	947,242	15.0

Total securities available for sale	¥3,193,503	¥3,105,217	¥6,298,720	100.0%

(1)	We classify equity securities based upon the issuer’s long-term bond rating.

The following table shows the fair value of our securities available for sale, broken down by security rating, as of March 31, 2007:

	Fair Value
				% of Total
	Fixed Maturity	Equity		Securities
	Securities	Securities(1)	Total Securities	Available for Sale
	(Yen in millions)

Investment grade	¥2,964,830	¥2,706,717	¥5,671,547	85.6%
Non-investment grade	637	1,096	1,733	0.0
Not rated	352,337	604,761	957,098	14.4

Total securities available for sale	¥3,317,804	¥3,312,574	¥6,630,378	100.0%

(1)	We classify equity securities based upon the issuer’s long-term bond rating.

The following table shows gross unrealized losses on our securities available for sale, broken down by security rating, as of March 31, 2006:

	Gross Unrealized Losses
				% of Total
	Fixed Maturity	Equity		Securities
	Securities	Securities(1)	Total Securities	Available for Sale
	(Yen in millions)

Investment grade	¥31,458	¥298	¥31,756	88.2%
Non-investment grade	0	0	0	0.0
Not rated	2,514	1,739	4,253	11.8

Total securities available for sale	¥33,972	¥2,037	¥36,009	100.0%

(1)	We classify equity securities based upon the issuer’s long-term bond rating.

The following table shows gross unrealized losses on our securities available for sale, broken down by security rating, as of March 31, 2007:

	Gross Unrealized Losses
				% of Total
	Fixed Maturity	Equity		Securities
	Securities	Securities(1)	Total Securities	Available for Sale
	(Yen in millions)

Investment grade	¥13,046	¥332	¥13,378	85.6%
Non-investment grade	0	0	0	0.0
Not rated	1,287	964	2,251	14.4

Total securities available for sale	¥14,333	¥1,296	¥15,629	100.0%

(1)	We classify equity securities based upon the issuer’s long-term bond rating.

The following table shows gross unrealized gains on our securities available for sale, broken down by security rating, as of March 31, 2006:

	Gross Unrealized Gains
				% of Total
	Fixed Maturity	Equity		Securities
	Securities	Securities(1)	Total Securities	Available for Sale
	(Yen in millions)

Investment grade	¥74,290	¥1,830,327	¥1,904,617	90.4%
Non-investment grade	95	2,004	2,099	0.1
Not rated	3,029	196,951	199,980	9.5

Total securities available for sale	¥77,414	¥2,029,282	¥2,106,696	100.0%

(1)	We classify equity securities based upon the issuer’s long-term bond rating.

The following table shows gross unrealized gains on our securities available for sale, broken down by security rating, as of March 31, 2007:

	Gross Unrealized Gains
				% of Total
	Fixed Maturity	Equity		Securities
	Securities	Securities(1)	Total Securities	Available for Sale
	(Yen in millions)

Investment grade	¥85,586	¥1,991,071	¥2,076,657	90.5%
Non-investment grade	50	698	748	0.0
Not rated	2,625	216,577	219,202	9.5

Total securities available for sale	¥88,261	¥2,208,346	¥2,296,607	100.0%

(1)	We classify equity securities based upon the issuer’s long-term bond rating.

The following table shows the amounts and the periods of time for which securities available for sale have been in an unrealized loss position as of March 31, 2006:

	Gross Unrealized Losses
	Fixed Maturity	Equity
	Securities	Securities	Total Securities
	(Yen in millions)

Less than one year	¥29,386	¥813	¥30,199
Over one year	4,586	1,224	5,810

Total	¥33,972	¥2,037	¥36,009

The following table shows the amounts and the periods of time for which securities available for sale have been in an unrealized loss position as of March 31, 2007:

	Gross Unrealized Losses
	Fixed Maturity	Equity
	Securities	Securities	Total Securities
	(Yen in millions)

Less than one year	¥2,262	¥751	¥3,013
Over one year	12,071	545	12,616

Total	¥14,333	¥1,296	¥15,629

The following table shows gross unrealized losses on and the fair value of fixed maturity securities available for sale that were in an unrealized loss position as of March 31, 2006, by contractual maturities at that date:

	Gross Unrealized
	Losses	Fair Value
	(Yen in millions)

Due in one year or less	¥90	¥7,005
Due after one year through five years	8,022	498,035
Due after five years through ten years	21,501	921,227
Due after ten years	2,568	155,889

Subtotal	32,181	1,582,156
Securities held by overseas subsidiaries	1,791	100,345

Total	¥33,972	¥1,682,501

The following table shows gross unrealized losses on and the fair value of fixed maturity securities available for sale that were in an unrealized loss position as of March 31, 2007, by contractual maturities at that date:

	Gross Unrealized
	Losses	Fair Value
	(Yen in millions)

Due in one year or less	¥40	¥20,872
Due after one year through five years	3,172	401,550
Due after five years through ten years	4,954	430,432
Due after ten years	4,410	280,009

Subtotal	12,576	1,132,863
Securities held by overseas subsidiaries	1,757	148,054

Total	¥14,333	¥1,280,917

The following table shows gross unrealized losses on our securities available for sale as of each of the dates indicated:

	As of March 31,
	2006	2007
	(Yen in millions)

Equity securities	¥2,037	¥1,296
Fixed maturity securities	33,972	14,333

Total gross unrealized losses	¥36,009	¥15,629

Set forth below is certain other information relating to our portfolio of securities available for sale as of March 31, 2006 and 2007:

• Investment concentration

As of March 31, 2006, we held investments in the Japanese government bonds that were valued at ¥1,020.0 billion, representing approximately 38.4% of our consolidated stockholders’ equity as of that date. As of March 31, 2006, we also held investments, mainly equity securities, in Toyota Motor Corporation and its affiliates that were valued at ¥640.0 billion, representing approximately 24.1% of our consolidated stockholders’ equity as of that date. No other investment in a single company including its affiliates exceeded 10% of our consolidated stockholders’ equity as of that date. As of March 31, 2007, we held investments in the Japanese government bonds that were valued at ¥1,176.4 billion, representing approximately 40.9% of our consolidated stockholders’ equity as of that date. As of March 31, 2007, we also held investments, mainly equity securities, in Toyota Motor Corporation and its affiliates that were valued at ¥693.1 billion, representing approximately 24.1% of our consolidated stockholders’ equity as of that date. No other investment in a single company including its affiliates exceeded 10% of our consolidated stockholders’ equity as of that date.

• Maturity profile

As of March 31, 2006, we held ¥387.2 billion of fixed maturity securities available for sale (measured at fair value) with an original term to maturity of ten years or longer and ¥2,806.3 billion of fixed maturity securities available for sale (measured at fair value) with an original term to maturity of less than ten years. As of March 31, 2007, we held ¥560.1 billion of fixed maturity securities available for sale (measured at fair value) with an original term to maturity of ten years or longer and ¥2,757.7 billion of fixed maturity securities available for sale (measured at fair value) with an original term to maturity of less than ten years. Fixed maturity securities with longer maturities are more sensitive to interest rate fluctuations than securities with shorter maturities.

• Unrealized losses of fixed maturity securities

As of March 31, 2006, our unrealized losses of fixed maturity securities available for sale amounted to ¥33,972 million. As of March 31, 2007, our unrealized losses of fixed maturity securities available for sale amounted to ¥14,333 million. Such losses primarily resulted from changes in interest rates, and, consistent with our critical accounting policy “Investment Impairments — Securities Available for Sale”, we recorded an impairment loss for such fixed maturity securities in the amount of ¥147 million for the year ended March 31, 2007.

In addition, based on our determinations in accordance with our critical accounting policy “Investment Impairments — Securities Available for Sale”, during the years ended March 31, 2006 and 2007, we did not record any material loss in connection with sales of securities that were in an unrealized loss position at March 31, 2005 and 2006, respectively.

Investment Impairments

Securities Available for Sale

Under U.S. GAAP, we are required to recognize an impairment loss for “other than temporary” declines in the fair value of equity and fixed maturity securities available for sale. Determinations of whether a decline is other than temporary often involve estimating the outcome of future events. Management judgment is required in determining whether existing factors indicate that an impairment loss should be recognized at any balance sheet date. These judgments are based on subjective as well as objective factors.

When it is determined that a decline in value is other than temporary, the carrying value of the security is reduced to its fair value, with a corresponding charge to earnings. This corresponding charge is referred to as an impairment and is reflected in “Net realized gains (losses) on investments” in the consolidated statements of income.

Among the factors that management considers when determining whether declines in the value of securities below their costs are other than temporary is the likelihood that those declines will be reversed. For marketable fixed maturities securities, management evaluates each of the securities and considers fundamental valuation issues such as credit deterioration of the issuer and other facts including the extent and period of time that the value of the securities is below cost, such as whether the value of the securities continued to be more than 20% below cost during six-month period. For marketable equity securities, management evaluates each of the securities and considers a variety of facts, including (i) whether the value of the securities continued to be below cost for more than 12 months, (ii) whether the value of the securities continued to be more than 20% below cost during six-month period and (iii) whether there has been a decline in value to below 50% of cost as measured at the end of any fiscal year. For non-marketable securities, management considers whether declines in value reflect fundamental valuation issues such as the deterioration of the issuer’s financial position and credit rating.

After considering these and other factors, we write down individual securities holdings to fair value when management determines that a decline in fair value below the acquisition cost of the securities is other than temporary.

See Note 5 to our consolidated financial statements for more information on the amortized cost and fair value of fixed maturity securities available for sale by contractual maturity and for the fair value of equity securities available for sale.

Valuation Allowances for Loan Losses

The following table, prepared on a U.S. GAAP basis, sets forth our loans, other than those to affiliates, outstanding as of each date indicated:

	As of March 31,
	2005	2006	2007
	(In millions)

Mortgage loans on real estate	¥19,048	¥15,129	¥11,511
Other long-term investments
Mortgage loans on vessels and facilities	844	708	526
Collateral and guaranteed loans	332,455	353,389	376,405
Unsecured loans	387,487	364,704	337,662
Policy loans	34,898	38,615	38,523

Total	¥774,732	¥772,545	¥764,627

The allowance for credit losses is established as losses are estimated to have occurred through a provision for credit losses charged to earnings. Credit losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for credit losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance is based on two principles of accounting: (1) SFAS No. 114 “Accounting by Creditors for Impairment of a Loan” and SFAS No. 118, “Accounting by Creditors for Impairment of a Loan — Income Recognition and Disclosures”, which require that losses be accrued based on the difference between the present value of expected future cash flows discounted at the loan’s effective interest rate, the fair value of collateral or the loan’s observable market value and the loan balance and (2) SFAS No. 5 “Accounting for Contingencies”, which requires that losses be accrued when they are probable of occurring and reasonably estimable.

The allowance consists of specific and general components. The specific allowance is established for loans that are classified as impaired when the discounted cash flows or collateral value of the impaired loan is lower than the carrying value of the loan.

A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. We determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfalls in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for mortgage and commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral-dependent.

Large groups of smaller balance homogeneous loans and other loans which are not specifically identified as impaired are collectively evaluated for impairment. For large groups of smaller balance homogeneous loans, the general allowance is calculated for loan losses to reflect loss contingencies underlying individual loan portfolios. Based on our past experience, it is probable that a certain percentage of our loans are impaired at any balance sheet date even if there is no specific loss information for individual loans. We calculate the amount of the general allowance for any period by taking aggregate loans, which excludes loans covered by specific allowances, for each credit category and multiplying the amount by the average of each category’s overall loan loss ratio in the past three years. This estimated allowance is then adjusted for qualitative factors in accordance with the current macroeconomic conditions prevailing at each period and current lending policies and practices. The amount of the general allowance has varied from year to year due in part to fluctuations in the historical loan loss ratios.

Determination of the adequacy of allowances for loan losses requires an exercise of considerable judgment and the use of estimates, such as those discussed above. To the extent that actual losses exceed management’s estimates, additional allowance for loan losses may be required that could have a materially adverse impact on our operating results and financial condition in future periods.

The following table, prepared on a U.S. GAAP basis, sets forth, for each period indicated, our recorded investment in impaired loans and valuation allowance:

	As of March 31,
	2005	2006	2007
	(In millions)

Recorded investment in impaired loans:
Mortgage loans on real estate	¥2,139	¥1,563	¥1,160
Mortgage loans on vessels and facilities	22	8	4
Unsecured loans	15,434	7,383	3,185

Total	¥17,595	¥8,954	¥4,349

Valuation allowance:
Mortgage loans on real estate	¥557	¥335	¥259
Mortgage loans on vessels and facilities	1	—	—
Unsecured loans	12,037	4,230	692

Total	¥12,595	¥4,565	¥951

During the years ended March 31, 2005, 2006 and 2007, loan losses of ¥1,985 million, ¥4,746 million and ¥2,381 million, respectively, were recorded, which represented 0.26%, 0.61% and 0.31%, respectively, of the average loan portfolio during the period. As of March 31, 2006 and 2007, the allowance for loan losses was ¥6,879 million and ¥1,650 million, respectively, which represented 0.88% and 0.21%, respectively, of the outstanding loans.

Our loan portfolio consists mainly of loans to individuals and corporations resident in Japan. Therefore, the level of impairment losses can generally be expected to increase when economic conditions in Japan deteriorate and decrease when economic conditions in Japan improve. If the Japanese economy performs differently from management’s expectations, actual impairment losses could be different from the estimates.

Financial Instruments with No Available Market Prices

Certain assets and liabilities, including fixed maturity securities available for sale and financial derivatives, are reflected at their estimated fair values in our U.S. GAAP consolidated financial statements. As of March 31, 2007, 4.8% of the equity securities available for sale, virtually all financial derivatives and a small portion of the fixed maturity securities available for sale that we held in our investment portfolio were not listed or quoted, meaning there were no available market prices for these financial instruments.

For financial instruments with no available market prices, we determine fair values for the substantial majority of our portfolios based upon externally verifiable model inputs and quoted prices, such as exchange-traded prices and broker-dealer quotations of other comparable instruments, and use market interest rates in determining discount factors. All financial models, which are used solely for pricing each financial instrument, must be validated and periodically reviewed by qualified personnel independent of the division that created the model.

We determine fair values of equity securities with no available market price principally based upon an adjusted net asset value. The fair value of derivatives is determined based upon liquid market prices evidenced by exchange-traded prices, broker-dealer quotations. If available, quoted market prices provide the best indication of fair value. If quoted market prices are not available for derivatives, we discount expected cash flows using market interest rates commensurate with the credit quality and maturity of the investment. Alternatively, we may use model pricing to determine an appropriate fair value (for example, option pricing models). In determining fair values, we consider various factors, including time value, volatility factors and the values of underlying options and derivatives.

Fair value estimates are made at a specific point in time, based upon relevant market information and information about the financial instruments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and changes in assumptions made could significantly affect these estimates. See “— Quantitative and Qualitative Disclosures About Market Risk”.

Accounting for Deposit-Type Insurance Products

We allocate premiums for the indemnity and investment portions of deposit-type insurance products at the inception of the policy. The premium for the indemnity portion is calculated the same way that the premium for a traditional indemnity policy with no savings portion is calculated. The premium for the savings portion represents the present value of the lump-sum or annuity refund, discounted using the committed interest rate and the “total loss termination” rate. Total loss termination occurs when a full payout is made for the indemnity portion of the contract, in which case the policy terminates without any maturity refund being paid to the policyholder. The annual frequency of total loss of major saving-type insurance contracts ranges from 0.04% to 0.26%.

Premiums for the savings portion of the contract are accounted for as an increase to the liability for refunds captioned “Investment deposits by policyholders”. At the end of each fiscal year, the present value of future payments of maturity refunds of contracts in force, net of the present value of the savings portion of future premiums, is accounted for as “Investment deposits by policyholders”. The present value of future cash flows is calculated using the committed interest rate and the total loss termination rate, which are both set at the inception of the contracts.

Policy acquisition costs are not charged to the savings portion of the contracts. Costs associated with policy acquisition of deposit-type products are charged to the insurance portion and amortized over the contract period. This is based on the observation that there is no substantial difference in the level of policy acquisition costs depending on whether the savings feature is incorporated.

Business Segment Analysis

The Company operates principally in two business segments: property and casualty insurance and life insurance. The property and casualty insurance segment offers automobile, fire, personal accident, liability and other forms of property and casualty insurance products. The Company’s financial services business, financial guarantee business and derivatives business are classified within the property and casualty insurance segment. Life insurance operations are conducted by its wholly owned subsidiary, Mitsui Sumitomo Kirameki Life Insurance Co., Ltd., which offers a wide range of traditional life insurance products such as term-life, whole-life and annuity insurance, and a joint venture company, Mitsui Sumitomo MetLife Insurance Co., Ltd., which offers variable annuity plans that combine the appeal of fund management, insurance, and annuity products, and fixed annuities denominated in foreign currencies.

The business segment information is based on financial information prepared on a Japanese GAAP basis with certain limited presentation differences from that utilized in the Company’s external Japanese GAAP financial reporting. Additionally, the format and information presented in the internal management reporting are not consistent with the consolidated financial statements prepared on a U.S. GAAP basis.

Summarized financial information with respect to the business segments as of and for the years ended March 31, 2005, 2006 and 2007 is as follows:

	Property
	and		Adjustment
	Casualty	Life	and
	Insurance	Insurance	Elimination	Consolidated
	(Yen in millions)

2005:
Net premiums written	¥1,407,328	¥—	¥—	¥1,407,328
Net claims paid	811,183	—	—	811,183
Life insurance premiums	—	141,786	—	141,786
Life insurance claims	—	17,550	—	17,550
Commission and collection expenses	225,539	18,276	(36)	243,779
Operating expenses and general and administrative expenses	225,109	15,629	(2,770)	237,968
Interest and dividends received, net	59,789	9,537	(294)	69,032
Ordinary profit (loss)	88,077	(523)	23	87,577
Net income (loss)	66,774	(1,049)	—	65,725
Total assets	¥6,714,708	¥688,452	¥(849)	¥7,402,311

	Property
	and		Adjustment
	Casualty	Life	and
	Insurance	Insurance	Elimination	Consolidated
	(Yen in millions)

2006:
Net premiums written	¥1,464,107	¥—	¥—	¥1,464,107
Net claims paid	792,941	—	—	792,941
Life insurance premiums	—	162,226	—	162,226
Life insurance claims	—	20,912	—	20,912
Commission and collection expenses	239,798	17,873	—	257,671
Operating expenses and general and administrative expenses	233,692	17,209	(3,556)	247,345
Interest and dividends received, net	90,937	11,613	(253)	102,297
Ordinary profit (loss)	129,830	(2,129)	9	127,710
Net income (loss)	74,126	(2,466)	—	71,660
Total assets	¥7,800,763	¥793,107	¥(997)	¥8,592,873

	Property
	and		Adjustment
	Casualty	Life	and
	Insurance	Insurance	Elimination	Consolidated
	(Yen in millions)

2007:
Net premiums written	¥1,492,808	¥—	¥—	¥1,492,808
Net claims paid	846,445	—	—	846,445
Life insurance premiums	—	165,364	—	165,364
Life insurance claims	—	24,850	—	24,850
Commission and collection expenses	241,089	17,003	(433)	257,659
Operating expenses and general and administrative expenses	244,912	20,790	(2,713)	262,989
Interest and dividends received, net	107,953	13,856	(50)	121,759
Ordinary profit (loss)	94,307	(2,643)	20	91,684
Net income (loss)	63,877	(3,081)	—	60,796
Total assets	¥8,106,558	¥906,006	¥(912)	¥9,011,652

Information on major lines of Property and Casualty insurance is as follows:

	Direct
	Premiums Written
	(Including Deposit	Net	Net
	Premiums from	Premiums	Claims
	Policyholders)	Written	Paid
	(Yen in millions)

2005:
Fire and Allied Lines	¥281,783	¥188,856	¥139,884
Marine	84,935	71,829	27,788
Personal Accident	354,489	131,900	53,232
Voluntary Automobile	586,241	584,729	354,258
Compulsory Automobile Liability	187,180	195,742	113,048
Other	254,651	234,272	122,973

Total	¥1,749,279	¥1,407,328	¥811,183

	Direct
	Premiums Written
	(Including Deposit	Net	Net
	Premiums from	Premiums	Claims
	Policyholders)	Written	Paid
	(Yen in millions)

2006:
Fire and Allied Lines	¥304,177	¥206,373	¥88,203
Marine	101,462	84,788	35,176
Personal Accident	341,536	143,316	56,049
Voluntary Automobile	595,745	590,423	364,208
Compulsory Automobile Liability	181,757	193,402	130,518
Other	269,308	245,805	118,787

Total	¥1,793,985	¥1,464,107	¥792,941

	Direct
	Premiums Written
	(Including Deposit	Net	Net
	Premiums from	Premiums	Claims
	Policyholders)	Written	Paid
	(Yen in millions)

2007:
Fire and Allied Lines	¥301,692	¥208,951	¥100,229
Marine	113,006	95,487	38,685
Personal Accident	327,519	139,531	62,909
Voluntary Automobile	611,148	601,354	375,298
Compulsory Automobile Liability	176,826	192,087	134,908
Other	276,517	255,398	134,416

Total	¥1,806,708	¥1,492,808	¥846,445

Fiscal Year Ended March 31, 2007 Compared to Fiscal Year Ended March 31,2006

Non-Life Insurance

In the non-life insurance business, the administrative measures imposed by Financial Services Agency (FSA) on June 21, 2006 had the effect of reducing net premiums written by ¥7.8 billion compared with the previous fiscal year. Nonetheless, total net premiums written increased ¥28.7 billion to ¥1,492.8 billion due to an expansion in business operations by subsidiaries in Europe and because of the full-year contribution to consolidated results by insurance companies acquired in Asia in the previous fiscal year, for which results were included only for the second-half of the previous fiscal year. “Interest and dividends received, net” also increased ¥17.0 billion to ¥108.0 billion. On the other hand, net claims paid rose ¥53.5 billion to ¥846.4 billion due to an increase in provision for outstanding claims and a rise in net claims paid in relation to an increase in natural disasters as well as to the full-year inclusion of claims by insurance companies acquired in Asia in the previous fiscal year for which claims were included only for the second-half results of the previous fiscal year. As a result, consolidated ordinary profit declined ¥35.5 billion to ¥94.3 billion.

Fire and Allied Insurance  During the year, net premiums written rose 1.2% to ¥209.0 billion. This rise is due to an expansion in the business operations of reinsurance companies and the full-year inclusion of the results of insurance companies acquired in Asia in the previous fiscal year, for which the results were included only for the second-half of the previous fiscal year. On the other hand, net claims paid amounted to 100.2 billion, an increase of 13.6%, owing to a rise in claims paid for natural disasters.

Marine Insurance  Net premiums written increased 12.6% to ¥95.5 billion reflecting efforts to expand the sales network. Net claims paid rose 10.0% to ¥38.7 billion.

Personal Accident Insurance  Net premiums written declined 2.6% to ¥139.5 billion due to a decline in revenues resulting from the effects of the imposition of administrative measures by the FSA. Net claims paid rose 12.2% to ¥62.9 billion.

Voluntary Automobile Insurance  During the year, net premiums written rose 1.9% to ¥601.4 billion. This rise was due to the full-year inclusion of the results of insurance companies acquired in Asia in the previous fiscal year, for which the results were included only for the second-half of the previous fiscal year. Net claims paid rose 3.0% to ¥375.3 billion.

Compulsory Automobile Liability Insurance  Net premiums written declined 0.7% to ¥192.1 billion. Net claims paid rose 3.4% to ¥134.9 billion.

Other Property and Casualty Insurance  During the year net premiums written rose 3.9% to ¥255.4 billion due to an expansion in the business operations of subsidiaries in Europe. Net claims paid increased 13.2% to ¥134.4 billion.

Life Insurance

In the life insurance business, despite an increase in insurance contract dissolutions, wholly owned subsidiary Mitsui Sumitomo Kirameki Life Insurance Company, Limited recorded a ¥3.1 billion increase in life insurance premium income to ¥165.4 billion by commencing sales of comprehensive income guarantee insurance and new medical insurance as commemorative products marking the 10th anniversary of the start-up of its operations. “Interest and dividends received, net” also increased ¥2.2 billion to ¥13.9 billion. On the other hand, “Operating expenses and general and administrative expenses” rose ¥3.6 billion from the previous fiscal year to ¥20.8 billion. “Operating expenses and general and administrative expenses” included a ¥3.1 billion investment loss in equity in Mitsui Sumitomo MetLife Insurance Company, Limited. Nevertheless, this loss resulted from an expansion of business operations by promoting new commissions with financial institution agents, mainly regional banks, as well as the upfront advanced payment of sales commissions accompanying an increase in contracts. As a result, an ordinary loss of ¥2.6 billion was recorded, ¥500 million higher than in the previous fiscal year.

Fiscal Year Ended March 31, 2006 Compared to Fiscal Year Ended March 31,2005

Non-Life Insurance

In the non-life insurance business, we moved decisively to strengthen our overseas business by taking steps that included the acquisition of insurance companies in Asia. In products for households, we launched sales of Most First Class, a top-grade automobile insurance product, and MS New Stage, a lump-sum annuity savings-type traffic accident insurance product. Meanwhile, we also sold company-oriented products that included New Business Pika-Ichi fire insurance targeted at small- and medium-sized businesses. As a result, net premiums written increased ¥56.8 billion to ¥1,464.1 billion. “Interest and dividends received, net” also increased ¥31.1 billion to ¥90.9 billion. On the other hand, net claims paid declined ¥18.2 billion to ¥792.9 billion due to a decrease in net claims paid in relation to natural disasters. As a result, ordinary profit rose ¥41.8 billion to ¥129.8 billion.

Fire and Allied Insurance  During the year, we worked to expand sales, with efforts focused mainly on promoting Home Pikaichi, a product for homeowners, and New Business Pikaichi, a new product targeted at small- and medium-sized businesses. As a result, net premiums written rose 9.3% to ¥206.4 billion. On the other hand, net claims paid amounted to ¥88.2 billion, a decrease of 36.9%, owing to a sharp decrease in claims paid for natural disasters.

Marine Insurance  Net premiums written increased 18.0% to ¥84.8 billion reflecting efforts to expand the sales network and the effects of a rise in raw materials prices and the weakening of the yen. Net claims paid rose 26.6% to ¥35.2 billion.

Personal Accident Insurance  Net premiums written increased 8.7% to ¥143.3 billion, thanks to increases in net premiums written for ViV Shushin, whole life medical insurance and group accident and illness insurance. Net claims paid rose 5.3% to ¥56.0 billion.

Voluntary Automobile Insurance  Although a large volume of previously sold Modo-Rich automobile insurance policies matured and refund payments on these policies increased, net premiums written increased 1.0% to ¥590.4 billion. This increase was due to efforts to expand sales, mainly for MOST First Class, a new automobile insurance product. Net claims paid rose 2.8% to ¥364.2 billion.

Compulsory Automobile Liability Insurance  Net premiums written declined 1.2% to ¥193.4 billion due to the implementation of a reduction in the basic premium rates (a decline in the government subsidies for compulsory automobile liability insurance premiums) in April 2005. Net claims paid rose 15.5% to ¥130.5 billion.

Other Property and Casualty Insurance  Supported by an increase in revenue from liability insurance, transit insurance, etc., net premiums written rose 4.9% to ¥245.8 billion. Net claims paid decreased 3.4% to ¥118.8 billion.

Life Insurance

In the life insurance business, wholly owned subsidiary Mitsui Sumitomo Kirameki Life Insurance Company, Limited proactively carried out its business activities and recorded a ¥20.4 billion increase in life insurance premium income to ¥162.2 billion by launching new products and strengthening the marketing structure. “Interest and dividends received, net” also increased ¥2.1 billion to ¥11.6 billion. On the other hand, “Operating expenses and general and administrative expenses” rose ¥1.6 billion from the previous fiscal year to ¥17.2 billion. “Operating expenses and general and administrative expenses” included a ¥2.5 billion investment loss in equity in Mitsui Sumitomo MetLife Insurance Company, Limited. Nevertheless, this loss resulted from an expansion of business operations by promoting new commissions with financial institution agents, mainly regional banks, as well as the upfront advanced payment of sales commissions accompanying an increase in contracts. As a result, an ordinary loss of ¥2.1 billion was recorded, ¥1.6 billion higher than in the previous fiscal year.

Recent Accounting Pronouncements

In September 2005, Statement of Position (“SOP”) 05-1, “Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges of Insurance Contracts,” was issued. SOP 05-1 provides guidance on accounting for deferred acquisition costs on internal replacements of insurance and investment contracts other than those specifically described in SFAS No. 97. SOP 05-1 is effective for internal replacements occurring for fiscal years beginning after December 15, 2006. The adoption of SOP 05-1 is not expected to have a material impact on our consolidated financial statements.

In November 2005, Financial Accounting Standards Board Staff Position (“FSP”) Nos. FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” was issued. The guidance in this FSP amends SFAS No. 115, SFAS No. 124 and Accounting Principles Board Opinion No. 18. This FSP provides guidance for the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. This FSP is effective for fiscal years beginning after December 15, 2005. The adoption of this FSP did not have a significant effect on the Company’s consolidated financial statements.

In February 2006, SFAS No. 155 “Accounting for Certain Hybrid Financial Instruments, an amendment of SFAS No. 133 and No. 140,” was issued. The amendments made by SFAS No. 155 resolve issues addressed in SFAS No. 133 Implementation Issue No. D1, and amends SFAS No. 140. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of fiscal years beginning after September 15, 2006. The adoption of SFAS No. 155 is not expected to have a significant effect on our consolidated financial statements.

In March 2006, SFAS No. 156 “Accounting for Servicing of Financial Assets, an amendment of SFAS No. 140,” was issued. SFAS No. 156 provides guidance on measurement methods for servicing assets and servicing liabilities. SFAS No. 156 is effective for fiscal years beginning after September 15, 2006. The adoption of SFAS No. 156 is not expected to have a significant effect on our consolidated financial statements.

In June 2006, FASB interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109,” was issued. FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the effect that the application of FIN 48 will have on its results of operation and financial condition.

In September 2006, SFAS No. 157, “Fair Value Measurements,” was issued. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The effect that the adoption of SFAS No. 157 will have on our consolidated financial statements is currently being evaluated.

In September 2006, SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R),” was issued. SFAS No. 158 requires the recognition of the overfunded or unfunded status of defined benefit plans as an asset or liability in the statement of financial position and the recognition of changes in that funded status in comprehensive income in the year in which the changes occur. SFAS No. 158 also requires us to measure the funded status of defined benefit plans as of the date of its year-end balance sheet in principle. On March 31, 2007, we adopted the recognition and disclosure provisions of SFAS No. 158. The effect of adopting SFAS No. 158 on the financial condition at March 31,

2007 has been included in our consolidated financial statements. See Note 15 for further information on the adoption of the recognition and disclosure provisions of SFAS No. 158.

In February 2007, SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” was issued. FAS No. 159 provides companies with an option to report financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The effect that the adoption of SFAS No. 159 will have on our consolidated financial statements is currently being evaluated.

Liquidity and Capital Resources

Liquidity

In the insurance industry, liquidity generally refers to the ability of an enterprise to generate adequate amounts of cash from its normal operations, including its investment portfolio, in order to meet its financial commitments, which are principally obligations under its insurance or reinsurance contracts. The liquidity of a property-casualty insurer’s operations is generally affected by the frequency and severity of losses under its policies, as well as by the persistency of its products. Future catastrophic events, the timing and effect of which are inherently unpredictable, may also increase liquidity requirements for a property-casualty insurer’s operations. The liquidity of a life insurer’s operations, including our life insurance subsidiary, is generally affected by trends in actual mortality experience relative to the assumptions with respect thereto included in the pricing of its life insurance policies, by the extent to which minimum returns or crediting rates are provided in connection with its life insurance products and by the level of surrenders and withdrawals.

Our sources of liquidity include insurance premiums and deposit premiums received, investment income and cash provided from maturing or liquidated investments. In addition, our investments held in liquid securities represent potential sources of liquidity.

The principal sources of our funds are premiums and investment income, as well as funds that may be raised from time to time from the issuance of debt or equity securities.

Capital Resources

We typically generate substantial positive cash flow from operations as a result of insurance premiums being received in advance of the time when claim payments, as the case may be, are required. These positive operating cash flows, a portion of the investment portfolio that is held in highly liquid securities, and commercial paper borrowings and bank lines of credit have met, and we expect will continue to meet, our liquidity requirements.

Our capital requirements consist principally of capital expenditures and debt repayment. Capital expenditures for the fiscal years ended March 31, 2005, 2006 and 2007 were ¥13,581 million, ¥15,957 million and ¥24,905 million, respectively, in each case primarily for operational purposes.

Our long-term debt amounted to ¥100.0 billion as of March 31, 2007, of which ¥30.0 billion was the current portion. This long-term debt consisted of ¥30.0 billion of 0.4% Japanese yen debentures due December 20, 2007, and ¥70.0 billion of 0.8% Japanese yen debentures due December 18, 2009.

Our policy is to fund our capital requirements principally from cash flow from operating activities and external sources, such as issuances of debentures and common stock. In the future, we intend to explore funding opportunities from diversified external sources within the framework of applicable regulations.

Off-Balance Sheet Arrangements

We have no material off-balance sheet arrangements or transactions.

Contractual Obligations and Commercial Commitments

The following tables summarize our contractual obligations and commercial commitments as of March 31, 2007 that will affect our liquidity position for the next several years. Since commitments associated with financing arrangements may expire unused, the amounts shown do not necessarily reflect actual future cash funding requirements.

Contractual Obligations

		Payments Due by Period
		Less than
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	After 5 Years
	(In millions)

Losses, claims and loss adjustment expenses(1)	¥1,153,550	¥686,070	¥308,526	¥101,014	¥57,940
Future policy benefits for life insurance contracts(2)	2,389,009	88,748	219,646	239,863	1,840,752
Investment deposits by policyholders(3)	3,309,749	402,703	689,261	598,583	1,619,202
Long-term debt	101,800	30,680	71,120	—	—
Capital lease obligations	2,014	839	1,002	163	10
Operating leases	8,543	1,604	2,048	1,487	3,404

Total(4)	¥6,964,665	¥1,210,644	¥1,291,603	¥941,110	¥3,521,308

(1)	We estimate the timing of cash flows with respect to losses, claims and loss adjustment expenses based on our historical loss development payment patterns.

(2)	We estimate the timing of cash flows with respect to future policy benefits for life insurance contracts based on our historical experience and expectations of future payment patterns. Uncertainties exist, however, particularly with respect to mortality, morbidity, expenses, customer lapse and renewal premiums for life policies. Accordingly, our actual experience may differ from our estimates. In addition, the amounts set forth in the table above do not reflect our estimates of future premiums and reinsurance recoveries.

The total amount of future policy benefit for life insurance contracts set forth in the table above (¥2,389,009 million) exceeds the amount of corresponding liabilities of ¥825,426 million reflected in our consolidated balance sheet as of March 31, 2007, as the amounts set forth in the table above are undiscounted and do not reflect the impact of future premium revenue.

(3)	We estimate the timing of cash flows and our expectation of future payment patterns with respect to investment deposits by policyholders based on our historical experience, taking into account contractual maturity dates and expected customer lapse and withdrawal activity. Customer lapse and withdrawal activity, however, are inherently uncertain and outside of our control. Accordingly, our actual experience may differ from our estimates. In addition, the amounts set forth in the table above do not reflect our estimates of future premiums and reinsurance recoveries. The total amount of investment deposits by policyholders set forth in the table above (¥3,309,749 million) exceeds the amount of corresponding liabilities of ¥2,196,614 million reflected in our consolidated balance sheet as of March 31, 2007, as the amounts set forth in the table above are undiscounted and do not reflect the impact of future premium revenue.

(4)	The total amount of expected future pension payments has not been included in this table as such amount was not determinable as of March 31, 2007. We expect to contribute approximately ¥3,434 million to our pension plans for the year ending March 31, 2008. See Note 15 to our consolidated financial statements.

Commercial Commitments

		Amount of Commitment Expiration per Period
		Less than
Other Commercial Commitments	Total	1 Year	1-3 Years	3-5 Years	After 5 Years
	(In millions)

Guarantees	¥1,237	¥—	¥—	¥—	¥1,237

Cash Flows

	Year Ended March 31,
	2005	2006	2007
	(In millions)

Net cash provided by operating activities	¥272,856	¥402,040	¥325,256
Net cash used in investing activities	(222,192)	(258,459)	(217,400)
Net cash used in financing activities	(48,843)	(128,879)	(132,431)
Effect of exchange rate changes on cash and cash equivalents	2,597	4,235	9,351

Net change in cash and cash equivalents	4,418	18,937	(15,224)
Cash and cash equivalents at beginning of year	361,810	366,228	385,165

Cash and cash equivalents at end of year	¥366,228	¥385,165	¥369,941

Fiscal Year Ended March 31, 2007 compared with the Fiscal Year Ended March 31, 2006

Net cash provided by operating activities amounted to ¥325.3 billion for the fiscal year ended March 31, 2007, compared to ¥402.0 billion for the fiscal year ended March 31, 2006. This decrease was primarily attributable to a rise in income tax paid and losses and claims paid.

Net cash used in investing activities was ¥217.4 billion for the fiscal year ended March 31, 2007, compared to ¥258.5 billion for the fiscal year ended March 31, 2006. This reflected a decrease in purchases of securities.

Net cash used in financing activities amounted to ¥132.4 billion for the fiscal year ended March 31, 2007, compared to ¥128.9 billion for the fiscal year ended March 31, 2006.

The operating, investing and financing activities described above resulted in net cash and cash equivalents of ¥369.9 billion as of March 31, 2007, compared to ¥385.2 billion as of March 31, 2006, representing a decrease of 4.0%.

Fiscal Year Ended March 31, 2006 compared with the Fiscal Year Ended March 31, 2005

Net cash provided by operating activities amounted to ¥402.0 billion for the fiscal year ended March 31, 2006, compared to ¥272.9 billion for the fiscal year ended March 31, 2005. The increase was primarily attributable to an increase in net premium written and a decrease in losses and claims paid for the year ended March 31, 2006.

Net cash used in investing activities was ¥258.5 billion for the fiscal year ended March 31, 2006, compared to ¥222.2 billion for the fiscal year ended March 31, 2005. Newly generated cash was mainly invested in fixed securities.

Net cash used in financing activities amounted to ¥128.9 billion for the fiscal year ended March 31, 2006, compared to ¥48.8 billion for the fiscal year ended March 31, 2005. The increase was primarily due to the absence of issuance of debentures for the fiscal year ended March 31, 2006, while we had issued Japanese yen debentures amounting to ¥100.0 billion in the previous year.

The operating, investing and financing activities described above resulted in net cash and cash equivalents as of March 31, 2006 of ¥385.2 billion, compared to ¥366.2 billion as of March 31, 2005, representing an increase of 5.2%.

Research and Development, Patents and Licenses, etc.

Our business does not depend to a material extent on research and development or on patents, licenses or other intellectual property.

Trend Information.

The information required by this item is set forth in “— Overview” and “The Japanese Non-Life Insurance Industry”.

Quantitative and Qualitative Disclosures about Market Risk

Substantial portions of our investments are held at the parent company level. Except as otherwise noted, the following discussion relates to market risk management of us at the parent company level.

Market Risk Management

We invest in a portfolio of assets for our funds which are either (1) such portion of deposit premiums we receive on our deposit-type insurance policies that have not been due for refund to policyholders or (2) our other general funds including such portion of net premiums written that we have not disbursed to policyholders for claim payments. These investments are subject to market risk, which we define as the potential for sustained adverse changes in market prices or rates that may cause a loss in the “fair value” of an investment to occur. The fair value of a financial instrument is the amount at which it could be exchanged in a current transaction between willing counterparties other than in a forced or liquidation sale. Our primary market risk exposures are to potential changes in interest rates and equity prices, as well as foreign exchange rates. The composition of our insurance investments varies by line of business.

Investment Objectives

We have the following primary investment objectives:

•	Maintain high-grade investment assets in order to strengthen our ability to meet insurance payment obligations;

•	Maintain sufficient liquidity in our investment assets to meet insurance payment obligations, repayment of deposit-type products upon maturity and payment of dividends on those products on a timely basis; and

•	Achieve the highest possible returns on our investment assets while meeting the two objectives above.

Allocation of Investments

We believe that, in terms of the asset allocation of our investments, the most important goal is to make investments that best match different risk profiles arising from the specific nature of liabilities corresponding to each of our general fund and deposit-type insurance fund reserves. We determine “Strategic Asset Allocation”, a model for determining medium-term asset allocation ratios, based upon expected risk-to-return ratios and our liability structures, in order to set a benchmark for portfolio management. We then compare our actual asset allocation activities with the results produced by the Strategic Asset Allocation model and analyze the status of our portfolio through the dual standpoint of acquired risks and generated returns. The results of the analysis are reported to our Investment Committee, which oversees asset allocation, on a quarterly basis. For the general fund reserve, we diversify our investments among yen-denominated assets, Japanese equities, foreign currency denominated bonds, real estate and other investments, to obtain a stable income source and relatively high return at the same time. For deposit-type insurance fund reserves, in light of the fact that payments upon maturity and dividend payments must be made in yen, investments are made primarily in highly liquid and relatively low-risk yen-denominated assets. In particular, with respect to deposit-type insurance reserves, in order to deal with the risk that a large amount may become due at any particular point in time and the risk that the market interest rate may be below the assumed rate of interest, we use our own asset-liability management system which quantifies the risks arising from the mismatch of our assets and liabilities. The results of these calculations are reported to our Asset Liability Management

Committee Meeting on a monthly basis, and that committee deliberates and decides appropriate levels of risks and returns.

Risk Management Functions

We have an independent financial risk management section in place and have a market risk management organization which is designed to ensure that each of our front, middle and back offices effectively monitor one another with respect to our market management processes. Market risk management matters are periodically reported to our Board of Directors and Risk Management Committee Meeting. The Board of Directors is accountable for the overall risk management of us and our subsidiaries. The functions and responsibilities of the Board of Directors and the Risk Management Committee with respect to market risk management are established in accordance with our overall risk management policies as well as relevant laws and regulations of Japan and other jurisdictions where we conduct business.

Market Risk Measurement

Our material market risk exposures consist of equities and interest rate-sensitive and foreign exchange rate-sensitive financial instruments held for other than trading purposes. During the fiscal year ended March 31, 1999, we started using derivative financial instruments for trading purposes. The risks with respect to this business are immaterial.

We have a risk of loss due to equity prices because the value of our equity securities may decline during a sustained general fall in equity price. Most of our equity investments are intended to be held for the long term. Our equity holdings are primarily in the Japanese market. We seek to reduce asset-fluctuation risks on Japanese equities by selling part of them.

For the purpose of market risk measurement, we define interest rate risk as the risk of a loss in the fair values of interest rate-sensitive assets and liabilities caused by changes in market interest rates. We are exposed to interest rate risk due to our investments in fixed-income instruments, in particular bonds and loans. We risk a loss because our assets and liabilities may fluctuate in value when market interest rates change. Our primary exposure for interest rate risk is to the Japanese mid- and long-term market interest rates. This results from our investment allocations reflecting our asset-liability management, especially for our deposit-type insurance fund. We endeavor to mitigate interest rate risk by investing in securities that match the nature of our liabilities with respect to each of our deposit-type insurance fund and our general fund reserves, based on the asset allocation mentioned in “Allocation of Investments” above.

Foreign exchange rate risk is the risk of a loss in the fair values of instruments denominated in currencies other than our functional currency, which is the yen. We are exposed to foreign exchange rate risk because some of our assets are denominated in currencies different from the yen. If the foreign exchange rates of the non-yen currencies decline against the yen, the fair values of the corresponding assets would also decline. Our primary exposures for foreign exchange risk are to the Untied States dollar and the Euro.

We hold and use many different financial instruments in managing our businesses. Grouped according to risk category, the following are the most significant assets according to their fair values:

•	Equity price risk: common shares;

•	Interest rate risk: bonds, loans and liabilities; and

•	Foreign exchange rate risk: non-yen denominated equities and bonds.

We also selectively use derivative financial instruments such as swaps, swaptions, options, forwards and futures to manage the risk profile of equity, foreign exchange rate and interest rate exposures. In our use of derivatives, we comply with applicable regulatory requirements and also follow internal compliance guidelines. We use derivatives both for reducing our own exposures and for trading purposes. Grouped according to risk category, the following are the most significant derivatives used by us:

•	Equity price risk: options and futures;

•	Interest rate risk: swaps, swaptions, futures and options; and

•	Foreign exchange rate risk: forwards and others.

For additional information on our use of derivatives, see Note 16 to our consolidated financial statements included elsewhere in this prospectus.

Risk Exposure Estimates.  As well as using a value-at-risk methodology based on our assessment of market risk factors, we use a risk modeling technique known as “sensitivity analysis” to analyze the implications of changes in market conditions on the financial instruments we hold. Our sensitivity analysis measures the potential loss in fair values of market sensitive instruments resulting from selected hypothetical changes in equity prices, interest rates, and foreign exchange rates at a selected time.

The aggregate equity sensitivity measure shown in the table below illustrates the effect on fair values of our Japanese equity holdings assuming a 10% decline in the Tokyo Stock Price Index, or TOPIX, which is a leading index of prices of stocks traded on the First Section of the Tokyo Stock Exchange.

Interest rate risk sensitivity is estimated under the assumption of a 50 basis point parallel shift in interest rates. If yen interest rates fall, our net asset value of general and segregated accounts may decrease, and interests and dividends received may diminish. If foreign interest rates rise, the table below sets forth the aggregate effect on the fair value of our interest rate-sensitive investments assuming a 50 basis point fall or rise that occurs simultaneously and instantaneously across all markets and maturities in each country.

In a similar manner to equity risk, foreign exchange rate risk is estimated by assuming a 10% decline in all currency exchange rates against Japanese yen. Consequently, the aggregate fair value sensitivity shown in the table below illustrates the effect on fair values if, simultaneously and uniformly, the value of the yen appreciates by 10% against all non-yen currencies.

We believe that the scenarios chosen make reasonable assumptions based on past observations about market conditions.

The following tables set forth the sensitivity of our investments, by market risk category, as of March 31, 2007. Certain investments are included in more than one risk category, e.g., bonds denominated in non-yen currencies are affected by changes in both interest rates and foreign exchange rates.

Sensitivity Analysis and Risk Category (As of March 31, 2007)

Equity risk	10% decline	−285 billion yen
Interest rate risk	50bp move	−43 billion yen
Foreign exchange risk	10% decline	−81 billion yen

Data Verification and Model Accuracy Confirmation.  Ensuring the quality of source data and calculations is a key priority for our risk management function. Our back and middle offices collect data at least on a monthly basis and verify them for reasonableness, consistency and completeness. For interest rate analysis, the calculation of sensitivity values is based on the scheduled cash flows and the appropriate yield curves.

Other Risk Management

Insurance Underwriting and Pricing.  Our insurance businesses are subject to underwriting and pricing risks. Insurance underwriting involves a determination of the type and amount of risk which an insurer is willing to accept. We evaluate policy applications on the basis of information provided by the applicant and others. We follow detailed and appropriate underwriting practices and procedures designed to properly assess and qualify risks before issuing coverage to qualified applicants. Our insurance underwriting standards attempt to produce results consistent with the assumptions used in product pricing. In addition, we manage our overall exposure to single risks or events through the purchase of reinsurance coverage.

The pricing of insurance products involves the risk that, once a determination that coverage should be provided through the underwriting process has been made, the price charged for the coverage may be inadequate. The pricing of our insurance products takes into consideration the expected frequency and severity of claims; the costs of providing the necessary coverage, including the cost of administering policy benefits, sales and other administrative and overhead costs; and a margin for profit. Additional factors considered in setting premiums and prices for our life insurance products include assumptions as to future investment returns, expenses, persistency, mortality, morbidity and taxes, where appropriate. The long-term profitability of our products is affected by the degree to which future experience deviates from these assumptions. We endeavor to appropriately price our products according to risk with a margin for profit.

We have managed to maintain the appropriate level of the risk retention by controlling the large exposure due to massive catastrophes, for individual policies and group policies. We calculate the Probable Maximum Loss (“PML”) using field research for each risk category and arrange adequate reinsurances to disperse such risks. We aim to hold sufficient capital to ensure that it is financially strong, even after an extreme loss event. We manage 99% VaR one-year time horizon measures of required capital. In addition to the 99% VaR, we also consider other measures, including the 99% Tail VaR and the 99.5% VaR. For the future accumulated loss due to natural disasters as typhoons and earthquakes, we estimate PML by using statistical models and arrange reinsurances properly.

Insurance Claims and Reserves.  We are subject to risk associated with claims settlement, including the risk that amounts paid may be in excess of related losses or reserves, fraud and customer service-related issues affected by the promptness of our claims-handling procedures, as well as risks associated with the adequacy of our reserves.

The claims process involves professional claims evaluation personnel, with input from legal, accounting, actuarial and other functions as necessary, and is closely coordinated with the reserving process. While the claims process is managed at the local level, we coordinate the establishment of claims guidelines, monitor claims development trends and exposures, and provide centralized support to our subsidiary operations in order to ensure that we benefit from the “best practices” of our member companies. In addition, for large industrial and commercial risks, claims in excess of certain levels are actively managed by our central claims department. To assess the appropriateness of our insurance reserves, we make use of historic values as well as statistical testing and regularly review the development of our reserves over time relative to our initial assumptions.

Credit Risk.  We are subject to credit risk on investments such as corporate bonds, loans, guarantees and securities as well as ceded reinsurance. Deterioration of the financial condition or results of operations of the debtor of these instruments may cause a delay in payments of principal or interest when due and eventually result in uncollectibility. We manage these risks in a number of ways. We closely inspect the creditworthiness of individual companies prior to making investments and perform follow-up on such reviews periodically. We maintain internal controls by separating our loan and guarantee origination operations from our inspection and review operations. Additionally, we collectively manage our investment portfolio to avoid losses arising from over-exposure to particular companies or sectors. Our policy of having an investment portfolio with a high average credit quality means that the credit risk in that portfolio is relatively small. We also measure credit risk using a value-at-risk methodology based on our assessment of the bankruptcy, collectibility and rating migration rates on investments. As of March 31, 2007, the amount of value-at-risk of credit risk on investments was ¥110 billion, at a 99% confidence level over a one-year period. Credit analyses are also performed with respect to banks with whom we maintain deposit relationships and other financial counterparties, including derivatives counterparties, to minimize our exposure.

Credit risk also arises in connection with the collectibility of amounts owned by reinsurers. We monitor the creditworthiness of our reinsurers on an ongoing basis and seek to minimize reinsurance recoverability risk by ceding business to reinsurers meeting specified size and rating criteria.

We continuously seek to update and improve our credit risk management through the use of technology.

Real Estate Investment Risk.  We are subject to real estate investment risk due to the market fluctuation in real estates prices and rents. Therefore, we engage in risk management according to such characteristics, while we work to lower our outstanding balance of investment real estates and improve the profitability of such assets.

Legal Risk.  We are subject to legal risks arising from the uncertainty in the enforceability through legal or judicial processes, of the obligations of our policyholders and counterparties, particularly in jurisdictions where applicable laws and regulation may be relatively recent or incomplete. We seek to minimize such uncertainty through consultation with internal and external legal advisors in all countries in which we conduct business.

Operational Risk.  Operational risk contains the following three categories, administrative risk, information and system risk and liquidity risk.

Administrative risk.  Administrative risk is the risk due to administrative errors, legal violation, or improprieties committed by our employees or insurance agencies. In order to reduce such risks, not only do we set up rules and manuals, but we regularly monitor our operations through internal compliance programs. We have been improving our products and services to the best by our continuous efforts to carry out the inspection by each executive department and to accumulate improvement through internal educational programs and guidance and monitoring the state of compliance.

Information and system risk.  Information and system risk is the risk due to the loss and/or leakage of customer-related information, breakage or shutdown of computer systems due to such factors as malfunction and improper usage. To insure the protection of customer-related information and company information, we have formulated our Information Security Policy, Privacy Policy and related guidelines. We have also implemented a contingency plan for large risks on the assumption of epicentral earthquakes in the Southern Kanto area and computer crimes like cyber terrorism.

Liquidity risk.  Liquidity risk is the risk to suffer the financial loss due to tight cash flow arising from forced sale of assets at a price lower than fair value in facing with the urgent and large claim payments against catastrophic accidents. We control our cash flow by holding sufficient liquid assets and monitoring the level of the liquidity for both assets and liabilities to estimate the future financing needs.

JAPANESE FOREIGN EXCHANGE CONTROLS AND CERTAIN OTHER REGULATIONS

Japanese Foreign Exchange Controls

The Foreign Exchange and Foreign Trade Law of Japan, as amended, and the cabinet orders and ministerial ordinances thereunder, or the Foreign Exchange Regulations, govern certain matters relating to the acquisition and holding of shares by non-residents and foreign investors.

The Foreign Exchange Regulations define “non-residents” as:

•	individuals who are not resident in Japan; or

•	corporations whose principal offices are located outside Japan. Generally, branches and other offices of non-resident corporations located within Japan are regarded as residents of Japan, and branches and other offices of Japanese corporations located outside Japan are regarded as non-residents of Japan.

The Foreign Exchange Regulations define “foreign investors” as:

•	individuals who are not resident in Japan;

•	corporations organized under the laws of foreign countries or whose principal offices are located outside Japan; or

•	corporations, not less than 50% of the voting rights of which are held, directly or indirectly, by individuals and/or corporations falling within the definition of “foreign investors” above or a majority of the directors or other officers (or directors or other officers having the power of representation) of which are non-resident individuals.

Acquisition of Equity Securities

In general, the acquisition of shares of a listed corporation by a non-resident of Japan from a resident of Japan may be made without any restriction, except as mentioned below. However, a resident of Japan who transfers units to a non-resident of Japan must file a report to the Minister of Finance following the transfer of units to the non-resident of Japan, unless:

•	the consideration for the transfer is ¥100 million or less; or

•	the transfer is made through a bank, securities company or financial futures trader as licensed under relevant Japanese laws.

If a foreign investor acquires shares of a listed corporation and, as a result of the acquisition, the foreign investor directly or indirectly holds 10% or more of the issued shares of the relevant corporation aggregated with existing holdings, the foreign investor is, in general, required to report the acquisition to the Minister of Finance and any other relevant ministers within 15 days from and including the date of the acquisition, except under limited circumstances including an acquisition of shares through the offering conducted overseas. In certain exceptional cases, prior notification is required regarding the acquisition.

Distributions and Proceeds of Sale

Under the Foreign Exchange Regulations, distributions paid on, and the proceeds of sales in Japan of, shares of a corporation held by non-residents of Japan may in general be converted into any foreign currency and repatriated abroad subject to certain exceptions. The acquisition of shares by non-resident holders by way of a stock split is not subject to any notification or reporting requirements.

Reporting of Substantial Shareholdings

The Financial Instruments and Exchange Law of Japan, in general, requires any person who has become, beneficially and solely or jointly, a holder of more than 5% of the total issued shares of a company listed on any Japanese stock exchange or whose shares are traded on the over-the-counter market in Japan to file with the Director of the relevant Local Finance Bureau of the Ministry of Finance, within five business days, a report concerning such shareholdings. A similar report must also be made in respect of any subsequent increase or decrease of 1% or more in any such holding ratio or any change in material matters set out in any previous filed reports. For this purpose, shares issuable to such person upon exercise of stock acquisition rights are taken into account in determining both the number of shares held by such holder and the issuer’s total issued share capital. Copies of each such report must also be furnished to the issuer of such shares.

Under the Insurance Business Law, a shareholder of an insurance company or insurance holding company that holds more than 5% of the total voting rights of the insurance company or insurance holding company is required to file a report of its shareholdings with the Director of the relevant Local Finance Bureau of the Ministry of Finance within five days after the acquisition of the shares and other reports concerning changes in the reported matters (including any increase or decrease of more than 1% in the shareholding ratio).

DESCRIPTION OF COMMON STOCK

The following information relates to the shares of the Holding Company’s common stock, including summaries of certain provisions of the Holding Company’s Articles of Incorporation, Share Handling Regulations and of the Corporation Law of Japan (the “Corporation Law”) relating to joint stock corporations (known in Japanese as kabushiki kaisha) and of certain relevant regulations under the Insurance Business Law.

General

The authorized share capital of the Holding Company will be as provided in its Articles of Incorporation, of which such number of shares as to be determined will be issued. Under the Corporation Law and the Holding Company’s Articles of Incorporation, the transfer of shares is effected by delivery of share certificates, but, in order to assert shareholders’ rights against the Holding Company, the transferee must have his name and address registered on the Holding Company’s register of shareholders. Shareholders are required to file their names, addresses and seal impressions with the transfer agent for the Holding Company’s common stock to be designated by the board of directors. Foreign shareholders may file a specimen signature in lieu of a seal impression and non-resident shareholders are required to appoint a standing proxy in Japan or file a mailing address in Japan. Japanese securities firms and commercial banks customarily offer the service of standing proxy, and render related services on payment of their standard fee.

The central clearing system of share certificates under the Law Concerning Central Clearing of Share Certificates and Other Securities in Japan applies to the common stock of the Holding Company. Under this system, shareholders may deposit certificates for shares with the Japan Securities Depository Center (the “Depository Center”), the sole depositary under the central clearing system, through institutions which have accounts with the Depositary Center. These institutions are normally securities companies. The shares deposited with the Depositary Center will be registered in the name of the Depositary Center in the Holding Company’s register of shareholders. The beneficial shareholders of the deposited shares will be recorded in the register of beneficial shareholders to be prepared by the Holding Company based on information furnished by the institutions and the Depository Center. Such register of beneficial shareholders will be updated as of record dates as at which shareholders entitled to rights pertaining to the shares are determined. For the purpose of transferring the deposited shares between accounts at an institution or accounts at the Depositary Center, delivery of share certificates is not required. In general, the beneficial shareholders of deposited shares registered in the register of beneficial shareholders will be entitled with respect to such shares to the same rights and benefits as the holders of shares registered in the register of shareholders. The registered beneficial shareholders may exercise the rights attached to the shares such as voting rights and the right to receive dividends (if any) and convocation notices of shareholders meetings directly from the Holding Company. The shares held by a person as a registered shareholder and those held by the same person as a registered beneficial shareholder are aggregated for such purposes. New shares issued with respect to deposited shares, including those issued upon a stock split, automatically become deposited shares. Beneficial shareholders may at any time withdraw their shares from deposit and receive share certificates, except that certificates for shares constituting a fraction of a unit of shares referred to in “— Unit Share System” will not be delivered.

A new law to establish a new central clearing system for shares of listed companies and to eliminate the issuance and use of certificates for such shares was promulgated in June 2004 and the relevant parts of the law will come into effect within five years of the date of promulgation. On the effective date, a new central clearing system will be established and the shares of all Japanese companies listed on any Japanese stock exchange, including the Holding Company’s shares, will be subject to the new central clearing system. On the same day, all existing share certificates of all Japanese companies listed on any Japanese stock exchange, including those representing the Holding Company’s shares, will become null and void and the transfer of such shares will be effected through entry in the books maintained under the new central clearing system.

Dividends

General

Under the Corporation Law, distribution of cash or other assets by a joint stock corporation to its shareholders, so called “dividends”, takes the form of distribution of Surplus (as defined in “Restriction on Distribution of

Surplus” below). Under the Corporation Law, a joint stock corporation may distribute dividends in cash and/or in kind any number of times per fiscal year, subject to certain limitations described in “Restriction on Distribution of Surplus” below.

Under the Corporation Law and the Articles of Incorporation, the Holding Company may, (a) following shareholders’ approval, make distribution of year-end dividends to shareholders of record as of March 31 in each year, (b) by resolution of board of directors, make interim dividend payments in cash to shareholders of record as of September 30 in each year, and (c) following shareholders’ approval, make distribution of dividends to shareholders of record date to be set for such distribution from time to time. Under its Articles of Incorporation, the Holding Company is not obligated to pay any dividends in cash unclaimed for a period of three years after the date on which they first become payable.

Distributions of dividends may be made in cash or in kind in proportion to the number of shares held by each shareholder. A resolution of the general meeting of shareholders or board of directors authorizing a distribution of dividends must specify the form and aggregate book value of the assets to be distributed, the manner of allotment of such assets to shareholders, and the effective date of the distribution. If a distribution of dividends is to be made in kind, the Holding Company may grant a right to shareholders to require the Holding Company to make such distribution in cash instead of in kind, pursuant to a resolution of a general meeting of shareholders. If no such right is granted to shareholders, the relevant distribution of dividend must be approved by a special resolution of a general meeting of shareholders.

Restriction on Distribution of Surplus

Under the Corporation Law, in making a distribution of Surplus, we must set aside in our additional paid-in capital and/or legal reserve an amount equal to one-tenth of the amount of Surplus so distributed, until the sum of our additional paid-in capital and legal reserve reaches one-quarter of our stated capital.

The amount of Surplus at any given time must be calculated in accordance with the following formula:

A + B + C + D — (E + F + G)

In the above formula:

“A” = the total amount of other capital surplus and other retained earnings, each such amount being that appearing on our non-consolidated balance sheet as of the end of the last fiscal year

“B” = (if the Holding Company has disposed of its treasury stock after the end of the last fiscal year) the amount of the consideration for such treasury stock received by it less the book value thereof

“C” = (if the Holding Company has reduced its stated capital after the end of the last fiscal year) the amount of such reduction less the portion thereof that has been transferred to additional paid-in capital or legal reserve (if any)

“D” = (if the Holding Company has reduced its additional paid-in capital or legal reserve after the end of the last fiscal year) the amount of such reduction less the portion thereof that has been transferred to stated capital (if any)

“E” = (if the Holding Company has cancelled its treasury stock after the end of the last fiscal year) the book value of such treasury stock

“F” = (if the Holding Company has distributed Surplus to its shareholders after the end of the last fiscal year) the total book value of the Surplus so distributed

“G” = certain other amounts set forth in an ordinance of the Ministry of Justice

The aggregate book value of Surplus distributed by the Holding Company may not exceed a prescribed distributable amount (the “Distributable Amount”), as calculated on the effective date of such distribution. The Distributable Amount at any given time shall be the amount of Surplus less the aggregate of (a) the book value of the Holding Company’s treasury stock, (b) the amount of consideration for any of the Holding Company’s treasury stock disposed of by it after the end of the last fiscal year and (c) certain other amounts set forth in an ordinance of the Ministry of Justice.

If the Holding Company has become at its option a company with respect to which its consolidated balance sheet should also be considered in the calculation of the Distributable Amount (renketsu haito kisei tekiyo kaisha), the Holding Company shall further deduct from the amount of Surplus the excess amount, if any, of (x) the total amount of the shareholders’ equity appearing on its non-consolidated balance sheet as of the end of the last fiscal year and certain other amounts set forth by an ordinance of the Ministry of Justice over (y) the total amount of the shareholders’ equity and certain other amounts set forth by an ordinance of the Ministry of Justice appearing on the Holding Company’s consolidated balance sheet as of the end of the last fiscal year.

If the Holding Company has prepared interim financial statements as described below, and if such interim financial statements have been approved by the board of directors or, if so required by the Corporation Law, by a general meeting of shareholders, then the Distributable Amount must be adjusted to take into account the amount of profit or loss, and the amount of consideration for any of the Holding Company’s treasury stock disposed of by the Holding Company, during the period in respect of which such interim financial statements have been prepared. The Holding Company may prepare non-consolidated interim financial statements consisting of a balance sheet as of any date subsequent to the end of the last fiscal year and an income statement for the period from the first day of the current fiscal year to the date of such balance sheet. Interim financial statements so prepared by the Holding Company must be audited by its corporate auditors and/or outside accounting auditor, as required by an ordinance of the Ministry of Justice.

In the first fiscal year of the Holding Company, each amount of the Surplus and the Distributable Amount above is, in general, calculated by replacing “the end of the last fiscal year” in preceding paragraphs with “the date of incorporation”.

For information as to Japanese taxes on dividends, see “Taxation — Japanese Taxation”.

Stock Splits

The Holding Company may at any time split shares into a greater number of shares by the resolution of the board of directors. A company that conducts a stock split is required by the Corporation Law to give public notice (i) providing a description of the stock split and (ii) announcing that shareholders entered or recorded in the shareholder register as of the date specified by the company are entitled to the shares resulting from the stock split, no later than two weeks prior to such specified date.

For information as to the treatment under Japanese tax law of a stock split, see “Taxation — Japanese Taxation”.

Unit Share System

The Holding Company will adopt a “unit share system”. The Holding Company’s Articles of Incorporation provide that 100 shares of the Holding Company’s common stock constitute one “unit” of shares. The board of directors is permitted to reduce the number of shares constituting one unit or abolish the unit share system without approval by shareholders. The number of shares constituting a unit may not exceed one thousand (1,000) under the Corporation Law.

The Holding Company’s Articles of Incorporation provide that the Holding Company shall not issue any share certificates representing shares less than the number of shares constituting one unit. As the transfer of shares normally requires delivery of the relevant share certificates, any shares constituting less than one unit for which no share certificates are issued will not be transferable. Upon demand from a holder of shares constituting less than one unit, the Holding Company is obligated to purchase such shares. In addition, pursuant to the Holding Company’s Articles of Incorporation, any such holders may demand the Holding Company to sell to them shares constituting less than one unit which, when added to the shares already held by such holder, will constitute a full unit unless the Holding Company does not own sufficient number of treasury shares. Such purchase and sale of shares will be effected at the market price as of the date of such demand.

A holder of less than one unit of shares has no voting right.

In accordance with the Corporation Law, the Holding Company’s Articles of Incorporation provide that a holder of shares constituting less than one unit does not have any other rights of a shareholder in respect of those shares, other than those provided by the Articles of Incorporation including the following rights:

•	to receive distributions of dividends,

•	to receive cash or other assets in case of consolidation or split of shares, exchange or transfer of shares or corporate merger,

•	to be allotted rights to subscribe for free for new shares and stock acquisition rights when such rights are granted to shareholders, and

•	to participate in any distribution of surplus assets upon liquidation.

Voting Rights

A holder of shares constituting one or more whole units is generally entitled to one voting right per unit of shares. Except as otherwise provided by law or by the Articles of Incorporation, a resolution can be adopted at a general meeting of shareholders by a majority of the number of voting rights of the shareholders represented at the meeting. The Corporation Law and the Holding Company’s Articles of Incorporation provide, however, that the quorum for the election of directors and corporate auditors shall not be less than one-third of the total number of voting rights of the shareholders who are entitled to exercise their voting rights. The Holding Company’s shareholders are not entitled to cumulative voting in the election of directors. The Holding Company or a corporate or certain other entity of which more than one-quarter of the total voting rights are directly or indirectly owned by the Holding Company may not exercise its voting rights with respect to shares of the Holding Company’s common stock that it owns. Shareholders may exercise their voting rights through proxies, provided that the proxies are also shareholders holding voting rights. The Holding Company’s shareholders, in general, also may cast their votes in writing. Shareholders may also exercise their voting rights by electronic means when the Board of Directors decides to permit such method of exercising voting rights.

The Corporation Law and the Holding Company’s Articles of Incorporation provide that a quorum of not less than one-third of the total number of the voting rights of shareholders who are entitled to exercise their voting rights must be present at a shareholders meeting to approve specified corporate actions, including:

•	any purchase of the Holding Company’s own shares from a particular shareholder other than its subsidiary;

•	a consolidation of shares;

•	any issuance or transfer of new shares or existing shares held by the Holding Company as treasury stock at an “especially favorable” price or any issuance of stock acquisition rights at an “especially favorable” condition to any persons other than shareholders;

•	a reduction of the liability of a director, a corporate auditor or an independent auditor caused by his or her failure to perform an obligation without intent or gross negligence, subject to certain exceptions;

•	a reduction of stated capital, subject to certain exceptions;

•	a distribution of dividends in kind without granting shareholders the right to request payment in cash instead;

•	any amendment to the Articles of Incorporation, subject to certain exceptions;

•	the transfer of the whole or an important part of the business, subject to certain exceptions;

•	the taking over of the whole of the business of any other corporation, subject to certain exceptions;

•	a dissolution, merger or consolidation, subject to certain exceptions;

•	a corporate split, subject to a certain exception; or

•	a share exchange or share transfer for the purpose of establishing a 100% parent-subsidiary relationship, subject to a certain exception.

A resolution for the above actions can be adopted only by special resolution, which requires an affirmative vote of at least two-thirds of the voting rights of the shareholders represented at the meeting.

General Meeting of Shareholders

The ordinary general meeting of the shareholders of the Holding Company will be normally held in June in each year in Tokyo, Japan. In addition, the Holding Company may hold an extraordinary general meeting of shareholders whenever necessary by giving notice of convocation thereof at least two weeks prior to the date set for the meeting.

Notice of convocation of a shareholders’ meeting setting forth the place, time and purpose thereof, must be mailed to each shareholder having voting rights (or, in the case of a non-resident shareholder, to his or her standing proxy or mailing address in Japan) at least two weeks prior to the date set for the meeting. Under the Corporation Law, such notice may be given to shareholders by electronic means, subject to the consent by the relevant shareholders. The record date for an ordinary general meeting of shareholders is March 31 of each year.

Any shareholder or group of shareholders holding at least three percent of the total number of voting rights for a period of six months or more may demand the convocation of a general meeting of shareholders. Unless such shareholders’ meeting is convened without delay or a convocation notice of a meeting which is to be held not later than eight weeks from the day of such demand is dispatched, the demanding shareholder may, upon obtaining a court approval, convene such shareholders’ meeting.

Any shareholder or group of shareholders holding at least 300 voting rights or one percent of the total number of voting rights for a period of six months or more may demand that a particular matter be added to the agenda of a general meeting of shareholders at least eight weeks prior to the date set for such meeting.

Liquidation Rights

In the event of the liquidation of the Holding Company, the assets remaining after payment of all taxes, liquidation expenses and debts will be distributed among the shareholders in proportion to the respective number of shares which they hold.

Issue of Additional Shares of Common Stock and Pre-emptive Rights

Holders of shares of our common stock have no pre-emptive rights under the Holding Company’s Articles of Incorporation. Authorized but unissued shares may be issued at such times and upon such terms as the Board of Directors determines, subject to the limitations as to the offering of new shares at a “specially favorable” price mentioned under “Voting rights” above. Our Board of Directors may, however, determine that shareholders shall be given subscription rights regarding a particular issue of new shares, in which case such rights must be given on uniform terms to all shareholders as at a record date of which not less than two weeks’ prior public notice must be given. Each of the shareholders to whom such rights are given must also be given notice of the expiry thereof at least two weeks prior to the date on which such rights expire.

Stock Acquisition Rights

The Holding Company may issue stock acquisition rights by the resolution of the board of directors, except for issuances at an “especially favorable” conditions, for which a special resolution of a shareholders’ meeting is required. Holders of stock acquisition rights may exercise their rights to acquire a certain number of shares within the exercise period as set forth in the terms of such stock acquisition rights. Upon the exercise of stock acquisition rights, the Holding Company will be obliged either to issue the required number of new shares or, alternatively, to transfer the necessary number of shares from treasury stock held by it.

Report to Shareholders

The Holding Company will furnish to the shareholders notices of shareholders’ meetings (including statutory business report), annual and semi-annual business reports, including financial statements, and notices of resolutions adopted at the shareholders’ meetings, all of which are in Japanese.

Record Date

March 31 is the record date for the Holding Company’s year-end dividends. The shareholders and beneficial shareholders who are registered as the holders of one unit of shares or more in our registers of shareholders and/or beneficial shareholders at the end of each March 31 are also entitled to exercise shareholders’ rights at the ordinary general meeting of shareholders with respect to the fiscal year ending on such March 31. In addition, we may set a record date for determining the shareholders and/or beneficial shareholders entitled to other rights and for other purposes by giving at least two weeks’ prior public notice.

The price of shares generally goes ex-dividends or ex-rights on Japanese stock exchanges on the third business day prior to a record date (or if the record date is not a business day, the fourth business day prior thereto), for the purpose of dividends or rights offerings.

Repurchase by the Holding Company of Shares

The Holding Company may acquire its own shares:

(i) by purchase on any stock exchange on which its shares are listed or by way of a tender offer under the Financial Instruments and Exchange Law of Japan, pursuant to a resolution of the board of directors as provided in its Articles of Incorporation;

(ii) through procedures under which all shareholders in the same class may apply to sell their shares pursuant to a resolution of the general meeting of shareholders;

(iii) by purchase from a specific party other than any of its subsidiaries, pursuant to a special resolution of a general meeting of shareholders; and

(iv) by purchase from any of its subsidiaries, pursuant to the resolution of the board of directors.

In the case of (iii) above, any other shareholder may demand that such other shareholder be included as a seller in the proposed purchase, unless the purchase price will not exceed the market price on the day immediately preceding the date on which the resolution mentioned in (iii) above was adopted.

In general, the total acquisition price of the shares to be purchased by the Holding Company may not exceed the Distributable Amount. See “Dividends” above for further details regarding this amount.

Shares acquired by the Holding Company may be held as treasury stock for any period or cancelled by the resolution of the board of directors. The Holding Company may also transfer the shares held by it to any person, subject to the resolution of the board of directors and other requirements similar to those applicable to the issuance of new shares.

TAXATION

Japanese Taxation

The following is a summary of the principal Japanese tax consequences of the Share Transfer and the ownership of the Holding Company’s shares to non-resident holders who hold shares of Mitsui Sumitomo’s common stock and ultimately of the Holding Company’s common stock on the assumption that the shares of the Holding Company will be listed on stock exchanges as scheduled. The statements regarding Japanese tax laws set forth below are based on the laws in force and double taxation conventions applicable as of the date hereof which are subject to change, possibly on a retroactive basis.

This summary is not exhaustive of all possible tax considerations which may apply to a particular non-resident holder and potential non-resident holders are advised to satisfy themselves as to the overall tax consequences of the acquisition, ownership and disposition of the Holding Company’s shares, including specifically the tax consequences under Japanese law, the laws of the jurisdiction of which they are residents, and any tax treaty between Japan and their country of residence, by consulting their own tax advisors.

A “non-resident holder” means a holder of Mitsui Sumitomo’s common stock or the Holding Company’s common stock, as the case may be, who holds such stock as portfolio investments, and who is a non-resident individual of Japan or a non-Japanese corporation without a permanent establishment in Japan.

Exchange of Mitsui Sumitomo’s Common Stock for the Holding Company’s Common Stock

In the opinion of our Japanese counsel, Mori Hamada & Matsumoto, the Share Transfer is expected to be accomplished as a “qualified share transfer (tekikaku-kabusiki-iten),” which is a tax-free transaction for Japanese tax purposes. Therefore, a non-resident holder will not recognize any income or gain for Japanese tax purposes upon the exchange of its Mitsui Sumitomo’s shares for the Holding Company’s shares in the Share Transfer, except to the extent it receives cash in lieu of fractional shares of the Holding Company’s shares as described in the following paragraph.

As long as Mitsui Sumitomo’s common stockholders receive only the Holding Company’s common stock in exchange for their Mitsui Sumitomo’s common stock in the Share Transfer, they will not recognize any gain for Japanese tax purposes. If they receive any cash in lieu of fractional shares of the Holding Company’s shares, such cash is deemed to be sales proceeds for such fractional shares and, consequently, the Mitsui Sumitomo’s common stockholders may recognize capital gains for Japanese tax purposes depending on their respective tax basis for the Mitsui Sumitomo’s common stock exchanged for such fractional shares. However, non-resident holders are generally not subject to Japanese taxation with respect to such gains derived from Japanese corporation stock. A U.S. holder (as defined below) that is entitled to benefits under the Tax Convention (as defined below) is generally exempt from Japanese taxation, if any, on such gains.

Tax Consequences of Owning the Holding Company’s Shares

Generally, a non-resident holder will be subject to Japanese withholding tax on dividends paid by the Holding Company. As described in more detail below, the rate of Japanese withholding tax applicable to dividends paid by the Holding Company to non-resident holders is 7% in general for dividends to be paid on or before March 31, 2009 pursuant to Japanese tax law. After such date, the maximum withholding rate for U.S. holders (as defined below), which is generally set at 10% of the gross amount distributed, shall be applicable pursuant to the Tax Convention (as defined below).

Under the Convention between the Government of the United States of America and Japan for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income (the “Tax Convention”), the maximum withholding rate for U.S. holders (as defined below) is generally set at 10% of the gross amount distributed. However, the maximum rate is 5% of the gross amount distributed if the recipient is a corporation and owns directly or indirectly, on the date on which entitlement to the dividends is determined, at least 10% of the voting shares of the paying corporation. Furthermore, the amount distributed shall not be taxed if the recipient is (i) a pension fund which is a United States resident, provided that such dividends are not derived from the carrying on of a business, directly or indirectly, by such pension fund or (ii) a parent company with a controlling interest in the paying company that meets certain conditions under the Tax Convention.

Japanese tax law provides in general that if the Japanese statutory rate is lower than the maximum rate applicable under tax treaties, conventions or agreements, the Japanese statutory rate shall be applicable. The rate of Japanese withholding tax applicable to dividends paid by the Holding Company to non-resident holders is 7% for dividends to be paid on or before March 31, 2009 and 15% thereafter, except for dividends paid to any individual non-resident holder who holds 5% or more of the Holding Company issued shares for which the applicable rate is 20%.

Non-resident holders who are entitled to a reduced rate of Japanese withholding tax on payments of dividends on the shares of the Holding Company are required to submit an Application Form for the Income Tax Convention regarding Relief from Japanese Income Tax on Dividends in advance through the Holding Company to the relevant tax authority before the payment of dividends. A standing proxy for non-resident holders may provide this application service for the non-resident holders. Non-resident holders who do not submit an application in advance will generally be entitled to claim a refund from the relevant Japanese tax authority of withholding taxes withheld in excess of the rate of an applicable tax treaty.

Stock split without any cash payment or delivery of other assets are not subject to Japanese income taxation.

Gains derived from the sale or other disposition of shares of the Holding Company within or outside Japan by a non-resident holder are not, in general, subject to Japanese income or corporation taxes or other Japanese taxes. In addition, a U.S. holder (as defined below) that is entitled to benefits under the Tax Convention is generally exempt from Japanese taxation with respect to such gains.

Japanese inheritance and gift taxes, at progressive rates, may be payable by an individual who has acquired shares as legatee, heir or donee, even if none of the individual, the decedent or the donor is a Japanese resident.

United States Taxation

In the opinion of our U.S. counsel, Sullivan & Cromwell LLP, the following section describes the anticipated material United States federal income tax consequences to holders that exchange their Mitsui Sumitomo’s common stock for Holding Company’s common stock pursuant to the Share Transfer Plan. This discussion addresses only those Mitsui Sumitomo shareholders that hold their Mitsui Sumitomo’s common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (“the Code”), and does not address all the United States federal income tax consequences that may be relevant to particular Mitsui Sumitomo shareholders in light of their individual circumstances or to Mitsui Sumitomo shareholders that are subject to special rules, such as:

•	financial institutions,

•	investors in pass-through entities,

•	tax-exempt organizations,

•	dealers in securities or currencies,

•	traders in securities that elect to use a mark to market method of accounting,

•	persons that hold Mitsui Sumitomo’s common stock as part of a straddle, hedge, constructive sale or conversion transaction,

•	persons that actually or constructively own 10% or more of Mitsui Sumitomo voting stock,

•	U.S. holders that own, or are deemed for United States federal income tax purposes to own, 5% or more of the total combined voting power of all classes of the voting stock of, or all the value of the stock of, Mitsui Sumitomo or the Holding Company,

•	persons who are not citizens or residents of the United States, and

•	shareholders who acquired their shares of Mitsui Sumitomo’s common stock through the exercise of an employee stock option or otherwise as compensation.

The following is based upon the Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof. These laws are subject to change, possibly on a retroactive basis. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to the income tax, are not addressed in this document. You should consult with your own tax advisor as to the tax consequences of the Share Transfer Plan in your particular circumstances.

You are a U.S. holder if you are a beneficial owner of Mitsui Sumitomo’s common stock and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Transfer by U.S. holders of Mitsui Sumitomo’s Common Stock for the Holding Company’s common stock

The Share Transfer will qualify under Section 351(a) of the Code as a tax-free exchange for U.S. federal income tax purposes, except to the extent of any cash received in respect of a fractional share of Holding Company common stock. The opinion regarding the tax-free qualification for the Share Transfer for such holders relies on representations and covenants made by Mitsui Sumitomo, including certain representations in support of Mitsui Sumitomo’s belief that it is not and has not been a PFIC (as defined below), made by an office of Mitsui Sumitomo, and assumes, among other things, (1) the absences of relevant changes in facts or in law between the date of this prospectus and the date on which the Share Transfer is completed, and (2) the completion of the Share Transfer under the current terms of the Share Transfer Plan and any related agreements. If any of the representations, covenants or assumptions relied upon is inaccurate, the opinion regarding the tax-free qualification of the Share Transfer cannot be relied upon and the United States federal income tax consequences of participation in the Shares Exchange may differ from those described herein.

Passive foreign investment company, or PFIC, considerations may affect the United States federal income tax consequences of the Share Transfer to U.S. holders of Mitsui Sumitomo’s common stock and may cause the tax consequences to differ from those described herein under “— Exchange by U.S. holders of Mitsui Sumitomo’s Common Stock for the Holding Company’s Common Stock”. Generally, under proposed regulations which are not yet effective but which are proposed to be effective from April 1, 1992, if Mitsui Sumitomo was a PFIC for any taxable year during which a U.S. holder held Mitsui Sumitomo’s common stock, the Share Transfer would be taxable for such U.S. holder unless the Holding Company is a PFIC for the 2007 taxable year. Any gain on the common stock exchanged pursuant to the Share Transfer would be allocated ratably over the U.S. holder’s holding period for such stock, and generally would be treated in a manner comparable to that discussed under “— Tax Consequences to U.S. holders of Owning the Holding Company’s Common Stock — Passive Foreign Investment Company Considerations” below. In addition, such holder would have a new holding period for its Holding Company’s common stock and such stock would have a tax basis equal to its fair market value on the date of the Share Transfer. U.S. holders are urged to consult their own tax advisors regarding any PFIC considerations with respect to the Share Transfer that may be relevant to their particular circumstances.

Assuming that the Share Transfer qualifies under Section 351(a) of the Code as a tax-free exchange and that Mitsui Sumitomo is not classified as a PFIC for any taxable year after 1986 through the effective date of the Share Transfer, for United States federal income tax purposes:

•	A U.S. holder of Mitsui Sumitomo’s common stock will not recognize any gain or loss upon its exchange of such stock for the common stock of the Holding Company pursuant to the Share Transfer Plan.

•	If a U.S. holder of Mitsui Sumitomo’s common stock receives cash in respect of a fractional share of Holding Company common stock, the U.S. holder will recognize gain or loss equal to the difference between the amount of cash received in respect of that fractional share and the portion of the tax basis of that U.S. holder’s Mitsui Sumitomo common stock allocable to that fractional share. The gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder has held the Mitsui Sumitomo common stock exchanged for that fractional share for more than one year at the time of the Share Transfer.

•	A U.S. holder of Mitsui Sumitomo’s common stock will have a tax basis in the Holding Company’s common stock equal to (1) the U.S. holder’s tax basis in its Mitsui Sumitomo’s common stock surrendered in the Share Transfer, reduced by (2) any tax basis in the Mitsui Sumitomo common stock that is allocable to any fractional share of Holding Company common stock for which cash is received.

•	The holding period in the Holding Company’s common stock received in the Share Transfer will include the holding period of the Mitsui Sumitomo’s common stock surrendered in the Share Transfer.

In general, any cash received by a U.S. holder of Mitsui Sumitomo common stock in respect of a fractional share of Holding Company common stock may be subject to backup withholding under the circumstances comparable to those described under “— Tax Consequences to U.S. holders of Owning the Holding Company’s common stock — Backup Withholding and Information Reporting” below.

Tax Consequences to U.S. holders of Owning the Holding Company’s Common Stock

Taxation of Dividends

Under the United States federal income tax laws, and subject to the PFIC rules discussed below, if you are a U.S. holder, the gross amount of any dividend we pay on our Holding Company’s common stock out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes) is subject to United States federal income taxation. If you are a noncorporate U.S. holder, dividends paid to you in taxable years beginning before January 1, 2011 that constitute qualified dividend income will be taxable to you at a maximum tax rate of 15% provided that you hold the Holding Company’s common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet other holding period requirements. Dividends we pay with respect to the Holding Company’s common stock generally will be qualified dividend income.

You must include any Japanese tax withheld from the dividend payment in this gross amount even though you do not in fact receive it. The dividend is taxable to you when you receive the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. The amount of the dividend distribution that you must include in your income as a U.S. holder will be the U.S. dollar value of the yen payments made, determined at the spot yen/U.S. dollar rate on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date you include the dividend payment in income to the date you convert the payment into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. Distributions in excess of current and accumulated earnings and profits, as determined for United States federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your basis in the Holding Company’s common stock and thereafter as capital gain.

Subject to certain limitations, the Japanese tax withheld in accordance with the Tax Convention and paid over to Japan will be creditable or deductible against your United States federal income tax liability. Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to the maximum 15% tax rate.

Dividends will be income from sources outside the United States, and dividends paid in taxable years beginning before January 1, 2007 generally will be “passive” or “financial services” income, while dividends paid in taxable years beginning after December 31, 2006 will, depending on your circumstances, be “passive” or “general” income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit allowable to you.

Taxation Upon Sale or Other Disposition of the Holding Company’s Common Stock

Subject to the PFIC rules discussed below, if you are a U.S. holder and you sell or otherwise dispose of your Holding Company’s common stock, you will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the U.S. dollar value of the amount that you realize and your tax basis, determined in U.S. dollars, in your Holding Company’s common stock. Capital gain of a noncorporate U.S. holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

Passive Foreign Investment Company Considerations

We believe that the Holding Company’s common stock should not be treated as stock of a PFIC for United States federal income tax purposes for the 2007 taxable year or for future taxable years, but this conclusion is a factual determination that is made annually and thus may be subject to change. In general, if we are treated as a PFIC, you will be subject to special rules with respect to:

•	any gain you realize on the sale or other disposition of your Holding Company’s common stock and

•	any excess distribution that we make to you (generally, any distributions to you during a single taxable year that are greater than 125% of the average annual distributions received by you in respect of the Holding Company’s common stock during the three preceding taxable years or, if shorter, your holding period for the Holding Company’s common stock).

Under these rules:

•	the gain or excess distribution will be allocated ratably over your holding period for the Holding Company’s common stock,

•	the amount allocated to the taxable year in which you realized the gain or excess distribution will be taxed as ordinary income,

•	the amount allocated to each prior year, with certain exceptions, will be taxed at the highest tax rate in effect for that year, and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year.

Under certain circumstances, a mark to market election may be available to a U.S. holder, which generally could result in different United States federal income tax consequences to the holder.

Backup Withholding and Information Reporting

If you are a noncorporate U.S. holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	dividend payments or other taxable distributions made to you within the United States, and

•	the payment of proceeds to you from the sale of the Holding Company’s common stock effected at a United States office of a broker.

Additionally, backup withholding may apply to such payments if you are a noncorporate U.S. holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

COMPARISON OF SHAREHOLDERS’ RIGHTS

Mitsui Sumitomo is, and the Holding Company will be, a joint stock corporation organized under the laws of Japan. Mitsui Sumitomo is, and the Holding Company will be, listed on the First Section of the Tokyo Stock Exchange and a number of regional stock exchanges in Japan. In addition, the description of the attributes of shares of common stock in the share capital provisions of the Articles of Incorporation of Mitsui Sumitomo and the Holding Company are substantially similar. As a result, there are no material differences between the rights of holders of Mitsui Sumitomo’s common stock and of the Holding Company’s common stock from the legal perspective, except for the following: the restriction on shareholders’ right to inspect books and records of the company applicable to the holders of Mitsui Sumitomo’s common stock under the Insurance Business Law will not be applicable to the holders of the Holding Company’s common stock, so long as they satisfy certain shareholding conditions prescribed under the Corporation Law.

EXPERTS

The consolidated financial statements and schedules of Mitsui Sumitomo Insurance Company, Limited as of March 31, 2006 and 2007, and for each of the years in the three-year period ended March 31, 2007 have been included herein and in the registration statement in reliance upon the report of KPMG AZSA & Co., an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the March 31, 2007 consolidated financial statements contains an explanatory paragraph which states that the Company has restated the consolidated balance sheet as of March 31, 2006, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for the two-year period then ended.

WHERE YOU CAN FIND MORE INFORMATION

Mitsui Sumitomo is, and the Holding Company will be, a “foreign private issuer” and, under the rules adopted under the Securities Exchange Act of 1934 (the “Exchange Act”), will be from some of the requirements of that Act, including the proxy and information provisions of Section 14 of the Exchange Act and the reporting and liability provisions applicable to officers, directors and significant shareholders under Section 16 of the Exchange Act.

Following the date of this prospectus until the completion of the Share Transfer, Mitsui Sumitomo will be, and following the completion of the Share Transfer, the Holding Company will be, subject to reporting obligations and any filings they make will be available via the website of the United States Securities and Exchange Commission, or SEC, at www.sec.gov. You may also read and copy any reports, statements or other information filed by Mitsui Sumitomo and, after the Share Transfer, the Holding Company at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Mitsui Sumitomo intends that the Holding Company will, as soon as it becomes permissible to do so, take steps to terminate its duty to file reports under the Exchange Act.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC maintains a website that contains filings by reporting companies, including those filed by Mitsui Sumitomo and, after the Share Transfer, the Holding Company, at http://www.sec.gov. You may also access the SEC filings and obtain other information about Mitsui Sumitomo through the website it maintains, which is www.ms-ins.com/english/. The information contained in those website is not incorporated by reference into this prospectus.

Mitsui Sumitomo files, and following the completion of the Share Transfer, the Holding Company will file, annual and semi-annual securities reports and other reports, in Japanese, under the Financial Instruments and Exchange Law of Japan with the applicable local finance bureau in Japan.

After the Share Transfer, the Holding Company will furnish to you the same annual business reports, in Japanese, including financial statements, that Mitsui Sumitomo currently furnishes to its shareholders, unless you notify the Holding Company of your desire not to receive these reports, as well as proxy statements and related materials for annual and extraordinary general meetings of shareholders.

Mitsui Sumitomo has not authorized anyone to give any information or make any representation about the Share Transfer that is different from, or in addition to, that contained in this prospectus or in any of the materials that are incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

VALIDITY OF SHARES

Mori Hamada & Matsumoto, Japanese counsel for Mitsui Sumitomo, will render an opinion with respect to the validity of the shares of the Holding Company’s common stock to be issued in the Share Transfer.

ENFORCEABILITY OF CIVIL LIABILITIES

The Holding Company will be a joint-stock corporation with limited liability incorporated under the laws of Japan. All of the Holding Company’s proposed directors and corporate auditors reside in Japan. All or substantially all of the Holding Company’s assets and the assets of these persons are located in Japan and elsewhere outside the United States. It may not be possible, therefore, for investors to effect service of process within the United States upon the Holding Company or these persons or to enforce against it or these persons judgments obtained in United States courts predicated upon the civil liability provisions of the federal securities laws of the United States. Mitsui

Sumitomo’s Japanese counsel, Mori Hamada & Matsumoto, has advised it that there is doubt as to the enforceability in Japan, in original actions or inactions for enforcement of judgments of United States courts, of liabilities predicated solely upon the federal securities laws of the United States.

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Mitsui Sumitomo Insurance Company, Limited:

We have audited the accompanying consolidated balance sheets of Mitsui Sumitomo Insurance Company, Limited and subsidiaries as of March 31, 2006 and 2007, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended March 31, 2007. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedules as listed in the accompanying index. These consolidated financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mitsui Sumitomo Insurance Company, Limited and subsidiaries as of March 31, 2006 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2007, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Note 3 to the accompanying consolidated financial statements, the Company has restated the consolidated balance sheet as of March 31, 2006 and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for the two-year period then ended.

KPMG AZSA & Co.
Tokyo, Japan
October 19, 2007

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
March 31, 2006 and 2007

	(Note 3)
	2006	2007
	(As restated)
	(Yen in millions)

ASSETS
Investments — other than investments in affiliates (Notes 5 and 17):
Securities available for sale:
Fixed maturities, at fair value	¥3,193,503	3,317,804
Equity securities, at fair value	3,105,217	3,312,574
Securities held to maturity:
Fixed maturities, at amortized cost	261,170	384,215
Mortgage loans on real estate	15,129	11,511
Investment real estate, at cost less accumulated depreciation of ¥65,384 million in 2006; ¥57,985 million in 2007	53,034	49,192
Policy loans	38,615	38,523
Other long-term investments	721,491	715,972
Short-term investments	93,829	113,671

Total investments	7,481,988	7,943,462

Cash and cash equivalents	385,165	369,941

Investments in and indebtedness from affiliates:
Investments	59,480	46,198
Indebtedness (Note 17)	2,164	3,008

Total investments in and indebtedness from affiliates	61,644	49,206

Accrued investment income	22,071	23,698
Premiums receivable and agents’ balances	123,341	133,358
Prepaid reinsurance premiums	211,485	201,404
Funds held by or deposited with ceding reinsurers	70,786	72,963
Reinsurance recoverable on paid losses	63,162	57,602
Reinsurance recoverable on unpaid losses	233,369	237,719
Property and equipment, net of accumulated depreciation (Note 6)	215,355	221,900
Deferred policy acquisition costs (Note 2(h))	377,040	362,260
Goodwill (Note 8)	57,695	70,012
Other assets (Note 13)	95,613	133,507

Total assets	¥9,398,714	9,877,032

See accompanying notes to consolidated financial statements.

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS — (Continued)
March 31, 2006 and 2007

	(Note 3)
	2006	2007
	(As restated)
	(Yen in millions,
	except share data)

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Losses and claims (Note 9):
Reported and estimated losses and claims	¥1,013,615	1,112,289
Adjustment expenses	42,902	41,261

Total losses and claims	1,056,517	1,153,550

Unearned premiums	1,408,577	1,439,579
Future policy benefits for life insurance contracts	724,844	825,426
Investment deposits by policyholders (Notes 10 and 17)	2,265,283	2,196,614
Indebtedness to affiliates	13,240	3,262
Income tax payable (Note 13)	28,369	21,430
Deferred tax liabilities (Note 13)	804,237	881,165
Retirement and severance benefits (Note 15)	84,544	98,447
Ceded reinsurance balances payable	91,685	90,788
Short-term debt (Note 11)	10,740	37,907
Long-term debt (Notes 11 and 17)	99,997	70,000
Other liabilities	154,744	167,723

Total liabilities	6,742,777	6,985,891

Minority interests	2,969	16,681

Shareholders’ equity:
Common stock:
Authorized — 3,000,000,000 shares; issued — 1,513,184,880 shares (Note 14(a))	137,495	137,495
Other shareholders’ equity:
Additional paid-in capital (Note 14(a))	86,507	86,519
Retained earnings(Note 14(b))	1,386,963	1,485,823
Accumulated other comprehensive income (Note 14(c))	1,119,324	1,255,766
Treasury stock, 92,563,719 shares in 2006 and 101,982,776 shares in 2007, at cost	(77,321)	(91,143)

Total shareholders’ equity	2,652,968	2,874,460

Commitments and contingent liabilities (Note 19)
Total liabilities and shareholders’ equity	¥9,398,714	9,877,032

See accompanying notes to consolidated financial statements.

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
Years ended March 31, 2005, 2006 and 2007

	(Note 3)	(Note 3)
	2005	2006	2007
	(As restated)	(As restated)
	(Yen in millions, except per share data)

Revenues:
Net premiums written	¥1,402,977	1,458,507	1,489,379
Less increase in unearned premiums	45,229	35,706	20,299

Net premiums earned (Note 12)	1,357,748	1,422,801	1,469,080
Premium income for life insurance contracts (Note 12)	156,254	179,430	193,551
Investment income, net of investment expenses (Note 5)	119,479	156,102	179,189
Net realized gains on investments (Note 5)	50,992	50,199	24,315

Total revenues	1,684,473	1,808,532	1,866,135

Expenses:
Losses, claims and loss adjustment expenses (Note 12):
Losses and claims incurred and provided for	918,771	881,623	909,656
Related adjustment expenses	62,614	68,855	70,001
Policyholder benefits for life insurance contracts (Note 12)	128,659	151,365	156,591
Amortization of policy acquisition costs	368,999	340,878	367,224
Investment income credited to investment deposits by policyholders (Note 10)	53,487	50,840	48,482
Gain on transfer of the substitutional portion of the Employee Pension Fund (Note 15)	(22,002)	—	—
Other expenses, net (Note 7)	106,872	133,994	146,742

Total expenses	1,617,400	1,627,555	1,698,696

Income before income taxes	67,073	180,977	167,439
Income taxes (Note 13):
Current	13,818	35,497	43,747
Deferred	6,438	25,030	9,208

Total income taxes	20,256	60,527	52,955

Minority interests	123	560	568

Net income	¥46,694	119,890	113,916

Earnings per share (Notes 2(p) and 14(b)):
Net income:
Basic	¥32.37	84.11	80.24

See accompanying notes to consolidated financial statements.

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years ended March 31, 2005, 2006 and 2007

	(Note 3)	(Note 3)
	2005	2006	2007
	(As restated)	(As restated)
	(Yen in millions)

Net income	¥46,694	119,890	113,916

Other comprehensive income, net of tax (Note 14(c)):
Foreign currency translation adjustments	333	15,514	10,950
Unrealized gains on securities	24,866	500,810	135,407
Net gains (losses) on derivative instruments	(94)	(102)	1
Minimum pension liability adjustment	38,812	(791)	(15)

Other comprehensive income	63,917	515,431	146,343

Comprehensive income	¥110,611	635,321	260,259

See accompanying notes to consolidated financial statements.

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
Years ended March 31, 2005, 2006 and 2007

	(Note 3)	(Note 3)
	2005	2006	2007
	(As restated)	(As restated)
	(Yen in millions, except per share data)

Common stock:
Balance at beginning and end of year	¥137,495	137,495	137,495

Additional paid-in capital:
Balance at beginning of year	86,490	86,498	86,507
Gain on sales of treasury stock	8	9	12

Balance at end of year	86,498	86,507	86,519

Retained earnings:
Balance at beginning of year (as restated)	1,252,026	1,286,353	1,386,963
Net income for the year	46,694	119,890	113,916
Dividends paid (Note 14(b))	(12,367)	(19,280)	(21,308)
Other	—	—	6,252

Balance at end of year (Note 14(b))	1,286,353	1,386,963	1,485,823

Accumulated other comprehensive income (Note 14(c)):
Balance at beginning of year (as restated)	539,976	603,893	1,119,324
Other comprehensive income, net of tax	63,917	515,431	146,343
Adjustment upon adoption of SFAS No. 158, net of tax	—	—	(9,901)

Balance at end of year	603,893	1,119,324	1,255,766

Treasury stock:
Balance at beginning of year	(42,452)	(64,511)	(77,321)
Purchase of common shares	(22,098)	(12,831)	(13,840)
Sale of common shares	39	21	18

Balance at end of year	(64,511)	(77,321)	(91,143)

Total shareholders’ equity	¥2,049,728	2,652,968	2,874,460

Cash dividends per share (Note 14(b))	¥8.50	9.50	13.00

See accompanying notes to consolidated financial statements.

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended March 31, 2005, 2006 and 2007

	(Note 3)	(Note 3)
	2005	2006	2007
	(As restated)	(As restated)
	(Yen in millions)

Net cash provided by operating activities (Note 20)	¥272,856	402,040	325,256

Cash flows from investing activities:
Proceeds from:
Securities available for sale:
Fixed maturities	659,959	553,057	449,649
Equity securities	144,463	114,403	105,222
Fixed maturities available for sale matured	218,728	252,373	225,542
Fixed maturities held to maturity matured	—	6,545	3,866
Investment real estate	—	165	850
Collection of:
Mortgage loans on real estate	6,368	4,804	4,250
Policy loans	29,980	34,702	37,144
Other long-term investments	192,853	250,612	228,689
Purchases of:
Securities available for sale:
Fixed maturities	(989,440)	(1,048,873)	(834,568)
Equity securities	(86,873)	(105,180)	(96,805)
Securities held to maturity:
Fixed maturities	(421)	(8,202)	(4,957)
Investments in:
Mortgage loans on real estate	(3,908)	(658)	(515)
Investment real estate	—	—	(719)
Policy loans	(31,773)	(38,419)	(37,052)
Other long-term investments	(242,840)	(264,485)	(240,871)
Increase (decrease) in cash received under securities lending transactions	(20,459)	26,176	(20,429)
Decrease (increase) in short-term investments, net	(27,784)	4,773	(4,249)
Increase in investments in and indebtedness from affiliates	(36,591)	(13,570)	(4,193)
Increase in property and equipment, net	(5,048)	(13,904)	(18,606)
Business acquired, net of cash acquired	(29,855)	(10,807)	(7,337)
Other, net	449	(1,971)	(2,311)

Net cash used in investing activities	(222,192)	(258,459)	(217,400)

Cash flows from financing activities:
Investment deposits funded by policyholders	¥359,719	341,604	324,907
Withdrawals of investment deposits by policyholders	(471,466)	(434,555)	(418,195)
Decrease in commercial paper, net	(823)	(2,643)	(2,532)
Proceeds from long-term debt	100,214	300	—
Repayment of long-term debt	(800)	(500)	—
Repayment of short-term debt	(356)	—	(300)
Acquisition of treasury stock	(22,098)	(12,831)	(13,840)
Dividends paid to shareholders	(12,407)	(19,377)	(21,588)
Other, net	(826)	(877)	(883)

Net cash used in financing activities	(48,843)	(128,879)	(132,431)

Effect of exchange rate changes on cash and cash equivalents	2,597	4,235	9,351

Net change in cash and cash equivalents	4,418	18,937	(15,224)
Cash and cash equivalents at beginning of year	361,810	366,228	385,165

Cash and cash equivalents at end of year	¥366,228	385,165	369,941

See accompanying notes to consolidated financial statements.

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Basis of Presentation

(a)	Nature of Operations

On October 1, 2001, Mitsui Sumitomo Insurance Company, Limited (“the Company”) was formed through the merger of Mitsui Marine and Fire Insurance Company, Limited (“Mitsui”) and The Sumitomo Marine & Fire Insurance Company, Limited (“Sumitomo”). The merger was accounted for under the pooling-of-interest method, and, accordingly, the consolidated financial statements and financial information prior to the merger have been restated as if the companies had been combined for all periods presented.

The Company and subsidiaries operate mainly in the Japanese domestic insurance industry and sell a wide range of property and casualty insurance products. Also, the Company sells life insurance products through a wholly owned subsidiary and a joint venture company. Overseas operations are conducted mostly in Southeast Asia, Europe and the United States of America through overseas branches and subsidiaries.

(b)	Basis of Financial Statements

The Company and its domestic subsidiaries maintain their books of account in accordance with accounting principles generally accepted in Japan (“Japanese GAAP”), and its foreign subsidiaries generally maintain their books of account in accordance with those of the countries of their domicile.

Certain adjustments and reclassifications have been made in the accompanying consolidated financial statements to conform with U.S. generally accepted accounting principles (“U.S. GAAP”).

The accompanying consolidated financial statements are expressed in yen.

(c)	Use of Estimates

The preparation of the consolidated financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of: property and equipment, investment real estate, intangibles and goodwill; valuation allowances for receivables and deferred income tax assets; valuation of derivative instruments; insurance-related liabilities; and assets and obligations related to employee benefits. Actual results could differ from those estimates.

(2)	Summary of Significant Accounting Policies

(a)	Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All subsidiaries of the Company were included in the consolidated financial statements in the year ended March 31, 2007. Certain subsidiaries were not included in the consolidated financial statements in the years ended March 31, 2005 and 2006 as their effects on the consolidated financial statements were immaterial.

In December 2003, the Financial Accounting Standards Board (“FASB”) issued Revised Interpretation No. 46, “Consolidation of Variable Interest Entities (“FIN 46R”)”. FIN 46R clarifies how to identify variable interest entities (“VIEs”) and how to determine when a business enterprise should include the assets, liabilities and non-controlling interests of VIEs in its consolidated financial statements. A company that absorbs a majority of a VIE’s expected losses, receives a majority of a VIE’s expected residual returns, or both, is the primary beneficiary and is required to consolidate the VIEs into its financial statement. The Company or its consolidated subsidiaries provide guarantees or similar contracts to various entities and accordingly are considered the primary beneficiary in various VIEs. See Note 18 for additional information required by FIN 46R.

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

All material intercompany balances and transactions have been eliminated in consolidation.

Investments in affiliates over which we exercise significant influence, but not control, are accounted for by the equity method. The exercisability of the minority interest rights is considered in determining whether the Company’s control for majority owned affiliates exists, and consolidation would be precluded to the extent that the minority interest holds substantive participating rights. .Under the equity method of accounting, investments are stated at their underlying net equity value after elimination of intercompany profits. The cost method is used when the Company does not have significant influence.

The excess of investments in affiliates over the Company’s share of their net assets at the acquisition date, included in the equity investment balance, is recognized as equity method goodwill. Such equity method goodwill is not being amortized and is instead tested for impairment as part of the equity method investment. The cost of investments in affiliates as of March 31, 2006 and 2007 amounted to ¥59,480 million and ¥46,198 million, respectively. There were no differences between the cost of these investments and the amount of underlying equity in net assets of the investees.

The proportionate share of the affiliates’ income which were included in “other expenses, net” for the years ended March 31, 2005, 2006 and 2007 were gains of ¥3,375 million, ¥4,854 million and ¥3,398 million, respectively.

The affiliates include Mitsui Sumitomo MetLife Insurance Co., Ltd. (“MS MetLife”), which offers variable annuity life insurance products to individuals. MS MetLife is a 51%-owned affiliate of the Company and is accounted for under the equity method based on an evaluation of the rights held by the minority interest shareholders pursuant to the joint venture agreement, which overcome the presumption that the subsidiary should be consolidated.

Summarized information from the balance sheets and statements of income of MS MetLife as of and for the years ended March 31, 2005, 2006 and 2007 are as follows:

	2005	2006	2007
	(Yen in millions)

Investments	¥22,339	68,174	136,118
Separate account assets	877,115	1,519,624	2,153,564
Deferred acquisition costs	46,033	75,076	108,617
Other assets	2,808	4,662	7,032

Total assets	¥948,295	1,667,536	2,405,331

Policy benefits and reserves	¥10,426	70,663	153,397
Separate account liabilities	877,115	1,519,624	2,153,564
Other liabilities	16,244	25,725	37,998
Equity	44,510	51,524	60,372

Total liabilities and equity	¥948,295	1,667,536	2,405,331

Revenue	¥15,228	28,335	41,977
Expenses	8,888	17,731	33,818
Income taxes	1,626	3,607	2,578

Net income	¥4,714	6,997	5,581

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Through the year ended March 31, 2006, the Company owned a 47% interest in Mitsui Sumitomo Insurance (Malaysia) Bhd., which became a majority-owned subsidiary of the Company in the year ended March 31, 2007 and was accordingly included in consolidation for that year. Summarized information from the balance sheets and statements of income of Mitsui Sumitomo Insurance (Malaysia) Bhd. as of and for the years ended March 31, 2005 and 2006 are as follows:

	2005	2006
	(Yen in millions)

Total assets	¥15,540	20,015
Total liabilities	7,984	10,430
Total equity	7,556	9,585
Net income	1,215	1,685

(b)	Cash Equivalents

The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

(c)	Investments in Equity and Fixed Maturity Securities

Trading securities are recorded at fair value with unrealized gains and losses included in income. Securities available for sale are recorded at fair value with net unrealized gains and losses reported, net of tax, in other comprehensive income. Securities held to maturity, which the Company has positive intent and ability to hold to maturity, are recorded at amortized cost.

For investments that have experienced a decline in value below their respective cost that is considered to be other than temporary, the declines are recorded as realized losses on investments in the consolidated statements of income. Gains and losses on the sale of investments are included in realized gains and losses in the consolidated statements of income based on the trade date. The cost of investments sold is determined on a moving-average basis.

(d)	Investments in Loans

The Company grants mortgage, commercial and consumer loans primarily to customers throughout Japan. As a result of this geographic concentration of outstanding loans, the ability of the Company’s debtors to honor their contracts is much more dependent upon the general economic conditions in Japan than those competitors with a greater geographic dispersion of borrowing.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs and an allowance for credit losses.

Loans are placed on a cash (non-accrual) basis when it is deemed that the payment of interest or principal is doubtful of collection, or when interest or principal is past due for 90 days or more.

All interest accrued but not collected for loans placed on non-accrual status or charged off is reversed against interest income. The interest on these loans is accounted for on a cash basis until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Allowance for Credit Losses

The allowance for credit losses is established as losses are estimated to have occurred through a provision for credit losses charged to earnings. Credit losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for credit losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific and general components. The specific allowance is established for loans that are classified as impaired when the discounted cash flows or collateral value of the impaired loan is lower than the carrying value of the loan. The general allowance covers other-than-impaired loans and is established based on historical loss experience adjusted for qualitative factors.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfalls in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for mortgage and commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral-dependent. Large groups of smaller-balance homogeneous loans are collectively evaluated for impairment.

(e)	Accounts with Foreign Branches and Agents

The amounts included in the consolidated balance sheets at March 31, 2006 and 2007 with respect to foreign branches and agents of the Company represent data within three months before March 31, 2006 and 2007, respectively. The consolidated statements of income likewise include amounts for the corresponding periods ended on those dates.

(f)	Property and Equipment

Property and equipment, including property classified as investment real estate, are stated principally at cost less accumulated depreciation on buildings and furniture and equipment. Depreciation is computed by the declining-balance method based on the estimated useful lives of the assets. The estimated useful lives for buildings, furniture and equipment are primarily 6 to 60 years, 2 to 20 years, respectively.

The cost and accumulated depreciation with respect to assets retired or otherwise disposed of are eliminated from the respective assets and related accumulated depreciation accounts. Any resulting profit or loss is credited or charged to income.

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(g)	Impairment or Disposal of Long-Lived Assets

In accordance with Statement of Financial Accounting Standard (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” long-lived assets, such as property, plant and equipment and purchased intangibles subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are stated at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The fair values of the assets are determined based on either quoted market prices or independent third party appraisals.

(h)	Policy Acquisition Costs

Policy acquisition costs are deferred and amortized over the periods in which the related premiums are earned. Acquisition costs include agent commissions and certain other costs which vary with and are directly related to the acquisition of business. Such deferred costs are limited to the excess of the unearned premiums over the sum of expected claim costs, claim adjustment expenses and policy maintenance expenses.

Details of policy acquisition costs for the years ended March 31, 2005, 2006 and 2007 are as follows:

Property and casualty insurance:

	2005	2006	2007
	(Yen in millions)

Deferred at beginning of year	¥306,016	315,317	321,407
Adjustment in connection with acquisition	2,190	1,996	1,276
Capitalized during year:
Commissions and brokerage	217,695	225,949	223,316
Salaries and other compensation	97,315	62,290	60,435
Other underwriting costs	49,686	44,231	45,973

	364,696	332,470	329,724
Amortized during year	(357,585)	(328,376)	(349,730)

Deferred at end of year	¥315,317	321,407	302,677

Life insurance:

	2005	2006	2007
	(Yen in millions)

Deferred at beginning of year	¥42,201	49,586	55,633
Capitalized during year	18,799	18,549	21,444
Amortized during year	(11,414)	(12,502)	(17,494)

Deferred at end of year	¥49,586	55,633	59,583

Other underwriting costs include certain policy issuance costs supporting underwriting functions. These costs are related to the acquisition of new business and renewals and include technology costs to process policies, policy forms and travel.

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In the year ended March 31, 2006, the Company made certain changes to the scope of policy acquisition costs and their eligible amount for deferral. These changes were a result of cost study that addressed the recent organic changes to the Company’s costs which were deemed to vary with and directly relate to policy acquisition activities. Net income and net income per share for the year ended March 31, 2006 was decreased by ¥3,962 million and ¥2.78, respectively, by these changes.

(i)	Losses, Claims, Loss Adjustment Expenses and Policyholder Benefits

Liabilities for reported and estimated losses and claims and for related adjustment expenses for property and casualty insurance contracts are based upon the accumulation of case estimates for losses and related adjustment expenses reported prior to the close of the accounting period on direct and assumed business. Provision has also been made based upon past experience for unreported losses and for adjustment expenses not identified with specific claims. The Company believes that the liabilities for unpaid losses and adjustment expenses at March 31, 2006 and 2007 are adequate to cover the ultimate cost of losses and claims incurred to those dates, but the provisions are necessarily based on estimates and no representation is made that the ultimate liability may not exceed or fall short of such estimates.

For life insurance contracts, reserves for future policy benefits are determined principally by the net level premium method. Assumed interest rates range from 1.10% to 3.10%. Anticipated rates of mortality are based on the recent experience of the Company’s life insurance subsidiary.

(j)	Insurance Revenue Recognition

Property and casualty insurance premiums are earned ratably over the terms of the related insurance contracts. Unearned premiums are recognized to cover the unexpired portion of premiums written. Life insurance premiums of long-duration contracts are recognized as revenue when due from policyholders.

(k)	Reinsurance

Reinsurance contracts are accounted for in accordance with SFAS No. 113, “Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts.” Under this statement, assets and liabilities relating to reinsurance contracts are reported on a gross basis. SFAS No. 113 also established guidelines for determining whether risk is transferred under a reinsurance contract. If risk is transferred, the conditions for reinsurance accounting are met. If risk is not transferred, the contract is accounted for as a deposit. All of the Company’s reinsurance contracts meet the risk transfer criteria and are accounted for as reinsurance.

(l)	Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Under SFAS No. 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(m)	Compulsory Automobile Liability Insurance

Japanese law requires that all automobiles be covered by liability insurance for personal injury and that insurance companies may not refuse to issue such policies. The law provides that the regulatory authorities should not approve any application for upward premium rate adjustments if, in the opinion of the regulatory authorities,

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

such adjustments would generate underwriting profits, for the program as a whole, or if it is deemed that the rate adjustments would compensate the insurers for excessive underwriting costs attributable to a lack of effective cost control on the part of the insurers. The law further stipulates that whenever premium rates are such that, in the opinion of the regulatory authorities, such premium revenues generate income which exceeds costs that are effectively controlled by insurers, for the program as a whole, the regulatory authorities may order a downward revision of premium rates.

The Company is not permitted to reflect any profit or loss from underwriting Compulsory Automobile Liability Insurance in the statutory financial statements prepared for distribution to shareholders, unless permission has been obtained from the Financial Services Agency of Japan. Rather, all such accumulated profits are recorded as a liability in the statutory financial statements prepared on the Japanese GAAP basis.

In contrast, in the accompanying consolidated financial statements prepared on the U.S. GAAP basis, Compulsory Automobile Liability Insurance is accounted for similarly with other lines of property and casualty insurance written by the Company, in the absence of a legal or contractual obligation to refund premium amounts in excess of cost to policyholders. Thereby, premiums are earned over the terms of the policies and the unexpired portion of premiums written relating to the unexpired terms of coverage are accounted for as unearned premiums. Earned premiums from underwriting Compulsory Automobile Liability Insurance were ¥185,264 million, ¥193,871 million, and ¥193,663 million for the years ended March 31, 2005, 2006, and 2007, respectively. Likewise, liabilities for reported and estimated losses and claims and for related adjustment expenses are recorded based on the accumulation of case estimates for losses and related adjustment expenses reported prior to the close of the accounting period and on past experience for unreported losses and for adjustment expenses not identified with specific claims. Liabilities for losses, claims and related adjustment expenses for Compulsory Automobile Liability Insurance were ¥117,238 million and ¥119,937 million at March 31, 2006 and 2007, respectively.

(n)	Foreign Currency Translation and Transactions

Foreign currency financial statements of the Company’s subsidiaries have been translated in accordance with SFAS No. 52, “Foreign Currency Translation.” Under this statement, assets and liabilities of the Company’s subsidiaries and affiliates located outside Japan are translated into Japanese yen at the rates of exchange in effect at the balance sheet date. Income and expense items are translated at the average exchange rates prevailing during the year. Gains and losses resulting from the translation of foreign currency financial statements are excluded from the consolidated statements of income and are accumulated in “Foreign currency translation adjustments,” within accumulated other comprehensive income.

Gains or losses resulting from foreign currency transactions have been included in other expenses in the accompanying consolidated statements of income as losses of ¥115 million, gains of ¥2,095 million and gains of ¥1,058 million for the years ended March 31, 2005, 2006 and 2007, respectively.

(o)	Derivatives

All derivatives are recognized on the balance sheet at their fair value in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activity, an Amendment of SFAS No. 133.”

On the date a derivative contract is entered into for hedging purposes, the Company designates the derivative as (1) a hedge of subsequent changes in the fair value of a recognized asset or liability (“fair value hedge”) or (2) a hedge of the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow hedge”). Fair value and cash flow hedges may involve foreign-currency risk (“foreign-currency hedge”). Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a fair value hedge, along with the loss or gain on the hedged item that is attributable to the hedged risk, are recorded in earnings. Changes in

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the fair value of a derivative that is highly effective and that is designated and qualifies as a cash flow hedge are recorded in other comprehensive income to the extent that the derivative is effective as a hedge, until earnings are affected by the variability in cash flows of the designated hedged item.

The Company documents all relationships between hedging instruments and hedged items, as well as its risk management objectives for undertaking various hedge transactions. The Company assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in the fair values or cash flows of hedged items. A hedging relationship is considered highly effective when the changes in the fair value or cash flow of the hedged item are within a ratio of 80%-125%. If the result of assessment is considered as not highly effective, the Company discontinues hedge accounting.

(p)	Net Income per Share

SFAS No. 128, “Earnings per Share” requires dual presentation of basic and diluted earnings per share (“EPS”) with an appropriate reconciliation of both computations (see Note 14(b)). Basic EPS is computed based on the average number of shares of common stock outstanding during each period. Diluted EPS assumes the dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock.

(q)	Reclassification

During the year ended March 31, 2007, the Company made certain revisions to the classification of its life insurance products based on the latest evaluation of their product features. With these revisions, certain products were reclassified as investment contracts and the amounts received or paid on those products were credited or charged directly to the insurance contract liabilities. In the accompanying consolidated statements of income, premium income for life insurance contracts for the years ended March 31, 2005 and 2006 previously presented as ¥175,169 million and ¥205,158 million, respectively, have been reclassified to be presented as ¥156,254 million and ¥179,430 million, respectively. Likewise, policyholder benefits for life insurance contracts for the years ended March 31, 2005 and 2006 previously presented as ¥150,510 million and ¥179,913 million, respectively, have been reclassified to be presented as ¥128,659 million and ¥151,365 million, respectively, in order to present them in a manner consistent with the March 31, 2007 presentation.

Certain other immaterial reclassifications have been made to the amounts as of and for the years ended March 31, 2005 and 2006 in the accompanying consolidated financial statements to conform with the March 31, 2007 presentation.

(r)	Goodwill

Goodwill represents the excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired and liabilities assumed. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill is tested for impairment at least annually, or more often if events or circumstances indicate there may be impairment. The impairment test is a two-step process. The first step is to identify any potential impairment using a multiple-of-earnings approach to estimate the fair value of the reporting units. The fair values of the reporting units are then compared to their carrying value, including goodwill. If the carrying amounts of the reporting units exceed their fair value, a second step is performed to measure the amount of impairment, if any

(s)	New Accounting Standards

In September 2005, Statement of Position (“SOP”) 05-1, “Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges of Insurance Contracts,” was issued. SOP 05-1 provides guidance on accounting for deferred acquisition costs on internal replacements of insurance and

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

investment contracts other than those specifically described in SFAS No. 97. SOP 05-1 is effective for internal replacements occurring for fiscal year beginning after December 15, 2006. The adoption of SOP 05-1 is not expected to have a material impact on the Company’s consolidated financial statements.

In November 2005, Financial Accounting Standards Board Staff Position (“FSP”) Nos. FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” was issued. The guidance in this FSP amends SFAS No. 115, SFAS No. 124 and Accounting Principles Board Opinion No. 18. This FSP provides guidance for the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. This FSP is effective for fiscal years beginning after December 15, 2005. The adoption of this FSP did not have a material effect on the Company’s consolidated financial statements.

In February 2006, SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments, an amendment of SFAS No. 133 and No. 140,” was issued. The amendments made by SFAS No. 155 resolve issues addressed in SFAS No. 133 Implementation Issue No. D1, and amends SFAS No. 140. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of fiscal years beginning after September 15, 2006. The adoption of SFAS No. 155 is not expected to have a material effect on the Company’s consolidated financial statements.

In March 2006, SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of SFAS No. 140,” was issued. SFAS No. 156 provides the guidance for the measurement methods for servicing assets and servicing liabilities. SFAS No. 156 is effective for fiscal years beginning after September 15, 2006. The adoption of SFAS No. 156 is not expected to have a material effect on the Company’s consolidated financial statements.

In June 2006, FASB interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109,” was issued. FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006 and the Company will adopt FIN 48 on April 1, 2007. The Company is currently evaluating the effect that the application of FIN 48 will have on its results of operations and financial condition.

In September 2006, SFAS No. 157, “Fair Value Measurements,” was issued. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The effect that the adoption of SFAS No. 157 will have on the Company’s consolidated financial statements is currently being evaluated.

In September 2006, SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R),” was issued. SFAS No. 158 requires the recognition of the overfunded or unfunded status of defined benefit plans as an asset or liability in the statement of financial position and the recognition of changes in that funded status in comprehensive income in the year in which the changes occur. SFAS No. 158 also requires the Company to measure the funded status of defined benefit plans as of the date of its year-end balance sheet, with limited exceptions. On March 31, 2007, the Company adopted the recognition and disclosure provisions of SFAS No. 158. The effect of adopting SFAS No. 158 on the financial condition at March 31, 2007 has been included in the consolidated financial statements. See Note 15 for further information on the adoption of the recognition and disclosure provisions of SFAS No. 158.

In February 2007, SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” was issued. SFAS No. 159 provides companies with an option to report financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The effect that the adoption of SFAS No. 159 will have on the Company’s consolidated financial statements is currently being evaluated.

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(3)	Restatement

Certain amounts previously reported by the Company in its consolidated financial statements prepared under U.S. generally accepted accounting principles as of March 31, 2006 and for the two-year period then ended, included in its annual reports, have been restated in the accompanying consolidated financial statements. Management recently determined that previous assessment of the realizability of deferred tax assets and the recognition of deferred taxes on the equity method investments were not appropriate. Had this determination been made by management at the time of the preparation of the previously reported consolidated financial statements, the reported amounts would have been different. Accordingly, management has revised amounts of deferred income taxes, to reduce the valuation allowance associated with deferred tax assets, which will more likely than not be realized, and to recognize deferred tax liabilities on the difference between the tax basis and the financial statement carrying amount of certain equity method investments. The previously reported and restated amounts as of and for the years ended March 31, 2005 and 2006 are as follows:

	2005		2006
	As		As
	Previously	As	Previously	As
	Reported	Restated	Reported	Restated
	(Yen in millions, except per share data)

Consolidated Balance Sheet:
Deferred tax liabilities			¥815,375	804,237
Total liabilities			6,758,467	6,742,777
Retained earnings			1,371,271	1,386,963
Accumulated other comprehensive income			1,119,326	1,119,324
Total shareholders’ equity			2,637,278	2,652,968
Consolidated Statements of Income:
Income taxes — Deferred	¥10,503	6,438	20,797	25,030
Total income taxes	24,321	20,256	56,294	60,527
Net income	42,629	46,694	124,123	119,890
Earnings per share (yen):
Basic	29.55	32.37	87.08	84.11
Consolidated Statements of Comprehensive Income:
Net income	42,629	46,694	124,123	119,890
Other comprehensive income, net of tax
Unrealized gains on securities	24,865	24,866	500,813	500,810
Other comprehensive income	63,916	63,917	515,434	515,431
Comprehensive income	106,545	110,611	639,557	635,321
Consolidated Statement of Shareholders’ Equity:
Retained earnings:
Balance at beginning of year	1,236,166	1,252,026	1,266,428	1,286,353
Net income for the year	42,629	46,694	124,123	119,890
Balance at end of year	1,266,428	1,286,353	1,371,271	1,386,963
Accumulated other comprehensive income:
Balance at beginning of year	539,976	539,976	603,892	603,893
Other comprehensive income, net of tax	63,916	63,917	515,434	515,431
Balance at end of year	603,892	603,893	1,119,326	1,119,324
Consolidated Statement of Cash Flows (Note 20):
Net income	42,629	46,694	124,123	119,890
Deferred income taxes	10,503	6,438	20,797	25,030

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(4)	Business Developments

On September 7, 2004, the Company signed a sales and purchase agreement with Aviva plc incorporated in the United Kingdom to acquire Aviva’s general insurance operation in Asia.

With this acquisition, the Company acquired the general insurance operations in Singapore, Hong Kong and Thailand for a cost of ¥36,669 million in the year ended March 31, 2005. The excess of the cost over the fair values of assets acquired and liabilities assumed was allocated to goodwill. Goodwill of ¥31,132 million was recognized on the consolidated balance sheet as of March 31, 2005.

The Company acquired 80% of the outstanding shares of PT. Aviva Insurance in July 2005 and 51% of the outstanding shares of Aviva Insurance Berhad in September 2005, according to the sales and purchase agreement with Aviva plc for a cost of ¥11,702 million. The Company purchased another 47% of the outstanding shares of Aviva Insurance Berhad in December 2005 for a cost of ¥9,779 million.

In August 2005, the Company purchased 100% of the outstanding shares of Mingtai Fire & Marine Insurance Co., Ltd., which is the non-life insurer ranked second in the Taiwanese non-life insurance industry in terms of gross written premiums, for a cost of ¥30,324 million.

The excess of the cost over the fair values of assets acquired and liabilities assumed was allocated to goodwill. Goodwill of ¥16,218 million by the purchase of the outstanding shares of Aviva Insurance Berhad and goodwill of ¥6,037 million by the purchase of the outstanding shares of Mingtai Fire & Marine Insurance Co., Ltd. were recognized on the consolidated balance sheet as of March 31, 2006.

In March 2007, the Company subscribed new shares of common stock that Mitsui Direct General Insurance Company, Limited (“MDGI”) issued to increase capital and also purchased MDGI’s outstanding shares.

As a result of these transactions, the Company acquired approximately 66% of the outstanding shares of MDGI for a cost of ¥19,898 million and MDGI became a subsidiary of the Company. The excess of the cost over the fair values of assets acquired and liabilities assumed was allocated to goodwill. Goodwill of ¥11,286 million was recognized on the consolidated balance sheet as of March 31, 2007.

(5)	Investments

The amortized cost of fixed maturity securities or cost of equity securities and money trusts and related fair values at March 31, 2006 and 2007 were as follows:

Securities held to maturity:

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
	(Yen in millions)

March 31, 2006:
Fixed maturity securities:
Governments and government agencies and authorities other than U.S.	¥211,000	701	(1,450)	210,251
Other municipalities and political subdivisions	47,057	—	(1,221)	45,836
Other corporate bonds	3,113	1	(25)	3,089

Total securities held to maturity	¥261,170	702	(2,696)	259,176

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
	(Yen in millions)

March 31, 2007:
Fixed maturity securities:
Governments and government agencies and authorities other than U.S.	¥294,940	2,405	(1,192)	296,153
Other municipalities and political subdivisions	84,878	414	(540)	84,752
Other corporate bonds	4,397	5	(8)	4,394

Total securities held to maturity	¥384,215	2,824	(1,740)	385,299

Securities available for sale:

	Cost or	Gross	Gross	Carrying
	Amortized	Unrealized	Unrealized	Amount/
	Cost	Gains	Losses	Fair Value
	(Yen in millions)

March 31, 2006:
Fixed maturity securities:
U.S. government and government agencies and authorities	¥93,269	7,076	(1,062)	99,283
U.S. municipalities and political subdivisions	130	6	—	136
Other governments and government agencies and authorities	614,831	15,654	(7,550)	622,935
Other municipalities and political subdivisions	820,226	22,142	(6,648)	835,720
Convertibles and bonds with warrants attached	3,885	651	(10)	4,526
Other corporate bonds	1,617,720	31,885	(18,702)	1,630,903

Total fixed maturity securities	3,150,061	77,414	(33,972)	3,193,503
Equity securities	1,077,972	2,029,282	(2,037)	3,105,217

Total securities available for sale	¥4,228,033	2,106,696	(36,009)	6,298,720

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Cost or	Gross	Gross
	Amortized	Unrealized	Unrealized	Carrying Amount/
	Cost	Gains	Losses	Fair Value
	(Yen in millions)

March 31, 2007:
Fixed maturity securities:
U.S. government and government agencies and authorities	¥101,017	7,017	(1,014)	107,020
U.S. municipalities and political subdivisions	131	9	—	140
Other governments and government agencies and authorities	652,349	19,256	(1,570)	670,035
Other municipalities and political subdivisions	778,357	23,041	(2,689)	798,709
Convertibles and bonds with warrants attached	78	—	—	78
Other corporate bonds	1,711,944	38,938	(9,060)	1,741,822

Total fixed maturity securities	3,243,876	88,261	(14,333)	3,317,804
Equity securities	1,105,524	2,208,346	(1,296)	3,312,574

Total securities available for sale	¥4,349,400	2,296,607	(15,629)	6,630,378

Trading securities:

		Gross	Gross
		Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
(Yen in millions)

March 31, 2006:
Money trusts included in short-term investments	¥49,895	727	(730)	49,892

		Gross	Gross
		Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
(Yen in millions)

March 31, 2007:
Money trusts included in short-term investments	¥51,298	80	(309)	51,069

The changes in net unrealized gains and losses on trading securities have been included in the accompanying consolidated statements of income as losses of ¥554 million, ¥1,237 million and ¥226 million for the years ended March 31, 2005, 2006 and 2007, respectively.

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The amortized cost and fair values of investments in fixed maturity securities held to maturity and available for sale at March 31, 2007 by contractual maturity were as follows:

Securities held to maturity:

	Amortized
	Cost	Fair Value
	(Yen in millions)

Due within one year	¥4,006	4,005
Due after one year through five years	34,959	35,121
Due after five years through ten years	185,998	186,820
Due after ten years	159,252	159,353

	¥384,215	385,299

Securities available for sale:

	Amortized
	Cost	Fair Value
	(Yen in millions)

Due within one year	¥209,152	214,602
Due after one year through five years	1,439,930	1,484,637
Due after five years through ten years	1,041,651	1,058,448
Due after ten years	553,143	560,117

	¥3,243,876	3,317,804

Actual maturities may differ from contractual maturities because some issuers have the right to call or prepay obligations with or without call or prepayment penalties.

The methods of determining the fair value of the Company’s fixed maturity and equity securities are described in Note 17.

Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at March 31, 2006 and 2007, were as follows:

Securities held to maturity:

	Less Than 12 Months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
(Yen in millions)

March 31, 2006:
Fixed maturities	¥190,388	(2,696)	—	—	190,388	(2,696)

	Less Than 12 Months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
(Yen in millions)

March 31, 2007:
Fixed maturities	¥52,772	(328)	80,353	(1,412)	133,125	(1,740)

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Securities available for sale:

	Less Than 12 Months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(Yen in millions)

March 31, 2006:
Fixed maturities	¥1,560,262	(29,386)	122,239	(4,586)	1,682,501	(33,972)
Equity securities	39,858	(813)	13,968	(1,224)	53,826	(2,037)

Total securities	¥1,600,120	(30,199)	136,207	(5,810)	1,736,327	(36,009)

	Less Than 12 Months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(Yen in millions)

March 31, 2007:
Fixed maturities	¥313,774	(2,262)	967,143	(12,071)	1,280,917	(14,333)
Equity securities	23,962	(751)	11,049	(545)	35,011	(1,296)

Total securities	¥337,736	(3,013)	978,192	(12,616)	1,315,928	(15,629)

Unrealized losses of fixed maturities were mainly caused by changes in interest rate. The majority of fixed securities have received high credit ratings, and the Company has the positive ability and intent to hold these securities until a market price recovery.

In evaluating the factors for securities available for sale, the Company presumes a decline in value to be other than temporary if the fair value of securities is 20 percent or more below its original cost for a 6-month period. In addition, the Company recognizes losses in situations where, even though the fair value has not remained 20 percent below its original cost for a 6-month period, it is considered that a decline of the fair value is other than temporary.

At March 31, 2006 and 2007, the Company determined the decline in value for securities with unrealized losses was not other than temporary in nature.

Gross realized and change in unrealized gains and losses from investments for the years ended March 31, 2005, 2006 and 2007 were as follows:

	Fixed	Equity	Other
	Maturities	Securities	Investments	Total Gains
	(Yen in millions)

2005:
Net realized gains (losses)	¥2,476	51,081	(2,565)	50,992
Change in unrealized gains (losses)	12,638	27,627	(108)	40,157

Combined realized and unrealized gains (losses)	¥15,114	78,708	(2,673)	91,149

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Fixed	Equity	Other
	Maturities	Securities	Investments	Total Gains
	(Yen in millions)

2006:
Net realized gains (losses)	¥3,332	57,348	(10,481)	50,199
Change in unrealized gains (losses)	(66,874)	848,821	659	782,606

Combined realized and unrealized gains (losses)	¥(63,542)	906,169	(9,822)	832,805

	Fixed	Equity	Other
	Maturities	Securities	Investments	Total Gains
	(Yen in millions)

2007:
Net realized gains (losses)	¥975	23,955	(615)	24,315
Change in unrealized gains	30,486	179,805	1,599	211,890

Combined realized and unrealized gains	¥31,461	203,760	984	236,205

The net effect accumulated other comprehensive income of unrealized gains and losses on available-for-sale securities at March 31, 2006 and 2007 was as follows:

	Fixed	Equity	Other
	Maturities	Securities	Investments	Total Gains
	(Yen in millions)

March 31, 2006:
Unrealized gains, net	¥43,442	2,027,245	517	2,071,204
Deferred income taxes				(950,505)

				¥1,120,699

	Fixed	Equity	Other
	Maturities	Securities	Investments	Total Gains
	(Yen in millions)

March 31, 2007:
Unrealized gains , net	¥73,928	2,207,050	2,116	2,283,094
Deferred income taxes				(1,026,400)

				¥1,256,694

Proceeds and gross realized gains and losses from sales of securities available for sale for the years ended March 31, 2005, 2006 and 2007 were as follows:

	2005	2006	2007
	(Yen in millions)

Fixed maturity securities:
Gross realized gains	¥10,785	7,095	7,747
Gross realized losses	(8,309)	(3,105)	(6,625)

Net realized gains	¥2,476	3,990	1,122

Proceeds from fixed maturity securities	¥659,959	553,057	449,649

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2005	2006	2007
	(Yen in millions)

Equity securities:
Gross realized gains	¥59,954	62,310	32,416
Gross realized losses	(1,077)	(1,722)	(874)

Net realized gains	¥58,877	60,588	31,542

Proceeds from equity securities	¥144,463	114,403	105,222

Bonds carried at ¥52,702 million at March 31, 2006 and ¥67,093 million at March 31, 2007, short-term investments carried at ¥641 million at March 31, 2006 and ¥140 million at March 31, 2007 and cash equivalents carried at ¥6,945 million at March 31, 2006 and ¥22,420 million at March 31, 2007 were deposited with certain foreign government authorities and certain other parties as required by law and/or for other purposes.

The Company engages in securities lending transactions whereby certain securities from its portfolio are loaned to other institutions for short periods and cash collateral is obtained for some transactions. The loaned securities remain as recorded assets of the Company and the amount of the cash collateral are recorded as cash and cash equivalents. The carrying amount of loaned securities recorded as securities available for sale at March 31, 2006 and 2007 were ¥164,050 million and ¥156,589 million, respectively.

Mortgage loans on real estate are primarily mortgage loans on land and commercial buildings.

Policy loans are made to policyholders of long-term comprehensive insurance, long-term family traffic accident insurance and other long-term policies with refund at maturity. The maximum amount of loans is limited to 90% of return premiums on the policies.

Other long-term investments at March 31, 2006 and 2007 included the following:

	2006	2007
	(Yen in millions)

Mortgage loans on vessels and facilities	¥708	526
Collateral and guaranteed loans	353,389	376,405
Unsecured loans	364,704	337,662
Other investments	2,690	1,379

	¥721,491	715,972

Mortgage loans on vessels and facilities are generally joint loans in which other financial institutions participate. The Company participates in the hull insurance on these vessels.

Collateral loans are made generally to commercial enterprises and are secured principally by listed stocks and/or bonds of Japanese corporations. A portion of the loans is made jointly with other insurance companies.

Guaranteed loans are made generally to commercial enterprises, and payment is guaranteed principally by banks.

Unsecured loans are made to political subdivisions and independent government agencies and, on a selective basis, to corporate borrowers.

Certain guaranteed loans with the carrying amount of ¥15,170 million and ¥18,941 million were securitized in the years ended March 31, 2006 and 2007, respectively. The amount of gains on the securitization were ¥103 million and ¥210 million for the years ended March 31, 2006 and 2007, respectively. There were no significant servicing assets and liabilities associated with the securitization at March 31, 2006 and 2007.

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Short-term investments at March 31, 2006 and 2007 included the following:

	2006	2007
	(Yen in millions)

Money trusts	¥49,892	51,069
Invested cash	23,914	47,410
Commercial paper	10,440	7,908
Other	9,583	7,284

	¥93,829	113,671

Call loans are short-term (overnight to three weeks) loans made to money market dealers and banks or securities houses through money market dealers. Call loans to money market dealers are secured by Japanese government bonds. Call loans to banks or securities houses are unsecured. The balance of call loans included in cash and cash equivalents as of March 31, 2006 and 2007 were ¥18,000 million and ¥41,600 million, respectively.

The total recorded investment in impaired loans and the amount of the total valuation allowance at March 31, 2006 and 2007 were as follows:

	2006	2007
	(Yen in millions)

Recorded investment in impaired loans:
Mortgage loans on real estate	¥1,563	1,160
Mortgage loans on vessels and facilities	8	4
Unsecured loans	7,383	3,185

	¥8,954	4,349

Valuation allowance:
Mortgage loans on real estate	¥335	259
Mortgage loans on vessels and facilities	—	—
Unsecured loans	4,230	692

	¥4,565	951

The recorded investment in loans of nonaccrual status was approximately ¥4,352 million and ¥1,560 million as of March 31, 2006 and 2007, respectively. The recorded investment in loans past due 90 days or more and still accruing interest was approximately ¥724 million and ¥1,032 million as of March 31, 2006 and 2007, respectively.

An analysis of activity in the total allowance for credit losses related to loans during the years ended March 31, 2005, 2006 and 2007 is as follows:

	2005	2006	2007
	(Yen in millions)

Balance at beginning of year	¥19,314	14,499	6,879
Credit to income	(1,108)	(2,082)	(2,907)
Principal charge-offs	(3,707)	(5,538)	(2,322)

Balance at end of year	¥14,499	6,879	1,650

The total allowance for credit losses related to loans at March 31, 2006 and 2007 includes an allowance for doubtful accounts in the amount of ¥2,314 million and ¥699 million, respectively, relating to loans which were not categorized in the above impaired loans. This allowance for doubtful accounts has been calculated by multiplying

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

actual bad debt ratios computed based on the actual bad debt amounts during the past periods against outstanding balances.

The average recorded investment in impaired loans was approximately ¥22,621 million, ¥13,275 million and ¥6,651 million in the years ended March 31, 2005, 2006 and 2007, respectively. The Company recognized interest income from impaired loans of ¥344 million, ¥214 million and ¥109 million in the years ended March 31, 2005, 2006 and 2007, respectively, on a cash basis.

Other long-term investments include loans of nil as of March 31, 2006 and ¥4 million as of March 31, 2007 which had been non-income producing for the twelve months preceding each balance sheet date.

The components of net investment income for the years ended March 31, 2005, 2006 and 2007 were as follows:

	2005	2006	2007
	(Yen in millions)

Interest on fixed maturities	¥72,056	76,713	89,052
Dividends from equity securities	32,269	60,339	66,828
Interest on mortgage loans on real estate	529	434	420
Rent from investment real estate	5,976	6,361	6,194
Interest on policy loans	1,203	1,286	1,326
Interest on other long-term investments	12,353	11,666	12,408
Interest on short-term investments	1,562	2,328	2,490
Other	4,774	7,646	11,070

Gross investment income	130,722	166,773	189,788
Less investment expenses	11,243	10,671	10,599

Net investment income	¥119,479	156,102	179,189

In accordance with the Company’s internal policy, the Company’s portfolio is broadly diversified to ensure that there is no significant concentration of credit risk with any individual counterparties or group of counterparties. The concentrations of credit risk exceeding 10 percent of total shareholders’ equity as of March 31, 2006 and 2007 were as follows:

	2006	2007
	(Yen in millions)

Japanese government	¥1,019,964	1,176,387
Toyota Motor Corporation and its affiliates	639,968	693,070

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(6)	Property and Equipment

A summary of property and equipment as of March 31, 2006 and 2007 is as follows:

	2006	2007
	(Yen in millions)

Land	¥83,085	82,267
Buildings	266,535	265,194
Furniture and equipment	81,004	85,197
Construction in progress	4,599	10,791

	435,223	443,449
Less accumulated depreciation	(219,868)	(221,549)

	¥215,355	221,900

(7)	Impairment Losses of Long-Lived Assets

The carrying amount of long-lived assets held for sale as of March 31, 2006 and 2007 were ¥581 million and ¥530 million, respectively. The impairment losses on long-lived assets held for sale, included in other expenses, were ¥260 million, ¥7 million and ¥91 million for the years ended March 31, 2005, 2006 and 2007, respectively. Such impairment losses on long-lived assets were recognized in the property and casualty insurance segment.

The Company determined that expected future cash flows and estimated fair value were below the current carrying amount for each parcel of investment real estate. The impairment loss on long-lived assets to be held and used, which arose from investment real estate, was included in net realized gains (losses) on investments, in the amount of ¥5,889 million, ¥873 million and ¥1,038 million for the years ended March 31, 2005, 2006 and 2007, respectively. The impairment loss on long-lived assets to be held and used, which arose from property and equipment, was included in other expenses in the amount of ¥11,100 million, ¥85 million and ¥76 million for the years ended March 31, 2005, 2006 and 2007, respectively. Those impairment losses on long-lived assets were recognized in the property and casualty insurance segment under SFAS No. 131.

(8)	Goodwill

The change in the carrying amount of goodwill during the years ended March 31, 2005, 2006 and 2007 are as follows:

	2005	2006	2007
	(Yen in millions)

Balance at beginning of year	¥821	31,931	57,695
Acquisition	31,132	22,254	11,286
Change in foreign currency exchange rates	(22)	3,510	1,031

Balance at end of year	¥31,931	57,695	70,012

All goodwill recognized on the consolidated balance sheets were assigned to the property and casualty insurance segment.

No impairment loss on goodwill was recorded for the years ended March 31, 2005, 2006 and 2007, respectively. See Note 4 for further information.

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(9)	Liabilities for Losses and Claims

Activities in the liabilities for losses and claims and claim adjustment expenses for the years ended March 31, 2005, 2006 and 2007 are summarized as follows:

	2005	2006	2007
	(Yen in millions)

Balance at beginning of year	¥729,060	937,057	1,056,517
Less: reinsurance recoverable	151,635	234,097	233,369

Net balance at beginning of year	577,425	702,960	823,148

Incurred related to:
Current year insured events	1,019,265	1,009,061	1,049,859
Prior year insured events	15,321	8,547	14,834

Total incurred	1,034,586	1,017,608	1,064,693

Paid related to:
Current year insured events	598,761	517,384	546,938
Prior year insured events	325,235	390,252	437,353

Total paid	923,996	907,636	984,291

Adjustment in connection with the acquisition	14,945	10,216	12,281

Net balance at end of year	702,960	823,148	915,831
Plus reinsurance recoverable	234,097	233,369	237,719

Balance at end of year	¥937,057	1,056,517	1,153,550

Incurred losses presented in the above table include those related to life insurance in the amount of ¥53,201 million, ¥67,130 million and ¥85,036 million for the years ended March 31, 2005, 2006 and 2007, respectively, which are included in policyholder benefits for life insurance contracts in the accompanying consolidated statements of income.

(10)	Investment Deposits by Policyholders

Certain property and casualty insurance policies offered by the Company include a savings feature in addition to the insurance coverage provided under the policy. In addition, certain types of personal injury and fire insurance policies are available with a deposit premium rider. The premium received from the policyholder is split between the insurance coverage and the savings portion of the policy based upon rates approved by the Financial Services Agency of Japan. Policy terms are mainly from 3 to 10 years.

The key terms of this type of policy are fixed at the inception of the policy and remain in effect during the policy period. The policyholder can terminate the savings-type insurance contract before the maturity date with a payment of a commission to the Company that equals the interest earned for approximately six months. The policyholder is informed at policy inception of the maturity value related to the savings portion of the policy. The maturity value of the policy represents the savings portion of the premium paid by the policyholder plus credited interest. The maturity value is paid on the policy maturity date unless a total loss as defined by the policy occurs during the policy term. No amount is paid under the savings portion of the policy if a total loss occurs during the policy term.

It is regarded as a total loss when an aggregate amount of claims paid in connection with accidents covered by the policy occurs within any one insurance year during the policy terms of insurance, regardless of whether claims

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

are caused by one or more accidents, and reaches the insured amount covered by the policy. If a total loss occurs, the policy is immediately terminated. The annual frequency of total loss of major savings-type insurance contracts ranges from 0.04% to 0.26%.

The contractual rate of interest credited to the policy varies by product and is established at the beginning of the policy. The committed interest rate cannot be changed by the Company at any time during the policy term. Committed interest rates ranged from 0.1% to 1.5% for the years ended March 31, 2005, 2006 and 2007.

Premiums paid for the indemnity portion are allocated to income ratably over the terms of the related insurance contract. Premiums paid for the savings portion are credited to investment deposits by policyholders. Interest credited to investment deposits by policyholders is charged to income and presented as investment income credited to investment deposits by policyholders in the accompanying consolidated statements of income. When a total loss occurs, the remaining balance in investment deposits by policyholders corresponding to the total loss contract is reversed and recorded as premium revenue.

(11)	Short-term Debt and Long-term Debt

Short-term debt and long-term debt as of March 31, 2006 and 2007 consist of the following:

	2006	2007
	(Yen in millions)

0.4% Japanese yen debentures, due 2007	¥30,000	30,000
0.8% Japanese yen debentures, due 2009	70,000	70,000
Bank loans with weighted average interest of 0.91%, due 2006	300	—
Commercial paper	10,440	7,908

	110,740	107,908
Less current portion classified as short-term debt	(10,740)	(37,907)
Less unamortized discount	(3)	(1)

Total long-term debt	¥99,997	70,000

In November 2004, the Company issued ¥30,000 million of 0.4% unsecured debenture and ¥70,000 million of 0.8% unsecured debenture, with bullet repayment of maturity due December 20, 2007 and December 18, 2009, respectively.

(12)	Reinsurance

In the normal course of business, the Company seeks to reduce the loss that may arise from catastrophes or other events that cause unfavorable underwriting results by reinsuring certain levels of risk in various areas of exposure with other insurance enterprises or reinsurers. The Company cedes a portion of the risks it underwrites and pays reinsurance premiums based upon the risks subject to reinsurance contracts. The Company utilizes a variety of reinsurance arrangements, which are classified into two basic types: proportional reinsurance and excess-of-loss reinsurance. Proportional reinsurance is the type of reinsurance where the proportion of claims incurred is proportionate to the share of premiums received. This type of reinsurance is used as a means to limit a loss amount on an individual-risk basis. The excess-of-loss type of reinsurance indemnifies the ceding company against a specified level of losses on underlying insurance policies in excess of a specified agreed amount. Excess-of-loss reinsurance is usually arranged in layers to secure greater capacity by offering various levels of risk exposure with different terms for reinsurers with different preferences. Although a reinsurer is liable to the Company to the extent of the risks assumed, the Company remains liable as the direct insurer to policyholders on all such risks. Failure of reinsurers to honor their obligations could result in losses to the Company. However, considering the Company’s

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

applying strict standards when choosing reinsurers in terms of credit risk, no material amount is believed to be uncollectible and no provision has been made for this contingency.

At March 31, 2006 and 2007, there were no significant concentrations with a single reinsurer for reinsurance receivables and prepaid reinsurance premiums.

The effects of reinsurance on the results of operations of property and casualty insurance and life insurance for the years ended March 31, 2005, 2006 and 2007 were as follows:

Property and casualty insurance:

	2005	2006	2007
	(Yen in millions)

Premiums written:
Direct	¥1,470,096	1,535,379	1,575,476
Assumed	246,480	250,396	265,857
Ceded	(313,599)	(327,268)	(351,954)

Net premiums written	¥1,402,977	1,458,507	1,489,379

	2005	2006	2007
	(Yen in millions)

Premiums earned:
Direct	¥1,427,437	1,497,701	1,569,975
Assumed	235,792	250,333	264,424
Ceded	(305,481)	(325,233)	(365,319)

Net premiums earned	¥1,357,748	1,422,801	1,469,080

	2005	2006	2007
	(Yen in millions)

Losses and claims incurred:
Direct	¥999,806	925,201	918,117
Assumed	176,395	199,416	188,034
Ceded	(257,430)	(242,994)	(196,495)

Net losses and claims incurred	¥918,771	881,623	909,656

Life insurance:

	2005	2006	2007
	(Yen in millions)

Premiums earned:
Direct	¥156,594	179,963	194,197
Ceded	(340)	(533)	(646)

Net premiums earned	¥156,254	179,430	193,551

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2005	2006	2007
	(Yen in millions)

Policyholder benefits:
Direct	¥128,989	151,669	156,920
Ceded	(330)	(304)	(329)

Net policyholder benefits	¥128,659	151,365	156,591

(13)	Income Taxes

Total income taxes for the years ended March 31, 2005, 2006 and 2007 were allocated as follows:

	2005	2006	2007
	(Yen in millions)

Taxes on income	¥20,256	60,527	52,955
Taxes on other comprehensive income:
Net unrealized gains on investments	15,293	281,791	75,566
Net losses on derivative instruments	(52)	(58)	1
Minimum pension liability adjustment	21,832	(380)	(8)
Adjustment upon adoption of SFAS No. 158	—	—	(5,544)

	¥57,329	341,880	122,970

The components of income before income tax expenses and income tax expenses for the years ended March 31, 2005, 2006 and 2007 were as follows:

	2005	2006	2007
	(Yen in millions)

Income before income tax expenses:
Domestic	¥59,073	173,072	143,317
Foreign	8,000	7,905	24,122

Total	¥67,073	180,977	167,439

Income tax expenses:
Current:
Domestic	¥12,425	32,547	38,473
Foreign	1,393	2,950	5,274

Total current income tax expense	13,818	35,497	43,747

Deferred:
Domestic	6,649	25,059	8,119
Foreign	(211)	(29)	1,089

Total deferred income tax expense	6,438	25,030	9,208

Total income tax expenses	¥20,256	60,527	52,955

The Company and its domestic subsidiaries are subject to a number of taxes based on income, which in the aggregate resulted in a statutory tax rate of approximately 36%.

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The effective tax rates of the Company for the years ended March 31, 2005, 2006 and 2007 differed from the Japanese statutory income tax rates for the following reasons:

	2005	2006	2007

Japanese statutory income tax rate	36.0%	36.0%	36.0%
Tax credit for dividends received	(5.5)	(3.1)	(4.3)
Expenses not deductible for tax purposes	1.7	0.6	0.7
Other	(2.0)	(0.1)	(0.8)

Effective tax rate	30.2%	33.4%	31.6%

The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and deferred tax liabilities at March 31, 2006 and 2007 were as follows:

	2006	2007
	(Yen in millions)

Deferred tax assets:
Reported and estimated losses and claims	¥43,432	44,300
Adjustment expenses	10,728	11,161
Retirement and severance benefits	30,759	36,086
Computer software development costs	13,547	12,598
Impairment of investments	44,932	41,708
Cost adjustments to investments recognized in income	37,395	37,409
Other	23,908	32,581

Total gross deferred tax assets	204,701	215,843
Less valuation allowance	(225)	(5,571)

Total net deferred tax assets	204,476	210,272

Deferred tax liabilities:
Unearned premiums	99,992	113,901
Deferred policy acquisition costs	131,887	125,699
Property and equipment	5,140	4,042
Cost adjustments to investments recognized in income	19,255	20,524
Unrealized appreciation of investments and derivatives	745,434	821,116
Other	2,453	3,850

Total gross deferred tax liabilities	1,004,161	1,089,132

Total net deferred tax liabilities	¥799,685	878,860

At March 31, 2006 and 2007, other assets included deferred tax assets in the amount of ¥4,552 million and ¥2,305 million, respectively.

The net change in total valuation allowance for the years ended March 31, 2005, 2006 and 2007 was a decrease of ¥11 million, an increase of ¥86 million and an increase of ¥5,346 million, respectively. The net change for the year ended March 31, 2007 includes the increase due to business combination in the amount of ¥5,079 million.

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Subsequently recognized tax benefits related to the valuation allowance for deferred tax assets as of March 31, 2007, will be allocated as follows:

(Yen in millions)

Income tax benefit that would be reported in the consolidated statement of income	¥492
Goodwill and other noncurrent intangible assets	5,079

Total	¥5,571

At March 31, 2007, the Company’s subsidiary had operating loss carryforwards for tax purposes of ¥13,516 million, which expire as follows:

(Yen in millions)

Years ending March 31:
2008	¥—
2009	3,908
2010	3,626
2011	1,628
2012	1,995
2013	1,198
2014	1,161

Total	¥13,516

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible and tax-planning strategies relating to the future reversal of temporary differences.

Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the recorded valuation allowances, at March 31, 2007.

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(14)	Stockholders’ Equity

(a)	Common Stock

The amounts of statutory capital and surplus of the Company, on a non-consolidated basis, as of March 31, 2006 and 2007, are presented as follows:

	2006	2007
	(Yen in millions)

Common stock	¥139,596	139,596
Additional paid-in capital	93,127	93,139
Legal reserve	46,488	46,488
Retained earnings	514,638	548,682
Unrealized gain on securities, net of tax	1,289,897	1,395,700
Deferred hedge losses, net of tax	—	(4,577)
Treasury stock	(77,321)	(91,143)

Total statutory equity	¥2,006,425	2,127,885

The Company’s statutory basis net income for the years ended March 31, 2005, 2006 and 2007 was ¥60,765 million, ¥64,842 million and ¥55,352 million, respectively.

The minimum capital requirement of the Insurance Business Law of Japan for a Japanese insurance company is ¥1,000 million on a statutory basis.

The Company and its domestic insurance subsidiaries are required to maintain solvency margin ratios of 200% or higher in accordance with the solvency margin regulations stipulated by the Japanese regulatory authorities. The solvency margin regulations are based on factors mainly for underwriting risks, investment risks and large catastrophe risks. The solvency margin must be supported by equity and other resources, including unrealized gains and losses on certain investments and catastrophe reserves based on the financial accounting standards of Japan. At March 31, 2007, the solvency margin ratio of the Company was 1,150.0% and those ratios of its domestic non-life and life insurance subsidiaries were 1,270.1% and 1,900.2%, respectively.

The amounts of statutory net income for the years ended March 31, 2005, 2006 and 2007 and shareholders’ equity at March 31, 2006 and 2007 of the consolidated insurance subsidiaries were as follows:

	2005	2006	2007
		(Yen in millions)

Statutory net income :
Property and casualty	¥7,637	2,491	32,792
Life	43	59	22
Statutory shareholders’ equity:
Property and casualty		¥164,502	265,969
Life		47,676	51,980

The amounts of undistributed retained earnings of affiliates which were accounted for by the equity method were ¥6,754 million and ¥10,850 million at March 31, 2006 and 2007, respectively.

(b)	Retained Earnings

Article 15 of the Insurance Business Law of Japan requires insurance companies to set aside an amount equal to 20% of all appropriations of earnings, such as cash dividends, as legal reserve until the aggregate amount of such

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

reserve and additional paid-in capital reaches stated capital. This reserve is not available for dividends but may be used to reduce a deficit or may be transferred to stated capital. The Company’s appropriations charged to unappropriated retained earnings for the year ended March 31, 2007 were subject to the legal reserve requirement.

The reserve for price fluctuation is required under Article 115 of the Insurance Business Law of Japan. This reserve provides for possible losses arising from price fluctuations of securities and adverse changes in foreign exchange rates. The Company may reduce this reserve by (1) the amount of net loss resulting from sales of securities or (2) the amount for which permission is granted by the Financial Services Agency of Japan, for any other purpose.

The amount available for dividends is based on the Company’s non-consolidated financial statements in accordance with the Japanese Corporate Law and the Insurance Business Law of Japan and was ¥457,570 million as of March 31, 2007. The adjustments included in the accompanying consolidated financial statements to have them conform with U.S. GAAP, but not recorded in the books of account, have no effect on the determination of the amount available for dividends under the Japanese Corporate Law and the Insurance Business Law of Japan.

Cash dividends and appropriations to the legal reserve charged to unappropriated retained earnings for the years ended March 31, 2005, 2006 and 2007 represent dividends paid out during those years and the related appropriations to the legal reserve. Provision has neither been made in the accompanying consolidated financial statements for the annual dividends of ¥14.00 per share totaling ¥19,812 million, subsequently proposed by the Board of Directors and, on June 27, 2007, approved by the shareholders, nor for the related appropriation to the legal reserve.

The reconciliation of the basic and diluted earnings per share is not reported because there are no diluted shares.

The components of the basic net income per share are as follows:

	2005	2006	2007
	(Yen in millions)

Net income available to common shareholders	¥46,694	119,890	113,916

	2005	2006	2007
	(Number of shares in thousands)

Weighted average common shares outstanding	1,442,627	1,425,419	1,419,672

	2005	2006	2007
	(Yen)

Earnings per share — basic	¥32.37	84.11	80.24

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(c)	Other Comprehensive Income

Changes in accumulated other comprehensive income for the years ended March 31, 2005, 2006 and 2007 were as follows:

	2005	2006	2007
	(Yen in millions)

Foreign currency translation adjustments:
Balance at beginning of period	¥(16,452)	(16,119)	(605)
Current-period change	333	15,514	10,950

Balance at end of period	(16,119)	(605)	10,345

Unrealized gains on securities, net of tax:
Balance at beginning of period	595,021	619,887	1,120,697
Current-period change	24,866	500,810	135,407

Balance at end of period	619,887	1,120,697	1,256,104

Net gains on derivative instruments, net of tax:
Balance at beginning of period	219	125	23
Current-period change	(94)	(102)	1

Balance at end of period	125	23	24

Minimum pension liability adjustment, net of tax:
Balance at beginning of period	(38,812)	—	(791)
Current-period change	38,812	(791)	(15)
Adjustment upon adoption of SFAS No. 158	—	—	806

Balance at end of period	—	(791)	—

Pension liability adjustments:
Adjustment upon adoption of SFAS No. 158	—	—	(10,707)

Balance at end of period	—	—	(10,707)

Total accumulated other comprehensive income, net of tax:
Balance at beginning of period	539,976	603,893	1,119,324
Current-period change	63,917	515,431	146,343
Adjustment upon adoption of SFAS No. 158	—	—	(9,901)

Balance at end of period	¥603,893	1,119,324	1,255,766

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The tax effect allocated to each component of other comprehensive income and the reclassification adjustments for the years ended March 31, 2005, 2006 and 2007 were as follows:

	Before
	Tax	Tax Benefit	Net-of-Tax
	Amount	(Expense)	Amount
	(Yen in millions)

2005:
Foreign currency translation adjustments	¥333	—	333
Unrealized gains on securities:
Unrealized holding gains arising during period	136,917	(49,905)	87,012
Less: reclassification adjustment for gains realized in net income	(96,758)	34,612	(62,146)

Net unrealized gains on securities	40,159	(15,293)	24,866

Net losses on derivative instruments:
Net gains on derivative instruments arising during period	53	(20)	33
Less: reclassification adjustment for gains realized in net income	(199)	72	(127)

Net losses on derivative instruments	(146)	52	(94)

Minimum pension liability adjustment	60,644	(21,832)	38,812

Other comprehensive income	¥100,990	(37,073)	63,917

2006:
Foreign currency translation adjustments	¥15,514	—	15,514
Unrealized gains on securities:
Unrealized holding gains arising during period	830,784	(299,062)	531,722
Less: reclassification adjustment for gains realized in net income	(48,183)	17,271	(30,912)

Net unrealized gains on securities	782,601	(281,791)	500,810

Net losses on derivative instruments:
Net losses on derivative instruments arising during period	(9)	4	(5)
Less: reclassification adjustment for gains realized in net income	(151)	54	(97)

Net losses on derivative instruments	(160)	58	(102)

Minimum pension liability adjustment	(1,171)	380	(791)

Other comprehensive income	¥796,784	(281,353)	515,431

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Before
	Tax	Tax Benefit	Net-of-Tax
	Amount	(Expense)	Amount
	(Yen in millions)

2007:
Foreign currency translation adjustments	¥10,950	—	10,950
Unrealized gains on securities:
Unrealized holding gains arising during period	248,550	(89,095)	159,455
Less: reclassification adjustment for gains realized in net income	(37,577)	13,529	(24,048)

Net unrealized gains on securities	210,973	(75,566)	135,407

Net gains on derivative instruments:
Net gains on derivative instruments arising during period	139	(50)	89
Less: reclassification adjustment for gains realized in net income	(137)	49	(88)

Net gains on derivative instruments	2	(1)	1

Minimum pension liability adjustment	(23)	8	(15)

Other comprehensive income	¥221,902	(75,559)	146,343

(15)	Retirement and Severance Benefits

The Company has defined benefit plans and a defined contribution plan. Defined benefit plans consist of an unfunded lump-sum payment benefit plan and funded non-contributory pension plans covering substantially all employees. Under the plans, employees are entitled to lump-sum or annuity payments based on the current rate of pay and length of service at retirement or termination of employment for reasons other than dismissal for cause. Directors and statutory auditors are not covered by the above plans and their benefits are accrued as earned.

In addition to the plans described above, the Company had an Employees’ Pension Fund (“EPF”) plan, which was a defined benefit pension plan established under the Japanese Welfare Pension Insurance Law (“JWPIL”). The plan was composed of (a) a substitutional portion based on the pay-related part of the old-age pension benefits prescribed by the JWPIL and (b) a corporate portion based on a non-contributory defined benefit pension arrangement.

On April 1, 2003, the Company obtained an approval from the Japanese Ministry of Health, Labour and Welfare (“JMHLW”) for an exemption from the obligation for benefits related to future employee service under the substitutional portion. After the approval, the Company made applications for the exemption from the obligation to pay benefits for past employee service related to the substitutional portion of the EPF and received an approval from the JMHLW on April 1, 2004. As a result of the transfer of the substitutional portion, the Company established its own non-contributory defined benefit pension plan for its employees, which replaced the corporate portion of EPF.

Based on the approval, the Company transferred the benefit obligation and the related government-specified portion of the plan assets of the EPF to the government on December 21, 2004. In accordance with EITF No. 03-2, “Accounting for the Transfer to the Japanese Government of the Substitutional Portion of Employee Pension Fund Liabilities”, the Company recognized the difference of ¥52,189 million between the substitutional portion of accumulated benefit obligation settled and the related plan assets transferred to the Japanese government as a subsidy from the government. The Company also recognized derecognition of previously accrued salary progression of ¥7,192 million and a settlement loss for the proportionate amount of the net unrecognized loss attributable to the substitutional portion of ¥37,379 million. The net gain of ¥22,002 million of the subsidy from the government, derecognition of previously accrued salary progression and the settlement loss is presented as “Gain on transfer of

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the substitutional pension of the Employee Pension Fund” in the consolidated statement of income for the year ended March 31, 2005.

On April 1, 2005, a defined contribution plan was transferred from a portion of defined benefit plan in accordance with SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plan and for Termination Benefits”. The transfer caused settlements and curtailments and the Company recognized a net gain of ¥2,485 million, which consists of ¥23,738 million of gain by decrease of projected benefit obligation, ¥18,325 million of loss by decrease of plan assets at fair value, ¥3,376 million of loss by depreciation of unrecognized net loss, and ¥449 million of gain by depreciation of unrecognized prior service cost.

On March 31, 2007, the Company adopted the recognition provisions of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R)”.

SFAS No. 158 requires the recognition of the overfunded or unfunded status of defined benefit plans as an asset or liability in the statement of financial position and the recognition of changes in that funded status in comprehensive income in the year in which the changes occur. Incremental effect of applying SFAS No. 158 was as follows:

	Before Application of		After Application of
	SFAS No. 158	Adjustments	SFAS No. 158
	(Yen in millions)

Retirement and severance benefits	¥(83,002)	(15,445)	(98,447)
Deferred income taxes	388	5,544	5,932
Accumulated other comprehensive income	806	9,901	10,707

The components of net periodic benefit cost for the years ended March 31, 2005, 2006 and 2007 were as follows:

	2005	2006	2007
	(Yen in millions)

Components of net periodic benefit cost:
Service cost	¥13,540	10,896	11,277
Interest cost	5,766	5,239	5,341
Expected return on plan assets	(5,247)	(4,234)	(4,894)
Amortization of prior service cost	(2,450)	(2,509)	(2,509)
Recognized actuarial loss	8,664	1,565	191

Net periodic benefit cost	¥20,273	10,957	9,406

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reconciliations of beginning and ending balances of the benefit obligations and the fair value of the plan assets for the years ended March 31, 2005, 2006 and 2007 were as follows:

	2005	2006	2007
	(Yen in millions)

Change in benefit obligations:
Benefit obligations at beginning of year	¥414,350	279,799	262,327
Adjustment in connection with the acquisition	349	3,269	—
Service cost	13,540	10,896	11,277
Interest cost	5,766	5,239	5,341
Plan participants’ contributions	46	3	4
Actuarial gain	(35,670)	(1,141)	(1,618)
Benefits paid	(10,450)	(12,000)	(12,268)
Benefit obligation transferred to government plan	(108,132)	—	—
Benefit obligation transferred to defined contribution plan	—	(23,738)	—

Benefit obligations at end of year	¥279,799	262,327	265,063

Change in plan assets:
Fair value of plan assets at beginning of year	¥187,244	159,474	163,095
Adjustment in connection with the acquisition	—	139	—
Actual return on plan assets	4,834	18,848	4,518
Employer contributions	20,845	9,067	4,115
Plan participants’ contributions	46	3	4
Benefits paid	(4,744)	(6,111)	(5,116)
Assets transferred to government plan	(48,751)	—	—
Assets transferred to defined contribution plan	—	(18,325)	—

Fair value of plan assets at end of year	¥159,474	163,095	166,616

Funded status	¥(120,325)	(99,232)	(98,447)

Unrecognized actuarial loss	45,512	26,271
Unrecognized prior service cost	(13,698)	(10,739)

Net amount recognized	¥(88,511)	(83,700)

Amounts recognized in the balance sheets consist of:
Retirement and severance benefits	¥(88,511)	(84,544)	(98,447)
Intangible assets	—	53	—
Accumulated other comprehensive income, gross of tax	—	791	—

Total	¥(88,511)	(83,700)	(98,447)

Pension plans with an accumulated benefit obligation in excess of plan assets:
Projected benefit obligation	¥279,799	262,327	265,063
Accumulated benefit obligation	242,928	225,695	234,207
Fair value of plan assets	159,474	163,095	166,616

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company uses a measurement date of March 31 for all of its pension and severance plans.

Amounts recognized in accumulated other comprehensive income, pre-tax were as follows:

2007
(Yen in millions)

Net actuarial loss	¥24,869
Net prior service cost	(8,231)

Amounts in accumulated other comprehensive income, pre-tax expected to be recognized as components of net periodic benefit cost over the next fiscal year are as follows:

2008
(Yen in millions)

Net actuarial loss	¥211
Net prior service cost	(2,509)

The accumulated benefit obligation for the pension plan was ¥225,695 million and ¥234,207 million at March 31, 2006 and 2007, respectively.

Weighted-average assumptions used to determine benefit obligations at March 31, 2005, 2006 and 2007 were as follows:

	2005	2006	2007

Discount rate	2.00%	2.00%	2.00%
Rate of increase in future compensation	3.90% to 4.60%	4.10% to 4.60%	4.10% to 4.60%

Weighted-average assumptions used to determine net cost for the years ended March 31, 2005, 2006 and 2007 were as follows:

	2005	2006	2007

Discount rate	1.50%	2.00%	2.00%
Expected long-term return on plan assets	3.00%	3.00%	3.00%
Rate of increase in future compensation	3.90% to 4.60%	3.90% to 4.60%	4.10% to 4.60%

The discount rate is determined by reference to the Moody’s Aa corporate bond and Japan government bond at the measurement date, March 31, 2005, 2006 and 2007, based on the expected terms of benefit obligations. The actuarial gain recognized for the year ended March 31, 2005 was primarily attributable to the change of the discount rate indicated above.

The Company determines its expected long-term rate of return based on the expected long-term return of various asset categories in which it invests in consideration of the current expectations for future returns and the historical returns of each plan asset category.

The asset allocation of the Company’s pension benefits at March 31, 2006 and 2007 were as follows:

	2006	2007

Fixed maturities	58.4%	60.8%
Equity securities	38.1%	33.3%
Life insurance company general account	0.2%	0.2%
Cash and cash equivalents	3.3%	5.7%

The Company’s investment policies are designed to provide long-range stability of investment profit for ensuring adequate plan assets are available to provide future payments of pension benefits to eligible participants.

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company endeavors to obtain better performance more than earnings from the expected long-term rate of return on plan assets. Plan assets are invested in individual equities and fixed maturities using the guidelines of the model portfolio with a consideration of its performance, expected returns and risks. The Company evaluates its plan asset allocation and can change its portfolio allocation as needed.

The amounts contributed to defined contribution plans approximated ¥1,338 million and ¥1,406 million for the years ended March 31, 2006 and 2007, respectively.

The Company forecasts to contribute ¥3,434 million to the defined benefit pension plans in the year ending March 31, 2008.

Expected future benefit payments for the defined benefit pension plan are as follows:

(Yen in millions)

Years ending March 31:
2008	¥11,401
2009	10,298
2010	10,782
2011	11,359
2012	12,450
2013 — 2017	65,235

(16)	Derivative Financial Instruments

The Company utilizes derivative financial instruments (a) to manage interest rate risk and foreign exchange risk arising from its fixed maturities portfolio and (b) to generate trading revenues and fee income. All derivatives are recognized on the consolidated balance sheets at fair value as other assets or other liabilities.

All derivative transactions are controlled in accordance with the Company’s risk management rules. Under these rules, the purpose of derivative financial instruments is predetermined in writing, the balance of trading derivatives is limited to the extent permitted by the internal guidelines and derivative instruments entered into for hedging purposes require the advance approval of management. The Company’s portfolio is broadly diversified to ensure that there is no significant concentration of credit risk with any individual counterparty or group of counterparties. The Company’s policies prescribe monitoring of creditworthiness and exposure on a counterparty-by-counterparty basis. Back-office functions, such as settlements or monitoring, are designed independently from the function responsible for dealings.

Derivatives used for interest rate risk and foreign exchange risk management

The Company uses interest rate swaps, currency swaps and foreign exchange forward contracts to hedge the exposure to variability in expected future cash flows arising from fixed maturity securities available for sale. Such swaps are accounted for as cash flow hedges, in which changes in the fair value of the hedging derivatives are reported in accumulated other comprehensive income. Such deferred amounts are subsequently reclassified into net investment income when the hedged interest cash flows affect earnings. The Company estimates that the net amount of existing gains at March 31, 2007 that will be reclassified into earnings within the next 12 months is ¥9 million. The amounts of the hedges’ ineffectiveness or components of derivative instruments’ gain or loss excluded from the assessment of hedge effectiveness for the years ended March 31, 2006 and 2007 were immaterial.

Derivatives trading revenues

The Company uses a variety of derivative instruments, such as interest rate futures, forwards and options, interest rate and currency swaps, bond futures and options, foreign exchange forwards and options and credit

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

derivatives, and non-derivative instruments, such as weather derivatives, to generate trading revenues and fee income. Changes in fair value of these derivatives are reported in net realized gains (losses) on investments.

(17)	Fair Value of Financial Instruments

The estimated fair values of the financial instruments at March 31, 2006 and 2007 were as follows:

	2006		2007
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
	(Yen in millions)

Financial assets:
Fixed maturities	¥3,454,673	3,452,679	3,702,019	3,703,103
Equity securities	3,105,217	3,105,217	3,312,574	3,312,574
Mortgage loans on real estate	15,129	14,890	11,511	11,317
Policy loans	38,615	38,615	38,523	38,523
Other long-term investments	721,491	710,089	715,972	703,909
Short-term investments	93,829	93,829	113,671	113,671
Cash and cash equivalents	385,165	385,165	369,941	369,941
Investments in affiliates	59,480	59,480	46,198	46,198
Indebtedness from affiliates	2,164	2,158	3,008	2,901
Accrued investment income	22,071	22,071	23,698	23,698
Premiums receivable and agents’ balances	123,341	123,341	133,358	133,358
Weather derivatives	2,515	2,515	745	745
Derivative assets:
Foreign exchange contracts	1,032	1,032	69	69
Interest rate contracts	2,518	2,518	3,679	3,679
Bond and equity index contracts	268	268	172	172
Credit derivatives	1,184	1,184	1,585	1,585
Commodity contracts	30	30	959	959
Financial liabilities:
Investment deposits by policyholders	¥(2,265,283)	(2,528,869)	(2,196,614)	(2,453,492)
Indebtedness to affiliates	(13,240)	(13,240)	(3,262)	(3,262)
Short-term debt	(10,740)	(10,740)	(37,907)	(37,907)
Long-term debt	(99,997)	(98,861)	(70,000)	(69,531)
Weather derivatives	(1,396)	(1,396)	(660)	(660)
Derivative liabilities:
Foreign exchange contracts	(7,077)	(7,077)	(9,006)	(9,006)
Interest rate contracts	(3,568)	(3,568)	(2,434)	(2,434)
Bond and equity index contracts	—	—	(12)	(12)
Credit derivatives	(225)	(225)	(135)	(135)
Commodity contracts	(31)	(31)	(958)	(958)

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The methodologies and assumptions used to estimate the fair values of financial instruments are as follows:

The carrying amounts of cash and cash equivalents, policy loans, accrued investment income, premiums receivable and agents’ balances and short-term debt approximate their fair values due to the short-term maturities of these instruments.

(a)	Investments in Fixed Maturities and Equity Securities

The fair values of fixed maturity securities are estimated based on quoted market prices for these or similar securities.

The fair values of equity securities are estimated based on quoted market prices.

(b)	Investments in Mortgage Loans and Other Long-term Investments

The fair values of loans and other long-term investments with fixed interest rates are estimated by discounting future cash flows using estimates of market rates for securities with similar characteristics.

The carrying amounts of investments with floating interest rates approximate their fair values. The fair value of consumer loans, which are included in other long-term investments, in the amount of ¥334,583 million and ¥356,856 million at March 31, 2006 and 2007, respectively, approximates the carrying amount. The floating and fixed rates on consumer loans in the years ended March 31, 2005, 2006 and 2007 range from approximately 1.0% to 9.0%, and the remaining loan periods are from approximately six months to 35 years.

(c)	Short-term Investments

The fair values of short-term investments where quoted market prices are available are estimated using quoted market prices. The carrying amounts for other instruments approximate their fair values because of the short maturities of such instruments.

(d)	Investments in and Indebtedness from Affiliates

The fair values of loans to affiliates with fixed interest rates are estimated by discounting future cash flows using the long-term prime rate at the end of the year. The fair values of investments are estimated using quoted market prices for these or similar securities. The carrying amounts for other indebtedness approximate their fair values.

(e)	Investment Deposits by Policyholders

The fair values of investment deposits by policyholders are estimated by discounting future cash flows using the interest rates currently being offered for similar contracts.

(f)	Indebtedness to affiliates and Long-term Debt

The fair values of these financial instruments are estimated using quoted market prices for these or similar characteristic instruments.

(g)	Derivative Financial Instruments

Fair values of forward and futures contracts are estimated based on the closing market prices at the major markets.

Fair values of swap contracts are estimated based on the discounted values of future cash flows.

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fair values of option contracts and credit derivative contracts are estimated based on internally established models with consideration given to external models or based on quotes from brokers.

(18)	Variable Interest Entities

The Company consolidates three entities under the provision of FIN 46R.

The Company holds the subordinated notes issued by VIEs formed for the purpose of guaranteeing the obligation of the Company under the reinsurance agreements. The VIEs hold U.S. government securities to collateralize the guarantee and the Company absorbs a majority of the VIEs’ expected losses and receives a majority of the VIEs’ expected residual returns. The carrying values of the VIEs’ investments were ¥12,324 million and ¥15,008 million at March 31, 2006 and 2007, respectively, which were included in the consolidated balance sheets.

The Company engages in certain structured transactions, mainly securitization of independent third parties’ assets through a VIE. The Company provides guarantee insurance for the VIE which is involved in the asset-backed securities business where it helps meet customers’ financing needs by providing access to the commercial paper markets. The Company guarantees the redemption of commercial paper issued by the VIE and the Company absorbs a majority of the VIE’s expected losses. The assets and liabilities of the VIE amounted to ¥10,442 million and ¥7,910 million at March 31, 2006 and 2007, respectively, which was included in the consolidated balance sheets.

A certain consolidated subsidiary holds significant variable interests in VIEs which transact credit derivative contracts with other entities and transfer the risk of the referenced credit to the consolidated subsidiary through the guarantee insurance contracts. The consolidated subsidiary also holds significant variable interests in the VIEs which were structured by other parties for the purpose of project financing. As a means of ensuring timely repayment of the loan, the consolidated subsidiary provides limited credit enhancement with the VIEs through the guarantee insurance contracts. The consolidated subsidiary does not retain a first-risk-of-loss position and does not absorb a majority of these VIEs’ expected losses and the VIEs were accordingly not consolidated in the accompanying consolidated financial statements. The maximum potential loss associated with those VIEs is estimated to be ¥65,145 million as of March 31, 2007.

(19)	Commitments and Contingent Liabilities

At March 31, 2006 and 2007, commitments outstanding for the purchase of property and equipment amounted to approximately ¥23,475 million and ¥22,806 million, respectively. At March 31, 2006 and 2007, commitments outstanding for the purchase of investment real estate amounted to approximately ¥7,971 million and ¥3,489 million, respectively.

The Company is contingently liable for various financial guarantees totaling ¥1,414 million as of March 31, 2006 and ¥1,237 million as of March 31, 2007. Fees related to these guarantees totaling ¥99 million, ¥72 million and ¥54 million were recorded as revenue on an accrual basis by the Company for the years ended March 31, 2005, 2006 and 2007, respectively. These guarantees are provided in the ordinary course of business and include guarantees with respect to asset-backed securities, bonds, loans and other financial obligations. The contractual amounts of the financial guarantees reflect the Company’s maximum exposure to credit loss in the event of nonperformance. The Company’s policy related to providing these financial guarantees limits transactions to those with credit ratings of an investment grade or equivalent creditworthiness and limits the amount of a guarantee on any individual transaction.

At March 31, 2007, the Company had a ¥3,999 million investment in a limited partnership with overseas partners. A condition of the support agreement is that additional investment shall be made by the limited partners, based on the pro rata share in the partnership, should there be a shortage of funds in the partnership. Considering the latest financial information of the partnership available to the Company as of February 23, 2007, its most recent

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

balance sheet date, management believes the likelihood of an additional capital requirement is remote. In addition to the above commitment, the Company had a contract that would have provided a financial guarantee to the limited partnership; however, the amount of potential payment based on the contract was zero as of March 31, 2007. The obligation of the Company under the guarantee was fully collateralized with securities, and no net exposure existed as of March 31, 2007.

In the normal course of business, the Company enters into credit derivative transactions mainly as a protection seller. The maximum potential losses associated with these transactions were ¥449,413 million and ¥444,535 million as of March 31, 2006 and 2007, respectively. Liabilities of ¥225 million and ¥135 million were recorded in connection with these transactions as of March 31, 2006 and 2007, respectively.

The Company had loan commitment agreements amounting to ¥1,099 million and ¥5,972 million as of March 31, 2006 and 2007, respectively. The Company’s policy to provide loan commitment agreements is basically the same as that of guarantee contracts.

The Company occupies certain offices and other facilities under lease arrangements. The following is a schedule by years of future minimum rental payments required under non-cancelable operating leases that have initial or remaining lease terms in excess of one year as of March 31, 2007:

(Yen in millions)

Years ending March 31:
2008	¥1,604
2009	1,176
2010	872
2011	807
2012	680
Later years	3,404

Total future minimum rental payments	¥8,543

Rental expenses for the years ended March 31, 2005, 2006 and 2007 were ¥12,862 million, ¥12,381 million and ¥14,259 million, respectively.

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(20)	Reconciliation of Net Income to Net Cash Provided by Operating Activities

	2005	2006	2007
	(Yen in millions)

Net income	¥46,694	119,890	113,916
Adjustments to reconcile net income to net cash provided by operating activities:
Valuation allowance for credit losses	(5,077)	(8,119)	(4,237)
Impairment losses of long-lived assets	16,018	526	2,603
Realized gains from sales of investments	(54,965)	(59,109)	(32,928)
Amortization of fixed maturity securities	6,900	5,795	4,212
Depreciation	18,899	17,012	17,445
Provision for retirement and severance benefits	(28,110)	(4,917)	(6,449)
Deferred income taxes	6,438	25,030	9,208
Proceeds from property and equipment as subrogation of paid claim	20,555	899	—
Decrease (increase) in assets:
Net insurance related assets	(2,374)	17,011	(3,041)
Deferred policy acquisition costs	(14,289)	(8,834)	17,319
Accrued investment income	(1,942)	(4,818)	(1,248)
Other assets	848	6,874	(11,065)
Increase (decrease) in liabilities:
Losses and claims	110,002	99,079	63,541
Unearned premiums	47,293	35,643	17,652
Future policy benefits	77,750	88,222	75,819
Income taxes	(22,233)	17,689	(8,426)
Other liabilities	664	2,298	29,199
Interest credited to policyholders’ contract deposits	53,487	50,840	48,482
Other, net	(3,702)	1,029	(6,746)

Net cash provided by operating activities	¥272,856	402,040	325,256

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(21)	Supplementary Cash Flow Information

	2005	2006	2007
	(Yen in millions)

Cash paid during the year for:
Interest	¥157	810	795
Income taxes	35,408	14,329	51,862
Noncash transaction:
Capital lease obligations incurred	¥774	1,179	772
Acquisition of subsidiaries:
Fair value of assets	68,672	74,195	34,149
Fair value of liabilities	28,498	47,225	21,191
Minority interests	846	2,057	4,345
Net cash paid	29,855	10,807	7,337

(22)	Segment Information

In accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” the segments reported below are the components of the Company for which separate financial information is available that is evaluated regularly by the chief operating decision maker of the Company in deciding how to allocate resources and in assessing performance.

The Company operates principally in two business segments: property and casualty insurance and life insurance. The property and casualty insurance segment offers automobile, fire, personal accident, liability and other forms of property and casualty insurance products. The Company’s financial services business, including financial guarantees and derivatives are operated within the property and casualty insurance segment. Life insurance operations are conducted by its wholly owned subsidiary, Mitsui Sumitomo Kirameki Life Insurance Co., Ltd., which offers a wide range of traditional life insurance products such as term-life, whole-life and annuity insurance, and a joint venture company, Mitsui Sumitomo MetLife Insurance Co., Ltd., which offers variable annuity plans that combine the appeal of fund management, insurance, and annuity products, and fixed annuities denominated in foreign currencies.

The business segment information is based on financial information prepared on a Japanese GAAP basis with certain limited presentation differences from that utilized in the Company’s external Japanese GAAP financial reporting. Additionally, the format and information presented in the internal management reporting are not consistent with the consolidated financial statements prepared on a U.S. GAAP basis.

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Summarized financial information with respect to the business segments as of and for the years ended March 31, 2005, 2006 and 2007 is as follows:

	Property
	and		Adjustment
	Casualty	Life	and
	Insurance	Insurance	Elimination	Consolidated
	(Yen in millions)

2005:
Net premiums written	¥1,407,328	—	—	1,407,328
Net claims paid	811,183	—	—	811,183
Life insurance premiums	—	141,786	—	141,786
Life insurance claims	—	17,550	—	17,550
Commission and collection expenses	225,539	18,276	(36)	243,779
Operating expenses and general and administrative expenses	225,109	15,629	(2,770)	237,968
Interest and dividends received, net	59,789	9,537	(294)	69,032
Ordinary profit (loss)	88,077	(523)	23	87,577
Net income (loss)	66,774	(1,049)	—	65,725
Total assets	6,714,708	688,452	(849)	7,402,311

	Property
	and		Adjustment
	Casualty	Life	and
	Insurance	Insurance	Elimination	Consolidated
	(Yen in millions)

2006:
Net premiums written	¥1,464,107	—	—	1,464,107
Net claims paid	792,941	—	—	792,941
Life insurance premiums	—	162,226	—	162,226
Life insurance claims	—	20,912	—	20,912
Commission and collection expenses	239,798	17,873	—	257,671
Operating expenses and general and administrative expenses	233,692	17,209	(3,556)	247,345
Interest and dividends received, net	90,937	11,613	(253)	102,297
Ordinary profit (loss)	129,830	(2,129)	9	127,710
Net income (loss)	74,126	(2,466)	—	71,660
Total assets	7,800,763	793,107	(997)	8,592,873

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Property
	and		Adjustment
	Casualty	Life	and
	Insurance	Insurance	Elimination	Consolidated
	(Yen in millions)

2007:
Net premiums written	¥1,492,808	—	—	1,492,808
Net claims paid	846,445	—	—	846,445
Life insurance premiums	—	165,364	—	165,364
Life insurance claims	—	24,850	—	24,850
Commission and collection expenses	241,089	17,003	(433)	257,659
Operating expenses and general and administrative expenses	244,912	20,790	(2,713)	262,989
Interest and dividends received, net	107,953	13,856	(50)	121,759
Ordinary profit (loss)	94,307	(2,643)	20	91,684
Net income (loss)	63,877	(3,081)	—	60,796
Total assets	8,106,558	906,006	(912)	9,011,652

Information on major lines of Property and Casualty insurance is as follows:

	Direct
	Premiums Written
	(Including Deposit	Net	Net
	Premiums from	Premiums	Claims
	Policyholders)	Written	Paid
	(Yen in millions)

2005:
Fire and Allied Lines	¥281,783	188,856	139,884
Marine	84,935	71,829	27,788
Personal Accident	354,489	131,900	53,232
Voluntary Automobile	586,241	584,729	354,258
Compulsory Automobile Liability	187,180	195,742	113,048
Other	254,651	234,272	122,973

Total	¥1,749,279	1,407,328	811,183

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Direct
	Premiums Written
	(Including Deposit	Net	Net
	Premiums from	Premiums	Claims
	Policyholders)	Written	Paid
	(Yen in millions)

2006:
Fire and Allied Lines	¥304,177	206,373	88,203
Marine	101,462	84,788	35,176
Personal Accident	341,536	143,316	56,049
Voluntary Automobile	595,745	590,423	364,208
Compulsory Automobile Liability	181,757	193,402	130,518
Other	269,308	245,805	118,787

Total	¥1,793,985	1,464,107	792,941

	Direct
	Premiums Written
	(Including Deposit	Net	Net
	Premiums from	Premiums	Claims
	Policyholders)	Written	Paid
	(Yen in millions)

2007:
Fire and Allied Lines	¥301,692	208,951	100,229
Marine	113,006	95,487	38,685
Personal Accident	327,519	139,531	62,909
Voluntary Automobile	611,148	601,354	375,298
Compulsory Automobile Liability	176,826	192,087	134,908
Other	276,517	255,398	134,416

Total	¥1,806,708	1,492,808	846,445

For the years ended March 31, 2005, 2006 and 2007, all the premium revenues were from external customers and no revenue was derived from transactions with a single external customer exceeding 10% of the Company’s revenues.

For the years ended March 31, 2005, 2006 and 2007, net property and casualty premiums written in the amount of ¥1,273,166 million, ¥1,286,632 million, and ¥1,273,537 million, respectively, were from external customers in Japan, and those in the amount of ¥134,162 million, ¥177,475 million, and ¥219,271 million, respectively, were from external customers in foreign countries. Life insurance premiums were from external customers in Japan for the years ended March 31, 2005, 2006 and 2007.

Reconciliation to U.S. GAAP

As noted above, the measurement bases of the income and expense items covered in the Company’s internal management reporting system are different from those in the accompanying consolidated statements of income prepared in accordance with U.S. GAAP.

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reconciliation of the total amount of the Company’s Japanese GAAP net income under its internal management reporting system to net income shown on the consolidated statements of income prepared in accordance with U.S. GAAP for the years ended March 31, 2005, 2006, and 2007 is as follows:

	2005	2006	2007
	(Yen in millions)

Japanese GAAP net income	¥65,725	71,660	60,796
Adjustment:
Catastrophic loss reserve	(40,473)	40,064	25,264
Other underwriting reserves	1,928	10,896	46,693
Reserve for price fluctuation	7,024	3,075	3,167
Policy acquisition cost	11,950	7,815	(18,615)
Revaluation of investments in securities and related investment income	5,118	18,564	3,486
Derivative transactions	(3,840)	(5,294)	927
Retirement and severance benefits	(27,614)	579	3,186
Gains from equity method investments	3,946	6,387	5,709
Deferred income taxes	19,503	(29,205)	(25,632)
Other	3,427	(4,651)	8,935

U.S. GAAP net income	¥46,694	119,890	113,916

Reconciliation of the amount of the Company’s Japanese GAAP total assets under its internal management reporting system to total assets shown on its consolidated balance sheets prepared in accordance with U.S. GAAP as of March 31, 2006 and 2007 is as follows:

	2006	2007
	(Yen in millions)

Japanese GAAP total assets	¥8,592,873	9,011,652
Adjustment:
Revaluation of investment in securities	(23)	39,495
Deferred policy acquisition costs	377,040	362,260
Prepaid reinsurance premiums on a gross basis	211,485	201,404
Reinsurance recoverable on losses on a gross basis	233,369	237,719
Customers’ liability under guarantees and acceptances	(1,414)	(1,237)
Other	(14,616)	25,739

U.S. GAAP total assets	¥9,398,714	9,877,032

Schedule I

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED AND SUBSIDIARIES

Summary of Investments — Other than Investments in Related Parties
March 31, 2007 and 2006

			Amount at Which
			Shown in the
Type of Investment	Cost	Value	Balance Sheet
	(Yen in millions)

March 31, 2007:
Securities held to maturity:
Fixed maturities:
Bonds and notes:
Government and government agencies and authorities:
Other	¥294,940	¥296,153	¥294,940

	294,940	296,153	294,940

States, municipalities and political subdivisions:
Other	84,878	84,752	84,878

	84,878	84,752	84,878

All other corporate bonds	4,397	4,394	4,397

Total fixed maturities	384,215	385,299	384,215

Securities available for sale:
Fixed maturities:
Bonds and notes:
Government and government agencies and authorities:
United States	101,017	107,020	107,020
Other	652,349	670,035	670,035

	753,366	777,055	777,055

States, municipalities and political subdivisions:
United States	131	140	140
Other	778,357	798,709	798,709

	778,488	798,849	798,849

Public utilities	180,826	184,094	184,094
Convertibles and bonds with warrants attached	78	78	78
All other corporate bonds	1,531,118	1,557,728	1,557,728

Total fixed maturities	3,243,876	3,317,804	3,317,804

Equity securities:
Common stocks:
Public utilities	11,582	49,100	49,100
Banks, trust and insurance companies	120,509	251,902	251,902
Industrial, miscellaneous and all other	915,117	2,952,940	2,952,940

	1,047,208	3,253,942	3,253,942

Nonredeemable preferred stocks	58,316	58,632	58,632

Total equity securities	1,105,524	3,312,574	3,312,574

Total securities	4,733,615	¥7,015,677	7,014,593

Mortgage loans on real estate	11,511		11,511
Real estate — investment properties	49,192		49,192
Policy loans	38,523		38,523
Other long-term investments	715,972		715,972
Short-term investments	113,671		113,671

Total investments	¥5,662,484		¥7,943,462

Schedule I

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED AND SUBSIDIARIES

Summary of Investments — Other than Investments in Related Parties
March 31, 2007 and 2006

			Amount at Which
			Shown in the
Type of Investment	Cost	Value	Balance Sheet
	(Yen in millions)

March 31, 2006:
Securities held to maturity:
Fixed maturities:
Bonds and notes:
Government and government agencies and authorities:
Other	¥211,000	¥210,251	¥211,000

	211,000	210,251	211,000

States, municipalities and political subdivisions:
Other	47,057	45,836	47,057

	47,057	45,836	47,057

All other corporate bonds	3,113	3,089	3,113

Total fixed maturities	261,170	259,176	261,170

Securities available for sale:
Fixed maturities:
Bonds and notes:
Government and government agencies and authorities:
United States	93,269	99,283	99,283
Other	614,831	622,935	622,935

	708,100	722,218	722,218

States, municipalities and political subdivisions:
United States	130	136	136
Other	820,226	835,720	835,720

	820,356	835,856	835,856

Public utilities	159,394	161,150	161,150
Convertibles and bonds with warrants attached	3,885	4,526	4,526
All other corporate bonds	1,458,326	1,469,753	1,469,753

Total fixed maturities	3,150,061	3,193,503	3,193,503

Equity securities:
Common stocks:
Public utilities	11,971	40,467	40,467
Banks, trust and insurance companies	109,287	240,345	240,435
Industrial, miscellaneous and all other	896,298	2,763,745	2,763,745

	1,017,556	3,044,557	3,044,557

Nonredeemable preferred stocks	60,416	60,660	60,660

Total equity securities	1,077,972	3,105,217	3,105,217

Total securities	4,489,203	¥6,557,896	6,559,890

Mortgage loans on real estate	15,129		15,129
Real estate — investment properties	53,034		53,034
Policy loans	38,615		38,615
Other long-term investments	721,491		721,491
Short-term investments	93,829		93,829

Total investments	¥5,441,301		¥7,481,988

Schedule III

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED AND SUBSIDIARIES

Supplementary Insurance Information
Years ended March 31, 2007, 2006 and 2005

	Losses,			Claims,
	Claims and			Losses and
	Loss	Unearned	Premium	Settlement	Premiums
Line of Business	Expenses	Premiums	Revenue	Expenses	Written
	(Yen in millions)

Property and casualty:
Year ended March 31, 2007:
Voluntary automobile	¥306,800	¥223,053	¥600,371	¥401,429	¥599,663
Compulsory automobile liability	218,218	326,979	193,663	137,607	192,087
Fire and allied lines	123,296	497,494	185,208	93,302	208,182
Personal accident	49,888	91,003	134,369	69,292	139,795
Cargo and transit	42,596	35,332	90,286	38,802	91,379
Hull	31,530	12,632	18,496	16,620	19,602
Other	372,602	253,086	246,687	152,604	238,671

Total	¥1,144,930	¥1,439,579	¥1,469,080	¥909,656	¥1,489,379

Year ended March 31, 2006:
Voluntary automobile	¥283,073	¥207,685	¥590,052	¥370,790	¥587,253
Compulsory automobile liability	213,934	332,780	193,871	154,440	193,402
Fire and allied lines	113,979	476,242	180,143	97,810	205,214
Personal accident	48,453	85,470	133,476	60,089	143,190
Cargo and transit	51,992	32,280	79,963	34,722	83,282
Hull	27,385	10,193	15,551	14,508	16,564
Other	310,529	263,927	229,745	149,264	229,602

Total	¥1,049,345	¥1,408,577	¥1,422,801	¥881,623	¥1,458,507

Year ended March 31, 2005:
Voluntary automobile	¥266,743	¥200,849	¥581,065	¥372,558	¥582,410
Compulsory automobile liability	171,039	336,154	185,264	138,756	195,741
Fire and allied lines	107,915	443,332	163,248	155,525	188,122
Personal accident	43,071	75,038	127,528	54,187	132,456
Cargo and transit	35,043	25,729	69,815	33,058	71,501
Hull	26,344	8,107	13,616	12,199	14,405
Other	280,787	257,184	217,212	152,488	218,342

Total	¥930,942	¥1,346,393	¥1,357,748	¥918,771	¥1,402,977

Schedule III

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED AND SUBSIDIARIES

Supplementary Insurance Information
Years ended March 31, 2007, 2006 and 2005

				Policyholder
		Liability for		Benefits for
	Losses, Claims and	Future Policy	Premium	Life Insurance
	Loss Expenses	Benefits	Revenue	Contracts
		(Yen in millions)

Life:
Year ended:
March 31, 2007	¥8,620	¥825,426	¥193,551	¥156,591
March 31, 2006	7,172	724,844	179,430	151,365
March 31, 2005	6,115	614,959	156,254	128,659

Schedule IV

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED AND SUBSIDIARIES

Reinsurance
Years ended March 31, 2007, 2006 and 2005

			Assumed		Percentage
		Ceded	from		of Amount
	Gross	to Other	Other	Net	Assumed
	Amount	Companies	Companies	Amount	to Net
	(Yen in millions)

Property and casualty insurance premiums:
Year ended:
March 31, 2007	¥1,569,975	¥365,319	¥264,424	¥1,469,080	18.0%
March 31, 2006	1,497,701	325,233	250,333	1,422,801	17.6%
March 31, 2005	1,427,437	305,481	235,792	1,357,748	17.4%
Life insurance premiums:
Year ended:
March 31, 2007	¥194,197	¥646	¥—	¥193,551	—
March 31, 2006	179,963	533	—	179,430	—
March 31, 2005	156,594	340	—	156,254	—

Schedule V

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED AND SUBSIDIARIES

Valuation and Qualifying Accounts
Years ended March 31, 2007 and 2006

		Additions
		Charged
	Balance at	to Costs	Charged		Balance at
	Beginning	and	to Other		End of
Description	of Year	Expenses	Accounts	Deductions	Year
	(Yen in millions)

Year ended March 31, 2007:
Applied against asset accounts:
Accumulated depreciation — real estate investments	¥65,384	¥2,231	¥—	¥(9,630)	¥57,985
Valuation allowance — loans:
Specific allowance	4,565	(1,292)	—	(2,322)	951
General reserve	2,314	(1,615)	—	—	699
Allowance for doubtful accounts	3,267	973	—	—	4,240
Accumulated depreciation — property and equipment	219,868	15,214	—	(13,533)	221,549

Year ended March 31, 2006:
Applied against asset accounts:
Accumulated depreciation — real estate investments	¥56,721	¥2,524	¥—	¥6,139	¥65,384
Valuation allowance — loans:
Specific allowance	12,595	(2,492)	—	(5,538)	4,565
General reserve	1,904	410	—	—	2,314
Allowance for doubtful accounts	3,762	(495)	—	—	3,267
Accumulated depreciation — property and equipment	240,856	14,488	—	(35,476)	219,868

Annex A

ENGLISH TRANSLATION OF SHARE TRANSFER PLAN DATED NOVEMBER 20, 2007

Mitsui Sumitomo Insurance Company, Limited (the “Company”) sets forth this share transfer plan (this “Plan”) as follows in carrying out the share transfer (the “Share Transfer”) to establish the parent company (the “Holding Company”) that owns the Company as its wholly-owned subsidiary.

Article 1

Purpose, Trade Name, Location of Head Office and Total Number of Authorized Shares

1. The trade name and location of head office of the Holding Company are as follows:

(1) Trade name: Mitsui Sumitomo Insurance Group Holdings, Inc.

(2) Location of head office: Chuo-ku, Tokyo

2. In addition to the preceding paragraph, the purpose, total number of authorized shares and other matters to be provided for in the Holding Company’s articles of incorporation are as set out in the Articles of Incorporation of Mitsui Sumitomo Insurance Group Holdings, Inc. attached to this Plan.

Article 2

Names of Directors and Corporate Auditors and Name of Accounting Auditor at the Time of
Incorporation of the Holding Company

1. The names of the persons who will become directors at the time of incorporation of the Holding Company are as follows:

Yoshiaki Shin
Toshiaki Egashira
Toshihiro Nakagawa
Isamu Endo
Hiromi Asano
Katsuaki Ikeda
Hitoshi Ichihara
Yasuyoshi Karasawa
Susumu Fujimoto
Eiko Kono
Kenji Koroyasu
Iwao Taka
Toshihiko Seki

2. The names of the persons who will become corporate auditors at the time of incorporation of the Holding Company are as follows:

Takashi Yamashita
Yoshio Iijima
Sosuke Yasuda
Daiken Tsunoda

3. The name of the person who will become a substitute corporate auditor to fill vacancies of any outside corporate auditor at the time of incorporation of the Holding Company is as follows:

Kuniaki Nomura

4. The name of the accounting auditor at the time of incorporation of the Holding Company is as follows:

KPMG AZSA & Co.

Article 3

Shares to be Delivered upon the Share Transfer and Allotment of the Shares

1. Upon the Share Transfer, the Holding Company will deliver shares of common stock to the shareholders of the Company in the number equal to the last number of issued shares of the Company on the day immediately prior to the Incorporation Date defined in Article 5 multiplied by 0.3 (any fraction of a share will be rounded down to the nearest whole share), in exchange for the shares of the Company held by such shareholders.

2. Upon the Share Transfer, the Holding Company will allot its shares set out in the preceding paragraph to the shareholders of the Company (including beneficial shareholders; the same applies hereinafter) entered or recorded in the final shareholders registry (including the beneficial shareholders registry) of the Company as of the day immediately prior to the Incorporation Date defined in Article 5 at a rate of 0.3 share of common stock of the Holding Company against one share of common stock of the Company held by such shareholders.

Article 4

Amount of Stated Capital and Reserves of the Holding Company

The amount of the stated capital and reserves at the time of incorporation of the Holding Company are as follows:

(1) Amount of stated capital: 100,000,000,000 yen

(2) Amount of capital reserves: 179,191,046,990 yen

(3) Amount of retained earnings reserves: 0 yen

Article 5

Incorporation Date

The date on which the incorporation of the Holding Company should be registered (the “Incorporation Date”) will be April 1, 2008. However, the Incorporation Date may be changed by a resolution of the board of directors of the Company when necessary in accordance with the progress of the procedures.

Article 6

Stock Exchange on which the Holding Company’s Shares are to be Listed

The Holding Company is scheduled to list its shares of common stock on the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange on the Incorporation Date.

Article 7

Administrator of Shareholders Registry of the Holding Company

The administrator of shareholders registry of the Holding Company will be the Sumitomo Trust and Banking Co., Ltd.

Article 8

Change of Circumstances

If the financial or management conditions of the Company are materially changed due to a natural disaster or any other cause during the period from the execution of this Plan to the Incorporation Date, the terms and conditions of the Share Transfer may be changed or the Share Transfer may be cancelled by a resolution of the board of directors of the Company.

Article 9

Effectiveness of this Plan

This Plan will be invalid if this Plan is not approved at the general meeting of shareholders of the Company, or approvals from the relevant authorities under domestic or foreign laws and regulations (including the filings to the relevant authorities becoming effective) is not obtained.

November 20, 2007

Annex B

SELECTED ARTICLES OF THE CORPORATION LAW OF JAPAN

Book V.

Change in Organization, Merger, Demerger, Share-for-Share Exchange and Share Transfer

Chapter IV.

Share-for-Share Exchange and Share Transfer

Section 2.  Share Transfer

(Formulation of share transfer plan)

Article 772.  One or more Kabushiki-Kaisha may effect a share transfer. In this case, a share transfer plan shall be formulated.

2. In the case where two or more Kabushiki-Kaisha may effect a share transfer, the said two or more Kabushiki-Kaisha shall formulate a share transfer plan in collaboration with each other.

(Share transfer plan)

Article 773.  In the case where one or more Kabushiki-Kaisha effect a share transfer, the following matters shall be provided in the share transfer plan.

(1) The purpose, name, address of the head office of and the total number of shares issuable by the corporation which is incorporated by share transfer (hereinafter referred to as “the parent corporation which is incorporated by share transfer” in this Book);

(2) In addition to those mentioned in the preceding item, matters prescribed in the articles of incorporation of the parent corporation which is incorporated by share transfer;

(3) The name of the directors at the time of incorporation of the parent corporation which is incorporated by share transfer;

(4) Matters stipulated in a) through c) below according to the classification in the cases mentioned in the said a) through c):

a) If the parent corporation which is incorporated by share transfer is a corporation maintaining accounting partners (kaikei-sanyo): The name or designation of each accounting partner (kaikei-sanyo) at the time of incorporation of the parent corporation which is incorporated by share transfer;

b) If the parent corporation which is incorporated by share transfer is a corporation maintaining auditors (including a Kabushiki-Kaisha which provides in its articles of incorporation that the scope of audit by the auditor shall be limited to the accounting-related affairs): The name of each auditor at the time of incorporation of the parent corporation which is incorporated by share transfer;

c) If the parent corporation which is incorporated by share transfer is a corporation maintaining independent auditors: The name or designation of each independent auditor at the time of incorporation of the parent corporation which is incorporated by share transfer;

(5) The number of shares of the parent corporation which is incorporated by share transfer (if it is a corporation issuing class shares, the classes of shares and the number of such shares by class) delivered, upon share transfer, by the said parent corporation which is incorporated by share transfer to the shareholders of the corporation which effects share transfer (hereinafter referred to as “the corporation which becomes a wholly-owned subsidiary after share transfer” in this Book) in substitution for its shares or the method of calculation of such number, and matters regarding the amounts of capital and reserve fund of the said parent corporation which is incorporated by share transfer;

(6) Matters regarding allotment of shares under the preceding item to the shareholders of the corporation which becomes a wholly-owned subsidiary after share transfer;

(7) If, upon share transfer, the parent corporation which is incorporated by share transfer delivers debentures, etc. of the said parent corporation which is incorporated by share transfer to the shareholders of the corporation which becomes a wholly-owned subsidiary after share transfer in substitution for its shares, matters stipulated below in connection with the said debentures, etc.:

a) If the said debentures, etc. are comprised of the debentures of the parent corporation which is incorporated by share transfer (except for those in connection with the debentures with the right to subscribe for new shares), the classes of the said debentures and the total amount of each class of debentures or the method of calculation thereof;

b) If the said debentures, etc. are comprised of the right to subscribe for new shares (except for those attached to the debentures with the right to subscribe for new shares) of the parent corporation which is incorporated by share transfer, the particulars and the number of the said right to subscribe for new shares or the method of calculation thereof; or;

c) If the said debentures, etc. are comprised of the debentures with the right to subscribe for new shares of the parent corporation which is incorporated by share transfer, matters stipulated in a) as to the said debentures with the right to subscribe for new shares and matters stipulated in b) as to the right to subscribe for new shares attached to the said debentures with the right to subscribe for new shares.

(8) In the case stipulated in the preceding item, matters regarding allotment of debentures, etc. under the said item to the shareholders of the corporation which becomes a wholly-owned subsidiary after share transfer;

(9) If, upon share transfer, the parent corporation which is incorporated by share transfer delivers the right to subscribe for new shares of the said parent corporation which is incorporated by share transfer to a holder of the right to subscribe for new shares of the corporation which becomes a wholly-owned subsidiary after share transfer in substitution for the said right to subscribe for new shares, the following matters regarding the said right to subscribe for new shares:

a) Particulars of the right to subscribe for new shares retained by a holder of the right to subscribe for new shares of the corporation which becomes a wholly-owned subsidiary after share transfer to whom the right to subscribe for new shares of the said parent corporation which is incorporated by share transfer is delivered (hereinafter referred to as “the right to subscribe for new shares under the share transfer plan) in this Book;

b) Particulars and the number of the right to subscribe for new shares of the parent corporation which is incorporated by share transfer to e delivered to a holder of the right to subscribe for new shares under the share transfer plan, or the method of calculation thereof; or

c) If the right to subscribe for new shares under the share transfer plan is comprised of the right to subscribe for new shares attached to the debentures with the right to subscribe for new shares, succession to the liabilities relating to the debentures of the said debentures with the right to subscribe for new shares by the parent corporation which is incorporated by share transfer, and the classes of the debentures to be succeeded to and the total amount of each class of debentures or the method of calculation thereof.

(10) In the case stipulated in the preceding item, matters regarding allotment of the right to subscribe for new shares of the parent corporation which is incorporated by share transfer under the said item to a holder of the right to subscribe for new shares under the share transfer plan;

2. In the case stipulated in the preceding paragraph, and if the corporation which becomes a wholly-owned subsidiary after share transfer is a corporation issuing class shares, the corporation which becomes a wholly-owned subsidiary after share transfer may provide the following matters as the matters mentioned in item (6) of the said paragraph, according to the nature of shares of the class issued by the corporation which becomes a wholly-owned subsidiary after share transfer:

(1) If no allotment of shares of the parent corporation which is incorporated by share transfer is to be made to the shareholders of a certain class of shares, that effect and the said class of shares; and

(2) In addition to the mater mentioned in the preceding item, if allotment of shares of the parent corporation which is incorporated by share transfer is to be treated differently by class of shares, that effect and the details of such different treatment.

3. In the case stipulated in paragraph 1, the provisions regarding the matters mentioned in item (6) of the said paragraph shall be those which stipulate that shares of the parent corporation which is incorporated by share transfer shall be delivered pro rata to the number of shares owned by the shareholders (except for the shareholders of shares of the class mentioned in item (1) of the preceding paragraph) of the corporation which becomes a wholly-owned subsidiary after share transfer (or, if there are provisions regarding the matters mentioned in item (2) of the preceding paragraph, the number of shares of each class).

4. The provisions of the preceding two paragraphs shall apply mutatis mutandis to the matters mentioned in paragraph 1 item (8). In such case, “shares of the parent corporation which is incorporated by share transfer” in the preceding two paragraphs shall be deemed to be replaced with “debentures, etc. of the parent corporation which is incorporated by share transfer.”

(Entry into force, etc. of share transfer)

Article 774.  The parent corporation which is incorporated by share transfer shall, as of the date of its incorporation, acquire all the issued shares of the corporation which becomes a wholly-owned subsidiary after share transfer.

2. A shareholder of the corporation which becomes a wholly-owned subsidiary after share transfer shall become a shareholder of the shares under paragraph 1 item (5) of the preceding Article as of the date of incorporation of the parent corporation which is incorporated by share transfer in accordance with the provisions regarding the matters mentioned in item (6) of the said paragraph.

3. In the circumstances mentioned in each item below, a shareholder of the corporation which becomes a wholly-owned subsidiary after share transfer shall become a person mentioned in each said item as of the date of incorporation of the parent corporation which is incorporated by share transfer in accordance with the provisions regarding the matters mentioned in paragraph 1 item (8) of the preceding Article.

(1) If there are provisions regarding the matters mentioned in paragraph 1 item (7) a) of the preceding Article: A debenture holder of the debentures under a) of the said item;

(2) If there are provisions regarding the matters mentioned in paragraph 1 item (7) b) of the preceding Article: A holder of the right to subscribe for new shares under b) of the said item; or

(3) If there are provisions regarding the matters mentioned in paragraph 1 item (7) c) of the preceding Article: A debenture holder of the debentures of the debentures with the right to subscribe for new shares under c) of the said item and a holder of the right to subscribe for new shares attached to the said debentures with the right to subscribe for new shares.

4. In the case stipulated in paragraph 1 item (9) of the preceding Article, the right to subscribe for new shares under the share transfer plan shall cease to exist as of the date of incorporation of the parent corporation which is incorporated by share transfer, and a holder of the said right to subscribe for new shares under the share transfer plan shall become a holder of the right to subscribe for new shares of the parent corporation which is incorporated by share transfer under item (9) b) of the said paragraph in accordance with the provisions regarding the matters mentioned in item (10) of the said paragraph.

5. In the case stipulated in paragraph 1 item (9) c) of the preceding Article, the parent corporation which is incorporated by share transfer shall succeed to the liabilities in connection with the debentures of the debentures with the right to subscribe for new shares under c) of the said item as of the date of its incorporation.

Chapter V.

Procdures for Corporate Reorganization, Amalgamation, Demerger, Share-for-Share Exchange and Share Transfer

Section 3.  Procedures of Incorporation and Consolidatoin, etc.

Sub-Section 1.  Procedures of a Corporatino which Ceases to Exist after Consolidatoin, a Corporation which Effects Incorporation-type Demerger, and a Corporatoin which Becomes a Wholly-owned Subsidiary after Share Exchange

Division 1.

Procedures of Kabushiki-Kaisha

(Maintenance and perusal, etc. of documents pertaining to incorporation and consolidation contract, etc.)

Article 803.  A Kabushiki-Kaisha (hereinafter in this Division referred to as “a/the non-surviving Kabushiki-Kaisha, etc.” mentioned in the following respective items shall, from the day of commencement of maintaining the contract, etc, of incorporation and consolidation to the day (to the day of foundation of a corporation which is incorporated by consolidation in the case of a Kabushiki-Kaisha which ceases to exist after consolidation) elapsing six months after the foundation of a corporation which is incorporated by consolidation, a corporation which is incorporated by incorporation-type demerger, or a parent corporation which is incorporated by share transfer (hereinafter in this Division referred to as “an/the incorporated corporation”), prepare and maintain the documents or electromagnetic records describing or recording the contents of the articles mentioned in the said respective items (hereinafter in this Section referred to as “a/the contract, etc. of incorporation by consolidation”) and other matters prescribed by the Ministry of Justice Ordinance, at its principal office:

(1) A Kabushiki-Kaisha which ceases to exist after consolidation; a contract of incorporation by consolidation;

(2) A Kabushiki-Kaisha which effects incorporation-type demerger; a scheme of incorporation-type demerger;

(3) A corporation which becomes a wholly-owned subsidiary after share transfer; a scheme of share transfer;

2. “The day of commencement of maintaining a contract, etc. of incorporation by consolidation” in the preceding paragraph shall be the earliest day of the days mentioned in the followings:

(1) The day (the day when the proposal under Article 319 paragraph 1 was made in the case of the said Article) of two weeks before a general meeting of shareholders in the case where a contract, etc of incorporation by consolidation shall be approved by the resolution at the said general meeting of shareholders (including a general meeting of class shareholders);

(2) An earlier day of either of the day of the notice under Article 806 paragraph in the case where such a shareholder exists to receive the notice under the said paragraph, 3 or a day of a public announcement under paragraph 4;

(3) An earlier day of either of the day of the notice under Article 808 paragraph 3 in the case where such a holder of rights to subscribe for new shares exists under the said paragraph or a day of a public announcement under paragraph 4 of the said Article;

(4) An earlier day of either of a day of a public announcement under Article 810 paragraph 2 or formal demand under the said paragraph in the case where procedure under the said Article shall be taken;

(5) A day when two weeks elapsed after a scheme of incorporation-type demerger in the case other than the preceding respective items.

3. A shareholder and a creditor of a non-surviving Kabushiki-Kaisha (a shareholder and a holder of the right to subscribe for new shares in the case of a corporation which becomes a wholly-owned subsidiary after share transfer) may at any time during its business hours claim against the non-surviving Kabushiki-Kaisha, etc. for the matters mentioned in the followings. Nevertheless the cost specified by the said non-surviving Kabushiki-Kaisha, etc. shall be paid in the case of the claim mentioned in item (2) or (4)

(1) Claim for perusal of the documents under paragraph 1;

(2) Claim for delivery of the certified copy or the partial copy of paragraph 1;

(3) Claim for perusal of matters recorded in electromagnetic records under paragraph 1, displayed in the way prescribed by the Ministry of Justice Ordinance;.

(4) Claim for perusal of matters recorded in electromagnetic records under paragraph 1, submitted in the form specified by the non-surviving Kabushiki-Kaisha, etc., or for a delivery of documents describing the matters.

(Approval of contract, etc. of incorporation by consolidation)

Article 804.  A non-surviving Kabushiki-Kaisha, etc. shall obtain the approval on a contract, etc. of incorporation by consolidation by the resolution at the general meeting of shareholders.

2. Notwithstanding the provision of the preceding paragraph, in the case where a corporation which is incorporated by consolidation is a non-stock share corporation, a contract of incorporation by consolidation shall be approved by the resolution at the general meeting of shareholders of the Kabushiki-Kaisha which ceases to exist after consolidation.

3. In the case where a Kabushiki-Kaisha which ceases to exist after consolidation or a corporation which becomes a wholly-owned subsidiary after share transfer is a corporation issuing class shares, and when the whole or a part of shares, etc. of a Kabushiki-Kaisha which is incorporated by consolidation or a parent Kabushiki-Kaisha which is incorporated by share transfer, to be delivered to the shareholder of a non-surviving Kabushiki-Kaisha, etc. which is incorporated by consolidation or a corporation which becomes a wholly-owned subsidiary after share transfer, is transfer restricted shares, etc., the said incorporation by consolidation or share transfer shall not be valid unless approved by the resolution at the general meeting of class shareholders (in the case where a number of the class shares pertaining to the said class shareholders is two or more, at each general meeting of shareholders consisting of members of each class shares segregated by the said two or more class shares) consisting of members holding classified shares (excluding transfer restricted shares) which is a kind to receive an allocation on the said transfer restricted shares, etc. Nevertheless this shall not apply if no shareholder being able to exercise the voting right exists at the said general meeting of class shareholders.

4. A non-surviving Kabushiki-Kaisha, etc. shall, within two weeks after a day of the resolution at the general meeting of shareholders under paragraph 1 (in the case of provision under the paragraph 2, after a day of approval by the general meeting of shareholders of the said paragraph), notify its intention of incorporation by consolidation, incorporation-type demerger, or share transfer (hereinafter in this Section referred to as “incorporation, etc. by consolidation), to the registered shares pledgee (excluding the pledgee of registered shares in the case prescribed in the following Article) and the pledgee of registered right to subscribe for new shares of the right to subscribe for new shares mentioned in the respective items of Article 808 paragraph 3.

5. The notification of the preceding paragraph may be done by a public announcement.

(The case where approval on incorporation-type demerger is not required)

Article 805.  The provision of the preceding Article paragraph 1 shall not apply if the total amount of Book value of assets to be succeeded by a corporation which is incorporated by incorporation-type demerger, does not exceed one fifth of the amount calculated as the total asset value of a Kabushiki-Kaisha which effects incorporation-type demerger, in the way prescribed by the Ministry of Justice Ordinance (in the case where percentage lower than it is prescribed in the Articles of Incorporation of the Kabushiki-Kaisha which effects incorporation-type demerger, such percentage.)

(Demand to purchase shares by opposing shareholder)

Article 806.  In the case of incorporation, etc. by consolidation (excluding the cases mentioned in the followings), an opposing shareholder may demand a non-surviving Kabushiki-Kaisha, etc. to purchase his/her shares at a fair price

(1) In the case under Article 804 paragraph 4;

(2) In the case under the preceding Article.

2. “An opposing shareholder” under the preceding paragraph shall mean a shareholder mentioned in the followings:

(1) The shareholder (limited to the person who may execute his/her voting right at the said general meeting of shareholders) who notified the said non-surviving Kabushiki-Kaisha, etc., to the effect that he/she opposed the said incorporation by consolidation prior to the general meeting of shareholders under Article 804 paragraph 1 (including the said general meeting of class shareholders in the case where the resolution at the general meeting of class shareholders is required for the said incorporation by consolidation), and also made an objection to the said incorporation, etc. by consolidation at the said general meeting of shareholders;

(2) The shareholder who may not execute his/her voting right at the said general meeting of shareholders.

3. A non-surviving Kabushiki-Kaisha, etc. shall within two weeks after a day of the resolution at the general meeting of shareholders under Article 804 paragraph 1, inform its shareholders to the effect that he/she is to effect incorporation by consolidation, etc. and the trade name and the address of the other corporation which ceases to exist after consolidation, the corporation which effects incorporation-type demerger, or the corporation which becomes a wholly-owned subsidiary after share transfer (hereinafter in this Section referred to as “a/the non-surviving Kabushiki-Kaisha, etc.”) and the incorporated corporation; provided that this shall not apply in the case mentioned in the respective items of paragraph 1.

4. The notification of the preceding paragraph may be done by the public announcement.

5. The demand under paragraph 1 (hereinafter in this Division referred to as a/the demand to purchase shares”) shall, within twenty days after the notification under paragraph 3, or the day of the public announcement of the preceding paragraph, be filed by clarifying a number of shares pertaining to the demand to purchase shares (a class or classes of shares and number of shares of each class in the case of a corporation issuing class shares).

6. The shareholder who filed the demand to purchase shares, may withdraw his/her demand to purchase shares only in the case where he/she obtained the approval by a non-surviving Kabushiki-Kaisha, etc.

7. When incorporation, etc. by consolidation is cancelled, the demand to purchase shares shall lose its effect.

(Determination, etc. on price of shares)

Article 807.  In the case where the demand to purchase shares is filed, and the negotiation of share price between the shareholder and the non-surviving Kabushiki-Kaisha, etc. (in the case of incorporation by consolidation and when a corporation which is incorporated by consolidation has be founded, the corporation which is incorporated by consolidation, hereinafter in this Article the same) is settled, the non-surviving Kabushiki-Kaisha, etc., shall make the payment within sixty days after the day of the foundation of the incorporated corporation.

2. When negotiation concerning to the determination of share price is not settled within thirty days after the day of the foundation of the incorporated corporation, the shareholder or the non-surviving Kabushiki-Kaisha, etc. may file the claim for determination of the share price with the Court within thirty days after the expiry of the period.

3. Notwithstanding the provision of paragraph 6 of the preceding Article, in the case of the preceding paragraph if the claim under the said paragraph is not filed within sixty days after the day of the foundation of the incorporated corporation, the shareholder may withdraw his/her demand to purchase shares at any time after the expiry of the period.

4. The non-surviving Kabushiki-Kaisha, etc. shall also pay the interest calculated at a rate of six percent per annum after the expiry date of the duration of paragraph 1 in regards to the share priced decided by the Court.

5. The purchase of the shares pertaining to the demand to purchase shares shall be effective on the day of the foundation of the incorporated corporation (at the time when paid the cost of the said shares in the case of incorporation-type demerger).

6. A corporation which issues share certificates shall, when the demand to purchase shares concerning to the shares for which share certificates have been issued is claimed, pay the cost of the shares pertaining to the demand to purchase shares in exchange with the share certificates.

(Demand to purchase right to subscribe for new shares)

Article 808.  In the case of committing the act mentioned in the following respective items, the holder of the right to subscribe for new shares of the right to subscribe for new shares of a non-surviving Kabushiki-Kaisha, etc., prescribed in the said respective items may file the demand with the non-surviving Kabushiki-Kaisha, etc. to purchase his/her right to subscribe for new shares at a fair price.

(1) Incorporation by consolidation; the right to subscribe for new shares other than the right to subscribe for new shares which meets to the conditions under Article 236 paragraph 1 item (8) (limited to what is related a) of the said item) in regards to the provisions on the matter mentioned in Article 753 paragraph 1 item (10) or item (11);

(2) Incorporation-type demerger (limited to the case where a corporation which is incorporated by incorporation-type demerger is a Kabushiki-Kaisha); of the rights to subscribe for new shares mentioned in the followings, the right to subscribe for new shares other than the right to subscribe for new shares which meet to the to the conditions of Article 236 paragraph 1 item (8) (limited to what is related to c) of the said item) in regards to provisions on the matters mentioned in Article 763 item (10) or item (11):

a) The right to subscribe for new shares of a scheme of incorporation-type demerger;

b) The right to subscribe for new shares other than the right to subscribe for new shares of a scheme of incorporation-type demerger, stipulating to deliver the right to subscribe for new shares of a Kabushiki-Kaisha which is incorporated by incorporation-type demerger, to the holder of the right to subscribe for new shares of the said right to subscribe for new shares in the case of incorporation-type demerger;

(3) Share transfer; of the rights to subscribe for new shares mentioned in the followings, the right to subscribe for new shares other than the right to subscribe for new shares which meet to the conditions of Article 236 paragraph 1 item (8) (limited to what is related to e) of the said item) in regards to provision on the matters mentioned in Article 773 item (9) or item (10):

a) The right to subscribe for new shares of a scheme of share transfer;

b) The right to subscribe for new shares other than the right to subscribe for new shares of a scheme of share transfer, stipulating to deliver the right to subscribe for new shares of a parent corporation which is incorporated by share transfer, to the holder of the right to subscribe for new shares of the said right to subscribe for new shares in the case of share transfer.

2. A holder of the right to subscribe for new shares of the right to subscribe for new shares attached to a debenture with right to subscribe for new shares shall also file the demand to purchase the debenture concerning to the debenture with right to subscribe for new shares when filing a demand under the preceding paragraph (hereinafter in this Division, referred to as “a/the demand to purchase the right to subscribe for new shares.”) Nevertheless this shall not apply if otherwise provided for in respect of the right to subscribe for new shares attached to the said debenture with right to subscribe for new shares.

3. A non-surviving Kabushiki-Kaisha, etc. mentioned in the following respective items shall notify the holder of the right to subscribe for new shares of the right to subscribe for new shares prescribed in the said respective items, of the effect that he/she is to effect incorporation, etc. by consolidation, and of the trade names and addresses of the other non-surviving corporation and the incorporated corporation within two weeks after the day (the day when approval by all of the shareholders under paragraph 2 of the said Article is obtained in the case under the said paragraph, or the day of the preparation of scheme of incorporation-type demerger in the case under Article 805) of the resolution at the general meeting of shareholders of Article 804 paragraph 1:

(1) A Kabushiki-Kaisha which ceases to exist after consolidation; all of the right to subscribe for new shares;

(2) A Kabushiki-Kaisha which effects incorporation-type demerger in the case where a corporation which is incorporated by incorporation-type demerger is a Kabushiki-Kaisha; the holder of the right to subscribe for new shares mentioned in the followings:

a) The right to subscribe for new shares of a scheme of incorporation-type demerger;

b) The right to subscribe for new shares other than the right to subscribe for new shares of a scheme of incorporation-type demerger, stipulating to deliver the right to subscribe for new shares of a Kabushiki-Kaisha which is incorporated by incorporation-type demerger, to the holder of the right to subscribe for new shares of the said right to subscribe for new shares in the case of incorporation-type demerger.

(3) A corporation which becomes a wholly-owned subsidiary after share transfer; the right to subscribe for new shares mentioned in the followings:

a) The right to subscribe for new shares of the scheme of share transfer;

b) The right to subscribe for new shares other than the right to subscribe for new shares of the scheme of share transfer, stipulating to deliver the right to subscribe for new shares of a parent corporation which is incorporated by share transfer, to the holder of the right to subscribe for new shares of the said right to subscribe for new shares in the case of share transfer.

4. The notification of the preceding paragraph may be done by the public announcement.

5. A demand to purchase the right to subscribe for new shares shall be done by clarifying the content and a number of the right to subscribe for new shares within twenty days after the notification under paragraph 3 or the public announcement under the preceding paragraph.

6. The holder of the right to purchase new shares who filed the demand to purchase the right to purchase new shares, may withdraw the demand to purchase the right to purchase new shares only in the case where an acceptance by a non-surviving Kabushiki-Kaisha, etc. has been obtained.

7. A demand to purchase the right to subscribe for new shares shall lose the effect when incorporation, etc. by consolidation is cancelled.

(Determination, etc. of price of right to subscribe for new shares)

Article 809.  In the case where demand to purchase the right to subscribe for new shares is claimed and the negotiation concerning to the determination of the price of the right to subscribe for new shares (in the case where the said right to subscribe for new shares is attached to a debenture with right to subscribe for new shares, and when the demand to purchase the debenture concerning to the said debenture with right to subscribe for new shares is filed, include the said debenture, hereinafter in this Article the same) between the holder of the right to subscribe for new shares and the non-surviving Kabushiki-Kaisha, etc. (in the case of incorporation by consolidation and when a corporation which is incorporated by consolidation has been founded, the corporation which is incorporated by consolidation, hereinafter in this Article the same) is settled, the non-surviving Kabushiki-Kaisha, etc. shall make the payment within sixty days after the day of foundation of the incorporated corporation.

2. When negotiation concerning to the determination of the price of the right to subscribe for new shares is not settled within thirty days after the day of the foundation of the incorporated corporation, the holder of the right to subscribe for new shares or a non-surviving Kabushiki-Kaisha, etc. may file the claim for determination of the price with the Court within thirty days after the expiry of the period.

3. Notwithstanding the provision of paragraph 6 of the preceding Article, in the case of the preceding paragraph if the claim under the said paragraph is not filed within sixty days after the day of the foundation of the incorporated corporation, the holder of the right to subscribe for new shares may withdraw his/her demand to purchase the right to subscribe for new shares at any time after the expiry of the period.

4. A non-surviving Kabushiki-Kaisha, etc. shall also pay the interest calculated at a rate of six percent per annum after the expiry date of the duration of paragraph 1 in regards to the share priced decided by the Court.

5. A purchase of the right to subscribe for new shares pertaining to the demand to purchase the right to subscribe for new shares shall be effective at the time prescribed in the following respective items in accordance with the classification of the right to subscribe for new shares in the said respective items:

(1) The right to subscribe for new shares under paragraph 1 item (1) of the preceding Article; the day of the foundation of the corporation which is incorporated by consolidation;

(2) The right to subscribe for new shares mentioned in paragraph 1 item (2) a) of the preceding Article; the day of the foundation of the corporation which is incorporated by consolidation;

(3) The right to subscribe for new shares mentioned in paragraph 1 item (2) b) of the preceding Article; at the time of payment of the cost of the said right to subscribe for new shares;

(4) The right to subscribe for new shares mentioned in paragraph 1 item (3) a) of the preceding Article; the day of the foundation of the parent corporation which is incorporated by share transfer;

(5) The right to subscribe for new shares mentioned in paragraph 1 item (3) b) of the preceding Article; at the time of payment of the cost of the said right to subscribe for new shares;

6. A non-surviving Kabushiki-Kaisha, etc. shall, when the demand to purchase the right to subscribe for new shares concerning to the right to subscribe for new shares for which the certificates of right to subscribe for new shares have been issued is claimed, pay the cost of the right to subscribe for new shares pertaining to the demand to purchase the right to subscribe for new shares in exchange with the certificates of the right to subscribe for new shares.

7. A non-surviving Kabushiki-Kaisha, etc. shall, when the demand to purchase the right to subscribe for new shares concerning to the right to subscribe for new shares attached to a debenture with the right to subscribe for new shares for which the certificates of debenture with the right to subscribe for new shares have been issued is claimed, pay the cost of the right to subscribe for new shares pertaining to the demand to purchase the right to subscribe for new shares in exchange with the certificates of the debenture with the right to subscribe for new shares.

(Objection arisen from creditor)

Article 810.  In the case mentioned in the following respective items, the creditor prescribed in the said respective items may raise an objection to incorporation by consolidation against a non-surviving Kabushiki-Kaisha, etc.:

(1) In the case of incorporation by consolidation; the creditor of the Kabushiki-Kaisha which ceases to exist after consolidation;

(2) In the case of incorporation-type demerger; the creditor of the Kabushiki-Kaisha which effects incorporation-type demerger, who can not file the claim for the fulfillment of its obligation (including the fulfillment of the guarantee obligation co-signed with the corporation which is incorporated by incorporation-type demerger as the warrantor of the said obligation) with the Kabushiki-Kaisha which effects incorporation-type demerger after the incorporation-type demerger (the creditor of the Kabushiki-Kaisha which effects incorporation-type demerger in the case provided for in regards to the matters mentioned in Article 763 item (12) or Article 765 paragraph 1 item (8));

(3) In the case where the right to subscribe for new shares of a scheme of share transfer is the right to subscribe for new shares attached to a debenture with right to subscribe for new shares; the debenture holder of the said debenture with right to subscribe for new shares.

2. In the case where all or a part of creditors of a non-surviving Kabushiki-Kaisha, etc. may raise an objection in accordance with the provision under the preceding paragraph, the non-surviving Kabushiki-Kaisha, etc. shall announce the matters mentioned in the followings on the Official Gazette and also notify it severally to creditors known to them (limited to creditors who may raise an objection under the said paragraph). However the duration under the item (4) shall not be less than one month:

(1) The effect to commit incorporation, etc. by consolidation;

(2) The trade names and addresses of the other non-surviving corporation, etc. and the incorporated corporation;

(3) Matters specified by the Ministry of Justice Ordinance as the matters related to the documents of calculation of a non-surviving Kabushiki-Kaisha etc.;

(4) The effect that a creditor may raise an objection in a certain period of time.

3. Notwithstanding the provision of the preceding paragraph, a non-surviving Kabushiki-Kaisha, etc. is not required to announce the respective notifications (excluding a notification to a creditor of the obligation of the Kabushiki-Kaisha which effects incorporation-type demerger) under the preceding paragraph, when making announcements prescribed in the said paragraph in accordance with the Articles of Incorporation prescribed in paragraph 1 of Article 939, through the way of notification mentioned in item (2) or item (3) of the said paragraph, in addition to through the Official Gazette.

4. In the case where the creditor does not raise any objection within the period of paragraph 2 item (4), the said creditor is deemed to have approved the said incorporation, etc. by consolidation.

5. In the case where the creditor raised an objection within the period of paragraph 2 item (4), the non-surviving Kabushiki-Kaisha, etc. shall reimburse or offer an appropriate mortgage to the said creditor, or entrust a trust company, etc. with an appropriate asset for the purpose of reimbursement to the said creditor. However, when the said incorporation by consolidation, etc. has no fear of harming the said creditor this shall not apply.

(Maintenance and perusal, etc. of documents, etc. regarding to incorporation-type demerger, or share transfer)

Article 811.  A Kabushiki-Kaisha which effects incorporation-type demerger or a corporation which becomes a wholly owned subsidiary after share transfer shall, without delay after the day of foundation of the corporation which is incorporated by incorporation-type demerger, or the parent corporation which is incorporated by share transfer, jointly with the corporation which is incorporated by incorporation-type demerger, or the parent corporation which is incorporated by share transfer, prepare the articles prescribed in the following respective items in accordance with the classification mentioned in the said respective items:

(1) A Kabushiki-Kaisha which effects incorporation-type demerger; documents or electromagnetic records describing the matters specified by the Ministry of Justice Ordinance as matters concerning to the rights obligations and the other matters related to the incorporation-type demerger, of the Kabushiki-Kaisha which effects incorporation-type demerger, succeeded by the corporation which is incorporated by incorporation-type demerger through the incorporation-type demerger;

(2) A corporation which becomes a wholly-owned subsidiary after share transfer: documents or electromagnetic records describing the matters specified by the Ministry of Justice Ordinance as the matters concerning to number of shares of the corporation which becomes a wholly-owned subsidiary after share transfer and the other matters related to the share transfer, obtained by a parent corporation which is incorporated by share transfer through the share transfer.

2. A Kabushiki-Kaisha which effects incorporation-type demerger or a corporation which becomes a wholly-owned subsidiary after share transfer shall maintain the documents or electromagnetic records under the preceding respective items at its principal office for the duration of six months after the day of foundation of the corporation which is incorporated by incorporation-type demerger or a parent corporation which is incorporated by share transfer.

3. A shareholder, a creditor and other parties interested of a Kabushiki-Kaisha which effects incorporation-type demerger, may file the claim mentioned in the followings with the Kabushiki-Kaisha which effects incorporation-type demerger at any time during its business hours. Nonetheless the cost specified by the said Kabushiki-Kaisha which effect incorporation-type demerger shall be paid when filing the claim mentioned in item (2) or item (4).

(1) The claim for perusal of the documents under the preceding paragraph;

(2) The claim for delivery of the documents under the preceding paragraph;

(3) The claim for perusal of the articles describing the matters recorded in electromagnetic records under the preceding paragraph displayed in the way specified by the Ministry of Justice Ordinance;

(4) The claim for delivery of the matters recorded in electromagnetic records in the electromagnetic way specified by a Kabushiki-Kaisha which effects incorporation-type demerger, or for delivery of the documents describing such matters.

4. The provision under the preceding paragraph shall apply mutatis mutandis to a corporation which becomes a wholly-owned subsidiary after share transfer. In this case, the expression of “a/the shareholder, creditor and other parties interested of the Kabushiki-Kaisha which effects incorporation-type demerger” in the said paragraph shall be changed to read as “a/the person who was the shareholder or the holder of the right to subscribe for new shares of the corporation which becomes a wholly-owned subsidiary after share transfer at the day of incorporation of a parent corporation which is incorporated by share transfer.

(Special provisions regarding to dividend, etc. of surplus money)

Article 812.  The provisions under Article 458 and Book II Chapter V Section 6 shall not apply to acts mentioned in the followings:

(1) Acquisition of shares under Article 763 item (12) a) or Article 765 paragraph 1 items (8);

(2) Dividend of surplus money under Article 763 item (12) b) or Article 765 paragraph 1 item (8) b).

Sub-section 2.  Procedures of Corporation which is Incorporated by Consolidation, Corporation which is Incorporated by Incorporation-type Demerger, and Parent Corporation which is Incorporated by Share Transfer

Division 1.

Procedures of Kabushiki-Kaisha

(Special provisions of foundation of Kabushiki-Kaisha)

Article 814.  The provisions of Book II Chapter I (excluding Article 27 (excluding item (4) and item (5)) Article 29, Article 31, Article 39, Section 6 and Article 49) shall not apply to the foundation of a Kabushiki-Kaisha which is incorporated by consolidation, or a Kabushiki-Kaisha which is incorporated by corporation-type demerger, or a parent corporation which is incorporated by share transfer (hereinafter in this division referred to as “an/the incorporated Kabushiki-Kaisha”).

2. The Articles of Incorporation of an incorporated Kabushiki-Kaisha shall be prepared by the non-surviving corporation, etc.

(Maintenance and perusal, etc. of documents, etc. of contract, etc. of incorporation by consolidation)

Article 815.  A Kabushiki-Kaisha which is incorporated by consolidation shall without delay after the day of its foundation, prepare the documents or electromagnetic records describing the rights, obligations of the corporation which ceases to exist after consolidation and the other matters specified by the Ministry of Justice Ordinance as the matters related to the incorporation by consolidation, succeeded by the Kabushiki-Kaisha which is incorporated by consolidation, through the incorporation by consolidation.

2. A Kabushiki-Kaisha which is incorporated by incorporation-type demerger (limited to the said Kabushiki-Kaisha which is incorporated by incorporation-type demerger in the case where only one or more Godo-Kaisha commit incorporation-type demerger) shall without delay after the day of its foundation, jointly with the Godo-Kaisha which effects incorporation-type demerger, prepare the documents or electromagnetic records describing the rights, obligations of the Godo-Kaisha which effects incorporation-type demerger and the other matters specified by the

Ministry of Justice Ordinance as the matters related to incorporation-type demerger, succeeded by the Kabushiki-Kaisha which is incorporated by incorporation-type demerger, through the incorporation-type demerger.

3. The incorporated Kabushiki-Kaisha mentioned in the following respective items shall maintain articles specified in the said respective items at its principal office for six months after the day of its foundation:

(1) A Kabushiki-Kaisha which is incorporated by consolidation; the documents or elecromagnetic records under paragraph 1, and the documents or electromagnetic records describing the content of the contract of incoropration by consolidatoin, and the other matters specified by the Minsitryof Justice Ordinance;

(2) A Kabushiki-Kaisha which is incorporated by incorporation-type demerger; documents or electromagnetic records under the preceding paragraph or Article 811 paragraph 1 item (1);

(3) A parent corporation which is incorporated by share transfer; documents or electromagnetic records under Article 811 paragraph 1 item (2).

4. A shareholder and a creditor of a Kabushiki-Kaisha which is incoroprated by consolidation may file the claim mentioned in the followings with the Kabushiki-Kaisha which is incorporated by consolidation at any time during its business hours. Nonetheless the cost specified by the said Kabushiki-Kaisha which is incorporated by consolidation shall be paid when filing the claim mentioned in item (2) or item (4).

(1) The claim for perusal of the documents under the preceding paragraph 1;

(2) The claim for delivery of the certified copy or the partial copy of the documents under the preceding paragraph item (1);

(3) The claim for perusal of articles recorded in electromagnetic records under item (1) of the preceding paragraph displayed in the way specified by the Ministry of Justice Ordinance;

(4) The claim for delivery of articles recorded in electromagnetic records under the preceding paragraph presented in the electromagnetic way specified by a Kabushiki-Kaisha which is incorporated by consolidation, or the claim for delivery of the documents describing the matters.

5. The provision under the preceding paragraph shall apply mutatis mutandis to a Kabushiki-Kaisha which is incorporated by incorporation-type demerger. In this case the expression “a shareholder or a creditor” in the said paragraph shall be changed to read as “a/the shareholder, creditor or other parties interested”, and the expression “item (1) of the preceding paragraph” in the respective items of the said paragraph, shall be changed to read as “item (2) of the preceding paragraph”.

6. Provision under paragraph 4 shall apply mutatis mutandis to a parent corporation which is incorporated by share transfer. In this case, the expression “a/the shareholder and a creditor” in the said paragraph shall be changed to read as “a/the shareholder and a/the holder of the right to subscribe for new shares” and the expression “item (1) of the preceding paragraph” in the respective items of the said paragraph shall be changed to read as “item (3) of the preceding paragraph”.

Source: “The Commercial Code and the Corporation Law, 2007 English edition” published by EIBUN-HOREI-SHA, Inc.

Annex C

UNAUDITED JAPANESE GAAP SUMMARY FINANCIAL INFORMATION
AS OF AND FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2007

This annex sets forth the unaudited consolidated financial statements of Mitsui Sumitomo Insurance Company, Limited (the “Company”) as of and for the six months ended September 30, 2007 prepared in accordance with Japanese GAAP, which the Company publicly announced in Japan on November 20, 2007 (the “November 20, 2007 Public Announcement”), as well as unaudited reverse reconciliation of selected financial information of the Company as of and for the year ended March 31, 2007.

Unaudited Reverse Reconciliation of Selected Financial Information as of and for the Year Ended March 31, 2007

As the basis of the consolidated financial information included in this prospectus, which is presented under U.S. GAAP, is significantly different from Japanese GAAP in certain respects, the Company presents below a reverse reconciliation from U.S. GAAP to Japanese GAAP of its net income for the year ended March 31, 2007 and shareholders’ equity as of March 31, 2007.

	Net Income	Shareholders’
	for the Year Ended	Equity as of
	March 31, 2007	March 31, 2007
	(Yen in millions)

Amounts reported in the consolidated financial statements under U.S. GAAP	¥113,916	¥2,874,460
Adjustments:
(a) Catastrophic loss reserve	(25,264)	(466,948)
(b) Other underwriting reserves	(46,693)	(197,154)
(c) Reserve for price fluctuation	(3,167)	(26,706)
(d) Policy acquisition costs	18,615	(310,022)
(e) Revaluation of investments in securities and related investment income	(3,486)	(41,245)
(f) Derivative transactions	(927)	(27)
(g) Retirement and severance benefits	(3,186)	15,257
(h) Gains from equity method investments	(5,709)	(11,683)
(i) Other	(8,935)	(48,170)

Total Japanese GAAP adjustments	(78,752)	(1,086,698)
(j) Income tax effect of Japanese GAAP adjustments	25,632	395,115

Effect of Japanese GAAP adjustments	(53,120)	(691,583)

Amounts determined in conformity with Japanese GAAP	¥60,796	¥2,182,877

The significant differences between U.S. GAAP and Japanese GAAP that would apply to the Company and its consolidated subsidiaries are as follows:

(a)	Catastrophic loss reserve

Under Japanese GAAP, pursuant to the provisions of the Insurance Business Law and related rules and regulations, the Company is required to establish catastrophic loss reserve for the payment of extraordinary losses arising out of natural catastrophes. The Company is required to retain a part of net premiums written which are funded as catastrophic loss reserve in underwriting reserves liability, by lines of insurance and the Company is permitted to release its catastrophic loss reserve when the payment of losses exceed a certain percentage (for example, 50% for fire and allied lines) of net premium written for the fiscal year.

Under U.S. GAAP, the catastrophic loss reserve recorded and included in underwriting reserves under Japanese GAAP is reversed.

(b)	Underwriting Reserves (other than catastrophic loss reserve)

Property and Casualty Insurance Operations

Under U.S. GAAP, property and casualty insurance premiums are earned ratably over the terms of the related insurance contracts. Unearned premiums are recognized to cover the unexpired portion of premiums written. Also, under U.S. GAAP, the Company establishes reserves to provide for the estimated costs of paying claims made by policyholders or against policyholders for all lines of business. These reserves include estimates for both claims that have been reported and those that have been incurred but not reported to the Company and include estimates of all expenses associated with processing and settling these claims. This estimation process is primarily based on historical experience and involves a variety of actuarial techniques, which analyze trends and other relevant factors. Under U.S. GAAP, unearned premiums, unpaid losses and claims and related adjustment expenses are presented in the balance sheet separately.

Under Japanese GAAP, pursuant to the provisions of the Insurance Business Law and related rules and regulations, the Company is required to maintain underwriting reserves, which consist of premium reserve, at an amount determined whichever is the greater of the unearned premiums or the underwriting balance at the end of the year for policies written during the year, and investment deposits by policyholders, by lines of insurance and types of policy. Also, under Japanese GAAP in accordance with the regulations of the Insurance Business Law, a reserve for outstanding claims has been established to be sufficient to discharge claims incurred and reported. A provision for losses incurred but not reported has been made similarly with the computation under U.S. GAAP. However, estimates of all expenses associated with unpaid losses and claims are excluded. In addition, under Japanese GAAP, insurance companies are required to record a statutory reserve for accumulated results on underwriting compulsory automobile insurance. This reserve is reflected in net income under U.S. GAAP.

Life Insurance Operations

Under U.S. GAAP, reserves for future policy benefits for life insurance contracts are determined principally by the net level premium method. Assumed interest rates range from 1.10% to 3.10% and anticipated rates of mortality are based on the recent experience of the Company’s life insurance subsidiary.

Under Japanese GAAP, pursuant to the provisions of the Insurance Business Law and related rules and regulations, the Company’s life insurance subsidiary is required to establish underwriting reserves to provide for the fulfillment of future obligations under life insurance contracts, which are basically calculated by the five-year zillmerized reserve method under which provision for the reserve is adjusted over the zillmerized period of the initial five years so as to effectively allocate the acquisition costs over that period.

(c)	Reserve for Price Fluctuation

Under Japanese GAAP, pursuant to the provisions of the Insurance Business Law and related rules and regulations, the Company and the Company’s domestic insurance subsidiaries maintain a price fluctuation reserve as a liability in their Japanese GAAP financial statements to provide for offsetting against realized losses on securities and money trusts.

Under U.S. GAAP, price fluctuation reserve under Japanese GAAP is reversed.

(d)	Deferred Policy Acquisition Costs

Under U.S. GAAP, costs that vary with and are directly related to acquisition of insurance policies are capitalized and amortized in proportion to premiums recognized.

Under Japanese GAAP, these costs are charged to income as incurred.

(e)	Valuation of Investments in Securities

Under U.S. GAAP, trading securities are reported at fair value with unrealized gains and losses included in income. Held-to-maturity securities are reported at amortized cost. Available-for-sale securities are reported at fair value and the related net unrealized gains or losses, net of applicable income taxes, are reported in a separate component of shareholders’ equity as accumulated other comprehensive income. If the decline in fair value below its respective cost is considered to be other than temporary, the decline is recorded as a realized loss on investments by a charge to current earnings.

Under Japanese GAAP, accounting for investments in securities is substantially the same with that under U.S.GAAP except for securities earmarked for policy reserve, which are stated at amortized cost.

The Company classified its debt and equity securities into either (a)held-to-maturity securities which are reported at amortized cost, (b)trading securities which are reported at fair value with unrealized gains and losses included in income, (c)other securities. Other securities, other than securities earmarked for policy reserve, for which fair value is readily determinable are carried at fair value with corresponding unrealized gains and losses being reported, net of related tax effects, as a separate component of stockholders’ equity. All other securities for which fair value is not readily determinable are carried at cost. Securities earmarked for policy reserve are valued at amortized cost if certain conditions prescribed in Industry Audit Committee Report No. 21 “Temporary Treatment of Accounting and Auditing Concerning Securities Earmarked for Policy Reserve in Insurance Industry” (issued by The Japanese Institute of Certified Public Accountants on November 16, 2000) are met.

Under U.S. GAAP, realized gains on nonmonetary exchange of marketable equity securities are recognized pursuant to EITF No. 91-5, “Nonmonetary Exchange of Cost-Method Investments”. However, there is no accounting rule similar to EITF No. 91-5 under Japanese GAAP.

In addition, under Japanese GAAP, there is no specific accounting standard for reporting comprehensive income. The line items reported in comprehensive income under U.S. GAAP would be included within shareholders’ equity under Japanese GAAP.

(f)	Derivatives

Under U.S. GAAP, all derivatives are recognized on the balance sheet at their fair value in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activity, an Amendment of SFAS No. 133.”

On the date a derivative contract is entered into for hedging purposes, the Company designates the derivative as (1) a hedge of subsequent changes in the fair value of a recognized asset or liability (“fair value hedge”) or (2) a hedge of the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow hedge”). Fair value and cash flow hedges may involve foreign-currency risk (“foreign-currency hedge”). Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a fair value hedge, along with the loss or gain on the hedged item that is attributable to the hedged risk, are recorded in earnings. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash flow hedge are recorded in other comprehensive income to the extent that the derivative is effective as a hedge, until earnings are affected by the variability in cash flows of the designated hedged item.

Under Japanese GAAP, derivative financial instruments generally are to be recognized as either assets or liabilities at fair value and the corresponding gains and losses are to be recognized in earnings in the period of change. If certain hedging criteria are met, such gains and losses should either be deferred and accounted for as a separate component of net assets (“deferred hedge”) or recognized in earnings in the period of change together with the corresponding gains or losses of the hedged item attributable to the risk being hedged (“fair value hedge”).

(g)	Retirement and Severance Benefits

Under U.S. GAAP, the Company accounts for its defined benefit plans in accordance with Statement of Financial Accounting Standards (SFAS) No. 87, “Employers’ Accounting for Pensions” and SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB

Statements No. 87, 88, 106, and 132(R)”. SFAS No. 158 requires the recognition of the overfunded or underfunded status of defined benefit plans as an asset or liability in the statement of financial position and the recognition of changes in that funded status in comprehensive income in the year in which the changes occur.

Under Japanese GAAP, reserve for pension and retirement benefits is established to provide for future retirement benefits based on the estimated retirement benefit obligation and plan assets. Prior service costs are amortized using the straight-line method over certain periods within the estimated average remaining service years of employees. Actuarial gains and losses are amortized from the year following the year in which those gains and losses arise using the straight-line method over certain periods within the estimated average remaining service years of employees. In estimating retirement benefit obligation of consolidated subsidiaries, the Company uses a non-actuarial method as a proxy.

(h)	Gains from equity method investments

Significant affiliate companies other than consolidated companies are required to be accounted for under the equity method, both under U.S.GAAP and Japanese GAAP.

However, gains from equity method investments on the table of reverse reconciliation presented above come from the difference of net income/shareholders’ equity of investees, to which equity method is applied, between U.S. GAAP and Japanese GAAP.

(i)	Other

Other adjustments include items having a relatively small effect on net income and shareholders’ equity.

(j)	Income Taxes

Under U.S. GAAP, deferred tax assets and liabilities are computed based on the differences between the financial statement and tax bases of assets and liabilities using the asset and liability method.

Similarly, Uunder Japanese GAAP, deferred income taxes have been recognized for temporary differences between the financial statement basis and the tax basis of assets and liabilities using the asset and liability method. However, deferred tax assets and liabilities recognized under U.S. GAAP and Japanese GAAP are different primarily due to the difference in the carrying amount of financial statement items that give rise to tax effects.

Unaudited Consolidated Financial Statements of the Company as of or for the Six Months Ended September 30, 2007 Prepared in Accordance with Japanese GAAP

Set forth below in an English translation of the November 20, 2007 Public Announcement.

[Translation]

SUMMARY OF FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2007

November 20, 2007

Name of Listed Company:	Mitsui Sumitomo Insurance Company, Limited
Securities Code No.:	8752
Stock Exchanges:	Tokyo, Osaka, Nagoya
URL:	http://www.ms-ins.com
Representative:	Toshiaki Egashira, President
Contact:	Hiroyuki Hata, Assistant General Manager, Financial Accounting Section, Accounting Department
Telephone : (03) 3297-6648

Date of filing of Interim Financial Report:     December 20, 2007

Date of payment of interim dividends:          December 13, 2007

(Note) Amounts are truncated, and ratios are rounded.

1.	Consolidated Business Results for the six months ended September 30, 2007 (April 1, 2007 to September 30, 2007)

(1)	Results of Consolidated Operations

	Ordinary Income		Ordinary Profit		Net Income
	(Yen in millions)

For the six months ended September 30, 2007	1,081,892	1.1%	46,268	(11.5)%	30,530	(12.2)%
For the six months ended September 30, 2006	1,069,639	0.8%	52,253	(27.8)%	34,784	3.4%
For the year ended March 31, 2007	2,117,072	—	91,684	—	60,796	—

Percent figures represent changes in comparison with the corresponding period of preceding fiscal year.

	Net Income	Net Income per
	Per Share	Share-Diluted
	(Yen)

For the six months ended September 30, 2007	21.63	—
For the six months ended September 30, 2006	24.48	—
For the year ended March 31, 2007	42.82	—

(Note) Equity in net gains(losses) of affiliates:	¥(2,101) million for the six months ended September 30, 2007
¥(1,403) million for the six months ended September 30, 2006
¥(2,677) million for the year ended March 31, 2007

(2)	Consolidated Financial Conditions

			Net Assets	Net Assets
			Less Minority Interests	Less Minority Interests
	Total Assets	Net Assets	to Total Assets	per Share (Yen)
	(Yen in millions)

As of September 30, 2007	9,164,435	2,203,287	23.9%	1,551.36
As of September 30, 2006	8,554,309	1,980,834	23.1%	1,389.65
As of March 31, 2007	9,011,652	2,182,877	24.1%	1,536.71

(Note) Net assets less minority interests:	As of September 30, 2007:	¥2,188,908 million
	As of September 30, 2006:	¥1,973,920 million
	As of March 31, 2007:	¥2,168,615 million

(3)	Consolidated Cash Flows

	Cash Flows from	Cash Flows from	Cash Flows from	Cash and Cash Equivalents
	Operating Activities	Investing Activities	Financing Activities	at the End of the Period
	(Yen in millions)

For the six months ended September 30, 2007	126,281	(139,219)	(12,671)	345,326
For the six months ended September 30, 2006	129,626	(188,924)	(14,547)	313,284
For the year ended March 31, 2007	227,417	(220,522)	(37,358)	365,350

2.	Dividends

	Dividend per Share (Yen)
	Interim	Year-End	Annual

Year ended March 31, 2007	6.00	8.00	14.00
Year ending March 31, 2008	7.00
Year ending March 31, 2008 (Forecast)		8.00	15.00

3.	Forecast for the current period (April 1, 2007 to March 31, 2008)-Consolidated

							Net Income per
	Ordinary Income		Ordinary Profit		Net Income		Share (Yen)
	(Yen in millions)

Year ending March 31, 2008	2,130,000	0.6%	83,500	(8.9)%	52,000	(14.5)%	36.85

Percent figures represent changes from the preceding fiscal year.

4.	Other information

(1) Change in consolidated subsidiaries: None

(2) Change in accounting principle, procedure and presentation in preparing the consolidated financial statements

1. Change due to revision of accounting standard:	Yes
2. Change due to other than above :	Yes

(3) The number of shares outstanding (Common stock)

1. The number of shares outstanding (including treasury stock)
As of September 30, 2007:	1,513,184,880 shares
As of September 30, 2006:	1,513,184,880 shares
As of March 31, 2007:	1,513,184,880 shares

2. The number of treasury stock
As of September 30, 2007:	102,227,675 shares
As of September 30, 2006:	92,750,586 shares
As of March 31, 2007:	101,982,776 shares

(Reference)	Summary of Non-consolidated Financial Results

1.	Non-consloidated Business Results for the six months ended September 30, 2007 (April 1, 2007 to September 30, 2007)

(1)	Results of Operations

									Net Income per
	Net Premiums Written				Ordinary Profit		Net Income		Share (Yen)
	(Yen in millions)

For the six months ended September 30, 2007	*	666,521	*	0.0%	41,062	(16.4)%	28,087	(17.1)%	19.90
		668,626		0.4%
For the six months ended September 30, 2006	*	666,246	*	(1.2)%	49,096	(31.0)%	33,877	(3.1)%	23.84
		665,694		(0.9)%
For the year ended March 31, 2007	*	1,324,432		—	80,158	—	55,352	—	38.98
		1,325,011		—

Percent figures represent changes in comparison with the corresponding period of preceding fiscal year.

*	For the purpose of comparability with other non-life insurance companies, “Net premiums written” in upper column exclude Good Result Return premiums (“GRR premiums”) of the Company’s unique Automobile Insurance product “ModoRich”, which contains a special clause of premium adjustment and refund at maturity. Since GRR premiums are included in the provision for Underwriting Reserve, the amounts of “Ordinary profit” and “Net income” remain unchanged.

(2)	Financial Conditions

				Net Assets
	Total Assets	Net Assets	Net Assets Ratio	per Share (Yen)
	(Yen in millions)

As of September 30, 2007	7,781,993	2,136,334	27.5%	1,514.10
As of September 30, 2006	7,410,910	1,949,670	26.3%	1,372.58
As of March 31, 2007	7,744,782	2,127,884	27.5%	1,507.85

(Note) Net assets:	As of September 30, 2007:	¥2,136,334 million
	As of September 30, 2006:	¥1,949,670 million
	As of March 31, 2007:	¥2,127,884 million

2.  Forecast of the current period (April 1, 2007 to March 31, 2008)

									Net Income
	Net Premiums Written				Ordinary Profit		Net Income		per Share (Yen)
	(Yen in millions)

Year ending march 31, 2008	*	1,320,000	*	(0.3)%	78,000	(2.7)%	50,500	(8.8)%	35.79
		1,325,000		(0.0)%

Percent figures represent changes from the preceding fiscal year.

*	For the purpose of comparability with other non-life insurance companies, “Net premiums written” in upper column exclude Good Result Return premiums (“GRR premiums”) of the Company’s unique Automobile Insurance product “ModoRich”, which contains a special clause of premium adjustment and refund at maturity. Since GRR premiums are included in the provision for Underwriting Reserve, the amounts of “Ordinary profit” and “Net income” remain unchanged.

(1)	The forecasted values above were calculated based upon currently available information and contain many elements of uncertainty. Actual results may differ from the above forecasted values due to changes in the business environment.

(2)	Considering business results for the six months and business outlook, the Company revised the forecast of current period in the last “SUMMARY OF FINANCIAL STATEMENTS”.

(3)	With regard to assumptions of the business forecasts, please refer to “1-2. Forecasts for the fiscal year ending March 31, 2008” on page C-9.

(4)	The Company revised the forecast for dividend. Please refer to “3. Basic profit distribution policies and dividends for the fiscal year ending March 31, 2008” on page C-9 for all the specific details.

Results of Operations

1.	Results of operations for the six months ended September 30, 2007

1-1. Results of operations

Ordinary income was ¥1,081.8 billion, an increase of ¥12.2 billion, and ordinary expenses were ¥1,035.6 billion, an increase of ¥18.2 billion compared with the same period of the previous fiscal year respectively. As a result, the Company recorded ordinary profit of ¥46.2 billion, a decrease of ¥5.9 billion, and net income after tax and deduction of minority interests was ¥30.5 billion, a decrease of ¥4.2 billion.

Property and casualty insurance business segment

Net premiums written were ¥797.3 billion, an increase of ¥35.2 billion compared with the same period of the previous fiscal year. The major reason of this increase was the performance of Mitsui Direct General Insurance Company, Limited, being newly included in the consolidation, and the business expansion of the subsidiaries in Europe.

Ordinary income which is composed of underwriting income and investment income was ¥998.5 billion, an increase of ¥12.5 billion compared with the same period of the previous fiscal year due mainly to an increase of interest and dividends received. On the other hand, ordinary expenses was ¥949.8 billion, an increase of ¥17.1 billion compared with the same period of the previous fiscal year. The major reason of increase was the amount in connection with Mitsui Direct General Insurance Company, Limited, which was newly included in the consolidation, nevertheless the amount of provision for outstanding claims of natural disasters at the Company was decreased. As a result, ordinary profit was ¥48.6 billion, a decrease of ¥4.5 billion compared with the same period of the previous fiscal year.

Life insurance business segment

Ordinary income in Life insurance business was ¥86.0 billion, an increase of ¥0.4 billion compared with the same period of the previous fiscal year, because life insurance premiums were ¥77.1 billion, a decrease of ¥1.3 billion compared with the same period of the previous fiscal year. This decrease of life insurance premiums were the result of an increase in the number of cancellation of life insurance policies at the subsidiary, Mitsui Sumitomo Kirameki Life Insurance Company, Limited. Ordinary expenses were ¥88.4 billion, an increase of ¥1.8 billion compared with the same period of the previous fiscal year, which includes the proportionate share of loss of the affiliated company, Mitsui Sumitomo MetLife Insurance Co., Ltd. As a result, ordinary loss was ¥2.3 billion, an increase of ¥1.3 billion compared with the same period of the previous fiscal year.

Geographic segment

Ordinary income was ¥954.2 billion in Japan, ¥43.0 billion in Asia (excluding Japan), ¥24.8 billion in the Americas and ¥63.0 billion in Europe, and the Company recorded ordinary profit of ¥38.0 billion in Japan, ¥6.4 billion in Asia, ¥4.9 billion in the Americas and ordinary loss of ¥1.2 billion in Europe. 88 percent of ordinary income and 79 percent of ordinary profit, before elimination of internal transactions, was earned in Japan.

1-2. Forecasts for the fiscal year ending March 31, 2008

The Company has the following earning forecasts for the fiscal year ending March 31, 2008.

Consolidated ordinary income	¥2,130.0 billion
Consolidated ordinary profit	¥83.5 billion
Consolidated net income	¥52.0 billion

Note:

(1)	The above forecasts were estimated based on the below assumptions.

* Net premiums written were estimated based on the tendency of the past operating performance.

* Incurred loss of natural disasters at the Company was estimated ¥9.0 billion for this fiscal year.

* Investment environment, such as interest rate, foreign exchange rate and stock exchange market, will have no remarkable fluctuation during this fiscal year.

(2)	The above forecasts may differ materially from the actual results due to various reasons, including changes in the business environment.

2.	Financial condition

2-1. Analysis of Assets, Liabilities, Net Assets and Cash Flows

Total assets as of September 30, 2007 increased ¥152.7 billion to ¥9,164.4 billion, and total net assets increased ¥20.4 billion to ¥2,203.2 billion, compared with the end of the previous fiscal year.

Net cash provided by operating activities was ¥126.2 billion, a decrease of ¥3.3 billion compared with the same period of the previous fiscal year due to an increase of paid loss. Net cash used in investment activities was ¥139.2 billion, an increase of ¥49.7 billion by reason of an increase in cash received under securities lending transactions. Net cash used in financing activities was ¥12.6 billion, an increase of ¥1.8 billion by reason of decrease of cash dividends paid. As a result, cash and cash equivalents at the end of the period was ¥345.3 billion, a decrease of ¥20.0 billion compared with the end of the previous fiscal year.

2-2. Cash Flow Indices

	Sep. 2005	Sep. 2006	Sep. 2007	Mar. 2006	Mar. 2007

Net Assets Ratio	21.3%	23.1%	23.9%	23.6%	24.1%
Net Assets Ratio based on Market Value	25.0%	26.1%	22.3%	28.2%	24.8%

Note:

(1)	Net Assets Ratio: Total Net Assets/Total Assets

(2)	Net Assets Ratio based on Market Value: Total market Value of outstanding shares/Total Assets

(3)	Total market value of outstanding shares has been calculated based on the number of outstanding shares including treasury stocks.

(4)	“Interest-bearing Debt to Cash Flow Ratio” and “Interest Coverage Ratio” are not disclosed, because major business of the Company is insurance.

3.	Basic profit distribution policies and dividends for the fiscal year ending March 31, 2008

The Company considers the allocation of earnings to shareholders and makes it a basic policy to distribute appropriate and stable dividends while taking into consideration business environment and long-term business plan. On the other hand, it is necessary to retain the adequate surpluses for solvency so that the Company develops soundly on a long term basis.

Based on the above, the Company will allocate the fund of 40 percent of Group Core Profit to dividends and acquisition of treasury stocks with the tendency to increase dividends in the medium and long term perspective. For this fiscal year, the Company plans to increase total dividends for the fiscal year ending March 31, 2008 by ¥1.00 per share compared with previous fiscal year, for a total of ¥15.00 per share.

Note: Group Core Profit

Group Core Profit equals consolidated net income excluding capital gains and losses on stocks, evaluation gains and losses on credit derivatives, other special gains and losses and consolidated net income of life insurance subsidiaries, plus profit before the provision of additional policy reserve for standard underwriting reserve at Mitsui Sumitomo Kirameki Life Insurance Company, Limited, plus equity in earnings under U.S. GAAP of Mitsui Sumitomo MetLife Insurance Co., Ltd. and certain other items. (All profits are on an after-tax basis)

Summary of Consolidated Results of Operations

	For the Six	For the Six
	Months Ended	Months Ended
	September 30,	September 30,		Change
Item	2006	2007	Change	Ratio (%)	FY2006
	(Yen in millions)

Ordinary Income and Expenses:
Underwriting income:	998,764	1,005,197	6,433	0.6	1,947,162
Net premiums written	762,168	797,399	35,230	4.6	1,492,808
Deposit premiums from policyholders	126,262	101,448	(24,813)	(19.7)	224,676
Life insurance premiums	78,568	77,173	(1,394)	(1.8)	165,363
Underwriting expenses:	877,533	884,034	6,501	0.7	1,738,755
Net claims paid	411,522	428,243	16,721	4.1	846,445
Loss adjustment expenses	32,140	37,893	5,753	17.9	69,968
Commission and collection expenses	130,465	126,679	(3,786)	(2.9)	257,658
Maturity refunds to policyholders	175,661	145,884	(29,776)	(17.0)	340,660
Life insurance claims	10,185	14,481	4,295	42.2	24,849
Investment income:	68,584	73,865	5,281	7.7	165,224
Interest and dividends received	77,146	85,813	8,666	11.2	179,081
Gain on sales of securities	13,881	13,515	(365)	(2.6)	32,815
Investment expenses:	7,423	8,203	780	10.5	16,692
Loss on sales of securities	2,837	1,718	(1,118)	(39.4)	6,018
Loss on valuation of securities	2,857	3,707	850	29.8	6,038
Operating expenses and general and administrative expenses	129,092	139,497	10,405	8.1	262,989
Other ordinary income and expenses	(1,045)	(1,058)	(12)	—	(2,265)

Ordinary profit	52,253	46,268	(5,985)	(11.5)	91,684
Extraordinary Income and Losses:
Extraordinary income	2,886	794	(2,092)	(72.5)	4,303
Extraordinary losses	5,025	3,444	(1,580)	(31.5)	8,074
Extraordinary income and losses	(2,138)	(2,650)	(511)	—	(3,770)
Income before income taxes	50,114	43,618	(6,496)	(13.0)	87,913
Income taxes — current	23,531	18,664	(4,867)	(20.7)	43,664
Income taxes — deferred	(8,799)	(5,918)	2,881	—	(17,529)
Minority interests	599	341	(257)	(43.0)	983
Net income	34,784	30,530	(4,253)	(12.2)	60,796

<Excluding the GRR premiums of the automobile insurance “ModoRich.”>
Net premiums written	762,720	795,294	32,573	4.3	1,492,229

Consolidated

Direct Premiums Written by Lines of Insurance
(including Deposit premiums from policyholders)

	For the Six Months Ended September 30, 2006			For the Six Months Ended September 30, 2007			FY2006
		Change	Share		Change	Share		Change	Share
Lines of Insurance	Amount	%	%	Amount	%	%	Amount	%	%
	(Yen in millions)

Fire	162,088	1.0	17.3	162,379	0.2	17.2	301,692	(0.8)	16.7
Marine	56,891	17.5	6.1	62,787	10.4	6.6	113,005	11.4	6.3
Personal Accident	180,823	(1.8)	19.4	155,773	(13.9)	16.5	327,518	(4.1)	18.1
Voluntary Automobile	306,886	4.5	32.9	319,818	4.2	33.9	611,148	2.6	33.8
Compulsory Automobile Liability	88,925	(2.2)	9.5	89,728	0.9	9.5	176,826	(2.7)	9.8
Other	138,411	5.7	14.8	153,839	11.1	16.3	276,517	2.7	15.3
Total	934,028	2.8	100.0	944,327	1.1	100.0	1,806,708	0.7	100.0
Deposit premiums from policyholders	126,262	(10.6)	13.5	101,448	(19.7)	10.7	224,676	(10.0)	12.4

<Excluding the GRR premiums of the automobile insurance “ModoRich.”>
Voluntary Automobile	307,438	3.8		317,713	3.3		610,568	1.5
Total	934,579	2.6		942,221	0.8		1,806,129	0.4

Net Premiums by Lines of Insurance

	For the Six Months Ended
	September 30, 2006			For the Six Months Ended September 30, 2007			FY2006
		Change	Share		Change	Share		Change	Share
Lines of Insurance	Amount	%	%	Amount	%	%	Amount	%	%
	(Yen in millions)

Fire	115,365	3.4	15.1	120,454	4.4	15.1	208,951	1.2	14.0
Marine	47,916	15.0	6.3	54,162	13.0	6.8	95,486	12.6	6.4
Personal Accident	74,753	2.3	9.8	72,541	(3.0)	9.1	139,531	(2.6)	9.3
Voluntary Automobile	301,823	3.0	39.6	314,651	4.3	39.5	601,353	1.9	40.3
Compulsory Automobile Liability	97,454	(0.6)	12.8	97,295	(0.2)	12.2	192,087	(0.7)	12.9
Other	124,855	5.2	16.4	138,294	10.8	17.3	255,398	3.9	17.1
Total	762,168	3.6	100.0	797,399	4.6	100.0	1,492,808	2.0	100.0

<Excluding the GRR premiums of the automobile insurance “ModoRich.”>
Voluntary Automobile	302,375	2.3		312,546	3.4		600,774	0.8
Total	762,720	3.3		795,294	4.3		1,492,229	1.5

Net Claims Paid by Lines of Insurance

	For the Six Months Ended September 30, 2006			For the Six Months Ended September 30, 2007			FY2006
		Change	Share		Change	Share		Change	Share
Lines of Insurance	Amount	%	%	Amount	%	%	Amount	%	%
	(Yen in millions)

Fire	50,321	9.8	12.2	48,980	(2.7)	11.4	100,229	13.6	11.9
Marine	18,042	15.4	4.4	21,854	21.1	5.1	38,684	10.0	4.6
Personal Accident	30,654	15.9	7.4	33,489	9.2	7.8	62,908	12.2	7.4
Voluntary Automobile	183,632	5.5	44.6	190,086	3.5	44.4	375,298	3.0	44.3
Compulsory Automobile Liability	68,110	6.6	16.6	67,507	(0.9)	15.8	134,908	3.4	15.9
Other	60,762	12.4	14.8	66,324	9.2	15.5	134,415	13.2	15.9
Total	411,522	8.3	100.0	428,243	4.1	100.0	846,445	6.7	100.0

Note: Any figures are amounts before eliminating intersegment transactions.

Consolidated Balance Sheets

	As of September 30,		As of September 30,			As of March 31,
	2006		2007			2007
Item	Amount	Share	Amount	Share	Change	Amount	Share
	(Yen in millions,%)

(ASSETS)
Cash deposits and savings	287,729	3.36	351,614	3.84	63,884	345,330	3.83
Call loans	28,600	0.33	21,500	0.24	(7,100)	41,600	0.46
Monetary claims bought	86,436	1.01	92,506	1.01	6,070	84,349	0.94
Money trusts	55,254	0.65	59,022	0.64	3,768	57,138	0.64
Investments in securities	6,587,977	77.01	7,045,429	76.88	457,452	6,949,578	77.12
Loans	790,817	9.24	795,448	8.68	4,630	768,084	8.52
Tangible fixed assets	254,482	2.98	257,601	2.81	3,119	261,267	2.90
Intangible fixed assets	70,770	0.83	93,048	1.02	22,278	87,955	0.98
Other assets	395,585	4.62	448,466	4.89	52,880	418,167	4.64
Deferred tax assets	4,685	0.06	5,422	0.06	737	4,802	0.05
Customers’ liabilities under acceptances and guarantees	1,581	0.02	1,296	0.01	(284)	1,237	0.01
Reserve for bad debts	(9,609)	(0.11)	(6,921)	(0.08)	2,688	(7,859)	(0.09)
Total assets	8,554,309	100.00	9,164,435	100.00	610,125	9,011,652	100.00

(LIABILITIES)
Underwriting funds:	5,697,329	66.60	5,976,428	65.21	279,098	5,815,878	64.54
Outstanding claims	768,959		862,727		93,767	820,714
Underwriting reserves	4,928,370		5,113,700		185,330	4,995,163
Debentures	99,997	1.17	99,999	1.09	1	99,998	1.11
Other liabilities	233,144	2.73	252,998	2.76	19,853	271,795	3.02
Reserve for employees’ retirement and severance benefits	82,352	0.96	80,029	0.88	(2,323)	81,540	0.90
Reserve for pension and retirement benefits for officers and operating officers	—	—	2,944	0.03	2,944	—	—
Accrued bonuses for employees	8,829	0.10	9,454	0.10	624	13,468	0.15
Reserve under the special law:	25,185	0.29	28,323	0.31	3,137	26,707	0.30
Reserve for price fluctuation	25,185		28,323		3,137	26,707
Deferred tax liabilities	425,053	4.97	509,672	5.56	84,618	518,149	5.75
Liabilities under acceptances and guarantees	1,581	0.02	1,296	0.02	(284)	1,237	0.01
Total liabilities	6,573,475	76.84	6,961,147	75.96	387,672	6,828,775	75.78
(NET ASSETS)
Shareholders’ equity:
Common stock	139,595	1.63	139,595	1.52	—	139,595	1.55
Capital surplus	93,134	1.09	93,149	1.02	14	93,138	1.03
Retained earnings	599,027	7.00	632,593	6.90	33,566	613,352	6.80
Treasury stock	(77,600)	(0.90)	(91,524)	(1.00)	(13,923)	(91,142)	(1.01)
Total shareholders’ equity	754,157	8.82	773,813	8.44	19,656	754,943	8.37
Valuation and translation adjustments:
Unrealized gains on investments, net of tax	1,219,614	14.26	1,395,223	15.22	175,609	1,402,879	15.57
Deferred hedge gains(losses), net of tax	(4,221)	(0.05)	(4,994)	(0.05)	(772)	(4,577)	(0.05)
Foreign currency translation adjustments	4,370	0.05	24,864	0.27	20,494	15,368	0.17
Total valuation and translation adjustments	1,219,763	14.26	1,415,094	15.44	195,331	1,413,671	15.69
Minority interests	6,914	0.08	14,379	0.16	7,465	14,261	0.16
Total net assets	1,980,834	23.16	2,203,287	24.04	222,453	2,182,877	24.22
Total liabilities and net assets	8,554,309	100.00	9,164,435	100.00	610,125	9,011,652	100.00

Consolidated Statements of Income

	For the Six		For the Six
	Months Ended September 30, 2006		Months Ended September 30, 2007			FY2006
Item	Amount	Share	Amount	Share	Change	Amount	Share
	(Yen in millions,%)

Ordinary income and expenses:
Ordinary income:	1,069,639	100.00	1,081,892	100.00	12,252	2,117,072	100.00
Underwriting income:	998,764	93.37	1,005,197	92.91	6,433	1,947,162	91.97
Net premiums written	762,168		797,399		35,230	1,492,808
Deposit premiums from policyholders	126,262		101,448		(24,813)	224,676
Investment income on deposits by policyholders, etc.	28,403		28,793		389	57,322
Life insurance premiums	78,568		77,173		(1,394)	165,363
Investment income:	68,584	6.41	73,865	6.83	5,281	165,224	7.81
Interest and dividends received	77,146		85,813		8,666	179,081
Investment gain on money trusts	605		419		(186)	952
Gain on sales of securities	13,881		13,515		(365)	32,815
Transfer to investment income on deposits by policyholders, etc.	(28,403)		(28,793)		(389)	(57,322)
Other ordinary income	2,291	0.22	2,829	0.26	538	4,685	0.22
Ordinary expenses:	1,017,386	95.11	1,035,624	95.72	18,237	2,025,388	95.67
Underwriting expenses:	877,533	82.04	884,034	81.71	6,501	1,738,755	82.13
Net claims paid	411,522		428,243		16,721	846,445
Loss adjustment expenses	32,140		37,893		5,753	69,968
Commission and collection expenses	130,465		126,679		(3,786)	257,658
Maturity refunds to policyholders	175,661		145,884		(29,776)	340,660
Life insurance claims	10,185		14,481		4,295	24,849
Provision for outstanding claims	41,378		31,972		(9,405)	75,783
Provision for underwriting reserves	74,413		98,333		23,919	121,044
Investment expenses:	7,423	0.69	8,203	0.76	780	16,692	0.79
Investment loss on money trusts	—		47		47	—
Loss on sales of securities	2,837		1,718		(1,118)	6,018
Loss on valuation of securities	2,857		3,707		850	6,038
Operating expenses and general and administrative expenses	129,092	12.07	139,497	12.89	10,405	262,989	12.42
Other ordinary expenses:	3,337	0.31	3,887	0.36	550	6,951	0.33
Interest paid	367		543		175	829
Ordinary profit	52,253	4.89	46,268	4.28	(5,985)	91,684	4.33
Extraordinary income and losses:
Extraordinary income:	2,886	0.27	794	0.07	(2,092)	4,303	0.20
Extraordinary losses:	5,025	0.47	3,444	0.32	(1,580)	8,074	0.38
Provision for reserve under the special law	1,648		1,616		(31)	3,167
Provision for price fluctuation reserve	1,648		1,616		(31)	3,167
Other extraordinary losses	3,377		1,828		(1,548)	4,907
Income before income taxes	50,114	4.69	43,618	4.03	(6,496)	87,913	4.15
Income taxes — current	23,531	2.20	18,664	1.73	(4,867)	43,664	2.06
Income taxes — deferred	(8,799)	(0.82)	(5,918)	(0.55)	2,881	(17,529)	(0.83)
Minority Interests	599	0.06	341	0.03	(257)	983	0.05
Net income	34,784	3.25	30,530	2.82	(4,253)	60,796	2.87

Consolidated Statement of Changes in Net Assets
Six months ended September 30, 2006

	Shareholders’ Equity
					Total
	Common	Capital	Retained	Treasury	Shareholders’
	Stock	Surplus	Earnings	Stock	Equity
	(Yen in millions)

Balance as of March 31, 2006	139,595	93,127	577,028	(77,321)	732,429
Changes for the six months
Dividends from surplus (Note)			(12,785)		(12,785)
Net income			34,784		34,784
Acquisition of treasury stock				(290)	(290)
Disposal of treasury stock		7		11	19
Net changes in items other than shareholders’ equity
Total changes for the six months	—	7	21,998	(278)	21,727
Balance as of September 30, 2006	139,595	93,134	599,027	(77,600)	754,157

	Valuation and Translation Adjustments
			Foreign
	Unrealized Gains	Deferred Hedge	Currency
	on Investments,	Gains(Losses),	Translation	Minority	Total
	Net of Tax	Net of Tax	Adjustments	Interests	Net Assets

Balance as of March 31, 2006	1,291,051	—	3,988	7,221	2,034,690
Changes for the six months
Dividends from surplus (Note)					(12,785)
Net income					34,784
Acquisition of treasury stock					(290)
Disposal of treasury stock					19
Net changes in items other than shareholders’ equity	(71,436)	(4,221)	381	(307)	(75,584)
Total changes for the six months	(71,436)	(4,221)	381	(307)	(53,856)
Balance as of September 30, 2006	1,219,614	(4,221)	4,370	6,914	1,980,834

(Note) This figure is the item about appropriation of profit approved at the ordinary general meeting of shareholders held in June 2006.

Consolidated Statement of Changes in Net Assets
Six months ended September 30, 2007

	Shareholders’ Equity
					Total
	Common	Capital	Retained	Treasury	Shareholders’
	Stock	Surplus	Earnings	Stock	Equity
	(Yen in millions)

Balance as of March 31, 2007	139,595	93,138	613,352	(91,142)	754,943
Changes for the six months
Dividends from surplus			(11,289)		(11,289)
Net income			30,530		30,530
Acquisition of treasury stock				(400)	(400)
Disposal of treasury stock		10		19	29
Net changes in items other than shareholders’ equity
Total changes for the six months	—	10	19,241	(381)	18,869
Balance as of September 30, 2007	139,595	93,149	632,593	(91,524)	773,813

	Valuation and Translation Adjustments
			Foreign
	Unrealized Gains	Deferred Hedge	Currency
	on Investments,	Gains (Losses),	Translation	Minority	Total
	Net of Tax	Net of Tax	Adjustments	Interests	Net Assets

Balance as of March 31, 2007	1,402,879	(4,577)	15,368	14,261	2,182,877
Changes for the six months
Dividends from surplus					(11,289)
Net income					30,530
Acquisition of treasury stock					(400)
Disposal of treasury stock					29
Net changes in items other than shareholders’ equity	(7,655)	(416)	9,495	117	1,540
Total changes for the six months	(7,655)	(416)	9,495	117	20,410
Balance as of September 30, 2007	1,395,223	(4,994)	24,864	14,379	2,203,287

Consolidated Statement of Changes in Net Assets
Year ended March 31, 2007

	Shareholders’ Equity
					Total
	Common	Capital	Retained	Treasury	Shareholders’
	Stock	Surplus	Earnings	Stock	Equity
	(Yen in millions)

Balance as of March 31, 2006	139,595	93,127	577,028	(77,321)	732,429
Changes in the period
Dividends from surplus (Note)			(12,785)		(12,785)
Dividends from surplus			(8,522)		(8,522)
Net income			60,796		60,796
Acquisition of treasury stock				(13,839)	(13,839)
Disposal of treasury stock		11		18	30
Change in interest in the consolidated subsidiaries			(3,164)		(3,164)
Net changes in items other than stockholders’ equity
Total changes in the period	—	11	36,323	(13,820)	22,514
Balance as of March 31, 2007	139,595	93,138	613,352	(91,142)	754,943

	Valuation and Translation Adjustments
			Foreign
	Unrealized Gains	Deferred Hedge	Currency
	on Investments,	Gains (Losses),	Translation	Minority	Total
	Net of Tax	Net of Tax	Adjustments	Interests	Net Assets

Balance as of March 31, 2006	1,291,051	—	3,988	7,221	2,034,690
Changes in the period
Dividends from surplus (Note)					(12,785)
Dividends from surplus					(8,522)
Net income					60,796
Acquisition of treasury stock					(13,839)
Disposal of treasury stock					30
Change in interest in the consolidated subsidiaries					(3,164)
Net changes in items other than stockholders’ equity	111,828	(4,577)	11,379	7,040	125,671
Total changes in the period	111,828	(4,577)	11,379	7,040	148,186
Balance as of March 31, 2007	1,402,879	(4,577)	15,368	14,261	2,182,877

(Note) This figure is the item about appropriation of profit approved at the ordinary general meeting of shareholders held in June 2006.

Consolidated Statements of Cash Flows

		For the Six Months	For the Six Months
		Ended September 30,	Ended September 30,
	Item	2006	2007	Change	FY 2006
		(Yen in millions)

I.	Cash flows from operating activities:
	Income before income taxes	50,114	43,618	(6,496)	87,913
	Depreciation	7,929	9,224	1,295	16,631
	Impairment loss on fixed assets	439	137	(301)	491
	Amortization of goodwill	999	1,321	321	2,052
	Amortization of negative goodwill	(9)	(5)	3	(8)
	Increase(decrease) in outstanding claims	41,378	31,972	(9,405)	75,783
	Increase(decrease) in underwriting reserve	73,383	97,151	23,767	118,445
	Increase(decrease) in bad debts reserve	(2,497)	(173)	2,323	(5,018)
	Increase(decrease) in reserve for employees’ retirement and severance benefits	(69)	1,150	1,220	(983)
	Increase(decrease) in reserve for pension and retirement benefits for officers and operating officers	—	(156)	(156)	—
	Increase(decrease) in accrued bonuses for employees	(4,720)	(4,081)	639	(343)
	Increase(decrease) in reserve for price fluctuation	1,648	1,616	(31)	3,167
	Interest and dividend income	(77,146)	(85,813)	(8,666)	(179,081)
	Losses(gains) on investment in securities	(13,159)	(9,900)	3,259	(28,730)
	Interest expenses	367	543	175	829
	Foreign exchange losses(gains)	1,051	802	(249)	1,526
	Losses(gains) on disposal of tangible fixed assets	(371)	35	406	(266)
	Equity in losses(gains) of affiliates	1,403	2,101	698	2,677
	Decrease(increase) in other assets	(7,713)	(16,739)	(9,026)	(13,621)
	Increase(decrease) in other liabilities	5,836	(13,776)	(19,613)	14,853
	Others	1,425	930	(495)	7,295

	Subtotal	80,290	59,958	(20,331)	103,614
	Interest and dividends received	78,297	86,409	8,112	176,459
	Interest paid	(363)	(418)	(55)	(795)
	Income tax paid	(28,596)	(19,668)	8,928	(51,861)

	Net cash provided by operating activities	129,626	126,281	(3,345)	227,417
II.	Cash flows from investing activities:
	Net increase(decrease) in deposit at banks	(652)	(5,689)	(5,037)	(5,410)
	Purchase of monetary claims bought	(15,149)	(6,421)	8,728	(22,323)
	Proceeds from sales and redemption of monetary claims bought	1,293	990	(303)	2,299
	Purchase of money trusts	—	(5,066)	(5,066)	(15,000)
	Proceeds from sales of money trusts	50	700	649	14,179
	Purchase of securities	(462,928)	(438,607)	24,320	(918,030)
	Proceeds from sales and redemption of securities	353,449	345,824	(7,625)	764,441
	Investment in loans	(138,209)	(125,436)	12,773	(260,617)
	Collection of loans	124,616	98,061	(26,555)	267,783
	Increase(decrease) in cash received under securities lending transactions	(49,705)	5,251	54,956	(20,429)
	Others	1,204	767	(436)	(1,444)

	II Subtotal	(186,030)	(129,625)	56,404	(194,551)
	(I + II 1)	(56,403)	(3,344)	53,059	32,865
	Acquisition of tangible fixed assets	(4,712)	(9,531)	(4,818)	(23,848)
	Proceeds from sales of tangible fixed assets	1,817	1,455	(362)	5,193
	Cash paid on acquisition,net of cash and cash equivalents acquired	—	—	—	(7,337)
	Others	0	(1,518)	(1,519)	21

	Net cash used in investing activities	(188,924)	(139,219)	49,705	(220,522)
III.	Cash flows from financing activities:
	Repayment of debt	(300)	—	300	(300)
	Proceeds from stocks issued to minority shareholders	84	—	(84)	84
	Acquisition of treasury stock	(290)	(400)	(110)	(13,839)
	Cash dividends paid	(12,785)	(11,289)	1,495	(21,308)
	Cash dividends paid to minority shareholders	(1,031)	(700)	330	(1,207)
	Others	(225)	(280)	(55)	(787)

	Net cash used in financing activities	(14,547)	(12,671)	1,876	(37,358)
IV.	Effect of exchange rate changes on cash and cash equivalents	950	5,585	4,635	9,634

V.	Net change in cash and cash equivalents	(72,895)	(20,024)	52,871	(20,829)
VI.	Cash and cash equivalents at beginning of the period	386,179	365,350	(20,829)	386,179

VII.	Cash and cash equivalents at end of the period	313,284	345,326	32,041	365,350

Basis of presentation for the accompanying financial statements

1.	Principles of consolidation

(1)	Number of consolidated subsidiaries

38 companies

Major consolidated subsidiaries are as follows:

Mitsui Sumitomo Kirameki Life Insurance Company, Limited
MSIG Holdings (Americas), Inc.
Mitsui Sumitomo Insurance (London Management) Ltd
Mingtai Fire & Marine Insurance Co., Ltd.

2.	Equity method

(1)	Number of affiliate companies accounted for under the equity method

3 companies

Major companies accounted for under the equity method are as follows:

Mitsui Sumitomo MetLife Insurance Co., Ltd.
Sumitomo Mitsui Asset Management Company, Limited

3.	The balance sheet date of consolidated subsidiaries

The Company used the financial statements as of June 30, 2007, of 33 consolidated subsidiaries including MSIG Holdings (Americas), Inc. among others for the purpose of consolidation, as the period from June 30, 2007 to the interim period-end does not exceed three months.

Necessary adjustments are made for material transactions during these three months to the consolidated financial statements.

4.	Accounting policies (Method of depreciation for tangible fixed assets)

Depreciation of tangible fixed assets held by the Company and domestic subsidiaries is computed using the declining-balance method, except for buildings (excluding fixtures) acquired on or after April 1, 1998, to which the straight-line method is applied. Depreciation of tangible fixed assets held by foreign subsidiaries is mainly computed using the straight-line method.

(Change in accounting policies)

In accordance with the amendment of the Corporate Tax Law of Japan, the Company and domestic consolidated subsidiaries have changed the depreciation method to that stipulated in the amended Corporate Tax Law of Japan for tangible fixed assets acquired on or after April 1, 2007 effective from the fiscal year ended March 31, 2008. As a result, as compared with the previous method, ordinary profit and income before income taxes for the six-month period ended September 30, 2007 decreased by ¥68 million.

The effect of this change on each segment is described in “Segment information”.

(Supplementary information)

The Company and domestic consolidated subsidiaries fully depreciate over 5 years using the straight line method the residual value (equivalent to 5% of the acquisition costs) of tangible fixed assets acquired on or before March 31, 2007 in accordance with the amended Corporate Tax Law of Japan.

These depreciation expenses are recognized in “Loss adjustment expenses” and “Underwriting expenses and general and administrative expenses”. As a result, as compared with the previous method, ordinary profit and income before income taxes for the six month period ended September 30, 2007 decreased by ¥234 million.

The effect of this change on each segment is described in “Segment information”.

Other accounting policies are omitted herein since there have not been significant changes from the previous semi-annual report (filed on December 26, 2006).

Change in presentation

(1)	Balance Sheet

“Reserve for pension and retirement benefits for officers and operating officers”, which was included in “Reserve for employees’ retirement and severance benefits” in the consolidated balance sheet as of September 30, 2006, has been presented separately in the consolidated balance sheet as of September 30, 2007.

(2)	Statement of Cash Flows

“Increase(decrease) in reserve for pension and retirement benefits for officers and operating officers”, which was included in “Increase(decrease) in reserve for employees’ retirement and severance benefits” of Cash flows from operating activities for the six-month period ended September 30, 2006, has been presented separately for the six-month period ended September 30, 2007.

Notes to the consolidated financial statements

(Notes to Consolidated Balance Sheet)

1. Accumulated depreciation of Tangible fixed assets amounted to ¥267,534 million. The acquisition costs of certain properties were reduced by ¥19,299 million, representing deferred profit on sales of other properties.

2. (1) Loans to financially impaired parties and overdue loans amounted to ¥193 million and ¥2,607 million, respectively.

Loans to financially impaired parties represent those loans, excluding the portion of the loans that were written off, on which accrued interest receivable is not recognized because repayments of principal or interest were overdue for considerable periods and they are regarded uncollectible and which meet the conditions prescribed in Article 96, Section 1-3 and 1-4 of the Corporation Tax Law Enforcement Ordinance (1965 Cabinet Order No. 97). Hereafter, this last category is referred to as “Loans not accruing interest”.

Overdue loans represent loans not accruing interest excluding (a) loans to financially impaired parties and (b) loans that have been granted grace for interest payments for the purpose of restructuring of, or support to debtors in financial difficulty.

(2) Loans overdue for 3 months or more amounted to ¥1,300 million.

Loans overdue for 3 months or more represent loans for which principal or interest was past due for 3 months or more after the contractual due date for repayment of principal or interest and excludes loans to financially impaired parties and overdue loans.

(3) Restructured loans amounted to ¥2,212 million.

Restructured loans are those loans which have granted favorable terms for the benefit of debtors such as interest exemption or reduction, grace on interest payments, grace on principal repayments, or forgiveness of debts for the purpose of restructuring of or support to the debtors in financial difficulty. Loans to financially impaired parties, overdue loans and loans overdue for 3 months or more are excluded from this category.

(4) The total of loans to financially impaired parties, overdue loans, loans overdue for 3 months or more, and restructured loans amounted to ¥6,314 million.

3. Securities in the amount of ¥57,424 million, Cash and deposits in the amount of ¥4,194 million are pledged as collateral primarily for Real Time Gross Settlement system of current account at the Bank of Japan.

4. Investments in securities include those that were loaned under securities lending agreements in the amount of ¥155,312 million.

5. The Company provides guarantees to the transactions of a limited partnership entity. Aggregate net present value of those transactions was ¥328,522 million in a negative liability position. This amount was not included in Customers’ liabilities under acceptances and guarantees and Liabilities under acceptances and guarantees since there is no substantial exposure.

6. The Company executes a net worth maintenance agreement on behalf of its affiliate company, Mitsui Sumitomo MetLife Insurance Co., Ltd.(“MSML”) Under this agreement, the Company’s funding and other obligations are triggered if MSML falls under a situation that its net worth falls short of a predetermined level or it does not maintain adequate liquidity for payment for its obligations. The aggregated amount of liabilities and assets of MSML as of September 30, 2007 were ¥2,628,385 million (including Underwriting funds in the amount of ¥2,606,062 million) and ¥2,650,659 million, respectively. This agreement does not provide any guarantees for payment for its obligations. MSML was not in a triggering situation mentioned above as of September 30, 2007.

7. Unutilized portion of commitment lines given to third parties amounted to ¥5,424 million.

Notes to the consolidated financial statements — (Continued)

(Notes to Consolidated Statement of Income)

1. Business expenses mainly consist of:

Commission expenses	¥133,841 million
Salary	¥64,245 million

Business expenses represent the aggregate amount of loss adjustment expenses, operating expenses and general and administrative expenses and commissions and collection expenses presented in the statement of income.

2. Extraordinary income represents gains on sales of tangible fixed assets.

3. Other extraordinary loss represents losses on sales of tangible fixed assets in the amount of ¥1,690 million and impairment losses in the amount of ¥137 million.

4. Impairment losses, which are presented in other extraordinary loss mentioned above, were recognized for the following assets (Yen in millions):

Use	Asset Category	Description of Asset	Impairment Loss

Rental properties	Land and buildings	Buildings for rent in Osaka prefecture.	Land Buildings	¥	— 5
			Total		¥5
Idle real estate and real estate for sale	Land and buildings	7 properties, including land for commercial use in Hokkaido prefecture.	Land Buildings		¥78 54
			Total		¥132

Properties used for insurance operations are grouped as a single asset group for the entire insurance operations.

Rental properties, idle real estate and real estate for sale constitute asset groups by their own. Carrying amounts of the above mentioned assets were reduced to their realizable values in view of falling property values or idle real estate and the resulting decreases in the carrying amounts were recorded as an impairment loss in the aggregate amount of ¥137 million in the extraordinary losses.

The realizable values of the assets concerned are determined at the net sale values. The net sale values are computed based on the sale values or the appraisal values by independent appraisers.

(Notes to Consolidated Statement of Change in Net Assets)

1.  Type and number of stock issued and treasury stock

	Outstanding			Outstanding
	Balance as of			Balance as of
	March 31,			September 30,
	2007	Increase	Decrease	2007
	(Thousand of shares)

Issued
Common share	1,513,184	—	—	1,513,184
Treasury stock
Common share	101,982	266	21	102,227

Note:

(a)	The increase in the number of common treasury shares during the six-month period was 266 thousand shares in aggregate, as a result of repurchase of fractional shares.

(b)	The decrease in the number of common treasury shares during the six-month period was 21 thousand shares in aggregate, due to sale of fractional shares.

Notes to the consolidated financial statements — (Continued)

2. Dividends

(1) Dividends paid (Yen in millions, except for dividend per share in Yen)

		Aggregate
		Amount of	Dividend
Resolution	Type of Share	Dividends	per Share	Date of Record	Effective Date

General meeting of stockholders held on June 27, 2007	Common share	11,289	8	March 31, 2007	June 28, 2007

(2) Dividends to be made effective in the following reporting period for which the date of record is in the current reporting period (Yen in millions, except for dividend per share in Yen)

		Aggregate
		Amount of	Source of	Dividend
Resolution	Type of Share	Dividends	Dividend	per Share	Date of Record	Effective Date

Meeting of board of directors held on November 20, 2007	Common share	9,876	Retained earnings	7	September 30, 2007	December 13, 2007

(Notes to Consolidated Statement of Cash Flows)

1. Reconciliation of balance sheet items to cash and cash equivalents outstanding as of September 30, 2007

(Yen in millions)

Cash, deposits and savings	¥ 351,614
Call loans	21,500
Monetary claims bought	92,506
Money trust	59,022
Time deposits with original maturity of more than three months	(53,930)
Monetary claims bought other than cash equivalents	(69,829)
Money trust other than cash equivalents	(55,557)

Cash and cash equivalents	¥ 345,326

2. Cash flows from investing activities include cash flows from investments made as part of the insurance business.

Notes to the consolidated financial statements — (Continued)

Segment information

1.	Segment information by lines of business

For the six-month period ended September 30, 2006 (April 1, 2006 — September 30, 2006)

	Property and			Adjustments
	Casualty			and
	Insurance	Life Insurance	Total	Eliminations	Consolidated
	(Yen in millions)

Ordinary income and ordinary profit/loss
Ordinary income
(1) Ordinary income from external customers	984,437	85,589	1,070,027	(387)	1,069,639
(2) Ordinary income arising from inter segment transactions	1,575	—	1,575	(1,575)	—
Total	986,012	85,589	1,071,602	(1,962)	1,069,639
Ordinary expenses	932,768	86,583	1,019,352	(1,965)	1,017,386
Ordinary profit/(loss)	53,244	(994)	52,249	3	52,253

(Notes)

(1)	The segments are classified based on the characteristics of operation of the reporting company and its consolidated subsidiaries.

(2)	Major operations of each segment are as follows:

Property and Casualty Insurance: Underwriting property and casualty insurance and related investment activities

Life Insurance: Underwriting life insurance and related investment activities

(3)	A major component of the “Adjustments and Eliminations” for “Ordinary income from external customers” is the transfer from “Reversal of outstanding claims”, which is included in “Ordinary income relating to life insurance segment”, to “Provision for outstanding claims” in “Ordinary expenses” in the consolidated statement of income.

For six-month period ended September 30, 2007 (April 1, 2007 — September 30, 2007)

	Property and			Adjustments
	Casualty			and
	Insurance	Life Insurance	Total	Eliminations	Consolidated
	(Yen in millions)

Ordinary income and ordinary profit/loss
Ordinary income
(1) Ordinary income from external customers	997,107	86,053	1,083,161	(1,269)	1,081,892
(2) Ordinary income arising from inter segment transactions	1,422	—	1,422	(1,422)	—
Total	998,530	86,053	1,084,583	(2,691)	1,081,892
Ordinary expenses	949,871	88,444	1,038,315	(2,691)	1,035,624
Ordinary profit/(loss)	48,658	(2,390)	46,268	—	46,268

(Notes)

(1)	The segments are classified based on the characteristics of operation of the reporting company and its consolidated subsidiaries.

Notes to the consolidated financial statements — (Continued)

(2)	Major operations of each segment are as follows:

Property and Casualty Insurance: Underwriting property and casualty insurance and related investment activities

Life Insurance: Underwriting life insurance and related investment activities

(3)	A major component of the “Adjustments and Eliminations” for “Ordinary income from external customers” is the transfer from “Reversal of outstanding claims”, which is included in ordinary income relating to life insurance segment, to “Provision for outstanding claims” in “Ordinary expenses” in the consolidated statement of income.

(4)	Change in accounting policies

(Change in method of depreciation for tangible fixed assets)

In accordance with the amendment of the Corporate Tax Law of Japan, the Company and domestic consolidated subsidiaries have changed the depreciation method to that stipulated in the amended Corporate Tax Law of Japan for tangible fixed assets acquired on or after April 1, 2007 effective from the fiscal year ended March 31, 2008. As a result, as compared with the previous method, ordinary expenses of Property and Casualty Insurance business for the six-month period ended September 30, 2007 increased by ¥68 million and ordinary profit of Property and Casualty Insurance business for the same period decreased by the same amount accordingly. The effect of this change on Life Insurance business was insignificant.

(Supplementary information)

The Company and domestic consolidated subsidiaries fully depreciate over 5 years using the straight line method the residual value (equivalent to 5% of the acquisition costs) of tangible fixed assets acquired on or before March 31, 2007 in accordance with the amended Corporate Tax Law of Japan. These depreciation costs are recognized in “Ordinary expenses”. As a result, as compared with the previous method, ordinary expenses of Property and Casualty Insurance business for the six-month period ended September 30, 2007 increased by ¥234 million and ordinary profit of Property and Casualty Insurance business for the same period decreased by the same amount accordingly. The effect of this change on Life Insurance business was insignificant.

For the fiscal year ended March 31, 2007 (April 1, 2007 — March 31, 2007)

	Property and			Adjustments
	Casualty			and
	Insurance	Life Insurance	Total	Elimination	Consolidated
	(Yen in millions)

Ordinary income and ordinary profit/loss
Ordinary income
(1) Ordinary income from external customers	1,937,662	179,834	2,117,497	(424)	2,117,072
(2) Ordinary income arising from inter segment transactions	3,146	—	3,146	(3,146)	—
Total	1,940,809	179,834	2,120,643	(3,570)	2,117,072
Ordinary expenses	1,846,501	182,477	2,028,978	(3,590)	2,025,388
Ordinary profit/(loss)	94,307	(2,642)	91,664	19	91,684

(Notes)

(1)	The segments are classified based on the characteristics of operation of the reporting company and its consolidated subsidiaries.

(2)	Major operations of each segment are as follows:

Property and Casualty Insurance: Underwriting property and casualty insurance and related investment activities

Life Insurance: Underwriting life insurance and related investment activities

Notes to the consolidated financial statements — (Continued)

(3)	A major component of the “Adjustments and Eliminations” for “Ordinary income from external customers” is the transfer from “Investment gains under the equity method”, which is included in “Investment income relating to Property and Casualty Insurance segment”, to “Investment losses under equity method” in “Other ordinary expenses” in the consolidated statement of income.

2.	Geographic segment information

For the six-month period ended September 30, 2006 (April 1, 2006 — September 30, 2006)

						Adjustments
						and
	Japan	Asia	Europe	The Americas	Total	Eliminations	Consolidated
	(Yen in millions)

Ordinary income and ordinary profit/loss
Ordinary income
(1) Ordinary income from external customers	959,573	39,361	46,336	25,482	1,070,754	(1,114)	1,069,639
(2) Ordinary income arising from inter segment transactions	3,323	119	17	—	3,460	(3,460)	—
Total	962,896	39,481	46,354	25,482	1,074,214	(4,574)	1,069,639
Ordinary expenses	914,667	34,710	45,776	24,005	1,019,160	(1,774)	1,017,386
Ordinary profit/(loss)	48,228	4,771	577	1,477	55,054	(2,800)	52,253

(Notes)

(1)	Geographic segment information is determined based on geographic proximity.

(2)	Major countries or regions included in each geographic segment are:

Asia: Taiwan, Singapore, and Malaysia

Europe: U.K, and Ireland

The Americas: U.S.A., and Bermuda

(3)	“Adjustments and Eliminations” for “Ordinary income from external customers” represents the transfer from “Reversal of outstanding claims”, which is included in ordinary income regarding the Americas, to “Provision for outstanding claims” in “Ordinary expenses” in the consolidated statement of income.

For the six-month period ended September 30, 2007 (April 1, 2007 — September 30, 2007)

						Adjustments
						and
	Japan	Asia	Europe	The Americas	Total	Eliminations	Consolidated
	(Yen in millions)

Ordinary income and ordinary profit/loss
Ordinary income
(1) Ordinary income from external customers	951,745	42,955	63,034	24,837	1,082,572	(680)	1,081,892
(2) Ordinary income arising from inter segment transactions	2,497	117	21	—	2,637	(2,637)	—
Total	954,243	43,072	63,055	24,837	1,085,209	(3,317)	1,081,892
Ordinary expenses	916,149	36,631	64,285	19,872	1,036,938	(1,314)	1,035,624
Ordinary profit/(loss)	38,093	6,441	(1,229)	4,965	48,271	(2,003)	46,268

Notes to the consolidated financial statements — (Continued)

(Notes)

(1)	Geographic segment information is determined based on geographic proximity.

(2)	Major countries or regions included in each geographic segment are:

Asia: Taiwan, Malaysia, and Singapore

Europe: U.K, and Ireland

The Americas: U.S.A., and Bermuda

(3)	“Adjustments and Eliminations” for “Ordinary income from external customers” represents the transfer from “Reversal of outstanding claims”, which is included in the ordinary income regarding the Americas, to “Provision for outstanding claims” in “Ordinary expenses” in the consolidated statement of income.

(4)	Change in accounting policies

(Change in method of depreciation for tangible fixed assets)

In accordance with the amendment of the Corporate Tax Law of Japan, the Company and domestic consolidated subsidiaries have changed the depreciation method to that stipulated in the amended Corporate Tax Law of Japan for tangible fixed assets acquired on or after April 1, 2007 effective from the fiscal year ended March 31, 2008. As a result, as compared with the previous method, ordinary expenses for Japan for the six-month period ended September 30, 2007 increased by ¥68 million and ordinary profit in Japan for the same period decreased by the same amount accordingly.

(Supplementary information)

The Company and domestic consolidated subsidiaries fully depreciate over 5 years using the straight line method the residual value (equivalent to 5% of the acquisition costs) of tangible fixed assets acquired on or before March 31, 2007 in accordance with the amended Corporate Tax Law of Japan. These depreciation costs are recognized in “Ordinary expenses”. As a result, as compared with the previous method, ordinary expenses for Japan for the six-month period ended September 30, 2007 increased by ¥234 million and ordinary profit for Japan for the same period decreased by the same amount accordingly.

For the fiscal year ended March 31, 2007 (April 1, 2007 — March 31, 2007)

						Adjustments
						and
	Japan	Asia	Europe	The Americas	Total	Eliminations	Consolidated
	(Yen in millions)

Ordinary income and ordinary profit/loss
Ordinary income
(1) Ordinary income from external customers	1,921,540	76,806	79,592	40,258	2,118,197	(1,124)	2,117,072
(2) Ordinary income arising from inter segment transactions	3,808	356	47	—	4,211	(4,211)	—
Total	1,925,348	77,162	79,639	40,258	2,122,409	(5,336)	2,117,072
Ordinary expenses	1,847,312	68,436	74,568	37,340	2,027,658	(2,269)	2,025,388
Ordinary profit/(loss)	78,036	8,726	5,070	2,918	94,751	(3,067)	91,684

(Notes)

(1)	Geographic segment information is determined based on geographic proximity.

(2)	Major countries or regions included in each geographic category are:

Asia: Taiwan, Malaysia, and Singapore

Europe: U.K, and Ireland

The Americas: U.S.A., and Brazil

Notes to the consolidated financial statements — (Continued)

(3)	“Adjustments and Eliminations” for “Ordinary income from external customers” represents the transfer from “Reversal of outstanding claims”, which is included in “Ordinary income regarding the Americas”, to “Provision for outstanding claims” in “Ordinary expenses” in the consolidated statement of income.

3.	Segment information on overseas sales

For the six-month period ended September 30, 2006 (April 1, 2006 — September 30, 2006)

	Asia	Europe	The Americas	Total
	(Yen in millions)

Overseas sales(a)	54,491	49,540	31,827	135,859
Consolidated sales(b)				1,069,639
(a)/(b)	5.09%	4.63%	2.98%	12.70%

(Notes)

(1)	Geographic segment information is determined based on geographic proximity.

(2)	Major countries or regions included in each geographic category are:

Asia: Taiwan, Singapore, and Malaysia

Europe: U.K, and Ireland

The Americas: U.S.A., and Bermuda

(3)	Overseas sales are the sum of overseas sales of the reporting company and ordinary income of its consolidated overseas subsidiaries.

(4)	Consolidated sales are the sum of ordinary income of the reporting company and ordinary income of its consolidated subsidiaries.

For the six-month period ended September 30, 2007 (April 1, 2007 — September 30, 2007)

	Asia	Europe	The Americas	Total
	(Yen in millions)

Overseas sales(a)	61,120	63,320	32,568	157,009
Consolidated sales(b)				1,081,892
(a)/(b)	5.65%	5.85%	3.01%	14.51%

(Notes)

(1)	Geographic segment information is determined based on geographic proximity.

(2)	Major countries or regions included in each geographic category are:

Asia: Malaysia, Taiwan, and Singapore

Europe: U.K, and Ireland

The Americas: U.S.A., and Bermuda

(3)	Overseas sales are the sum of overseas sales of the reporting company and ordinary income of its consolidated overseas subsidiaries.

(4)	Consolidated sales are the sum of ordinary income of the reporting company and ordinary income of its consolidated subsidiaries.

Notes to the consolidated financial statements — (Continued)

For the fiscal year ended March 31, 2007 (April 1, 2007 — March 31, 2007)

	Asia	Europe	The Americas	Total
	(Yen in millions)

Overseas sales(a)	107,479	86,099	54,552	248,131
Consolidated sales(b)				2,117,072
(a)/(b)	5.08%	4.07%	2.58%	11.72%

(Notes)

(1)	Geographic segment information is determined based on geographic proximity.

(2)	Major countries or regions included in each geographic category are:

Asia: Taiwan, Malaysia, and Singapore

Europe: U.K, and Ireland

The Americas: U.S.A., and Brazil

(3)	Overseas sales are the sum of overseas sales of the reporting company and ordinary income of its consolidated overseas subsidiaries.

(4)	Consolidated sales are the sum of ordinary income of the reporting company and ordinary income of its consolidated subsidiaries.

Notes to the consolidated financial statements — (Continued)

Consolidated

Securities

1. Marketable securities held to maturity

	As of September 30, 2006			As of September 30, 2007			As of March 31, 2007
	Amortized			Amortized			Amortized
Items	Cost	Fair Value	Difference	Cost	Fair Value	Difference	Cost	Fair Value	Difference
	(Yen in millions)

Domestic Bonds	299,765	299,132	(633)	406,108	405,679	(429)	375,510	376,589	1,078
Foreign Securities	7,900	7,827	(73)	5,563	5,542	(21)	8,215	8,196	(18)
Total	307,665	306,959	(706)	411,672	411,221	(450)	383,726	384,786	1,060

2. Marketable securities earmarked for policy reserve

	As of September 30, 2006			As of September 30, 2007			As of March 31, 2007
	Amortized			Amortized			Amortized
Items	Cost	Fair Value	Difference	Cost	Fair Value	Difference	Cost	Fair Value	Difference
(Yen in millions)

Domestic Bonds	2,273	2,296	22	3,985	4,035	50	3,181	3,214	33

3. Marketable securities available for sale

	As of September 30, 2006			As of September 30, 2007			As of March 31, 2007
	Acquisition			Acquisition			Acquisition
Items	Cost	Fair Value	Difference	Cost	Fair Value	Difference	Cost	Fair Value	Difference
	(Yen in millions)

Domestic Bonds	2,245,529	2,252,009	6,479	2,221,311	2,233,022	11,711	2,221,350	2,236,076	14,726
Domestic Stocks	752,379	2,561,668	1,809,288	757,240	2,826,450	2,069,210	754,670	2,834,713	2,080,042
Foreign Securities	1,134,701	1,211,500	76,798	1,212,375	1,298,375	85,999	1,134,902	1,218,396	83,493
Others	70,170	82,617	12,447	152,629	164,938	12,308	147,686	159,720	12,034
Total	4,202,780	6,107,794	1,905,014	4,343,557	6,522,786	2,179,229	4,258,609	6,448,906	2,190,296

As of September 30, 2006	As of September 30, 2007	As of March 31, 2007

1. Others include beneficiary claims on loan trusts represented as monetary claims bought in consolidated balance sheet.	1. Others include beneficiary claims on loan trusts represented as monetary claims bought in consolidated balance sheet.	1. Others include beneficiary claims on loan trusts represented as monetary claims bought in consolidated balance sheet.
2. Impairment losses of marketable securities available for sale amount to 950 million yen.	2. Impairment losses of marketable securities available for sale amount to 2,001 million yen.	2. Impairment losses of marketable securities available for sale amount to 3,005 million yen.
Parent company and its domestic consolidated subsidiaries recognize impairment losses on marketable securities if the fair value is declined by more than 50% of their cost or amortized cost, or more than 30% except the fair value is expected to be recovered.

Parent company and its domestic consolidated subsidiaries in principle recognize impairment losses on marketable securities if the fair value is declined by more than 30% of their cost or amortized cost.

Parent company and its domestic consolidated subsidiaries recognize impairment losses on marketable securities if the fair value is declined by more than 50% of their cost or amortized cost, or more than 30% except the fair value is expected to be recovered.

Notes to the consolidated financial statements — (Continued)

4. Securities for which fair value is not available

As of September 30, 2006		As of September 30, 2007		As of March 31, 2007
(Yen in millions)

(1) Securities held to maturity		(1) Securities held to maturity		(1) Securities held to maturity
Foreign Securities	2,882	Foreign Securities	4,593	Foreign Securities	510
Others	44,651	Others	45,390	Others	44,226
Note: Others include certificate of deposit which are presented as cash deposits and savings, and commercial paper which are presented as monetary claims bought in consolidated balance sheet.		Note: Others include certificate of deposit which are presented as cash deposits and savings, and commercial paper which are presented as monetary claims bought in consolidated balance sheet.		Note: Others include certificate of deposit which are presented as cash deposits and savings, and commercial paper which are presented as monetary claims bought in consolidated balance sheet.
(2) Securities earmarked for policy reserve Not applicable		(2) Securities earmarked for policy reserve Not applicable		(2) Securities earmarked for policy reserve Not applicable
(3) Securities available for sale		(3) Securities available for sale		(3) Securities available for sale
Domestic Bonds	4,182	Domestic Bonds	5,080	Domestic Bonds	5,381
Domestic Stocks	76,417	Domestic Stocks	72,967	Domestic Stocks	75,144
Foreign Securities	33,596	Foreign Securities	47,748	Foreign Securities	53,430
Others	68,161	Others	12,465	Others	12,217
Note: Others include beneficiary claims on loan trusts represented as monetary claims bought in consolidated balance sheet.		Note: Others include beneficiary claims on loan trusts represented as monetary claims bought in consolidated balance sheet.		Note: Others include beneficiary claims on loan trusts represented as monetary claims bought in consolidated balance sheet.

Per share information

	For the Six-Month Period	For the Six-Month Period	For the Fiscal Year
	Ended September 30, 2006	Ended September 30, 2007	Ended March 31, 2007
	(April 1, 2006 —	(April 1, 2007 —	(April 1, 2007 —
	September 30, 2006)	September 30, 2007)	March 31, 2007)
	(Yen)

Net assets per share	1,389.65	1,551.36	1,536.71
Net income per share — Basic	24.48	21.63	42.82

(Note)

(1)	“Net income per share — Diluted” is the same as “Net income per share — Basic”.

(2)	Calculation of “Net income per share — Basic” is based on the following figures:

	For the Six-Month Period	For the Six month period	For the Fiscal Year
	Ended September 30, 2006	Ended September 30, 2007	Ended March 31, 2007
	(April 1, 2006 —	(April 1, 2007 —	(April 1, 2007 —
	September 30, 2006)	September 30, 2007)	March 31, 2007)

Net income (Yen in millions)	34,784	30,530	60,796
Net income attributable to common stockholders (Yen in millions)	34,784	30,530	60,796
Average number of shares outstanding (thousands)	1,420,517	1,411,048	1,419,672

Notes to the consolidated financial statements — (Continued)

(3)	Calculation of “Net assets per share” is based on the following figures:

	As of September 30,	As of September 30,	As of March 31,
	2006	2007	2007

Net assets (Yen in millions)	1,980,834	2,203,287	2,182,877
Amount to be deducted from Net assets (Minority interests) (Yen in millions)	6,914	14,379	14,261
Net assets attributable to common stockholders (Yen in millions)	1,973,920	2,188,908	2,168,615
Number of shares outstanding (thousands)	1,420,434	1,410,957	1,411,202

Significant Subsequent Event

(Issuance of Straight Bonds)

Mitsui Sumitomo Insurance Company, Limited issued Mitsui Sumitomo Insurance Company, Limited 3rd Series Unsecured Bonds (i.e., ranking pari passu among themselves) on November 15, 2007 based on the registration limit for the issuance of bonds (JPY 200 billion) established on October 15, 2006.

Mitsui Sumitomo Insurance Company, Limited 3rd Series Unsecured Bonds (ranking pari passu among themselves):

(1)	Aggregate Amount of Issue Price	JPY 30 billion
(2)	Denomination	One denomination of JPY 100 million
(3)	Amount of Payment	JPY 99.97 per JPY 100 at par
(4)	Interest Rate	1.310% per annum
(5)	Term	5 years and 1 month
(6)	Offering Period	November 6, 2007
(7)	Payment Date	November 15, 2007
(8)	Maturity	December 20, 2012
(9)	Interest Payment Date	Interest will be payable on 20th of June and December each year
(10)	Lead Manager	Daiwa Securities SMBC Co. Ltd.
(11)	Underwriters	Nomura Securities Co., Ltd., Nikko Citigroup Limited,
Goldman Sachs Japan Co., Ltd., Tokai Tokyo Securities Co., Ltd.,
SMBC Friend Securities Co., Ltd., Mitsubishi UFJ Securities Co., Ltd.
(12)	Fiscal Agent	Sumitomo Mitsui Banking Corporation
(13)	Use of Proceeds	Long-term investible funds and general operation purposes
(14)	Rating	AA affirmed by Rating and Investment Information Inc.

Notes to the consolidated financial statements — (Continued)

Others

Notes on Lease transactions, Money trusts and Derivative transactions are omitted herein due to their insignificance.

Information on Risk-Monitored Loans

	As of	As of
	September 30,	September 30,	Change	As of March 31,	Change
	2006(A)	2007(B)	(B) — (A)	2007(C)	(B) — (C)
	(Yen in millions)

Loans to financially impaired parties	2,639	193	(2,446)	101	91
Overdue loans	1,379	2,607	1,227	1,457	1,149
Loans overdue for 3 months or more	923	1,300	376	1,031	268
Restructured loans	3,082	2,212	(870)	2,233	(21)
Total(D)	8,026	6,314	(1,712)	4,825	1,489
Ratio to Aggregate balance of loans(D)/((E)	1.0%	0.8%	(0.2)%	0.6%	0.2%
(reference)
Aggregate balance of loans(E)	790,817	795,448	4,630	768,084	27,363

Notes:

(1)	Loans to financially impaired parties:

Loans to financially impaired parties represent those loans, excluding the portion of the loans that were written off, on which accrued interest receivable is not recognized because repayments of principal or interest were overdue for considerable periods and they are regarded uncollectible and which meet the conditions prescribed in Article 96, Section 1-3 and 1-4 of the Corporation Tax Law Enforcement Ordinance (1965 Cabinet Order No. 97). Hereafter, this last category is referred to as “Loans not accruing interest”.

(2)	Overdue loans:

Overdue loans represent loans not accruing interest excluding (a) loans to financially impaired parties and (b) loans that have been granted grace for interest payments for the purpose of restructuring of, or support to debtors in financial difficulty.

(3)	Loans overdue for 3 months or more:

Loans overdue for 3 months or more represent loans for which principal or interest was past due for 3 months or more after the contractual due date for repayment of principal or interest and excludes loans to financially impaired parties and overdue loans.

(4)	Restructured loans:

Restructured loans are those loans which have granted favorable terms for the benefit of debtors such as interest exemption or reduction, grace on interest payments, grace on principal repayments, or forgiveness of debts for the purpose of restructuring of or support to the debtors in financial difficulty. Loans to financially impaired parties, overdue loans and loans overdue for 3 months or more are excluded from this category.

Part II

Information Not Required in Prospectus

Item 20.	Indemnification of Officers and Directors

Article 330 of the Companies Act of Japan make the provision of Section 10, Chapter 2, Book III of the Civil Code of Japan applicable to the relationship between the Registrant and its directors and corporate auditors, respectively. Section 10, among other things, provides in effect that:

(1) Any director or corporate auditor of a company may demand advance payment of expenses which are considered necessary for the management of the affairs of such company entrusted to him;

(2) If a director or a corporate auditor of a company has defrayed any expenses which are considered necessary for the management of the affairs of such company entrusted to him, he may demand reimbursement therefor from the company;

(3) If a director or a corporate auditor has assumed an obligation necessary for the management of the affairs entrusted to him, he may require the company to perform it in his place or, if it is not due, to furnish adequate security; and

(4) If a director or a corporate auditor, without any fault on his part, sustains damage through the management of the affairs entrusted to him, he may demand compensation therefor from the company.

Under Article 388 of the Companies Act, a company may not refuse a demand from a corporate auditor referred to in subparagraphs (1) through (3) above unless the company establishes that the relevant expense or obligation was or is not necessary for the performance of the corporate auditor’s duties.

The directors and corporate auditors of the Registrant maintain liability insurance to cover themselves against, among others, claims asserted against or liabilities incurred by them in connection with their performance of duties in their respective capacities as such. The premium for the insurance is paid by the Registrant, except for the premium for the special coverage portion of the insurance relating to (i) liability determined in a final judgment of a court of competent jurisdiction (or in a settlement) to be owed by a director or corporate auditor to the Registrant, and (ii) any expenses incurred by such director or corporate auditor in connection with the defense against (or the settlement of) the claim which results in determination of such liability.

Item 21.	Exhibits and Financial Statements Schedules

(5) (a) Exhibits

2.1	Share Transfer Plan dated November 20, 2007 (English translation filed herewith as Annex A to the prospectus which is part of this Registration Statement)
3.1	Form of Articles of Incorporation of Mitsui Sumitomo Insurance Group Holdings, Inc. (proposed to be adopted on April 1, 2008) (English translation)
3.2	Form of Share Handling Regulations of Mitsui Sumitomo Insurance Group Holdings, Inc. (scheduled to be adopted on April 1, 2008) (English translation)
3.3	Form of Regulations of the Board of Directors of Mitsui Sumitomo Insurance Group Holdings, Inc. (scheduled to be adopted on April 1, 2008) (English translation)
3.4	Form of Regulations of the Board of Corporate Auditors of Mitsui Sumitomo Insurance Group Holdings, Inc. (scheduled to be adopted on April 1, 2008) (English translation)
4.1	Form of specimen common stock certificates of Mitsui Sumitomo Insurance Group Holdings, Inc. (English translation)
5.1	Opinion and consent of Mori Hamada & Matsumoto
8.1	Opinion of Sullivan & Cromwell LLP regarding United States Federal tax consequences of the Share Transfer
8.2	Opinion of Mori Hamada & Matsumoto regarding Japanese tax consequences of the Share Transfer (included in Exhibit 5.1)
21.1	Subsidiaries of the Registrant
23.1	Consent of KPMG
23.2	Consent of Mori Hamada & Matsumoto (included in Exhibit 5.1)

23.3	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1)
24.1	Powers of Attorney (included in Part II of this Registration Statement)
24.2	Power of Attorney of the Registrant
99.1	Notice of convocation of Mitsui Sumitomo Insurance Company, Limited’s general meeting of shareholders and attachments thereto (English translation)
99.2	Selected Articles of the Corporation Law of Japan (English translation filed herewith as Annex B to the prospectus which is part of this Registration Statement)
99.3	Form of mail-in-ballot for Mitsui Sumitomo Insurance Company, Limited’s general meeting of shareholders (English translation)

(6) (b) Financial Statement Schedules

The financial statement schedules are set forth on pages F-54 through F-59 of the prospectus which is part of this Registration Statement.

(7) (c) Reports, Opinions and Appraisals

Not applicable.

Item 22.	Undertakings

(a) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(b) The undersigned Registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tokyo, Japan on December 19, 2007.

MITSUI SUMITOMO INSURANCE
COMPANY, LIMITED

By:	/s/ Toshiaki Egashira
Toshiaki Egashira

President, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Yasuyoshi Karasawa and Katsuaki Ikeda, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments, including post-effective amendments, and supplements to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 19, 2007.

Signature	Title

/s/ Yoshiaki Shin	Chairman
Yoshiaki Shin

/s/ Toshiaki Egashira	President, Chief Executive Officer (Principal Executive Officer)
Toshiaki Egashira

/s/ Ken Ebina	Vice President Executive Officer
Ken Ebina

/s/ Isamu Endo	Senior Executive Officer
Isamu Endo

/s/ Hiromi Asano	Senior Executive Officer
Hiromi Asano

/s/ Katsuaki Ikeda	Managing Executive Officer (Principal Financial Officer and Principal Accounting Officer)
Katsuaki Ikeda

/s/ Hitoshi Ichihara	Managing Executive Officer
Hitoshi Ichihara

Signature	Title

/s/ Yasuyoshi Karasawa	Managing Executive Officer
Yasuyoshi Karasawa

/s/ Susumu Fujimoto	Director
Susumu Fujimoto

Director
Eiko Kono

Director
Kenji Koroyasu

Director
Iwao Taka

Director
Toshihiko Seki

/s/ Yoshikazu Koike	Authorized Representative in the United States
Yoshikazu Koike

II-4